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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 28, 2011

Registration Statement No. 333-168368

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

STAG Industrial, Inc.
(Exact name of registrant as specified in its governing instruments)

99 High Street, 28th Floor
Boston, Massachusetts 02110
(617) 574-4777
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Benjamin S. Butcher
Chairman, Chief Executive Officer and President
STAG Industrial, Inc.
99 High Street, 28th Floor
Boston, Massachusetts 02110
(617) 574-4777
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jeffrey M. Sullivan, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612 Tel: (919) 786-2000 Fax: (919) 786-2203	Gilbert G. Menna, Esq. Daniel P. Adams, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Fax: (617) 523-1231

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion
Preliminary Prospectus dated January 28, 2011

PROSPECTUS

13,000,000 Shares

Common Stock

        STAG Industrial, Inc. is a newly formed, self-administered and self-managed full-service real estate company focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States. Upon completion of our formation transactions and this offering, our portfolio will consist of 89 properties in 26 states with approximately 13.4 million rentable square feet.

        This is our initial public offering. We are selling 13,000,000 shares of our common stock.

        We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. Our shares of common stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "STIR."

        We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes ("REIT") commencing with our taxable year ending December 31, 2011. To assist us in qualifying as a REIT, shareholders are generally restricted from owning more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock or of our outstanding shares of capital stock. Our charter contains additional restrictions on the ownership and transfer of shares of our common stock. See "Description of Stock—Restrictions on Ownership and Transfer of Stock."

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 21 of this prospectus.

	Per share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriters also may purchase up to an additional 1,950,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2011.

BofA Merrill Lynch	J.P. Morgan	UBS Investment Bank

The date of this prospectus is                        , 2011.

Sun Prairie, Wisconsin
427,000 SF

Streetsboro, Ohio
343,416 SF

Rogers, Minnesota
386,724 SF

Warrendale, Pennsylvania
148,000 SF

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will update this prospectus as required by law.

        We use market data and industry forecasts and projections in this prospectus. We have obtained substantially all of the information under "Prospectus Summary—Market Overview" and under "Market Overview" from market research prepared or obtained by CB Richard Ellis—Econometric

i

Advisors ("CBRE-EA") in connection with this offering. Such information is included herein in reliance on CBRE-EA's authority as an expert on such matters. See "Experts." In addition, CBRE-EA in some cases has obtained market data and industry forecasts and projections from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

        In connection with this offering, we intend to make awards of restricted common stock and LTIP Units under our 2011 Equity Incentive Plan and determined the size of those awards using dollar values. The number of LTIP Units and shares of restricted stock we disclosed in this prospectus are based on the midpoint of the range set forth on the cover of this prospectus. If the actual initial public offering price is less than or greater than the midpoint of the range set forth on the cover of this prospectus, the number of LTIP Units and shares of restricted stock awarded will increase or decrease, respectively.

        In this prospectus:

  •
  "our company," "the company," "we," "us" and "our" refer to STAG Industrial, Inc., a Maryland corporation, and its consolidated subsidiaries after giving effect to the formation transactions described elsewhere in this prospectus, except where it is clear from the context that the term only means the issuer of the shares of common stock in this offering, STAG Industrial, Inc., or means STAG Industrial, Inc. and its subsidiaries before giving effect to the formation transactions;

  •
  "annualized rent" means the monthly base cash rent for the applicable property or properties as of September 30, 2010 (which is different from rent calculated in accordance with GAAP for purposes of our financial statements), multiplied by 12, and "total annualized rent" means the annualized rent for all of our properties;

  •
  "debt yields" means last 12 months net operating income divided by period ending debt on the referenced properties;

  •
  "net operating income" or "NOI" means operating revenue (including rental revenue, tenant recoveries and other operating revenue) less property-level operating expenses (including management fees and general and administrative expenses), and excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items;

  •
  "on a fully diluted basis" assumes the exchange of all outstanding common units of limited partnership interest in our operating partnership and all outstanding LTIP units in our operating partnership, for shares of our common stock on a one-for-one basis;

  •
  "our operating partnership" means STAG Industrial Operating Partnership, L.P., a Delaware limited partnership, and the subsidiary through which we will conduct substantially all of our business;

  •
  "our predecessor business" means the entities and properties to be contributed to our operating partnership pursuant to our formation transactions described elsewhere in this prospectus;

  •
  "on a pro forma basis" means after consummation of this offering at the midpoint of the price range set forth on the front cover of this prospectus, our formation transactions described elsewhere in this prospectus, including the contribution of our predecessor business to our

ii

    operating partnership, the acquisition by STAG GI Investments, LLC of its 13 properties and its incurrence of associated indebtedness and the application of the proceeds of this offering as described under "Use of Proceeds";

  •
  "the management company" means STAG Capital Partners, LLC ("STAG") and STAG Capital Partners III, LLC ("SCP III"), which are part of our predecessor business;

  •
  "secondary markets" means, as described in market materials prepared for us by CBRE-EA and described in this prospectus, markets with net rentable square footage ranging between approximately 25 million and 200 million square feet; and

  •
  "primary markets" means, as described in market materials prepared for us by CBRE-EA and described in this prospectus, markets with a minimum of 200 million in net rentable square footage, located in the 29 largest industrial metropolitan areas.

iii

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read carefully the entire prospectus, including "Risk Factors," our financial statements, pro forma financial information, and related notes appearing elsewhere in this prospectus, before making a decision to invest in our common stock.

        Unless indicated otherwise, the information included in this prospectus assumes (1) no exercise of the underwriters' option to purchase up to 1,950,000 additional shares of our common stock to cover overallotments, if any, and (2) the shares of common stock to be sold in this offering are sold at $            per share, which is the midpoint of the range set forth on the front cover of this prospectus.

        The historical operations described in this prospectus refer to the historical operations of STAG Industrial, Inc. and our predecessor business. We have generally described the business operations in this prospectus as if the historical operations of our predecessor business were conducted by us.

Overview

        STAG Industrial, Inc. is a newly formed, self-administered and self-managed full-service real estate company focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States. We will continue and grow the single-tenant industrial business conducted by our predecessor business. Benjamin S. Butcher, the Chairman of our board of directors and our Chief Executive Officer and President, together with an affiliate of New England Development, LLC ("NED"), a real estate development and management company, formed our predecessor business, which commenced active operations in 2004.

        Upon completion of our formation transactions and this offering, our portfolio will consist of 89 properties in 26 states with approximately 13.4 million rentable square feet. As of September 30, 2010, our properties were 89.7% leased to 69 tenants, with no single tenant accounting for more than 5.7% of our total annualized rent and no single industry accounting for more than 15.2% of our total annualized rent.

        We target the acquisition of individual Class B, single-tenant industrial properties predominantly in secondary markets throughout the United States with purchase prices ranging from $5 million to $25 million. We believe our focus on owning and expanding a portfolio of such properties will generate returns for our shareholders that are attractive in light of the risks associated with these returns because:

  •
  Industrial properties generally require less capital expenditure than other commercial property types, and single-tenant properties generally require less expenditure for leasing, operating and capital costs per property than multi-tenant properties.

  •
  In our view, investment yields on single tenant individual property acquisitions are typically greater than investment yields on portfolio acquisitions. With appropriate asset diversification, individual asset risk can be mitigated across an aggregated portfolio.

  •
  Class B industrial properties tend to have higher current returns and lower volatility than Class A industrial properties.

  •
  Secondary markets generally have less occupancy and rental rate volatility than primary markets.

  •
  In our view, we typically do not face significant competition from other institutional industrial real estate buyers for acquisitions, as these buyers tend to focus on larger properties in select primary markets. Our typical competitors are local investors who often do not have ready access to debt or equity capital.

  •
  Tenants in our target properties tend to manage their properties directly, which allows us to grow our portfolio without substantially increasing the size of our asset management infrastructure.

For a description of what we consider to be Class A and Class B properties, see "Business—Our Properties."

        Our target properties are generally leased to:

  •
  investment grade credit tenants on shorter term leases (less than four to six years);

  •
  sub-investment grade credit tenants on longer term leases (greater than four to six years); or

  •
  a variable combination of the above.

        We believe the market inefficiently prices our target properties because investors underestimate the probability of tenant retention beyond the primary lease term, or overestimate the expected cost of tenant default. Further, we believe our underwriting processes, utilizing our proprietary model, allows us to acquire properties at a discount to their intrinsic values, where intrinsic values are determined by the properties' future cash flows.

        When we refer to an "investment grade credit tenant," we mean a tenant that has a published senior unsecured credit rating of BBB-/Baa3 or above from one or both of Standard & Poor's or Moody's Investors Service. When we refer to a sub-investment grade credit tenant, we mean a tenant that is not an investment grade credit tenant.

        We were incorporated on July 21, 2010 under the laws of the State of Maryland. We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), for the year ending December 31, 2011, and generally will not be subject to U.S. federal taxes on our income to the extent we currently distribute our income to our shareholders and maintain our qualification as a REIT. We are structured as an umbrella partnership REIT ("UPREIT") and will own substantially all of our assets and conduct substantially all of our business through our operating partnership. Our principal executive offices are located at 99 High Street, 28th Floor, Boston, Massachusetts 02110. Our telephone number is (617) 574-4777. Our website is www.stagreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Competitive Strengths

  •
  Proven Growth Profile:  Since 2004, we have deployed more than $1.3 billion of capital, representing the acquisition of 218 properties totaling approximately 34.9 million rentable square feet in 142 individual transactions. Our pursuit of many small acquisitions helps produce a smooth and predictable growth rate.

  •
  Established Intermediary Relationships:  Approximately 32.0% of the acquisitions we sourced, based on total purchase price, have been in "limited marketing" transactions where there has been no formal sales process. We believe we have developed a reputation as a credible and active buyer of single-tenant industrial real estate, which provides us access to significant acquisition opportunities that may not be available to our competitors.

  •
  Recent Acquisition Activity:  Our affiliate, STAG GI, LLC, formed a joint venture with STAG GI Investco, LLC ("GI Partners") called STAG GI Investments, LLC ("STAG GI"). Since formation in July 2010, STAG GI has acquired 13 industrial properties, representing 3.6 million rentable square feet located in nine states.

  •
  Scalable Platform:  We own properties in a variety of different markets within 26 states. We believe we have developed the experience and systems infrastructure necessary to acquire, own and manage properties throughout the United States, which will allow us to efficiently grow our portfolio in those markets and others. In addition, our focus on net lease properties ensures that our current staff of 26 employees (with incremental additions) will be sufficient to support our growth. As of January 24, 2011, we were pursuing approximately $420 million of specific additional potential acquisitions that we have identified as warranting further investment consideration after an initial review.

  •
  Expertise in Underwriting Single-Tenant Properties:  Our expertise and market knowledge have been derived from our significant acquisition activity, our relationships with a national network of commercial real estate brokers and our presence in numerous markets. Through our experience, we developed a proprietary underwriting process. We integrate real estate and corporate credit analysis to project the future cash flows of potential acquisitions. Central to our underwriting is assessing the probability of tenant retention during the lease term and beyond. We then analyze the costs associated with a vacancy event by estimating market rent, potential downtime and re-tenanting costs for the subject property.

  •
  Stable and Predictable Cash Flows:  Our portfolio is diversified by tenant, industry and geography, which tends to reduce risk and earnings volatility. As of September 30, 2010, no single tenant accounted for more than 5.7% of our total annualized rent; no single industry represented more than 15.2% of our total annualized rent; and no single state was the site for properties generating more than 15.5% of our total annualized rent. Cash flow consistency across our portfolio is enhanced by our weighted average in-place remaining lease term of approximately 5.7 years as of September 30, 2010, low costs for tenant improvements and leasing commissions and low capital expenditures (which, for the properties we owned in 2009, averaged 1% and 4% of net operating income during 2009, respectively). It is further enhanced by our expected high tenant retention rate. The management company has achieved an average tenant retention rate (with respect to 83 leases) of 78.7% since its first property acquisition in 2004.

  •
  Conservative Balance Sheet and Liquidity Position:  Upon consummation of our formation transactions, we will have a debt-to-earnings before interest, tax, depreciation and amortization ("EBITDA") ratio of approximately 4.5x, based on our pro forma EBITDA for the 12 months ended September 30, 2010. We intend to target a debt-to-EBITDA ratio of between 5.0x and 6.0x, although we may exceed these levels from time to time as we complete acquisitions. We believe that this leverage and liquidity profile, as well as the transparency and flexibility of our balance sheet and our UPREIT structure, facilitates future refinancings of our indebtedness and positions us to capitalize on external growth opportunities in the near term.

  •
  Experienced Management Team:  The five senior members of our management team have significant real estate industry experience, including: Mr. Butcher with 27 years of experience; Mr. Sullivan with 28 years of experience; Mr. Mecke with 26 years of experience; Ms. Arnone with 23 years of experience; and Mr. King with 15 years of experience. All five have had an active role with our predecessor business and four have previous public REIT or public real estate company experience. In addition, GI Partners, a representative of which will be a member of our board of directors, has significant experience sponsoring real estate companies, including a public REIT, Digital Realty Trust, Inc.

Our Strategies

        Our primary business objectives are to own and operate a balanced and diversified portfolio of single-tenant industrial properties that maximizes cash flows available for distribution to our shareholders, and to enhance shareholder value over time by achieving sustainable long-term growth in funds from operations ("FFO") per share through the following strategies.

  Investment Strategy

        Our primary investment strategy is to acquire individual Class B, single-tenant industrial properties predominantly in secondary markets throughout the United States through third-party purchases and structured sale-leasebacks featuring high initial yields and strong ongoing cash-on-cash returns.

        We believe secondary markets tend to have less occupancy and rental rate volatility and less buyer competition compared with primary markets. As of September 30, 2010, our properties had an average annualized rent of $4.06 per rentable square foot of leased space.

        The performance of single-tenant properties tends to be binary in nature—either a tenant is paying rent or the owner is paying the entire carrying cost of the property. We believe that this binary nature frequently causes the market to inefficiently price our target assets. In an attempt to avoid this binary risk and paying the entire carrying cost of a vacant property, potential investors in single-tenant properties may turn to the application of rigid decision rules that would induce buyers of single-tenant properties to avoid acquisitions where the tenant does not have an investment grade rating or where the remaining primary lease term is less than an arbitrary number such as 12 years. By adhering to such inflexible decision rules, other investors may miss attractive opportunities that we can identify and acquire.

        We further believe that our method of using and applying the results of our due diligence and our ability to understand and underwrite risk allows us to exploit this market inefficiency. Lastly, we believe that the systematic aggregation of individual properties will result in a diversified portfolio that mitigates the risk of any single property and will produce sustainable returns which are attractive in light of the associated risks. A diversified portfolio with low correlated risk—essentially a "virtual industrial park"—facilitates debt financing and mitigates individual property ownership risk.

  Growth Strategy

        External Growth through Acquisitions:    Our target acquisitions will be predominantly in secondary markets across the United States, in the $5 million to $25 million range. Where appropriate potential returns present themselves, we also may acquire assets in primary markets. We will continue to develop our large existing network of relationships with real estate and financial intermediaries. These individuals and companies give us access to significant deal flow—both those broadly marketed and those exposed through only limited marketing. We believe that a significant portion of the 14 billion square feet of industrial space in the United States falls within our target investment criteria and that there will be ample supply of suitable acquisition opportunities.

        Internal Growth through Asset Management:    Our asset management team will seek to maximize cash flows by maintaining high retention rates and leasing vacant space, managing operating expenses and maintaining our properties. We seek to accomplish these objectives by improving the overall performance and positioning of our assets by utilizing our tenant relationships and leasing expertise to maintain occupancy and increase rental rates. Our asset management team collaborates with our internal credit function to actively monitor the credit profile of each of our tenants on an ongoing basis. Additionally, we work with national and local brokerage companies to market and lease available properties on advantageous terms. During the period from March 3, 2004 to September 30, 2010, the management company achieved a lease renewal rate of 78.7% based on square footage. As of

September 30, 2010, our portfolio had approximately 1,386,217 square feet, or 10.3% of our total rentable square feet, available for lease.

  Underwriting Strategy

        We believe that our market knowledge, systems and processes allow us to analyze efficiently the risks in an asset's ability to produce cash flow going forward. We blend fundamental real estate analysis with corporate credit analysis in our proprietary model to make a probabilistic assessment of cash flows that will be realized in future periods. For each asset, our analysis focuses on:

  •
  Real Estate.  We evaluate the physical real estate within the context of the market (and submarket) in which it is located and the prospect for re-tenanting the property if it becomes vacant.

  •
  Deal Parameters.  We evaluate the tenant and landlord obligations contained within the existing or proposed lease and other transaction documents.

  •
  Tenant Credit.  We apply fundamental credit analysis to evaluate the tenant's credit profile by focusing on the tenant's current and historical financial status, general business plan, operating risks, capital sources and earnings expectations. Using this data and publicly available bond default studies of comparable tenant credits, we estimate the probability of future rent loss due to tenant default.

  •
  Tenant Retention.  We assess the tenant's use of its property and the degree to which the property is central to the tenant's ongoing operations, the tenant's potential cost to relocate, the supply/demand dynamic in the relevant submarket and the availability of suitable alternative properties. We believe tenant retention tends to be greater for properties that are critical to the tenants' businesses.

  Financing Strategy

        We intend to preserve a flexible capital structure and to utilize primarily debt secured by pools of properties. We are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with the closing of this offering. We expect to fund property acquisitions initially through a combination of cash available from offering proceeds, this corporate credit facility and traditional mortgage financing. Where possible, we also anticipate using common units of limited partnership interest in our operating partnership ("common units") to acquire properties from existing owners seeking a tax-deferred transaction. We intend to meet our long-term liquidity needs through cash provided by operations and use of other financing methods as available from time to time including, but not limited to, secured and unsecured debt, perpetual and non-perpetual preferred stock, additional common equity issuances, letters of credit and other arrangements. In addition, we may invest in properties subject to existing mortgages or similar liens.

Our Properties

        The following tables portray the property type, geographic, and industry diversity of our properties and tenants, respectively, as of September 30, 2010:

Property Type	Total Number of Properties	Occupancy(1)	Total Rentable Square Feet	Percentage of Total Rentable Square Feet	Total Annualized Rent per Leased Square Foot	Total Annualized Rent	Percentage of Total Annualized Rent
						(dollars in thousands)
Warehouse/Distribution	42	89.5%	9,488,490	70.6%	$3.39	$28,820	59.0%
Flex/Office	21	89.1%	1,243,221	9.3%	9.94	11,015	22.5%
Manufacturing	26	90.6%	2,693,679	20.1%	3.70	9,029	18.5%

Total/Weighted Average	89	89.7%	13,425,390	100%	$4.06	$48,864	100%

State	Total Number of Properties	Occupancy(1)	Total Rentable Square Feet	Percentage of Total Rentable Square Feet	Total Annualized Rent per Leased Square Foot	Total Annualized Rent	Percentage of Total Annualized Rent
						(dollars in thousands)
North Carolina	8	100.0%	1,941,973	14.5%	$3.89	$7,557	15.5%
Ohio	11	75.0%	2,160,330	16.1%	3.93	6,367	13.0%
Wisconsin	6	98.9%	1,299,262	9.7%	2.82	3,616	7.4%
Michigan	7	93.8%	1,195,201	8.9%	2.74	3,069	6.3%
Maine	6	100.0%	378,979	2.8%	7.33	2,778	5.7%
Indiana	11	89.9%	854,228	6.4%	3.44	2,645	5.4%
Tennessee	2	100.0%	761,106	5.7%	3.31	2,517	5.2%
Minnesota	2	100.0%	558,894	4.2%	4.25	2,374	4.9%
Kentucky	2	97.3%	868,503	6.5%	2.71	2,290	4.7%
Florida	4	56.6%	329,184	2.5%	9.76	1,819	3.7%
New Jersey	2	100.0%	315,500	2.4%	7.19	1,718	3.5%
Massachusetts	3	58.5%	187,983	1.4%	5.45	790	1.6%
All Others	25	83.4%	2,574,247	18.9%	5.27	11,324	23.1%

Total/Weighted Average	89	89.7%	13,425,390	100%	$4.06	$48,864	100%

(1)
Calculated as the average occupancy weighted by each property's rentable square footage. A few properties have more than one tenant.

Industry	Total Number of Leases(1)	Total Leased Square Feet	Percentage of Total Leased Square Feet	Total Annualized Rent	Percentage of Total Annualized Rent
			(dollars in thousands)
Containers & Packaging	8	1,975,891	16.4%	$7,416	15.2%
Business Services	5	759,960	6.3%	4,934	10.1%
Personal Products	6	1,734,489	14.4%	4,525	9.3%
Industrial Equipment & Components	7	824,318	6.9%	3,581	7.3%
Automotive	5	1,059,280	8.8%	3,539	7.2%
Technology	6	678,850	5.6%	3,147	6.4%
Aerospace & Defense	5	612,747	5.1%	3,142	6.4%
Finance	2	387,227	3.2%	3,093	6.3%
Retail	2	918,025	7.7%	3,022	6.2%
Office Supplies	4	1,254,836	10.4%	2,984	6.1%
Food & Beverages	2	625,700	5.2%	2,226	4.6%
Healthcare	4	245,413	2.0%	1,873	3.8%
Air Freight & Logistics	4	290,292	2.4%	1,365	2.8%
Government	4	62,041	0.5%	1,279	2.6%
Education	3	108,846	0.9%	1,092	2.2%
Other	5	501,258	4.2%	1,646	3.5%

Total/Weighted Average	72	12,039,173	100%	$48,864	100%

(1)
A single lease may cover space in more than one building.

        The following table sets forth information about the 10 largest tenants in our portfolio based on total annualized rent as of September 30, 2010:

Tenant	Total Leased Square Feet	Percentage of Total Leased Square Feet	Total Annualized Rent	Percentage of Total Annualized Rent
		(dollars in thousands)
International Paper	573,323	4.8%	$2,766	5.7%
Bank of America	318,979	2.6%	2,233	4.6%
Spencer Gifts	491,025	4.1%	1,890	3.9%
Berry Plastics	315,500	2.6%	1,718	3.5%
Stream International	148,131	1.2%	1,666	3.4%
Archway Marketing Services	386,724	3.2%	1,623	3.3%
ConAgra Foods	342,700	2.8%	1,388	2.8%
Chrysler Group	343,416	2.9%	1,181	2.4%
Cequent Performance Products	366,000	3.0%	1,138	2.3%
Busche Enterprise	319,513	2.7%	1,135	2.3%

Total	3,605,311	29.9%	$16,738	34.2%

        As of September 30, 2010, our weighted average in-place remaining lease term across our portfolio was approximately 5.7 years. The following table sets forth a summary schedule of lease expirations for leases in place as of September 30, 2010, plus available space, for each of the five full and partial calendar years beginning September 30, 2010 and thereafter in our portfolio. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration(1)	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Total Expiring Square Feet	Total Annualized Rent(2)	Percentage of Total Annualized Rent
			(dollars in thousands)
Available		1,386,217	10.3%
2010	1	98,000	0.7%	$381	0.8%
2011	13	1,044,888	7.8%	5,014	10.3%
2012	12	1,204,092	9.0%	5,741	11.7%
2013	8	1,747,803	13.0%	5,472	11.2%
2014	9	1,698,275	12.6%	6,975	14.3%
Thereafter	29	6,246,115	46.6%	25,281	51.7%

	72	13,425,390	100%	$48,864	100%

(1)
As of September 30, 2010, leases with respect to 8.3% of our total annualized rent will expire in the 12-month period ending September 30, 2011.

(2)
Total annualized rent does not include any gross-up for tenant reimbursements and we had no rent abatements in effect as of September 30, 2010.

Market Overview

        Unless otherwise indicated, all information contained in this Market Overview section is derived from market materials prepared by CBRE-EA as of September 14, 2010, and the projections and beliefs of CBRE-EA stated herein are as of that date.

        As of June 30, 2010, the overall U.S. industrial market consisted of approximately 269,000 buildings with more than 14 billion square feet of space. In terms of net rentable area ("NRA"), warehouse/distribution facilities constitute the majority (60.1%) of this space followed by manufacturing (25.1%) and flex/office (which includes research and development) (11.8%). Unclassified buildings (industrial facilities such as sewage treatment centers and airport hangars that are not amenable to private real estate investment) represent the remaining 3.0%.

	NRA (square feet in millions)	Number of Properties
Warehouse/Distribution	8,711	157,409
Manufacturing	3,630	59,935
Flex/Office	1,706	41,996
Other	436	9,928

All Industrial	14,483	269,268

Source: CBRE-EA Industrial Peer Select, Fall 2010.

        The single-tenant industrial sector offers investors the opportunity to receive stable income from leases to a variety of firms across the spectrum of industrial sub-property types, and single-tenant industrial buildings are more likely to provide their owners with less volatile cash flows after expenses, as they generally do not require the same degree of tenant and capital improvement expenditures that are required on an ongoing basis to lease multi-tenanted space or other classes of commercial property.

        Within the context of the broader real estate market, industrial property, including our targeted asset class, has exhibited a number of favorable investment characteristics:

  •
  According to the National Council of Real Estate Investment Fidicuaries Property Index, industrial property has generally outperformed commercial property as a whole on a total return basis over the long term, by generating high and stable cash-flow yields.

  •
  The current market environment provides an opportunity for well-capitalized investors to acquire industrial assets with strong cash flows at prices significantly discounted from levels of a few years ago due to the recent capital market dislocation on commercial real estate values.

  •
  Industrial property fundamentals are expected to gradually improve as new supply remains low, the absorption rate increases and availabilities decrease over the next few years.

  •
  Over the recent past, the Class B warehouse market has demonstrated a relatively higher degree of stability in terms of occupancy compared with newer and larger Class A space. Despite these market fundamentals, Class B space is relatively consistently priced at a discount to Class A space.

  •
  Over the past 20 years, industrial properties in secondary markets on average have generated a superior economic rent growth with slightly lower volatility than their primary market counterparts.

Summary Risk Factors

        An investment in our common stock involves material risks. You should consider carefully the risks described below and under "Risk Factors" before purchasing shares of our common stock in this offering:

  •
  Our investments are concentrated in the industrial real estate sector, and we would be adversely affected by a downturn in that sector.

  •
  Our growth will depend upon our ability to acquire properties successfully. We may be unable to consummate acquisitions on advantageous terms, and acquisitions may not perform as we expect.

  •
  We depend on key personnel and the loss of their full service could adversely affect us.

  •
  Our officers and certain directors may have conflicting duties because they have a duty both to us and to the funds that will retain properties not contributed to us.

  •
  We could be adversely affected if we fail to have access to capital on favorable terms.

  •
  We have not obtained third-party property appraisals of the properties to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions. As a result, the consideration for these properties in our formation transactions may exceed their fair market value.

  •
  We depend on tenants for revenue. Defaults by our tenants, as a result of bankruptcy or otherwise, could adversely affect us.

  •
  We may be unable to renew or replace expiring leases or lease empty space on favorable terms or at all.

  •
  Uninsured losses and contingent or unknown liabilities with respect to our properties, including environmentally hazardous conditions, could adversely affect us.

  •
  Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, and we could be adversely affected if we are unable to make required payments on our indebtedness, comply with other covenants in our indebtedness or refinance our indebtedness at maturity on favorable terms.

  •
  Our accounting predecessor has experienced historical net losses and accumulated deficits after depreciation and we may experience future losses.

  •
  We may not be able to make distributions at expected levels or at all.

  •
  Our qualification as a REIT will depend on our satisfaction of numerous requirements under highly technical and complex provisions of the Code, and our failure so to qualify could adversely affect us, including our ability to make distributions.

  •
  Investors in this offering will experience an immediate and substantial dilution in the pro forma net tangible book value of our common stock equal to $         per share.

Debt Financing and Liquidity

        As of September 30, 2010, on a pro forma basis, we expect to have mortgage debt outstanding with an estimated aggregate balance of approximately $165.1 million secured by the majority of the contributed properties at a weighted average annual interest rate of 5.8%. All of this debt will bear interest at a fixed rate through its initial term. Of the $165.1 million of fixed rate debt we expect to have outstanding, $72.0 million is fixed as a result of interest rate swaps. This debt will be comprised of a $72.0 million loan maturing in 2012, an $84.5 million loan maturing in 2018 and an $8.6 million loan maturing in 2027. See "Business—Description of Certain Debt" for more information about such debt.

        We are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with the closing of this offering. In addition, we have executed a commitment letter, subject to customary closing conditions, to extend the maturity date of our debt due in 2012 to October 2013. The pro forma debt yield on this instrument is        %.

        Upon completion of this offering and after the debt paydowns discussed under "Use of Proceeds," we expect to have approximately $2.2 million in cash and $         million in credit facility capacity immediately available to us, and upon satisfaction of certain lender conditions, $       million in credit facility capacity, to fund working capital and property acquisitions and to execute our business strategy.

Our Formation Transactions and Structure

  Background

        We have deployed more than $1.3 billion through four private equity real estate funds, SCP Green, LLC ("Fund I"), STAG Investments II, LLC ("Fund II"), STAG Investments III, LLC ("Fund III") and STAG Investments IV, LLC ("Fund IV"), and one joint venture, STAG GI. We were formed to acquire the existing assets and operations of our predecessor business.

        Our senior management team consists of Mr. Butcher, the Chairman of our board of directors and our Chief Executive Officer and President, Gregory W. Sullivan, our Chief Financial Officer, Executive Vice President and Treasurer, Stephen C. Mecke, our Chief Operating Officer and Executive Vice President, Kathryn Arnone, our Executive Vice President, General Counsel and Secretary, and David G. King, our Executive Vice President and Director of Real Estate Operations. They have each led or helped manage private and public real estate companies and funds, including STAG, AMB Property Corp., Trizec Hahn Corporation, Meditrust Corporation and LaQuinta Corporation.

  Formation Transactions

        Prior to or concurrent with the completion of this offering, we will engage in the following formation transactions, which are designed to consolidate the ownership of our property portfolio under our operating partnership and its subsidiaries, consolidate our acquisition and asset management businesses into a subsidiary of our operating partnership and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011:

  •
  Pursuant to separate contribution agreements, our operating partnership will, directly or indirectly through its wholly-owned subsidiaries, acquire a 100% equity interest in the entities that own our properties in exchange for 6,016,305 common units, representing 30.8% of the total number of shares of our common stock outstanding on a fully diluted basis, as set forth in greater detail below:

  •
  Fund III will contribute 100% of the equity interests in the entities owning 57 of its properties to our operating partnership in exchange for 1,080,474 common units;

  •
  Fund IV will contribute 100% of the equity interests in the entities owning all 19 of its properties to our operating partnership in exchange for 1,900,660 common units; and

  •
  STAG GI will contribute 100% of the equity interests in the entities owning all 13 of its properties to our operating partnership in exchange for 3,035,171 common units.

  •
  Pursuant to separate contribution agreements, the members of the management company will contribute their interests in the management company to our operating partnership in exchange for 93,489 common units, representing 0.5% of the total number of shares of our common stock outstanding on a fully diluted basis.

  •
  In connection with the foregoing transactions, we will directly or indirectly assume approximately $165.1 million in principal amount of mortgage debt (together with all related accrued and unpaid interest) secured by certain of our properties that will remain outstanding.

  •
  With the proceeds of this offering, based on September 30, 2010 balances, we will repay approximately $227.3 million in indebtedness (including principal and related accrued interest). See "Use of Proceeds."

  •
  We will enter into a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with the closing of this offering.

  •
  We will enter into a refinancing of our debt due in 2012 to extend the maturity date to October 2013 that we anticipate will close contemporaneously with the closing of this offering.

  •
  Our executive officers will enter into employment agreements with us.

  •
  We will issue 274,219 LTIP units in our operating partnership to our executive officers and independent directors and 122,500 shares of restricted common stock to our employees pursuant to our 2011 Equity Incentive Plan, representing in the aggregate 2.0% of the total number of shares of our common stock outstanding on a fully-diluted basis.

        We will not enter into any tax protection agreements in connection with our formation transactions.

  Services Agreements and Option Properties

        Following completion of our formation transactions, Fund II will continue to operate as a private, fully-invested fund and will retain ownership of its 86 properties, with approximately 13.1 million rentable square feet. We will enter into a services agreement with Fund II on terms we believe to be customary, pursuant to which we will manage its properties in return for an annual asset management fee based on the equity investment in such assets, which will initially equal 0.94% of the equity investment and may increase up to 1.25% of the equity investment to the extent assets are sold and the total remaining equity investment is reduced.

        Following completion of our formation transactions, Fund III will retain ownership of three properties with approximately 890,891 rentable square feet that are vacant and that are acquisition opportunities for us (the "Option Properties"). Following completion of our formation transactions, we will enter into a services agreement with Fund III pursuant to which we will manage the Option Properties for an annual fee of $30,000 per property and provide the limited administrative services (including preparation of reports for the Fund III lender and investors, bookkeeping, tax and accounting services) Fund III will require until its liquidation for an annual fee of $20,000. Upon approval of our independent directors, we will have the right to acquire any of the Option Properties individually.

        In addition, we will enter into a services agreement with Fund IV pursuant to which we will provide the limited administrative services (including preparation of reports for the Fund IV investors, bookkeeping, tax and accounting services) Fund IV will require until its liquidation for an annual fee of $20,000. STAG GI will not require administrative services from us or our affiliates following completion of our formation transactions.

        Following completion of our formation transactions, Fund II, Fund III, Fund IV and STAG GI will make no additional property acquisitions, and our senior management team will devote substantially all of its business time to our business.

  Corporate Structure

        The chart below reflects our organization immediately following completion of our formation transactions and this offering.

(1)
Upon completion of this offering, we will grant 122,500 shares of restricted common stock, or 0.9% of our outstanding common stock, pursuant to our 2011 Equity Incentive Plan.

(2)
Includes our executive officers' investments in Fund III, Fund IV and STAG GI and their residual interests in Fund III, Fund IV and STAG GI. Solely for purposes of this chart, we calculated our executive officers' residual interests assuming Fund III, Fund IV and STAG GI were liquidated on November 15, 2010 at $           per share, the midpoint of the range set forth on the front cover of this prospectus and made certain other assumptions. We cannot estimate the actual timing of the liquidations of Fund III, Fund IV and STAG GI or the value of any distributions at the time of the liquidations. "See—Benefits to Related Parties—Formation Transactions" below.

(3)
Excludes common units in which a director or executive officer has no pecuniary interest but that are owned by entities that a director or executive officer may directly or indirectly control. Includes LTIP units, as if LTIP units were common units, that will be issued upon closing of this offering to our executive officers and independent directors pursuant to our 2011 Equity Incentive Plan.

(4)
Ownership is through Fund III, Fund IV and/or STAG GI.

  Benefits to Related Parties

        Upon completion of our formation transactions and this offering, our directors and executive officers and their affiliates will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits see "Management," "Certain Relationships and Related Transactions" and "Structure and Formation of Our Company—Benefits of Our Formation Transactions and this Offering to Certain Parties."

        Formation Transactions.    Fund III, Fund IV, STAG GI and the members of the management company will receive 6,109,794 common units as a result of their contribution to us of the entities owning our properties and the management company, as described above under "—Our Formation Transactions and Structure—Formation Transactions." In addition, upon completion of our formation transactions, we will repay or assume indebtedness secured by our properties and unsecured indebtedness, as described under "—Our Formation Transactions and Structure—Formation Transactions" and "Use of Proceeds."

        Upon completion of our formation transactions and this offering, Fund III will receive 1,080,474 common units, Fund IV will receive 1,900,660 common units, STAG GI will receive 3,035,171 common units and the management company will receive 93,489 common units. The number of common units that Fund III, Fund IV, STAG GI and the management company will receive in our formation transactions (an aggregate of 6,109,794 common units) is fixed and will not change based on the ultimate initial public offering price in this offering.

        After the expiration of the lock-up period, Fund III, Fund IV and STAG GI may distribute its common units to its members in accordance with the fund's operating agreement. In addition to their invested equity, certain members of Fund III, Fund IV and STAG GI, including certain of our officers, employees and directors, have residual interests, or contingent profit interests, in Fund III, Fund IV and STAG GI. As a result, they may receive distributions related to these residual interests if there are sufficient proceeds after return of capital and preferred returns to themselves and the other equity investors in Fund III, Fund IV and STAG GI. In all cases where there is a residual distribution, the higher the share price of our common stock at the time a fund is liquidated, the greater the portion of the common units the fund will distribute to the holders of the residual interests.

        The number of common units being issued to each fund in our formation transactions is fixed so that residual interests will not, in any manner, require us to issue additional common units or shares of common stock or otherwise dilute investors in this offering. In addition, because the value of the residual interests depends on the value of our common stock, not on the value of certain properties or portfolios individually, such residual interests align the interests of the holders of residual interests with the interests of our company and shareholders. See "Structure and Formation of Our Company—Benefits of Our Formation Transactions and the Offering to Certain Parties."

        The table below sets forth a list of what individual directors and executive officers of our company will receive as a result of the contributions.

	Common Units(2)
Name(1)	Number	Value(3)
Benjamin S. Butcher	111,564	$
Gregory W. Sullivan	130,793
Stephen C. Mecke	30,547
Kathryn Arnone	12,808
David G. King	15,372

(1)
The amounts shown in the table reflect common units received by the individual directly or received by any entity, but if by an entity only to the extent of the individual's interest in the assets of the entity. Accordingly, the amounts shown in the table above do not reflect common units received by entities that may be controlled by the individual (except to the extent of the individual's interest in the assets of the entity).

(2)
Includes our executive officers' investments in Fund III, Fund IV and STAG GI and their residual interests in Fund III, Fund IV and STAG GI. Solely for purposes of this table, we calculated our executive officers' residual interests assuming Fund III, Fund IV and STAG GI were liquidated on November 15, 2010 at $         per share, which is the midpoint of the price range set forth on the front cover of this prospectus and made certain other assumptions. We cannot estimate the actual timing of the liquidations of Fund III, Fund IV and STAG GI or the value of any distributions at the time of the liquidations. See "—Benefits to Related Parties—Formation Transactions" below.

(3)
Based upon an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

        Voting Agreement.    An affiliate of GI Partners will receive rights to designate two nominees for election to our board of directors, and Fund III, Fund IV, STAG GI and the contributors of the management company will enter into a voting agreement pursuant to which they will vote any shares of common stock that they own in favor of the election of the two nominees at each annual meeting of shareholders.

        Services Agreements and Option Agreement.    We will enter into services agreements with each of Fund II, Fund III and Fund IV and an option to purchase agreement with Fund III with respect to the Option Properties. See "—Our Formation Transactions and Structure—Services Agreements and Option Properties."

        Registration Rights Agreement.    We have agreed to file a shelf registration statement with the Securities and Exchange Commission ("SEC") covering the resale of the shares of common stock issued or issuable in exchange for common units issued in our formation transactions. We have also agreed to provide rights to these holders of common units to demand additional registration statement filings.

        Employment Agreements.    Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone will enter into employment agreements with us providing for salary, discretionary bonus and other benefits.

        Equity Incentive Plan Grants.    We will issue 274,219 LTIP units to our executive officers and independent directors and 122,500 shares of restricted common stock to our employees pursuant to our 2011 Equity Incentive Plan, representing in the aggregate 2.0% of the total number of shares of our common stock outstanding on a fully-diluted basis.

        Indemnification Agreements.    Our bylaws provide that we will indemnify our directors, executive officers and employees to the fullest extent permitted by Maryland law. We also intend to enter into indemnification agreements with our directors and executive officers. See "Management—Limitation on Liabilities and Indemnification of Directors and Officers."

Conflicts of Interest

        The executive officers for each of the managers of Fund II, Fund III, Fund IV and STAG GI consist of a number of persons who serve as executive officers in similar positions in our company, specifically: Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone. Also, Mr. Butcher, who is a member of our board of directors, also serves on the board of managers and/or management committees of the managers of Fund II, Fund III and Fund IV, and is a member of the board of directors of STAG GI. Our executive officers and certain of our directors may have conflicting duties because they have a duty to both us and to Fund II (which will retain ownership of its properties and continue as a private, fully-invested fund until liquidated), Fund III (which will retain ownership of the Option Properties), Fund IV and STAG GI. Upon completion of our formation transactions, all of these entities will be fully invested and, as a result, will not be making any additional investments in income properties. It is possible that the executive officers' and board members' fiduciary duty to Fund II, Fund III, Fund IV and STAG GI, including, without limitation, their interests in Fund II and the Option Properties, will conflict with what will be in the best interests of our company.

        We did not conduct arm's-length negotiations with respect to the terms and structuring of our formation transactions, resulting in the principals of the management company having the ability to influence the type and level of benefits that they and our other affiliates will receive. We have not obtained third-party appraisals of the properties to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions.

        Additional conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the indirect general partner of our operating partnership, have duties to our operating partnership and to its limited partners in connection with the management of our operating partnership under Delaware law as modified by our operating partnership agreement. Our duties, as the indirect general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company.

        We plan to adopt policies to reduce potential conflicts of interest. Generally, our policies will provide that any transaction involving us in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See "Policies with Respect to Certain Activities—Conflicts of Interest Policies."

Tax Status

        We will elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2011. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including the distribution requirement described below. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, we will not be allowed a deduction for dividends to our shareholders in computing our taxable income and we may be precluded from qualifying for treatment as a REIT for the four-year period following the year of our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income.

Distribution Policy

        We are a newly formed company that has not commenced operations, and as a result, we have not paid any distributions as of the date of this prospectus. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax, we intend to make quarterly distributions of all or substantially all of our net income to holders of our common shares out of assets legally available therefor. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending at the last day of the then-current fiscal quarter, based on a distribution of $       per share for a full quarter. On an annualized basis, this would be $       per share, or an annual distribution rate of approximately  %, based on the midpoint of the range set forth on the cover page of this prospectus. We estimate this initial annual distribution rate will represent approximately       % of estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2011. We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumption used is our estimate. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, the applicable provisions of the Maryland General Corporation Law ("MGCL") and such other factors as our board may determine in its sole discretion. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make some distributions. We have no intention to use the net proceeds of this offering to make distributions nor do we intend to make distributions using shares of common stock. We cannot assure you that our distribution policy will not change in the future.

Restrictions on Ownership and Transfer of Stock

        Due to limitations on the concentration of ownership of a REIT imposed by the Code, not more than 50% of the value of the outstanding shares of beneficial ownership of a REIT may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). As a result, our charter provides that, subject to certain exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of capital stock, or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. Our board of directors may, in its discretion, exempt a person from the 9.8% ownership limits under certain circumstances. In connection with our formation transactions, our board of directors has granted a waiver to STAG GI to own up to        % of our outstanding common stock on a fully diluted basis. Our charter also prohibits any person from, among other matters: beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being "closely held" within the meaning of Section 856(h) of the Code; owning or transferring our capital stock if such ownership or transfer would result in us becoming a "pension-held REIT" under Section 856(h)(3)(D) of the Code; transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons; or beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code, or beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would otherwise cause us to fail to qualify as a REIT. See "Description of Stock—Restrictions on Ownership and Transfer of Stock."

Lock-Up Arrangements

        We and our executive officers and directors and the owners of the management company, Fund III, Fund IV and STAG GI have agreed not to sell or transfer any common units or shares of common stock, as applicable, for a period of 180 days in the case of our company and 12 months in the case of our executive officers, directors and contributors after the date of this prospectus. Specifically, all of these parties have agreed, subject to exceptions, not to directly or indirectly offer, pledge, sell or contract to sell any common units or shares of common stock, sell any option or contract to purchase any common units or shares of common stock, purchase any option or contract to sell any common units or shares of common stock, grant any option, right or warrant for the sale of any common units or shares of common stock, lend or otherwise dispose of or transfer any common units or shares of common stock, request or demand that we file a registration statement related to the common units or shares of common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units or shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The Offering

Common stock offered by us	13,000,000 shares of common stock (plus up to an additional 1,950,000 shares of common stock that we may issue and sell upon the exercise of the underwriters' overallotment option)
Common stock and common units to be outstanding after completion of our formation transactions and this offering	19,506,513 shares/units(1)(2)(3)
Use of proceeds	We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $ million (or approximately $ million if the underwriters exercise their overallotment option in full), in each case assuming a public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $ million (or approximately $ million if the underwriters exercise their overallotment option in full) and estimated organizational and offering expenses of approximately $3.8 million payable by us. We will contribute the net proceeds we receive from this offering to our operating partnership in exchange for common units in our operating partnership.
We expect our operating partnership will use the net proceeds as follows:
• approximately $218.9 million to repay mortgage debt secured by certain of the properties we will acquire in our formation transactions;
• approximately $5.4 million to repay subordinate mortgage debt secured by the Option Properties (the common units to be issued to Fund III in our formation transactions will be reduced accordingly);
• approximately $4.4 million to repay the loan dated January 31, 2009 from an affiliate of NED to the Fund III subsidiaries that will be contributed to us in our formation transactions;
• approximately $3.0 million to repay the loan originally drawn on May 15, 2007 from Fund III to the management company;
• approximately $2.2 million for general corporate purposes including acquisitions of real estate assets;
• approximately $2.2 million to terminate a portion of an interest rate swap due to the retirement of mortgage debt;

•       approximately $1.1 million to repay expenditures associated with the retirement of indebtedness and the attainment of lender consents on existing indebtedness (including financing fees, related legal fees, and contingent waiver fees), and fees associated with the revolving credit facility;

• approximately $1.0 million to repay the line of credit dated May 15, 2007 from an affiliate of NED to the management company; and
• approximately $0.5 million to pay transfer taxes associated with the contribution of our properties to us.
If the underwriters exercise their overallotment option in full, we expect to use the additional $ million of net proceeds for general corporate purposes, including acquisitions of real estate assets. See "Use of Proceeds."
Proposed New York Stock Exchange symbol	"STIR"

(1)
Assumes the underwriters' overallotment option to purchase up to an additional 1,950,000 shares of common stock is not exercised.

(2)
Does not include 1,036,515 shares of our common stock reserved for future issuance under our 2011 Equity Incentive Plan. Includes 274,219 LTIP units to be granted to our executive officers and independent directors under our 2011 Equity Incentive Plan upon consummation of this offering and 122,500 shares of our restricted common stock to be issued under our 2011 Equity Incentive Plan to certain employees upon consummation of this offering. See "Management—Equity Incentive Plan" for additional information.

(3)
Includes 6,109,794 common units held by limited partners (other than STAG Industrial, Inc.) expected to be outstanding following consummation of our formation transactions.

Summary Financial Information

        The following table sets forth summary financial and operating data on (1) a pro forma basis for our company and (2) an historical basis for STAG Predecessor Group. On a pro forma basis, we will own 89 properties, consisting of 57 properties owned by STAG Predecessor Group and 32 properties that constitute STAG Contribution Group. STAG Predecessor Group, which includes the entity that is considered our accounting acquirer, is part of our predecessor business and consists of the subsidiaries of Fund III that will be contributed to us by Fund III in our formation transactions. STAG Contribution Group consists of the properties owned by Fund IV and STAG GI that will be contributed to us in the formation transactions.

        In the summary financial and operating data, we have not presented historical information for STAG Industrial, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and activity in connection with our formation transactions and this offering, and because we believe that a discussion of the results of STAG Industrial, Inc. would not be meaningful.

        We have not presented historical financial information for the management company as its results are not considered significant, and because we believe that a discussion of these results (which primarily consist of acquisition and asset management fees from Fund II, Fund III and Fund IV and general and administrative costs), would not be meaningful.

        You should read the following summary financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," our unaudited pro forma consolidated financial statements and related notes, the historical combined financial statements and related notes of STAG Predecessor Group, the historical combined statements of revenue and certain expenses and related notes of STAG Contribution Group, and the historical (combined) statements of revenue and certain expenses and related notes of the various properties listed in the Index to the Financial Statements.

        The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and our formation transactions had occurred on September 30, 2010, and the unaudited pro forma statements of operations and other data for the nine months ended September 30, 2010 and the year ended December 31, 2009, is presented as if this offering and our formation transactions had occurred on January 1, 2009. The pro forma financial information is not necessarily indicative of what our actual financial condition would have been as of September 30, 2010 or what our actual results of operations would have been assuming this offering and our formation transactions had been completed as of January 1, 2009, nor does it purport to represent our future financial position or results of operations.

        The unaudited summary historical combined balance sheet information as of September 30, 2010 and statement of operations data for the nine months ended September 30, 2010 and 2009 have been derived from the unaudited combined financial statements of the STAG Predecessor Group included elsewhere in this prospectus. The summary historical combined balance sheet information as of December 31, 2009 and 2008, and the historical combined statement of operations data for the years ended December 31, 2009, 2008, and 2007, have been derived from the combined financial statements of the STAG Predecessor Group audited by PricewaterhouseCoopers LLP, independent registered public accountants, whose report thereon is included elsewhere in this prospectus. The summary historical combined balance sheet information as of December 31, 2007 and 2006 and the historical combined statement of operations for the period ended December 31, 2006 have been derived from the unaudited combined financial statements of the STAG Predecessor Group, which are not included in this prospectus.

        The audited historical financial statements of STAG Predecessor Group in this prospectus, and therefore the historical financial and operating data in the table below, exclude the operating results and financial condition of the Option Properties, the entities that own the Option Properties and the management company.

	Company Pro Forma		STAG Predecessor Group Historical
	Nine Months Ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,			Period Ended December 31,
	2010	2009	2010	2009	2009	2008	2007(1)	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenue
Rental income	$38,436	$52,804	$18,543	$19,320	$25,658	$27,319	$11,162	$941
Tenant recoveries	5,011	7,441	3,164	3,449	4,508	3,951	1,326	—
Other	939	1,252	—	—	—	—	—	—

Total revenue	44,386	61,497	21,707	22,769	30,166	31,270	12,488	941

Expenses
Property	7,831	12,268	5,372	6,519	9,009	6,423	1,681	11
General and administrative	8,604	11,472	293	357	478	502	404	29
Depreciation and amortization	20,527	26,348	8,458	7,929	10,257	12,108	4,687	336
Loss on impairment of assets	—	—	—		—	3,728	—	—

Total expenses	36,962	50,088	14,123	14,805	19,744	22,761	6,772	376

Other income (expense)
Interest income	4	66	4	53	66	140	163	4
Interest expense	(7,890)	(10,643)	(10,547)	(10,416)	(14,328)	(15,058)	(7,861)	(616)
Gain (loss) on interest rate swaps	(531)	(1,133)	(1,029)	(1,786)	(1,720)	(1,275)	—	—

Total other income (expense)	(8,417)	(11,710)	(11,572)	(12,149)	(15,982)	(16,193)	(7,698)	(612)

Net income (loss)	(993)	(301)	(3,988)	(4,185)	(5,560)	(7,684)	(1,982)	(47)

Balance Sheet Data (End of Period):
Rental property, before accumulated depreciation	432,188		209,567		210,009	208,948	212,688	31,998
Rental property, after accumulated depreciation	414,400		191,779		195,383	200,268	210,294	31,808
Total assets	503,422		211,910		220,116	229,731	242,134	35,976
Notes payable	165,109		208,715		212,132	216,178	217,360	31,877
Total liabilities	176,859		220,481		221,637	223,171	220,548	32,305
Owners'/shareholders' equity (deficit)	326,563		(8,571)		(1,521)	6,560	21,586	3,671
Other Data:
Net operating income (NOI)(2)	36,555	49,229	16,335	16,250	21,157	24,847	10,807	930
EBITDA(2)	27,420	36,624	15,013	14,107	18,959	19,342	10,403	901
FFO(2)	19,534	26,047	4,470	3,744	4,697	4,424	2,705	289
Adjusted funds from operations (AFFO)(2)	20,777	29,093	4,638	5,617	6,186	8,081	2,443	243

(1)
We have prepared the results of operations for the year ended December 31, 2007 by combining amounts for 2007 obtained by adding the audited operating results of each of the Antecedent for the period of January 1, 2007 to May 31, 2007 and STAG Predecessor Group for the period of June 1, 2007 to December 31, 2007 (since the difference in basis between Antecedent and STAG Predecessor Group were not materially different and the entities were under common management). Although this combined presentation does not comply with U.S. generally accepted accounting principles ("GAAP"), we believe that it provides a meaningful method of comparison.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed explanations of net operating income ("NOI"), EBITDA, FFO and adjusted funds from operations ("AFFO"), and reconciliations of NOI, EBITDA, FFO and AFFO to net income computed in accordance with GAAP.

RISK FACTORS

        An investment in our common stock involves risks. In addition to other information in this prospectus, you should carefully consider the following risks before investing in our common stock offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Business and Operations

  Our investments are concentrated in the industrial real estate sector, and our business would be adversely affected by an economic downturn in that sector.

        All of our 89 properties are industrial properties, including 42 warehouse/distribution facilities, 26 manufacturing facilities and 21 flex/office facilities. This concentration may expose us to the risk of economic downturns in the industrial real estate sector to a greater extent than if our properties were more diversified across other sectors of the real estate industry.

  Adverse economic conditions will negatively affect our returns and profitability.

        Our operating results may be affected by market and economic challenges, including the current global economic credit environment, which may result from a continued or exacerbated general economic slow down experienced by the nation as a whole or by the local economies where our properties may be located, or by the real estate industry, including the following:

  •
  poor economic conditions may result in tenant defaults under leases;

  •
  re-leasing may require concessions or reduced rental rates under the new leases due to reduced demand;

  •
  adverse capital and credit market conditions may restrict our operating activities; and

  •
  constricted access to credit may result in tenant defaults, non-renewals under leases or inability of potential buyers to acquire properties held for sale.

        Also, to the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments. The length and severity of any economic slow down or downturn cannot be predicted. Our operations could be negatively affected to the extent that an economic slow down or downturn is prolonged or becomes more severe.

  Dislocations in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

        Domestic and international financial markets recently experienced significant dislocations brought about in large part by failures in the U.S. banking system. These dislocations have impacted the availability of credit. If this dislocation in the credit markets causes the inability to borrow at attractive rates, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. Also, if the values of our properties decline we may be

RISK FACTORS

unable to refinance all of our debt as it matures. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

  Events or occurrences that affect areas in which our properties are geographically concentrated may impact financial results.

        In addition to general, regional, national and international economic conditions, our operating performance is impacted by the economic conditions of the specific markets in which we have concentrations of properties. We have holdings in the following states (which, as of September 30, 2010, accounted for the percentage of our total annualized rent indicated): North Carolina (15.5%); Ohio (13.0%); Wisconsin (7.4%); and Michigan (6.3%). Our operating performance could be adversely affected if conditions become less favorable in any of the states or regions in which we have a concentration of properties.

  We are subject to industry concentrations that make us susceptible to adverse events with respect to certain industries.

        We are subject to certain industry concentrations with respect to our properties, including the following (which, as of September 30, 2010, accounted for the percentage of our total annualized rent indicated): Containers & Packaging (15.2%); Business Services (10.1%); Personal Products (9.3%); Industry Equipment & Components (7.3%); Automotive (7.2%); and Technology (6.4%). Such industries are subject to specific risks that could result in downturns within the industries. For example, several of our technology tenants operate in the telecommunications sector. Telecommunications companies face risks regarding their ability to adapt to new technological developments and changes in regulations by the Federal Communications Commission and other federal, state and local agencies. Any downturn in one or more of these industries, or in any other industry in which we may have a significant concentration now or in the future, could adversely affect our tenants who are involved in such industries. If any of these tenants is unable to withstand such downturn or is otherwise unable to compete effectively in its business, it may be forced to declare bankruptcy, fail to meet its rental obligations, seek rental concessions or be unable to enter into new leases, which could materially and adversely affect us.

  We are subject to risks involved in single-tenant leases, and the default by one or more tenants could materially and adversely affect us.

        Any of our tenants may experience a downturn in its business at any time that may significantly weaken its financial condition or cause its failure. As a result, such tenant may decline to extend or renew its lease upon expiration, fail to make rental payments when due or declare bankruptcy. The default, financial distress or bankruptcy of a single tenant could cause interruptions in the receipt of rental revenue and/or result in a vacancy, which is likely to result in the complete reduction in the operating cash flows generated by the property leased to that tenant and may decrease the value of that property. In addition, a majority of our leases generally require the tenant to pay all or substantially all of the operating expenses normally associated with the ownership of the property, such as utilities, real estate taxes, insurance and routine maintenance. Following a vacancy at a single-tenant property, we will be responsible for all of the operating costs at such property until it can be re-let, if at all.

RISK FACTORS

  If our tenants are unable to obtain financing necessary to continue to operate their businesses and pay us rent, we could be materially and adversely affected.

        Many of our tenants rely on external sources of financing to operate their businesses. The U.S. financial and credit markets continue to experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If our tenants are unable to obtain financing necessary to continue to operate their businesses, they may be unable to meet their rent obligations to us or enter into new leases with us or be forced to declare bankruptcy and reject our leases, which could materially and adversely affect us.

  As a newly formed REIT, we have no operating history and may not be able to operate our business successfully or implement our business strategies as described in this prospectus.

        We were organized in July 2010 and will commence operations upon completion of our formation transactions and this offering. We are subject to all the risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially.

  As a newly formed REIT, we have no experience operating as a publicly traded REIT, which may affect our ability to successfully operate our business or generate sufficient cash flow to make or sustain distributions to our shareholders.

        We have no experience operating as a publicly traded REIT. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002. Failure to maintain REIT status would have an adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you.

  We depend on key personnel, the loss of their full service could adversely affect us.

        Our success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone, whose continued service is not guaranteed, and each of whom would be difficult to replace. While we have entered into employment contracts with Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone, they may nevertheless cease to provide services to us at any time. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel except for Mr. Butcher, the founder of STAG. The policy has limits in the amount of $5.0 million and covers us in the event of Mr. Butcher's death.

        We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

RISK FACTORS

  Our growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

        We acquire and intend to continue to acquire primarily generic distribution warehouses, manufacturing properties and flex/office facilities. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect. Further, we face competition for attractive investment opportunities from other well-capitalized real estate investors, including both publicly-traded REITs and private institutional investment funds, and these competitors may have greater financial resources than us and a greater ability to borrow funds to acquire properties. This competition will increase as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. In addition, we expect to finance future acquisitions through a combination of secured and unsecured borrowings, proceeds from equity or debt offerings by us or our operating partnership or its subsidiaries and proceeds from property contributions and divestitures which may not be available and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

  We may be unable to source "limited marketing" deal flow in the future, which could adversely affect our ability to locate and acquire additional properties at attractive prices.

        A key component of our growth strategy is to continue to acquire additional industrial real estate assets. Since 2004, approximately 32.0% of the acquisitions we sourced, based on total purchase price, were acquired before they were widely marketed by real estate brokers, or "limited marketing" transactions. Properties that are acquired by "limited marketing" transactions are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we cannot obtain "limited marketing" deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be somewhat adversely affected.

  The fair market value of the consideration for the assets to be acquired by us in our formation transactions may exceed the assets' aggregate book value and fair market value.

        We have not obtained updated third-party appraisals of the properties and other assets to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions. The initial public offering price of our common stock was determined in consultation with the underwriters based on the history and prospects for the industry in which we compete, our financial information, the ability of our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly traded shares of generally comparable companies. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of such assets. As a result, the consideration for these assets in our formation transactions may exceed their book value and fair market value.

  The cash available for distribution to shareholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

        All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we

RISK FACTORS

make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder's adjusted tax basis in its shares. A return of capital is not taxable, but it has the effect of reducing the holder's adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder's shares, they will be treated as gain from the sale or exchange of such stock. See "U.S. Federal Income Tax Considerations—Taxation of shareholders." If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

  Our ability to pay our estimated initial annual distribution depends upon our actual operating results, and, in adverse scenarios, we may have to borrow funds under our secured corporate credit facility to pay this distribution, which could slow our growth.

        We expect to pay an initial annual dividend of $        per share, or $       million in the aggregate, which represents approximately      % (or a deficiency of $            ) of our estimated cash available for distribution of $       million for the 12 months ending September 30, 2011 calculated as described in "Distribution Policy" (which does not take into account future tenant retention and potential acquisitions). Assuming our operating cash flow does not increase, we will be required either to fund future distributions from cash balances, borrowings under our secured corporate credit facility or to reduce such distributions. Use of our secured corporate credit facility to pay distributions will reduce the amount of our borrowing capacity available for other purposes. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, our stock price may be adversely affected.

  We have owned our properties for a limited time, and we may not be aware of characteristics or deficiencies involving any one or all of them.

        Prior to our formation transactions and this offering, Fund III, Fund IV and STAG GI owned or controlled our 89 initial properties comprising an aggregate 13.4 million rentable square feet. All of these properties have been under management for less than four years. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential and such properties may not ultimately perform up to our expectations. We cannot assure you that the operating performance of the properties will not decline under our management.

Risks Related to Our Organization and Structure

  We may pursue less vigorous enforcement of terms of contribution, purchase and sale and other agreements because of conflicts of interest with certain of our officers and directors.

        Certain of our directors and executive officers have ownership interests in the other entities or properties to be contributed to us in our formation transactions, including Fund III, Fund IV, STAG GI and the management company. Following the completion of our formation transactions and this offering, under the contribution agreements with certain of our directors and executive officers and their affiliates, we will be entitled to indemnification in the event of breaches of the representations and warranties made by them with respect to the entities and properties to be acquired by us. Such indemnification is limited and we are not entitled to any other indemnification in connection with our formation transactions. See "—We are assuming liabilities in connection with our formation transactions, including unknown liabilities" above. In addition, we expect that our executive officers will enter into employment agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us and pursuant to which they will devote substantially all of their business time to our business. See "Management—Employment Agreements."

RISK FACTORS

We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with our directors and executive officers.

  Certain of our directors and executive officers exercised significant influence with respect to the terms of our formation transactions, including the economic benefits they will receive, and as a result, the consideration given by us may exceed the fair market value of the properties.

        We did not conduct arm's-length negotiations with respect to all of the terms of our formation transactions. In the course of structuring our formation transactions, our directors and executive officers had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, certain of our directors and executive officers had substantial pre-existing ownership interests in Fund III, Fund IV, STAG GI and the management company, and will receive substantial economic benefits as a result of our formation transactions. The formation transaction documents provide that the individual allocations of the total formation transaction value to each prior investor are determined by the provisions of the applicable partnership agreement or organizational document of the relevant fund. Also, our directors and executive officers have assumed management and/or director positions with us, for which they will obtain certain other benefits such as employment agreements, restricted stock or LTIP unit grants and other compensation.

  Our executive officers and directors have duties to Fund II, Fund III, Fund IV and STAG GI which may create conflicts of interest, which may impede business decisions that could benefit our shareholders.

        Certain of our executive officers and directors also serve on the board of managers and/or management committees of the managers of Fund II, Fund III and Fund IV, and are members of the board of directors of STAG GI. Our officers and directors may have conflicting duties because they have a duty to both us and to Fund II (which will retain ownership of its properties and continue as a private, fully-invested fund until liquidated), Fund III (which will retain ownership of the Option Properties), Fund IV and STAG GI. Upon completion of our formation transactions, all of these entities will be fully invested and, as a result, will not be making any additional investments in income properties. However, some Fund II properties may be competitive with our current or future properties. It is possible that the executive officers' and board members' fiduciary duty to Fund II, Fund III, Fund IV and STAG GI, including, without limitation, their interests in Fund II and the Option Properties, will conflict with what will be in the best interests of our company.

  Our fiduciary duties as sole member of the general partner of our operating partnership could create conflicts of interest, which may impede business decisions that could benefit our shareholders.

        After the consummation of this offering, we, as the sole member of the general partner of our operating partnership, will have fiduciary duties to the other limited partners in the operating partnership, the discharge of which may conflict with the interests of our shareholders. The limited partners of our operating partnership have agreed that, in the event of a conflict in the fiduciary duties owed by us to our shareholders and, in our capacity as indirect general partner of our operating partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners. In addition, those persons holding common units will have the right to vote on certain amendments to the operating partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with the interests of our shareholders. For example, we are unable to modify the rights of limited partners to receive distributions as set forth in the operating partnership agreement in a manner that adversely

RISK FACTORS

affects their rights without their consent, even though such modification might be in the best interest of our shareholders.

        In addition, conflicts may arise when the interests of our shareholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners. Tax consequences to holders of common units upon a sale or refinancing of our properties may cause the interests of our senior management to differ from your own. As a result of unrealized built-in gain attributable to contributed property at the time of contribution, some holders of common units, including our principals, may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all.

        We may experience conflicts of interest with several members of our senior management team who have or may become limited partners in our operating partnership through the receipt of LTIP units granted under our 2011 Equity Incentive Plan. See "Management—Equity Incentive Plan."

  Our growth depends on external sources of capital which are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our shareholders.

        In order to maintain our qualification as a REIT, we are generally required under the Code to distribute annually at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

  •
  general market conditions;

  •
  the market's perception of our growth potential;

  •
  our current debt levels;

  •
  our current and expected future earnings;

  •
  our cash flow and cash dividends; and

  •
  the market price per share of our common stock.

        If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties or satisfy our debt service obligations. Further, in order to meet the REIT distribution requirements and maintain our REIT status and to avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of non-deductible capital expenditures, the creation of reserves, certain restrictions on distributions under loan documents or required debt or amortization payments.

RISK FACTORS

        To the extent that capital is not available to acquire properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings and distributable cash flow levels in a particular reporting period. Failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the market price of our common stock.

  Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.

        Our charter contains 9.8% ownership limits.    Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to limit any person to actual or constructive ownership of no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock and no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limits. However, our board of directors may not grant an exemption from the ownership limits to any proposed transferee whose ownership, direct or indirect, of more than 9.8% of the value or number of our outstanding shares of our common stock could jeopardize our status as a REIT. The ownership limits contained in our charter and the restrictions on ownership of our common stock may delay or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders. See "Description of Stock—Restrictions on Ownership and Transfer of Stock."

        Our board of directors may create and issue a class or series of preferred stock without shareholder approval.    Our board of directors is empowered under our charter to amend our charter to increase or decrease the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock without shareholder approval. Our board of directors may determine the relative rights, preferences and privileges of any class or series of preferred stock issued. As a result, we may issue series or classes of preferred stock with preferences, dividends, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our shareholders.

        Certain provisions in the partnership agreement for our operating partnership may delay or prevent unsolicited acquisitions of us.    Provisions in the partnership agreement for our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some shareholders might consider such proposals, if made, desirable. These provisions include, among others:

  •
  redemption rights of qualifying parties;

  •
  transfer restrictions on our common units;

  •
  the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and

  •
  the right of the limited partners to consent to transfers of the general partnership interest and mergers under specified circumstances.

RISK FACTORS

        Any potential change of control transaction may be further limited as a result of provisions of the partnership unit designation for the LTIP units, which require us to preserve the rights of LTIP unit holders and may restrict us from amending the partnership agreement for our operating partnership in a manner that would have an adverse effect on the rights of LTIP unit holders.

        Certain provisions of Maryland law could inhibit changes in control.    Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

  •
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose special appraisal rights and special shareholder voting requirements on these combinations; and

  •
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, only upon the approval of our shareholders, our board of directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may, only upon the approval of our shareholders, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

        Additionally, Title 8, Subtitle 3 of the MGCL, permits our board of directors, without shareholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

        Our charter, bylaws, the partnership agreement for our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors," "—Business Combinations," "—Control Share Acquisitions," "—Maryland Unsolicited Takeovers Act," "—Advance Notice of Director Nominations and New Business" and "Our Operating Partnership and the Partnership Agreement."

RISK FACTORS

  Under their employment agreements, our executive officers will have the right to terminate their employment and, under certain conditions, receive severance, which may adversely affect us.

        In connection with this offering, we are entering into employment agreements with Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone. These employment agreements provide that each executive may terminate his or her employment and, under certain conditions, receive severance based on two or three times (depending on the officer) the annual total of salary and bonus and immediate vesting of all outstanding equity-based awards. In the case of certain terminations, they would not be restricted from competing with us after their departure. See "Management—Employment Agreements" for further details about the terms of these employment agreements.

  Compensation awards to our management may not be tied to or correspond with our improved financial results or share price, which may adversely affect us.

        The compensation committee of our board of directors is responsible for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based compensation plans. Our compensation committee has significant discretion in structuring compensation packages and may make compensation decisions based on any number of factors. As a result, compensation awards may not be tied to or correspond with improved financial results at our company or the share price of our common stock.

  If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        In the past, we have reported our results to the investors in our predecessor business on a fund-by-fund basis. We have generally maintained separate systems and procedures for each fund, which makes it more difficult for us to evaluate and integrate their systems and procedures on a reliable company-wide basis. In addition, for certain funds we were not required to report our results on a GAAP basis. In connection with our operation as a public company, we will be required to report our operations on a consolidated basis under GAAP and, in some cases, on a property by property basis. We are in the process of implementing an internal audit function and modifying our company-wide systems and procedures in a number of areas to enable us to enhance our reporting on a consolidated basis under GAAP as we continue the process of integrating the financial reporting of our predecessor. If we fail to implement proper overall business controls, including as required to integrate our predecessor entities and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations.

  Our board of directors can take many actions without shareholder approval.

        Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

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  amend or revise at any time and from time to time our investment, financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations;

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  amend our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements;

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  within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of us and our shareholders;

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  •
  issue additional shares without obtaining shareholder approval, which could dilute the ownership of our then-current shareholders;

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  amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series, without obtaining shareholder approval;

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  classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining shareholder approval;

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  employ and compensate affiliates;

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  direct our resources toward investments that do not ultimately appreciate over time;

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  change creditworthiness standards with respect to third-party tenants; and

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  determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a shareholder, the right to vote.

  Our rights and the rights of our shareholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors' and officers' liability to us and our shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our shareholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

General Real Estate Risks

  Our performance and value are subject to general economic conditions and risks associated with our real estate assets.

        The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our shareholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that

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generally do not decline when circumstances reduce the income from the property. Income from and the value of our properties may be adversely affected by:

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  changes in general or local economic climate;

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  the attractiveness of our properties to potential tenants;

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  changes in supply of or demand for similar or competing properties in an area;

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  bankruptcies, financial difficulties or lease defaults by our tenants;

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  changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce returns to shareholders;

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  changes in operating costs and expenses and our ability to control rents;

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  changes in or increased costs of compliance with governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

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  our ability to provide adequate maintenance and insurance;

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  changes in the cost or availability of insurance, including coverage for mold or asbestos;

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  unanticipated changes in costs associated with known adverse environmental conditions or retained liabilities for such conditions;

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  periods of high interest rates and tight money supply;

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  tenant turnover;

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  general overbuilding or excess supply in the market; and

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  disruptions in the global supply chain caused by political, regulatory or other factors including terrorism.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Future terrorist attacks may result in declining economic activity, which could reduce the demand for, and the value of, our properties. To the extent that future attacks impact our tenants, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases.

        For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

  Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties.

        We compete with other owners, operators and developers of real estate, some of which own properties similar to ours in the same markets and submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire. As a result, our financial condition, cash flows, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

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  A significant portion of our properties have leases that expire in the next three years and we may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our results of operations, cash flows and the value of our common stock.

        Our results of operations, cash flows and the value of our common stock would be adversely affected if we are unable to lease, on economically favorable terms, a significant amount of space in our operating properties. As of September 30, 2010, leases with respect to 34.0% of our total annualized rent will expire on or before December 31, 2013. We cannot assure you expiring leases will be renewed or that our properties will be re-leased at base rental rates equal to or above the current average base rental rates. In addition, the number of vacant or partially vacant industrial properties in a market or submarket could adversely affect our ability to re-lease the space at attractive rental rates.

  A property that incurs a vacancy could be difficult to sell or re-lease, which could adversely affect our results of operations, cash flows and the value of our common stock.

        A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. In addition, certain of the properties we acquire may have some level of vacancy at the time of closing. Certain of our properties may be specifically suited to the particular needs of a tenant. We may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenue resulting in less cash available to be distributed to shareholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

  We may not have funding for future tenant improvements, which could adversely affect our results of operations, cash flows and the value of our common stock.

        When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. We cannot assure you that we will have adequate sources of funding available to us for such purposes in the future.

  Bankruptcy laws will limit our remedies if a tenant becomes bankrupt and rejects the lease and we may be unable to collect balances due on our leases.

        If a tenant becomes bankrupt or insolvent, that could diminish the income we receive from that tenant's leases. Our tenants may experience downturns in their operating results due to adverse changes to their business or economic conditions, and those tenants that are highly leveraged may have a higher possibility of filing for bankruptcy or insolvency. We may not be able to evict a tenant solely because of its bankruptcy. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be an unsecured prepetition claim subject to statutory limitations, and therefore such amounts received in bankruptcy are likely to be substantially less than the remaining rent we otherwise were owed under the leases. In addition, any claim we have for unpaid past rent could be substantially less than the amount owed. If the lease for such a property is rejected in bankruptcy, our revenue would be reduced and could cause us to reduce distributions to shareholders.

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  The fact that real estate investments are not as liquid as other types of assets may reduce economic returns to investors.

        Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and other items that enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

  Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

        We have acquired, and may continue to acquire, properties in markets that are new to us. When we acquire properties located in these markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures.

  Uninsured losses relating to real property may adversely affect your returns.

        We attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenue in these properties and could potentially remain obligated under any recourse debt associated with the property. Moreover, we, as the indirect general partner of our operating partnership, generally will be liable for all of our operating partnership's unsatisfied recourse obligations, including any obligations incurred by our operating partnership as the general partner of joint ventures. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. We evaluate our insurance coverage annually in light of current industry practice through an analysis prepared by outside consultants.

  Contingent or unknown liabilities could adversely affect our financial condition.

        As part of our formation transactions, we will assume existing liabilities of contributed operating companies and liabilities in connection with contributed properties, some of which may be unknown or unquantifiable at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions beyond the scope of our environmental

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insurance coverage, claims of tenants, vendors or other persons dealing with the entities prior to this offering, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. As part of our formation transactions, the owners of our predecessor business have only made limited representations and warranties to us regarding the entities, properties and assets that we will own following our formation transactions that survive for a period of one year and agreed to indemnify us and our operating partnership for breaches of such representations subject to specified deductibles and caps, as applicable. Because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse against any of the owners of our predecessor business for these liabilities.

        In addition, we may in the future acquire properties, or may have previously owned properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based on ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows.

  Environmentally hazardous conditions may adversely affect our operating results.

        Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

        Environmental laws in the United States also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties contain asbestos-containing building materials.

        We invest in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential

RISK FACTORS

for the release of petroleum products or other hazardous or toxic substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

        From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

        Preliminary assessments of environmental conditions at a property that meet certain specifications are often referred to as "Phase I environmental site assessments" or "Phase I environmental assessments." They are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I environmental assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. No such assessments have been updated on our properties for purposes of this offering, and, as of September 30, 2010, approximately 40.8% of our properties have environmental assessments which are more than three years old. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, there can be no assurance that:

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  future laws, ordinances or regulations will not impose any material environmental liability; or

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  the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us.

  Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

        Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the ADA, including removing access barriers, then our cash flows and the amounts available for distributions to our shareholders may be adversely affected. While we believe that our properties are currently in material compliance with these regulatory requirements, the requirements may change or new requirements may be imposed that could require significant unanticipated expenditures by us that will affect our cash flows and results of operations.

  One of our properties is subject to a ground lease that exposes us to the loss of such property upon breach or termination of the ground lease and may limit our ability to sell this property.

        We own one of our properties through a leasehold interest in the land underlying the building and we may acquire additional buildings in the future that are subject to similar ground leases. As lessee

RISK FACTORS

under a ground lease, we are exposed to the possibility of losing the property upon expiration, or an earlier breach by us, of the ground lease, which may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common stock.

        In the future, our ground leases may contain certain provisions that may limit our ability to sell certain of our properties. In addition, in the future, in order to assign or transfer our rights and obligations under certain of our ground leases, we may be required to obtain the consent of the landlord which, in turn, could adversely impact the price realized from any such sale.

        We also own one property that benefits from payment in lieu of tax ("PILOT") programs and to facilitate such tax treatment our ownership in this property is structured as a leasehold interest with the relevant municipality serving as lessor. With respect to such arrangement, we have the right to purchase the fee interest in the property for a nominal purchase price, so the risk factors set forth above for traditional ground leases are mitigated by our ability to convert such leasehold interest to fee interest. In the event of such a conversion of our ownership interest, however, any preferential tax treatment offered by the PILOT program will be lost.

  We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on your investment.

        We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

        Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

  We may acquire properties with "lock-out" provisions which may affect our ability to dispose of the properties.

        We may acquire properties through contracts that could restrict our ability to dispose of the property for a period of time. These "lock-out" provisions could affect our ability to turn our investments into cash and could affect cash available for distributions to you. Lock-out provisions could also impair our ability to take actions during the lock-out period that would otherwise be in the best interest of our shareholders and, therefore, may have an adverse impact on the value of our common stock relative to the value that would result if the lock-out provisions did not exist.

  If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

        If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk that the purchaser may default, which could

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negatively impact our cash distributions to shareholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our shareholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Related to Our Debt Financings

  Our operating results and financial condition could be adversely affected if we are unable to make required payments on our debt.

        Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, and we are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest. There can be no assurance that we will be able to refinance any maturing indebtedness, that such refinancing would be on terms as favorable as the terms of the maturing indebtedness or that we will be able to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

        In particular, loans obtained to fund property acquisitions will generally be secured by first mortgages on such properties. If we are unable to make our debt service payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which in turn could cause the value of our common stock and distributions payable to shareholders to be reduced. Certain of our existing and future indebtedness is and may be cross-collateralized and, consequently, a default on this indebtedness could cause us to lose part or all of our investment in multiple properties. See "Policies With Respect to Certain Activities—Financing Policies."

  Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our shareholders.

        As of September 30, 2010, we had total pro forma outstanding debt of approximately $165.1 million, and we expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. We have entered into interest rate swaps to mitigate the risk of increasing interest rates for our $72.0 million in variable rate debt. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to make distributions to you. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected, and we may lose the property securing such indebtedness. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

  Covenants in our mortgage loans and any future credit facility could limit our flexibility and adversely affect our financial condition or our status as a REIT.

        The terms of our mortgage loans require us to comply with loan-to-collateral-value ratios, debt service coverage ratios and, in the case of an event of default, limitations on the ability of our subsidiaries that are borrowers under our mortgage loans to make distributions to us or our other subsidiaries. In addition, we are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with this offering. Any facility we obtain will likely include a number of additional customary financial

RISK FACTORS

and other covenants. Any of our existing loan covenants or future credit facility covenants may limit our flexibility in our operations and prevent us from making distributions to our shareholders, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations.

        As of September 30, 2010, we had certain secured loans that are cross-collateralized by multiple properties. If we default on any of these loans we may then be required to repay such indebtedness, together with applicable prepayment charges, to avoid foreclosure on all cross-collateralized properties within the applicable pool. Moreover, any future corporate credit facility of ours may contain certain cross-default provisions which are triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the facility in addition to any mortgage or other debt that is in default. If our properties were foreclosed upon, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

        We are a holding company and conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on our common stock. We will also rely on distributions from our operating partnership to meet our debt service and other obligations, including our obligations to make distributions required to maintain our REIT status. The ability of subsidiaries of our operating partnership to make distributions to the operating partnership, and the ability of our operating partnership to make distributions to us in turn, will depend on their operating results and on the terms of any loans that encumber the properties owned by them. Such loans may contain lockbox arrangements, reserve requirements, financial covenants and other provisions that restrict the distribution of funds. In the event of a default under these loans, the defaulting subsidiary would be prohibited from distributing cash. For example, our subsidiaries are party to mortgage loans that prohibit, in the event of default, their distribution of any cash to a related party, including our operating partnership. As a result, a default under any of these loans by the borrower subsidiaries could cause us to have insufficient cash to make distributions on our common stock required to maintain our REIT status.

  If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions.

        Some of our financing arrangements require us to make a lump-sum or "balloon" payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to shareholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

  High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

        If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. In addition, we run the risk of being unable to refinance mortgage debt when the loans come due or of being unable to refinance such debt on favorable terms. If interest rates are higher

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when we refinance such debt, our income could be reduced. We may be unable to refinance such debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

  Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

        We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are not legally enforceable. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

Risks Related to this Offering

  The purchase price per share of our common stock may not accurately reflect the future value of our company.

        The purchase price per share of our common stock offered pursuant to this prospectus reflects the result of negotiations between us and the representatives of the underwriters. The purchase price may not accurately reflect the future value of our company, and the offering price may not be realized upon any subsequent disposition of the shares.

  Future offerings of debt securities, which would rank senior to our common stock upon liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, senior or subordinated notes and series of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

RISK FACTORS

  The number of shares of our common stock available for future sale, including by our affiliates and other continuing investors, could adversely affect the market price of our common stock, and future sales by us of shares of our common stock may be dilutive to existing shareholders.

        Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of common units or exercise of any options, or the perception that such sales might occur could adversely affect the market price of our common stock. The exchange of common units for common stock, the exercise of any stock options or the vesting of any restricted stock granted under our 2011 Equity Incentive Plan, the issuance of our common stock or common units in connection with property, portfolio or business acquisitions and other issuances of our common stock or common units could have an adverse effect on the market price of the shares of our common stock. Also, continuing investors that will hold 6,109,794 common units on a pro forma basis are parties to an agreement that provides for registration rights. The exercise of these registration rights could depress the price of our common stock. The existence of shares of our common stock reserved for issuance as restricted shares or upon exchange of options or common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of our common stock may be dilutive to existing shareholders.

  Lock-up agreements may not limit the number of shares of common stock that will be available for sale into the market, which could reduce the market price for our common stock.

        Our executive officers and our directors and the owners of the management company, Fund III, Fund IV and STAG GI have entered into lock-up agreements that, subject to exceptions, prohibit them from selling, pledging, transferring or otherwise disposing of our common stock or securities convertible into our common stock for a period of 12 months after the date of this prospectus. The representatives of the underwriters may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers and the owners of the management company, Fund III, Fund IV and STAG GI at any time without notice or shareholder approval. If the restrictions under the lock-up agreements are waived or terminated, up to approximately 6,384,013 shares of common stock, including securities convertible into our common stock, will be available for sale into the market, subject only to applicable securities rules and regulations and, in some cases, vesting requirements, which could reduce the market price for our common stock.

  There are no established trading markets for our common stock and broad market fluctuations could negatively impact the market price of our stock.

        Currently, there is no established trading market for our common stock. Our shares of common stock have been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, under the symbol "STIR". We cannot assure you that an active trading market for our common stock will develop after the offering or if one does develop, that it will be sustained.

        Even if an active trading market develops, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results;

RISK FACTORS

  •
  changes in our operations or earnings estimates or publication of research reports about us or the industry;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional shareholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

        In addition, the stock market has experienced price and volume fluctuations that have affected the market prices of many companies in industries similar or related to ours and may have been unrelated to operating performances of these companies. These broad market fluctuations could reduce the market price of our common stock.

  Differences between the book value of the assets to be acquired in our formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.

        As of September 30, 2010, the pro forma net tangible book value of the assets to be acquired by us in our formation transactions was approximately $           million, or $        per share of our common stock held by our continuing investors, assuming the exchange of common units for shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the consummation of our formation transactions and this offering will be less than the initial public offering price. The purchasers of our common stock offered hereby will experience immediate and substantial dilution of $          per share in the pro forma net tangible book value per share of our common stock.

  Increases in market interest rates may result in a decrease of the value of our common stock.

        One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield and, if we are unable to pay such yield, the market price of our common stock could decrease.

  The market price of our common stock could be adversely affected by our level of cash dividends.

        The market value of the equity securities of a REIT is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

RISK FACTORS

  STAG Predecessor Group has experienced historical net losses and accumulated deficits after depreciation and amortization and we may experience future losses.

        STAG Predecessor Group had historical net losses of $4.0 million, $4.2 million, $5.6 million, $7.7 million and $2.0 million for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively. STAG Predecessor Group had historical accumulated deficits after effects of depreciation and amortization of $8.5 million and $1.5 million as of September 30, 2010 and December 31, 2009, respectively. There can be no assurance that we will not continue to incur net losses in the future, which could adversely affect our ability to service our indebtedness and our ability to pay dividends or make distributions, any of which could adversely affect the trading price of our common stock.

  We will become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared and we may not be able to accurately report our financial results.

        Following this offering, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

U.S. Federal Income Tax Risks

  Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

        Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, dividends to shareholders would no longer qualify for the dividends-paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see "U.S. Federal Income Tax Considerations."

  Our shareholders may have current tax liability on distributions they elect to reinvest in our common stock.

        In the future, we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional shares of common stock by automatically reinvesting their cash dividends. If our shareholders participate in a dividend reinvestment plan, they will be deemed to have received, and for

RISK FACTORS

income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our shareholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a shareholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the shares of common stock received.

  Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our shareholders.

        Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some U.S. federal, state and local taxes on our income or property. For example:

  •
  In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our shareholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income.

  •
  We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

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  If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

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  If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% "prohibited transaction" tax unless such sale were made by our taxable REIT subsidiary ("TRS") or if we qualify for a safe harbor from tax.

        We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

  REIT distribution requirements could adversely affect our ability to execute our business plan.

        From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to shareholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

  To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our shareholders' overall return.

        To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our shareholders. We may be required to make distributions to shareholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for

RISK FACTORS

distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our shareholders' investment.

  Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

        We expect to purchase real properties and lease them back to the sellers of such properties. While we will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a "true lease" for tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, we cannot assure you that the Internal Revenue Service ("IRS") will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification "asset tests" or "income tests" and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

  The "taxable mortgage pool" rules may increase the taxes that we or our shareholders incur and may limit the manner in which we conduct securitizations.

        We may be deemed to be, or make investments in entities that own or are themselves deemed to be taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for U.S. federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of shareholders, however, such as foreign shareholders eligible for treaty or other benefits, shareholders with net operating losses, and certain tax-exempt shareholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt "disqualified organizations," such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such shareholder's ownership. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

  We may be subject to adverse legislative or regulatory tax changes affecting REITs that could have a negative effect on us.

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our shareholders or us. We cannot predict how changes in the tax laws might affect our shareholders or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

RISK FACTORS

  Our formation transactions may be treated other than as a tax-free transaction for federal income tax purposes and our contributors could be required to recognize taxable gain.

        As a result of our formation transactions described above, the contributors expect to defer approximately $     million of taxable income and taxable gain. The contribution transactions are expected to be tax free, in whole or in part, to us, our operating partnership and the contributors. Our operating partnership will have a carryover tax basis in the assets of the limited liability companies acquired by us by contribution such that our basis will be the same as the basis immediately before our formation transactions, adjusted upward by the gain, if any, recognized by the contributors. As a result of the contributions, we will have substantial built-in taxable income in our assets immediately after our formation transactions.

        We intend to take the position that each of the contributions of the interests in the limited liability companies qualify as a tax-free transaction, in whole or in part, under the Code. To the extent any of these contributions does not so qualify, then the contribution would be treated as a taxable asset sale in which the contributors would be required to recognize taxable gain. If the contribution is treated as a taxable event, our adjusted tax basis in the assets of the limited liability companies is expected to equal the then fair market value of the consideration paid for such assets.

ERISA Risks

  If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our common stock, you could be subject to criminal and civil penalties

        Fiduciaries of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should take into account their fiduciary responsibilities in connection with a decision to invest in our common stock. If such fiduciaries breach their responsibilities, including (among other things) the responsibility to act prudently, to diversify the plan's assets, and to follow plan documents and investment policies, they may be held liable for plan losses and may be subject to civil or criminal penalties and excise taxes. Similar consequences may result if a plan's investment in shares of our stock constitutes a so-called "prohibited transaction" under ERISA. Plans or arrangements that are not subject to ERISA, such as individual retirement accounts, may be subject to Section 4975 of the Code, which contains similar prohibited transaction rules.

        Although it is intended that our underlying assets and our operating partnership's underlying assets will not constitute "plan assets" of ERISA plans within the meaning of Department of Labor regulations and Section 3(42) of ERISA, there can be no assurance in this regard. If our assets or our operating partnership's assets constitute plan assets under ERISA, certain transactions in which we might normally engage could constitute prohibited transactions under ERISA or the Code. If our assets or our operating partnership's assets are plan assets, our managers may be fiduciaries under ERISA.

        Governmental employee benefit plans and certain church plans are exempt from ERISA, but these plans may be subject to federal, state or local laws that are similar to the ERISA laws and regulations discussed above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that are forward-looking statements, which are usually identified by the use of words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of such words or similar expressions. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including, without limitation:

  •
  the factors included in this prospectus, including those set forth under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business;"

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  the competitive environment in which we operate;

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  real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

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  decreased rental rates or increasing vacancy rates;

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  potential defaults on or non-renewal of leases by tenants;

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  potential bankruptcy or insolvency of tenants;

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  acquisition risks, including failure of such acquisitions to perform in accordance with projections;

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  the timing of acquisitions and dispositions;

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  potential natural disasters such as hurricanes;

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  national, international, regional and local economic conditions;

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  the general level of interest rates;

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  potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or REIT tax laws, and potential increases in real property tax rates;

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  financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

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  lack of or insufficient amounts of insurance;

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  our ability to qualify and maintain our qualification as a REIT;

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  litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and

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  possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Market data and industry forecasts and projections used in this prospectus have been obtained from CBRE-EA or other independent industry sources. Forecasts, projections and other forward-looking information obtained from CBRE-EA or other sources are subject to similar qualifications and uncertainties as other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering will be approximately $       million (or approximately $       million if the underwriters exercise their overallotment option in full), in each case assuming a public offering price of $          per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $         million (or approximately $         million if the underwriters exercise their overallotment option in full) and estimated organizational and offering expenses of approximately $3.8 million payable by us. We will contribute the net proceeds of this offering to our operating partnership in exchange for common units in our operating partnership.

        We expect our operating partnership will use the net proceeds as follows:

  •
  approximately $218.9 million (including principal and related accrued interest) to repay mortgage debt secured by certain of the properties we will acquire in our formation transactions, which bears interest at a weighted average rate of 4.7% per annum and has a weighted remaining years to maturity of 1.8 years (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding After this Offering and Giving Effect to the Financing Transactions" for more information on outstanding loan balances, interest rates and maturity dates);

  •
  approximately $5.4 million (including principal and related accrued interest) to repay subordinate mortgage debt secured by the Option Properties (the common units to be issued to Fund III in our formation transactions will be reduced accordingly), which bears interest at LIBOR plus 4.25% per annum and is scheduled to mature on January 31, 2012;

  •
  approximately $4.4 million (including principal and related accrued interest) to repay the loan dated January 31, 2009 from an affiliate of NED to the Fund III subsidiaries that will be contributed to us in our formation transactions, which bears interest at LIBOR plus 12.50% per annum and is scheduled to mature on January 31, 2012;

  •
  approximately $3.0 million (including principal and related accrued interest) to repay the loan originally drawn on May 15, 2007 from Fund III to the management company, of which $312,600 was advanced to the management company in the past 12 months for payment of general corporate expenses (including salaries, office rent, interest on corporate debt, etc.), which bears interest at 9.0% per annum and has no stated maturity date;

  •
  approximately $2.2 million for general corporate purposes including acquisitions of real estate assets;

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  approximately $2.2 million to terminate a portion of an interest rate swap due to the retirement of mortgage debt;

  •
  approximately $1.1 million to repay expenditures associated with the retirement of indebtedness and the attainment of lender consents on existing indebtedness (including financing fees, related legal fees, and contingent waiver fees), and fees associated with the revolving credit facility;

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  approximately $1.0 million (including principal and related accrued interest) to repay the line of credit dated May 15, 2007 from an affiliate of NED to the management company, which bears interest at 13.0% per annum and is scheduled to mature on March 1, 2011; and

  •
  approximately $0.5 million to pay transfer taxes associated with the contribution of our properties to us.

USE OF PROCEEDS

        If the underwriters exercise their overallotment option in full, we expect to use the additional $         million of net proceeds for general corporate purposes, including acquisitions of real estate assets.

        The debt repayments described above are estimated based on principal and related accrued interest outstanding as of September 30, 2010. The actual amounts of the debt repayments will depend on the principal and related accrued interest outstanding at the time of payment and may be greater than or less than our estimates above.

        Pending application of cash proceeds, we intend to invest the net proceeds temporarily in interest-bearing, short-term investment-grade securities, money-market accounts or checking accounts, which are consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our properties.

DISTRIBUTION POLICY

        We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We will not be required to make distributions with respect to income derived from the activities conducted through STAG Industrial TRS, Inc. (our "TRS") that is not distributed to us. Our TRS is the entity through which we will provide any third-party management and advisory services, potentially including management services provided to Fund II, Fund III and Fund IV, unless such services can be provided without jeopardizing our REIT status. To the extent our TRS's income is not distributed and is instead reinvested with the operations of our TRS, the value of our equity interest in our TRS will increase. The aggregate value of the securities that we hold in our TRS may not exceed 25% of the total value of our gross assets. In part because of restrictions applicable to us as a REIT, distributions from our TRS to us will not exceed 25% of our gross income with respect to any given taxable year.

        We are a newly formed company that has not commenced operations and, as a result, we have not paid distributions as of the date of this prospectus. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax, we intend to make quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending at the last day of the then-current fiscal quarter, based on a distribution of $      per share for a full quarter. On an annualized basis, this would be $      per share, or an annual distribution rate of approximately    %, based on the midpoint of the range set forth on the cover page of this prospectus. We estimate that this initial annual distribution rate will represent approximately      % of estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2011. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending September 30, 2011, which we have calculated based on adjustments to our pro forma net income for the 12 months ended September 30, 2010 (after giving effect to the offering and the formation transactions). This estimate was based on our pro forma operating results and does not take into account our growth strategy, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution for the 12 months ending September 30, 2011, we have made certain assumptions as reflected in the table and footnotes below.

        Our estimate of cash available for distribution does not include the effect of any changes in our working capital. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for recurring capital expenditures and current contractual tenant improvement or leasing commission costs to be incurred in the 12 months ending September 30, 2011 related to any new leases or lease renewals entered into as of September 30, 2010. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled debt principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and we have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP). In addition,

DISTRIBUTION POLICY

the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

        We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification and the applicable provisions of the MGCL and such other factors as our board may determine in its sole discretion. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make distributions. We have no intention to use the net proceeds from this offering to make distributions nor do we intend to make distributions using shares of common stock. We cannot assure you that our distribution policy will not change in the future. Actual distributions may be significantly different from the expected distributions. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see "Risk Factors."

        We anticipate that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a distribution for purposes of the dividends paid deduction will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect that      % of our estimated initial dividend will represent a return of capital for the tax period ending December 31, 2011. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see "U.S. Federal Income Tax Considerations."

        The following table describes our pro forma net loss before non-controlling interest for the year ended December 31, 2009, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders or our common stock for the 12 months ending September 30, 2011 (dollars in thousands, except per share data). The table reflects our condensed consolidated information, including common units in our operating partnership. Each common unit in

DISTRIBUTION POLICY

our operating partnership may be redeemed for cash, or at our option, one share of our common stock, beginning 12 months after completion of this offering.

Pro forma net loss before non-controlling interest for the 12 months ended December 31, 2009		$(301)
Less: Pro forma net loss before non-controlling interest for the nine months ended September 30, 2009		241
Add: Pro forma net loss before non-controlling interest for the nine months ended September 30, 2010		(993)

Pro forma net loss before non-controlling interest for the 12 months ended September 30, 2010		(1,053)
Add: Pro forma real estate depreciation and amortization		27,114
Add: Amortization of deferred financing costs		398
Less: Net effects of straight-line rents and amortization of acquired above/below market lease intangibles		(415)
Add: Non-cash compensation expense		1,525
Add: (Gain) loss on interest rate swaps		814

Pro forma cash flows provided by operations for the 12 months ended September 30, 2010		28,383
Add: Net increases in contractual rent income and related revenue(1)		1,190
Less: Net decreases in contractual rental and related revenue due to lease expirations, assuming no renewals(2)		(3,588)

Estimated cash flows provided by operations for the 12 months ending September 30, 2011		25,985
Less: Provision for tenant improvements and leasing commissions(3)		(361)
Less: Estimated annual provision for recurring capital expenditures(4)		(282)

Estimated cash flows used in investing activities for the 12 months ending September 30, 2011		(643)
Less: Scheduled debt principal payments(5)		(2,493)

Estimated cash flows used in financing activities for the 12 months ending September 30, 2011		(2,493)

Estimated cash available for distribution for the 12 months ending September 30, 2011		$22,849

Estimated cash available for distribution to non-controlling interests for the 12 months ending September 30, 2011		7,477
Estimated cash available for distribution to common shareholders for the 12 months ending September 30, 2011		15,372

Estimated cash available for distribution for the 12 months ending September 30, 2011		22,849

Estimated annual distribution to non-controlling interest for the 12 months ending September 30, 2011
Estimated annual distribution to common shareholders for the 12 months ending September 30, 2011

Estimated annual distribution for the 12 months ending September 30, 2011	$

Estimated distribution per common unit for the 12 months ending September 30, 2011(6)	$
Estimated distribution per share for the 12 months ending September 30, 2011(6)	$
Payout ratio based on estimated cash available for distribution to our holders of common stock/common units		%

(1)
Represents net increases in contractual rent income and related revenue from new leases, renewals, contractual rent increases and lease termination fees, net of abatements, from existing leases that were not in effect for the entire 12 month period ended September 30, 2010 or that will go into effect during the 12 months ending September 30, 2011, based on leases entered into as of October 22, 2010.

DISTRIBUTION POLICY

(2)
Represents net decreases in contractual rental and related revenue due to lease expirations assuming no new leases or lease renewals for leases that expired during the 12 months ended September 30, 2010 or will expire during the 12 months ending September 30, 2011, other than renewals of month-to-month leases, unless the new lease or lease renewal was executed and delivered on or before October 22, 2010.

(3)
Provision for tenant improvements and leasing commissions includes any current contractual tenant improvement or leasing commission costs to be incurred in the 12 months ending September 30, 2011 related to any new leases or lease renewals entered into as of October 22, 2010. During the 12 months ending September 30, 2011, we expect to have additional tenant improvement and leasing commission expenditures related to new and renewal leasing that occur after September 30, 2010. Any increases in such expenditures would be directly related to such new and renewal leasing in that such expenditures would be incurred when a new lease is signed or an expiring lease is renewed, and are not included herein because we have no contractual obligations at this time for such future leasing.

(4)
Estimated annual provision for recurring capital expenditures is based on $0.02 per leasable square foot of such expenditures for our consolidated portfolio. This estimate is based on the historical weighted average of our existing portfolio, on a per square foot basis, of annual recurring capital expenditures from 2007 through 2009 and the annualized nine months ended September 30, 2010.

(5)
Represents all scheduled debt repayments for the 12 months ending September 30, 2011, including both amortization and other principal repayments, excluding debt that we intend to repay with net proceeds of this offering.

(6)
Estimated distribution per share for the 12 months ending September 30, 2011 is based on 13,000,000 shares outstanding, 274,219 LTIP units outstanding, and 122,500 shares of restricted common stock outstanding following the completion of this offering and estimated distribution per common unit for the 12 months ending September 30, 2011 is based on 6,109,794 common units outstanding following the completion of this offering.

        As reflected in the payout ratio shown in the table above, our estimated initial annual dividend of $        per share, or $       million in the aggregate, represents approximately        % (or a deficiency of $            ) of our estimated cash available for distribution of $       million for the 12 months ending September 30, 2011. However, the above table does not include any increases or decreases in revenues or costs associated with: (1) any rental and related revenue increases or decreases from changes in occupancy in our real estate portfolio subsequent to September 30, 2010; (2) rental and related revenue from renewals of expiring leases in our real estate portfolio that may be executed subsequent to September 30, 2010 without regard to tenant retention (the management company has achieved an average tenant retention rate of 78.7% since its first property acquisition in 2004); (3) rental and related revenue from acquisitions completed subsequent to the completion of this offering, not considered probable at the time of the offering, from our current acquisition pipeline and other acquisition opportunities; and (4) any offsetting costs associated with any increases in revenue, such as tenant improvements and leasing commissions. As a result, our actual payout ratio could be higher or lower than the payout ratio shown in the table above. In any case, assuming our operating cash flow does not increase, we will be required either to fund future distributions from cash balances, borrowings under our secured corporate credit facility or to reduce such distributions.

        If the above table was calculated based on our average tenant retention rate of 78.7%, our payout ratio based on estimated cash available for distribution would be        % to our holders of common stock and common units.

CAPITALIZATION

        The following table sets forth:

  •
  the historical capitalization of STAG Predecessor Group as of September 30, 2010;

  •
  our unaudited pro forma capitalization as of September 30, 2010, without giving effect to the sale of 13,000,000 shares of common stock in this offering at an assumed initial public offering price of $        per share (the mid-point of the offering price range on the cover of this prospectus), net of the underwriting discounts and estimated organizational and offering expenses payable by us, use of proceeds of this offering and the grant of LTIP units to our executive officers and independent directors and shares of restricted common stock to certain employees; and

  •
  our unaudited pro forma capitalization as of September 30, 2010.

        This table should be read in conjunction with "Use of Proceeds," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and STAG Predecessor Group's historical audited financial statements and the unaudited pro forma financial information and related notes appearing elsewhere in this prospectus.

	As of September 30, 2010
	STAG Predecessor Group Historical	Company Pro Forma Prior to this Offering	Company Pro Forma(1)(2)(3)
		(unaudited)	(unaudited)
	(dollars in thousands)
Debt	$208,715	$397,876	$165,109
Owners' equity (deficit)	(8,571)	88,555
Shareholders' equity (deficit):
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 0, 110 and 13,122,500 shares issued and outstanding on a historical, pro forma prior to this offering and pro forma basis, respectively	—	—	131
Additional paid-in capital	—	—	219,556
Non-controlling interest in our operating partnership	—	—	106,876

Total owners' and shareholders' equity (deficit)	(8,571)	88,555	326,563

Total capitalization	$200,144	$486,431	$491,672

(1)
Assumes 13,000,000 shares will be sold in this offering at an initial public offering price of $        per share for net proceeds of approximately $         million after deducting the underwriting discounts and estimated organizational and offering expenses of approximately $       million. See "Use of Proceeds."

(2)
Does not include the underwriters' option to purchase up to 1,950,000 additional shares of common stock.

(3)
The common stock outstanding as shown does not include common units in our operating partnership to be issued in connection with our formation transactions. The common stock outstanding as shown includes 122,500 shares of restricted common stock to be granted to certain employees under our equity incentive plan upon the completion of this offering. The common stock outstanding as shown does not include (1) 274,219 LTIP units to be granted to our executive officers and independent directors under our equity incentive plan or (2) 1,036,515 shares of our common stock reserved for future issuance under our equity incentive plan. See "Management—Equity Incentive Plan."

DILUTION

        Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. As of September 30, 2010, we had a net tangible book value of approximately $         million, or $        per share of our common stock held by continuing investors, assuming the exchange of common units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under "Use of Proceeds," and our formation transactions, the deduction of underwriting discounts and commissions, and estimated formation transaction and offering expenses, the pro forma net tangible book value as of September 30, 2010 attributable to common shareholders, excluding the effects of the grant of LTIP units and including the shares of restricted common stock to our executive officers, directors and certain employees, would have been $         million, or $      per share of our common stock. This amount represents an immediate increase in net tangible book value of $        per share to continuing investors and an immediate dilution in pro forma net tangible book value of $        per share from the assumed public offering price of $        per share of our common stock to new public investors. See "Risk Factors—Risks Related to this Offering—Differences between the book value of the assets to be acquired in our formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock." The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share before our formation transactions and this offering(1)	$
Increase in pro forma net tangible book value per share attributable to our formation transactions(2)	$
Increase in pro forma net tangible book value per share attributable to this offering(3)	$

Net increase in pro forma net tangible book value per share attributable to the formation transactions and this offering	$

Pro forma net tangible book value per share after our formation transactions and this offering(4)	$

Dilution in pro forma net tangible book value per share to new investors(5)	$

(1)
Net tangible book value per share of our common stock before our formation transactions and this offering is determined by dividing net tangible book value based on September 30, 2010 net book value of the tangible assets (consisting of total assets less intangible assets, which are comprised of goodwill (if applicable), deferred financing and leasing costs, acquired above-market leases and acquired in place lease value, net of liabilities to be assumed, excluding acquired below market leases and acquired above-market ground leases) of STAG Predecessor Group by the number of shares of our common stock issued to Fund III in exchange for STAG Predecessor Group, assuming the exchange of the common units issued to Fund III for shares of our common stock on a one-for-one basis.

(2)
Increase in the net tangible book value attributable to our formation transactions represents the difference between (a) the net tangible book value per share before our formation transactions and this offering and (b) the pro forma net tangible book value, excluding net offering proceeds, divided by the number of outstanding shares of common stock after our formation transactions, but before this offering, assuming the exchange of all outstanding common units for shares of our common stock on a one-for-one basis and excluding the restricted shares of common stock and LTIP units that we will issue upon completion of the offering.

(3)
The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the pro forma net tangible book value per share before our formation transactions and this offering (see note (1) above) and (ii) the increase in pro forma net tangible book value per share attributable to our formation transactions (see note (2) above) from (b)(i) the pro forma net tangible book value per share after our formation transactions and this offering (see note (4) below) divided by (ii) the number of outstanding shares of common stock after our formation transactions and this offering, assuming the exchange of all outstanding common units for shares of our common stock on a one-for-one basis and excluding the restricted shares of common stock and LTIP units that we will issue upon completion of this offering.

DILUTION

(4)
Based on pro forma net tangible book value of approximately $         million divided by the                shares of common stock to be outstanding after our formation transactions and this offering, assuming the exchange of all outstanding common units for shares of our common stock on a one-for-one basis and excluding the restricted shares of common stock and LTIP units that we will issue upon completion of this offering.

(5)
Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after our formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

        The principal reduction in our pro forma net tangible book value in the table set forth above is not from goodwill but rather from net lease related assets and liabilities which are categorized by GAAP as intangibles. Our lease related intangible assets and liabilities primarily reflect the present value of the difference of in-place leasing rates and prevailing market rates as well as the avoided costs and lost revenue as if the buildings were vacant. If the above table was calculated without excluding lease related intangible assets and liabilities, the pro forma net tangible book value per share after our formation transactions and this offering would be $            and the dilution in pro forma net tangible book value per share to new investors would be $            . In addition, the computations in the dilution table above do not reflect the fair value of the properties contributed by the STAG Predecessor Group as these assets are accounted for at carryover book basis.

SELECTED FINANCIAL INFORMATION

        The following table sets forth selected financial and operating data on (1) a pro forma basis for our company and (2) an historical basis for the STAG Predecessor Group. On a pro forma basis we will own 89 properties consisting of 57 properties owned by STAG Predecessor Group and 32 properties that constitute STAG Contribution Group. STAG Predecessor Group, which includes the entity that is considered our accounting acquirer, is part of our predecessor business and consists of the subsidiaries of Fund III that will be contributed to us by Fund III in our formation transactions. STAG Contribution Group consists of the properties owned by Fund IV and STAG GI that will be contributed to us in the formation transactions.

        In the selected financial and operating data, we have not presented historical financial information for STAG Industrial, Inc. because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and activity in connection with our formation transactions and this offering, and because we believe that a discussion of the results of STAG Industrial, Inc. would not be meaningful.

        We have not presented historical financial information for the management company as its results are not considered significant, and because we believe that a discussion of these results, (which primarily consist of acquisition and asset management fees from Fund II, Fund III and Fund IV and general and administrative costs) would not be meaningful.

        You should read the following summary financial and operating data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," our unaudited pro forma consolidated financial statements and related notes, the historical combined financial statements and related notes of STAG Predecessor Group, the historical combined statements of revenue and certain expenses and related notes of STAG Contribution Group, and the historical (combined) statements of revenue and certain expenses and related notes of the various properties listed in the Index to the Financial Statements.

        The unaudited pro forma condensed consolidated balance sheet data is presented as if this offering and our formation transactions had occurred on September 30, 2010, and the unaudited pro forma statements of operations and other data for the nine months ended September 30, 2010 and the year ended December 31, 2009, is presented as if this offering and our formation transactions had occurred on January 1, 2009. The pro forma financial information is not necessarily indicative of what our actual financial condition would have been as of September 30, 2010 or what our actual results of operations would have been assuming this offering and our formation transactions had been completed as of January 1, 2009, nor does it purport to represent our future financial position or results of operations.

        The unaudited selected historical combined balance sheet information as of September 30, 2010 and statement of operations data for the nine months ended September 30, 2010 and 2009 have been derived from the unaudited combined financial statements of the STAG Predecessor Group included elsewhere in this prospectus. The selected historical combined balance sheet information as of December 31, 2009 and 2008, and the historical combined statement of operations data for the years ended December 31, 2009, 2008, and 2007, have been derived from the combined financial statements of the STAG Predecessor Group audited by PricewaterhouseCoopers LLP, independent registered public accountants, whose report thereon is included elsewhere in this prospectus. The selected historical combined balance sheet information as of December 31, 2007 and 2006 and the historical combined statement of operations for the period ended December 31, 2006 have been derived from the unaudited combined financial statements of the STAG Predecessor Group, which are not included in this prospectus.

SELECTED FINANCIAL INFORMATION

        The audited historical financial statements of STAG Predecessor Group in this prospectus, and therefore the historical financial and operating data in the table below exclude the operating results and financial condition of the Option Properties, the entities that own the Option Properties and the management company.

	Company Pro Forma		STAG Predecessor Group Historical
	Nine Months Ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,			Period Ended December 31,
	2010	2009	2010	2009	2009	2008	2007(1)	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenue
Rental income	$38,436	$52,804	$18,543	$19,320	$25,658	$27,319	$11,162	$941
Tenant recoveries	5,011	7,441	3,164	3,449	4,508	3,951	1,326	—
Other	939	1,252	—	—	—	—	—	—

Total revenue	44,386	61,497	21,707	22,769	30,166	31,270	12,488	941

Expenses
Property	7,831	12,268	5,372	6,519	9,009	6,423	1,681	11
General and administrative	8,604	11,472	293	357	478	502	404	29
Depreciation and amortization	20,527	26,348	8,458	7,929	10,257	12,108	4,687	336
Loss on impairment of assets	—	—	—	—	—	3,728	—	—

Total expenses	36,962	50,088	14,123	14,805	19,744	22,761	6,772	376

Other income (expense)
Interest income	4	66	4	53	66	140	163	4
Interest expense	(7,890)	(10,643)	(10,547)	(10,416)	(14,328)	(15,058)	(7,861)	(616)
Gain (loss) on interest rate swaps	(531)	(1,133)	(1,029)	(1,786)	(1,720)	(1,275)	—	—

Total other income (expense)	(8,417)	(11,710)	(11,572)	(12,149)	(15,982)	(16,193)	(7,698)	(612)

Net income (loss)	(993)	(301)	(3,988)	(4,185)	(5,560)	(7,684)	(1,982)	(47)

Balance Sheet Data (End of Period):
Rental property, before accumulated depreciation	432,188		209,567		210,009	208,948	212,688	31,998
Rental property, after accumulated depreciation	414,400		191,779		195,383	200,268	210,294	31,808
Total assets	503,422		211,910		220,116	229,731	242,134	35,976
Notes payable	165,109		208,715		212,132	216,178	217,360	31,877
Total liabilities	176,859		220,481		221,637	223,171	220,548	32,305
Owners'/shareholders' equity (deficit)	326,563		(8,571)		(1,521)	6,560	21,586	3,671
Other Data:
Cash flow provided by operating activities			$6,923	$6,479	$8,365	$8,432	$3,488	$273
Cash flow used in investing activities			(1,560)	(1,844)	(2,040)	(409)	(203,669)	(30,041)
Cash flow (used in) provided by financing activities			(6,479)	(4,813)	(6,921)	(8,524)	204,581	35,315

SELECTED FINANCIAL INFORMATION

	Company Pro Forma		STAG Predecessor Group Historical
	Nine Months Ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,			Period Ended December 31,
	2010	2009	2010	2009	2009	2008	2007(1)	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)			(unaudited)	(unaudited)
	(dollars in thousands)
Net operating income (NOI)(2)
Rental revenue	$38,436	$52,804	$18,543	$19,320	$25,658	$27,319	$11,162	$941
Tenant recoveries	5,011	7,441	3,164	3,449	4,508	3,951	1,326	—
Other operating revenue	939	1,252	—	—	—	—	—	—
Property expenses	(7,831)	(12,268)	(5,372)	(6,519)	(9,009)	(6,423)	(1,681)	(11)

Net operating income (NOI)	36,555	49,229	16,335	16,250	21,157	24,847	10,807	930

Net income (loss)	(993)	(301)	(3,988)	(4,185)	(5,560)	(7,684)	(1,982)	(47)
Interest income	(4)	(66)	(4)	(53)	(66)	(140)	(163)	(4)
Loss on interest rate swaps	531	1,133	1,029	1,786	1,720	1,275	—	—
Depreciation and amortization	20,527	26,348	8,458	7,929	10,257	12,108	4,687	336
Interest expense	7,890	10,643	10,547	10,416	14,328	15,058	7,861	616
General and administrative expenses	8,604	11,472	293	357	478	502	404	29
Loss on impairment	—	—	—	—	—	3,728	—	—

Net operating income (NOI)	36,555	49,229	16,335	16,250	21,157	24,847	10,807	930
EBITDA(2)
Net income (loss)	(993)	(301)	(3,988)	(4,185)	(5,560)	(7,684)	(1,982)	(47)
Interest expense	7,890	10,643	10,547	10,416	14,328	15,058	7,861	616
Interest income	(4)	(66)	(4)	(53)	(66)	(140)	(163)	(4)
Depreciation and amortization	20,527	26,348	8,458	7,929	10,257	12,108	4,687	336

EBITDA	27,420	36,624	15,013	14,107	18,959	19,342	10,403	901

Funds from operations (FFO)(2)
Net income (loss)	(993)	(301)	(3,988)	(4,185)	(5,560)	(7,684)	(1,982)	(47)
Depreciation and amortization	20,527	26,348	8,458	7,929	10,257	12,108	4,687	336

Funds from operations (FFO)	19,534	26,047	4,470	3,744	4,697	4,424	2,705	289

Adjusted funds from operations (AFFO)(2)
FFO	19,534	26,047	4,470	3,744	4,697	4,424	2,705	289
Impairment charges	—	—	—	—	—	3,728	—	—
Straight line rental revenue adjustment	(1,576)	(1,609)	(764)	(527)	(817)	(1,187)	(415)	(61)
Deferred financing cost amortization	275	490	88	436	466	522	160	30
Above/below market lease amortization	1,151	1,703	86	238	284	(563)	(7)	(15)
(Gain) loss on interest rate swaps	531	1,133	1,029	1,786	1,720	1,275	—	—
Acquisition costs(3)	—	—	—	—	—	—	—	—
Amortization of non-cash compensation	1,144	1,525	—	—	—	—	—	—
Recurring capital expenditures	(282)	(196)	(271)	(60)	(164)	(118)	—	—

Adjusted funds from operations (AFFO)	20,777	29,093	4,638	5,617	6,186	8,081	2,443	243

(1)
We have prepared the results of operations for the year ended December 31, 2007 by combining amounts for 2007 obtained by adding the audited operating results of each of the Antecedent for the period of January 1, 2007 to May 31, 2007 and STAG Predecessor Group for the period of June 1, 2007 to December 31, 2007 (since the difference in basis between Antecedent and STAG Predecessor Group were not materially different and the entities were under common management). Although this combined presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed explanations of NOI, EBITDA, FFO and AFFO, and reconciliations of NOI, EBITDA, FFO and AFFO to net income computed in accordance with GAAP.

(3)
Represents the costs associated with acquisitions that are expensed under GAAP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Cautionary Note Regarding Forward-Looking Statements" and the combined financial statements and related notes included elsewhere in this prospectus.

        The following discussion and analysis is based on, and should be read in conjunction with, the unaudited financial statements and notes thereto as of September 30, 2010 (and for the nine months ended September 30, 2010 and 2009) and the audited financial statements and notes thereto as of December 31, 2009 and 2008 (and for the years ended December 31, 2009, 2008 and 2007) of STAG Predecessor Group. We have not had any corporate activity since our formation, other than the issuance of 110 shares of our common stock in connection with our initial capitalization and activities in preparation for our formation transactions and this offering. Accordingly, we believe that a discussion of our results of operations would not be meaningful, and this discussion and analysis therefore only discusses the combined results of STAG Predecessor Group. For more information regarding these companies, see "Selected Financial Information." All significant intercompany balances and transactions have been eliminated in the financial statements.

Overview

        We are a newly formed, self-administered and self-managed full-service real estate company focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States. We will continue and grow the single-tenant industrial business conducted by our predecessor business. Mr. Butcher, the Chairman of our board of directors and our Chief Executive Officer and President, together with an affiliate of NED, a real estate development and management company, formed our predecessor business, which commenced active operations in 2004. Since inception, we have deployed more than $1.3 billion of capital, representing the acquisition of 218 properties totaling approximately 34.9 million rentable square feet in 142 individual transactions.

        Upon completion of our formation transactions and this offering, our portfolio will consist of 89 properties in 26 states with approximately 13.4 million rentable square feet. Our properties consist of 42 warehouse/distribution properties, 26 manufacturing properties and 21 flex/office properties. As of September 30, 2010, our properties were 89.7% leased to 69 tenants, with no single tenant accounting for more than 5.7% of our total annualized rent and no single industry accounting for more than 15.2% of our total annualized rent.

        We intend to continue to target the acquisition of individual Class B, single-tenant industrial properties predominantly in secondary markets throughout the United States with purchase prices ranging from $5 million to $25 million. We believe that, due to observed market inefficiencies, our focus on these properties will allow us to generate returns for our shareholders that are attractive in light of the associated risks, when compared to other real estate portfolios.

        We intend to elect and qualify to be taxed as a REIT under the Code for the year ending December 31, 2011, and generally will not be subject to U.S. federal taxes on our income to the extent we currently distribute our income to our shareholders and maintain our qualification as a REIT. We are structured as an UPREIT and will own substantially all of our assets and conduct substantially all of our business through our operating partnership.

        As a result of our formation transactions, our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

results of operations of STAG Predecessor Group, which will be only a part of our company after the consummation of our formation transactions. Please refer to our unaudited pro forma consolidated financial statements and related notes included elsewhere in this prospectus, which present on a pro forma basis the condition and results of our company as if our formation transactions and this offering and the application of the net proceeds thereof had all occurred on September 30, 2010 for the pro forma consolidated balance sheet and on January 1, 2009 for the pro forma consolidated statements of operations. The pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date or for the periods indicated, nor does it propose to represent our future financial position or results of operations.

  Formation Transactions

        Concurrently with this offering, we will complete our formation transactions, pursuant to which we will acquire, through a series of contribution transactions, direct or indirect interests in the management company and certain of the industrial properties owned by Fund III, Fund IV and STAG GI.

        As a result of our formation transactions, we will acquire our property portfolio together with the other assets and operations of the management company. In consideration for the contributions, we will issue an aggregate of 6,109,794 common units with an aggregate value of $           million, assuming an offering price at the mid-point of the range set forth on the cover page of this prospectus, to the contributors of the management company, Fund III, Fund IV and STAG GI. We will also repay with the proceeds of this offering approximately $227.3 million of debt and assume approximately $165.1 million in principal amount of mortgage debt secured by our properties, based on September 30, 2010 balances on a pro forma basis.

        Our management has determined that common control does not exist among the entities constituting our predecessor business; accordingly, our formation transactions will be accounted for as a business combination. Any interests in the entities contributed by Fund III are presented in the combined financial statements of STAG Predecessor Group, which includes the entity that is considered our accounting acquirer, at historical cost. The contribution of all interests other than those directly owned by STAG Predecessor Group will be accounted for under the purchase method of accounting and recorded at the estimated fair value of acquired assets and assumed liabilities corresponding to their ownership interests. The fair values of tangible assets acquired are determined on an as-if-vacant basis. The as-if-vacant fair value will be allocated to land, building, tenant improvements and the value of in-place leases based on our own market knowledge and published market data, including current rental rates, expected downtime to lease up vacant space, tenant improvement construction costs, leasing commissions and recent sales on a per square foot basis for comparable properties in our sub-markets. The estimated fair value of acquired in-place leases are the costs we would have incurred to lease the property to the occupancy level of the property at the date of acquisition. Such estimates include the fair value of leasing commissions and legal costs that would be incurred to lease this property to this occupancy level. Additionally, we evaluate the time period over which such occupancy level would be achieved and include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period, which generally ranges up to eight to 15 months. Above-market and below-market in-place lease values are recorded as an asset or liability based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and our estimate of fair market lease rates for the corresponding in-place leases, measured over a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

period equal to the remaining non-cancelable term of the lease. The fair value of the debt assumed was determined using current market interest rates for comparable debt financings.

        Upon consummation of our formation transactions and this offering, our operations will be carried on through our operating partnership, STAG Industrial Operating Partnership, L.P., which we formed on December 21, 2009. Our formation transactions were designed to:

  •
  consolidate the ownership of the property portfolio under our operating partnership and its subsidiaries;

  •
  consolidate our acquisition and asset management businesses into a subsidiary of our operating partnership;

  •
  enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011;

  •
  defer the recognition of taxable gain by certain continuing investors; and

  •
  enable prior investors to obtain liquidity (common units) for their investments.

        As a result, we expect to be a fully integrated, self-administered and self-managed real estate company with 26 employees providing substantial in-house expertise in asset management, property management, leasing, tenant improvement construction, acquisitions, repositioning, redevelopment, legal and financing.

Factors That May Influence Future Results of Operations

  Business and Strategy

        We expect to continue our predecessor business' investment strategy of acquiring individual, Class B single-tenant industrial properties predominantly in secondary markets throughout the United States through third-party purchases and structured sale-leasebacks featuring high initial yields and strong current cash-on-cash returns. We believe that the systematic aggregation of such properties results in a diversified portfolio that will produce sustainable returns which are attractive in light of the associated risks. Future results of operations may be affected, either positively or negatively, by our ability to execute this strategy.

  Rental Revenue

        We receive income primarily from rental revenue from our properties. The amount of rental revenue generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. As of September 30, 2010, properties owned by our predecessor business were approximately 89.7% leased. The amount of rental revenue generated by us also depends on our ability to maintain or increase rental rates at our properties. Future economic downturns or regional downturns affecting our submarkets that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. Our pro forma rental income for the nine months ended September 30, 2010 was $38.4 million. Approximately $0.9 million of this rental income was attributable to leases that have terminated or expired where we have not yet re-leased the space. If the space had been vacant for the entire nine-month period then the rental income for the nine-month period ended September 30, 2010, would have been reduced by $1.8 million in the aggregate. Our predecessor business since inception has experienced insolvency of three tenants. The

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

write-off related to the three tenants was $1.1 million in the aggregate. In the future, we may experience additional tenant insolvencies and may be required to recognize additional write-offs.

        Certain leases entered into by us contain tenant concessions. Any such rental concessions are accounted for on a straight line basis over the term of the lease.

  Scheduled Lease Expirations

        Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets and by the desirability of our individual properties. As of September 30, 2010, in addition to approximately 1,386,217 rentable square feet of currently available space in our properties, leases representing approximately 0.7% and 7.8% of the rentable square footage of such portfolio are scheduled to expire prior to December 31, 2010 and December 31, 2011, respectively. The leases scheduled to expire prior to December 31, 2010 and December 31, 2011 represent approximately 0.8% and 10.3%, respectively, of the total annualized rent for our portfolio.

  Conditions in Our Markets

        The properties in our portfolio are located in markets throughout the United States. Positive or negative changes in economic or other conditions, adverse weather conditions and natural disasters in these markets may affect our overall performance.

  Rental Expenses

        Our rental expenses generally consist of utilities, real estate taxes, management fees, insurance and site repair and maintenance costs. For the majority of our tenants, our rental expenses are controlled, in part, by the triple net provisions in tenant leases. In our triple net leases, the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term, including utilities, taxes, insurance and maintenance costs. However, we also have modified gross leases and gross leases in our property portofolio. The terms of those leases vary and on some occasions we may absorb property related expenses of our tenants. In our modified gross leases, we are responsible for some property related expenses during the lease term, but the cost of most of the expenses is passed through to the tenant for reimbursement to us. In our gross leases, we are responsible for all aspects of and costs related to the property and its operation during the lease term. Our overall performance will be impacted by the extent to which we are able to pass-through rental expenses to our tenants.

  General and Administrative Expenses

        Following this offering, we also will incur increased general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with various provisions of the Sarbanes-Oxley Act of 2002. We anticipate that our staffing levels will increase from 26 employees to between 27 and 30 employees during the next 12 to 24 months and, as a result, our general and administrative expenses will further increase.

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations of the STAG Predecessor Group are based upon its combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of significant accounting policies in note 2 to the combined financial statements of the STAG Predecessor Group included elsewhere in this prospectus. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our or the STAG Predecessor Group's results of operations and financial condition to those of other companies.

        The following discussion of critical accounting policies uses "we" and "STAG Predecessor Group" interchangeably. Except where specifically stated to the contrary, we expect the critical accounting policies of STAG Industrial, Inc. to be substantially similar to those of the STAG Predecessor Group.

  Rental Property and Depreciation

        Rental property is carried at cost. We review our properties on a periodic basis for impairment and provide a provision if impairments are identified. To determine if an impairment may exist, we review our properties and identify those that have had either an event of change or event of circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, we estimate the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, we will recognize an impairment loss based upon the estimated fair value of such property as compared to its current carrying value.

        Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	40 years
Building and land improvements	5 - 21 years
Tenant improvements	Shorter of useful life or terms of related lease

        Expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and amortized or depreciated over the shorter of their useful lives or the terms of each specific lease. Repairs and maintenance are charged to expense when incurred. Expenditures for improvements are capitalized.

        We account for all acquisitions in accordance with the guidance issued by the Financial Accounting Standards Board ("FASB") under FASB Accounting Standard Codification ("ASC"), ASC 805, Business Combinations, (formerly known as Statement of Financial Accounting Standards ("SFAS") No. 141(R)). The FASB issued ASC 805 to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted ASC 805 on January 1, 2009 and the adoption did not have a material effect on the combined financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Upon acquisition of a property, we allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, tenant improvements and intangible assets including in-place leases, above market and below market leases and tenant relationships. We allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. Acquired above and below market leases are valued based on the present value of the difference between prevailing market rates and the in-place rates measured over a period equal to the remaining term of the lease for above market leases and the initial term plus the term of any below market fixed rate renewal options for below market leases that are considered bargain renewal options. The above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases, and the below market lease values are amortized as an increase to base rental income over the remaining initial terms plus the terms of any below market fixed rate renewal options that are considered bargain renewal options of the respective leases.

  Tenant Accounts Receivable, Net

        We maintain an allowance for estimated losses that may result from the inability of tenants to make required payments. We regularly assess our ability to collect outstanding payments and in so doing must make estimates of the collectability of tenant accounts receivable. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent.

  Fair Value of Financial Instruments

        Financial instruments include cash and cash equivalents, tenant accounts receivable, interest rate swaps, accounts payable, other accrued expenses and mortgage notes payable. The fair values of the cash and cash equivalents, tenant accounts receivable, accounts payable and other accrued expenses approximate their carrying or contract values.

        We calculate the fair value of mortgage notes payable by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings for loans with similar remaining maturities and similar loan-to-value ratios.

  Derivative Instruments

        We account for interest rate swaps in accordance with ASC 815, Derivatives and Hedging, (formerly known as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities). On January 1, 2009, we adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (SFAS 161), which changes the disclosure requirements for derivative instruments and hedging activities. The adoption of SFAS 161 (now included in ASC 815) did not have a material impact on our results of operations or financial condition.

        We designate interest rate swaps as non-hedge instruments. Accordingly, we recognize the fair value of the interest rate swap as asset or liability on the combined balance sheets with the changes in fair value recognized in the combined statements of operations.

        We adopted the fair value measurement provisions as of January 1, 2008 for our interest rate swaps recorded at fair value. The new guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. As of December 31, 2009 and 2008, we applied the provisions of this standard to the valuation of our interest rate swaps, which are the only financial instruments measured at fair value on a recurring basis.

  Revenue and Gain Recognition

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. Additional rents from expense reimbursements for insurance, real estate taxes and certain other expenses are recognized in the period in which the related expenses are incurred.

        Certain tenants are obligated to make payments for insurance, real estate taxes and certain other expenses and these costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our combined financial statements. To the extent any tenant responsible for these costs under their respective lease defaults on their lease or it is deemed probable that they will fail to pay for such costs, we would record a liability for such obligation. Recovery revenue related to leases whereby the tenant has assumed the cost for insurance, real estate taxes, and certain other expenses is not recognized in the combined financial statements.

        Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

        Lease termination fees are recognized as termination revenue when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. STAG Predecessor Group has no lease termination revenue for the years presented.

        We recognize gains on sales of real estate pursuant to the provisions of ASC 360-20-15, Accounting for Sales of Real Estate (formerly known as SFAS No. 66). The specific timing of a sale is measured against various criteria in ASC 360-20-15 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Historical Results of Operations of STAG Predecessor Group

        The following table summarizes our historical results of operations for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008, and 2007.

        Certain properties included in the STAG Predecessor Group were owned by a related party for the period August 11, 2006 through May 31, 2007, its commencement date of operations. The period for which certain properties were owned by a related party is labeled Antecedent. The two periods of ownership have been separated by a vertical line on the face of the combined statements of operations to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. We have prepared our discussion of the results of operations for the year ended December 31, 2007 by comparing the results of operations of STAG Predecessor Group for the years ended December 31, 2008 to the combined amounts for 2007 obtained

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

by adding the audited operating results of each of the Antecedent for the period of January 1, 2007 to May 31, 2007 and STAG Predecessor Group period of June 1, 2007 to December 31, 2007 (since the difference in basis between Antecedent and STAG Predecessor Group were not materially different and the entities were under common management). Although this combined presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison.

	Nine Months Ended September 30,			Year Ended December 31,				Antecedent January 1, 2007 - May 31, 2007
							June 1, 2007 - December 31, 2007
			% Change			% Change			Year Ended December 31, 2007	% Change
	2010	2009		2009	2008
	(unaudited)								(unaudited)
	(dollars in thousands)
Revenue
Rental income	$18,543	$19,320	(4)%	$25,658	$27,319	(6)%	$9,145	$2,017	$11,162	145%
Tenant recoveries(1)	3,164	3,449	(8)%	4,508	3,951	14%	1,326	—	1,326	198%

Total revenue	21,707	22,769	(5)%	30,166	31,270	(4)%	10,471	2,017	12,488	150%

Expenses
Property	2,576	3,782	(32)%	5,342	3,009	78%	520	32	552	445%
General and administrative	293	357	(18)%	478	502	(5)%	378	26	404	25%
Real estate taxes and insurance	2,347	2,288	3%	3,067	2,804	9%	793	92	885	217%
Asset management fees	449	449	0%	600	610	(2)%	213	31	244	150%
Depreciation and amortization	8,458	7,929	7%	10,257	12,108	(15)%	4,029	658	4,687	158%
Loss on impairment of assets	—	—	—	—	3,728	—	—	—	—	—

Total expenses	14,123	14,805	(5)%	19,744	22,761	(13)%	5,933	839	6,772	236%

Other income (expense)
Interest income	4	53	(92)%	66	140	(53)%	142	21	163	(14)%
Interest expense	(10,547)	(10,416)	1%	(14,328)	(15,058)	(5)%	(6,501)	(1,360)	(7,861)	92%
Gain (loss) on interest rate swaps	(1,029)	(1,786)	(42)%	(1,720)	(1,275)	35%	—	—	—	—

Total other income (expense)	(11,572)	(12,149)	(5)%	(15,982)	(16,193)	(1)%	(6,359)	(1,339)	(7,698)	110%

Net loss	$(3,988)	$(4,185)	(5)%	$(5,560)	$(7,684)	(28)%	$(1,821)	$(161)	$(1,982)	288%

(1)
Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

  Comparison of nine months ended September 30, 2010 to nine months ended September 30, 2009

      Revenue

        Total revenue decreased by $1.1 million, or 4.7%, to $21.7 million for the nine months ended September 30, 2010 compared to $22.8 million for the nine months ended September 30, 2009. A detailed analysis of the increase follows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Rent.    Rental revenue decreased by $777,000, or 4.0%, to $18.5 million for the nine months ended September 30, 2010 compared to $19.3 million for the nine months ended September 30, 2009. The decrease is primarily attributable to one tenant whose lease, comprising 143,000 square feet, was terminated early during the nine months ended September 30, 2009 and three tenants whose leases, comprising 561,000 square feet, expired during the nine months ended September 30, 2010.

        Tenant recoveries.    Tenant recoveries decreased by $285,000, or 8.3%, to $3.2 million for the nine months ended September 30, 2010, compared to $3.4 million for the nine months ended September 30, 2009. The decrease is primarily attributable to fewer property expenses being recovered due to lower occupancy resulting from one lease termination that occurred during the nine months ended September 30, 2009 and three lease expirations that occurred during the nine months ended September 30, 2010.

      Expenses

        Property.    Property expense, which consists of property operation and maintenance expenses and bad debt expense decreased by $1.2 million, or 31.9%, to $2.6 million for the nine months ended September 30, 2010 compared to $3.8 million for the nine months ended September 30, 2009. The decrease was primarily attributable to $1.1 million in bad debt expense incurred during the nine months ended September 30, 2009. The bad debt expense resulted from non-payment of rent and reimbursable expenses from four financially troubled tenants. These decreases were partially offset by an increase in carrying costs related to lower occupancy rates during the nine months ended September 30, 2010.

        General and administrative.    General and administrative expenses decreased $64,000, or 17.9%, to $293,000 for the nine months ended September 30, 2010 from $357,000 for the nine months ended September 30, 2009. The decrease was primarily attributable to a lower amount of in house legal fees incurred.

        Real estate taxes and insurance.    Real estate taxes and insurance increased by $59,000, or 2.6%, to $2.3 million for the nine months ended September 30, 2010 compared to $2.3 million for the nine months ended September 30, 2009. The increase was primarily attributable to higher real estate tax assessments at various properties, offset by lower insurance fees incurred.

        Asset management fees.    Asset management fees remained unchanged at $449,000 for the nine months ended September 30, 2010 and 2009, respectively.

        Depreciation and amortization.    Depreciation and amortization expense increased $529,000, or 6.7%, to $8.5 million for the nine months ended September 30, 2010 compared to $7.9 million for the nine months ended September 30, 2009. The increase was primarily attributable to accelerated amortization of lease intangibles recorded during the nine months ended September 30, 2010 in connection with a certain lease termination.

      Other Income (Expense)

        Interest income.    Interest income decreased 92.5% to $4,000 for the nine months ended September 30, 2010 from $53,000 for the nine months ended September 30, 2009. The decrease was primarily attributable to declining interest rates on bank deposit accounts and lower cash balances.

        Interest expense.    Interest expense increased $131,000, or 1.3%, to $10.5 million for the nine months ended September 30, 2010 compared to $10.4 million for the nine months ended September 30, 2009. The increase was attributable to a new loan amendment entered into in 2009 with higher interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

rate spreads. The increase was partially offset by a reduction in loan balances due to amortized principal payments under amended loan agreements.

        Loss on interest rate swaps.    Our loss on interest rate swaps decreased $757,000 to $1.0 million for the nine months ended September 30, 2010 compared to $1.8 million for the nine months ended September 30, 2009. The decrease was primarily attributable to larger underlying notional amounts under the swap agreements and an increase in the forward rate of the underlying LIBOR-based floating rate debt.

  Comparison of year ended December 31, 2009 to year ended December 31, 2008

      Revenue

        Total revenue decreased by $1.1 million, or 3.5%, to $30.2 million for the year ended December 31, 2009 compared to $31.3 million for the year ended December 31, 2008. A detailed analysis of the decrease follows.

        Rent.    Rent decreased by $1.7 million, or 6.1%, to $25.7 million for the year ended December 31, 2009 compared to $27.3 million for the year ended December 31, 2008. The two primary components of the decrease were lower occupancy levels and the write-off of above market lease intangible assets. Rental revenue decreased $923,000 due to lower occupancy during 2009. Rental revenue decreased $690,000 due to the write-off of above market lease intangible assets related to a lease termination.

        Tenant recoveries.    Tenant recoveries increased by $600,000, or 14.1%, to $4.5 million for the year ended December 31, 2009 compared to $4.0 million for the year ended December 31, 2008. The increase in tenant recoveries was primarily attributable to the amount of tenant specific billings related to real estate tax and insurance recoveries compared to the previous period. The increase was partially offset by a decrease in tenant recoveries attributable to lower occupancy rates.

      Expenses

        Property.    Property expense, which consists of property operation and maintenance expenses and bad debt expense, increased by $2.3 million, or 77.5%, to $5.3 million for the year ended December 31, 2009 compared to $3.0 million for the year ended December 31, 2008. The increase was primarily attributable to an increase of $1.9 million in bad debt expense recorded in 2009. The increase in bad debt expense resulted from nonpayment of rent and reimbursable expenses from five financially troubled tenants. The increase in property expense was also attributable to approximately $250,000 of environmental remediation costs incurred in connection with our Daytona Beach, FL property.

        General and administrative.    General and administrative expenses decreased $24,327, or 4.8%, to $478,141 for the year ended December 31, 2009 from $502,468 for the year ended December 31, 2008. The decrease was primarily attributable to a reduction in legal fees incurred and a reduction in appraisal fees, partially offset by an increase in accounting fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Real estate taxes and insurance.    Real estate taxes and insurance increased by $263,088, or 9.4%, to $3.1 million for the year ended December 31, 2009 compared to $2.8 million for the year ended December 31, 2008. The increase was primarily attributable to a payment made for real estate taxes on our St. Louis, MO property on behalf of a non-paying tenant. This increase was partially offset by lower real estate tax assessments at various other properties.

        Asset management fees.    Asset management fees decreased $9,883, or 1.6%, to $599,869 for the year ended December 31, 2009 from $609,752 for the year ended December 31, 2008.

        Depreciation and amortization.    Depreciation and amortization expense decreased $1.9 million, or 15.3%, to $10.3 million for the year ended December 31, 2009 compared to $12.1 million for the year ended December 31, 2008. The decrease was primarily attributable to accelerated amortization of lease intangibles related to lease terminations during the year ended December 31, 2008. The decrease was also attributable to a reduced asset base for depreciation purposes due to a 2008 asset impairment.

        Loss on impairment.    There were no impairment charges for the year ended December 31, 2009 compared to $3.7 million for the year ended December 31, 2008. The 2008 impairment charge was attributable to the impairment of our property located in Daytona Beach, Florida. The loss of occupancy, its continued vacancy and lower market rents indicated that the carrying amount of this property had been impaired.

  Other Income (Expense)

        Interest income.    Interest income decreased $73,632, or 52.4%, to $66,852 for the year ended December 31, 2009 from $140,484 for the year ended December 31, 2008. The decrease was primarily attributable to declining bank deposit balances resulting from an increase in principal payments on debt during the year ended December 31, 2009.

        Interest expense.    Interest expense decreased $729,490, or 4.8%, to $14.3 million for the year ended December 31, 2009 compared to $15.1 million for the year ended December 31, 2008. The decrease was primarily attributable to a reduction in interest rates and loan balances due to amortized principal payments under amended loan agreements.

        Gain (loss) on interest rate swaps.    Our loss on interest rate swaps increased $445,720, or 35.0%, to $1.7 million for the year ended December 31, 2009 compared to $1.3 million for the year ended December 31, 2008. The increase was primarily attributable to larger underlying notional amounts under the swap agreements and an increase in the interest rate swap spread.

  Comparison of year ended December 31, 2008 to the year ended December 31, 2007

      Revenue

        Total revenue increased by $18.8 million, or 150.4%, to $31.3 million for the year ended December 31, 2008 compared to $12.5 million for the year ended December 31, 2007. A detailed analysis of the increase follows.

        Rent.    Rent increased by $16.2 million, or 144.7%, to $27.3 million for the year ended December 31, 2008 compared to $11.2 million for the year ended December 31, 2007. The increase was primarily attributable to the full-year recognition of rental income generated from properties that were acquired during 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Tenant recoveries.    Tenant recoveries increased by $2.6 million, or 198.1%, to $4.0 million for the year ended December 31, 2008 compared to $1.3 million for the year ended December 31, 2007. The increase was primarily attributable to the full-year recognition of tenant recovery revenue generated from properties that were acquired during 2007.

      Expenses

        Property.    Property expense increased by $2.5 million, or 445.0%, to $3.0 million for the year ended December 31, 2008 compared to $551,593 for the year ended December 31, 2007. The increase was primarily attributable to recognition of a full year of expenses from the properties that were acquired during 2007.

        General and administrative.    Our general and administrative expenses increased $98,829, or 24.5%, to $502,468 for the year ended December 31, 2008 from $403,639 for the year ended December 31, 2007. The increase was primarily attributable to additional legal and accounting fees incurred, partially offset by a decrease in management company reimbursements.

        Real estate taxes and insurance.    Real estate taxes and insurance increased by $1.9 million, or 217.0%, to $2.8 million for the year ended December 31, 2008 compared to $884,612 for the year ended December 31, 2007. The increase was primarily attributable to recognition of a full year of real estate taxes and insurance expenses for the properties that were acquired during 2007.

        Asset management fees.    Asset management fees increased $364,952, or 149.1%, to $609,752 for the year ended December 31, 2008 from $244,800 for the year ended December 31, 2007. The increase was attributable to the full-year recognition of asset management fees relating to properties acquired during 2007.

        Depreciation and amortization.    Depreciation and amortization expense increased $7.4 million, or 158.3%, to $12.1 million for the year ended December 31, 2008 compared to $4.7 million for the year ended December 31, 2007. The increase was primarily attributable to the full-year recognition of depreciation and amortization expense relating to properties acquired during 2007 and to accelerated amortization in 2008 of lease intangibles related to lease terminations during the year. The increase was partially offset by a reduced asset base for depreciation purposes due to a 2008 asset impairment.

        Loss on impairment.    Our impairment charges were $3.7 million for the year ended December 31, 2008 compared to no impairment charges for the year ended December 31, 2007. The 2008 impairment charge was attributable to the impairment of our property located in Daytona Beach, Florida. The loss of occupancy, its continued vacancy and reduced market rents indicated that the carrying amount of this property had been impaired.

      Other Income (Expense)

        Interest income.    Interest income decreased $23,016, or 14.1%, to $140,484 for the year ended December 31, 2008 from $163,500 for the year ended December 31, 2007. The decrease was primarily attributable to declining interest rates on bank deposit accounts.

        Interest expense.    Interest expense increased $7.2 million, or 91.5%, to $15.1 million for the year ended December 31, 2008 compared to $7.9 million for the year ended December 31, 2007. The increase was attributable to the full-year recognition of interest expense relating to properties acquired during the year ended December 31, 2007. The increase was partially offset by a decrease in interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

expense on our properties on a same store basis as a result of decreased interest rates under our LIBOR-based floating rate loans during 2008.

        Gain (loss) on interest rate swaps.    Our loss on interest rate swaps was $1.3 million for the year ended December 31, 2008 compared to no loss for the year ended December 31, 2007. We swapped $87.6 million of floating rate debt for fixed rate debt during the year ended December 31, 2008. The loss was primarily attributable to a decrease in the forward rate of the underlying LIBOR-based floating rate debt. We were not party to any such agreements during the year ended December 31, 2007.

Liquidity and Capital Resources

        Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

  •
  interest expense and scheduled principal payments on outstanding indebtedness,

  •
  general and administrative expenses, and

  •
  capital expenditures for tenant improvements and leasing commissions.

In addition, we will require funds for future dividends expected to be paid to our common shareholders and unit holders in our operating partnership.

        We intend to satisfy our short-term liquidity requirements through our existing cash and cash equivalents, cash flow from operating activities, the proceeds of this offering and borrowings available under a credit facility.

        Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions, non-recurring capital expenditures and scheduled debt maturities. We intend to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured borrowings, issuance of equity securities, or, in connection with acquisitions of additional properties, the issuance of common units of the operating partnership property dispositions and joint venture transactions.

        Following completion of this offering, our debt will be comprised of a $72.0 million loan maturing in 2012, an $84.5 million loan maturing in 2018 and an $8.6 million loan maturing in 2027. We have executed a commitment letter, subject to customary closing conditions, with Anglo Irish Bank Corporation Limited to extend the maturity date on the $72.0 million Anglo Master Loan (Fund III), currently due in 2012, to October 31, 2013.

        In addition, we are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we expect will close contemporaneously with the closing of this offering. This facility will be used for property acquisitions, working capital requirements and other general corporate purposes. We currently do not intend to use this facility to repay our existing debt obligations upon maturity. The term of the credit facility will be three years with a one year extension option, subject to the satisfaction of certain conditions. The proposed credit facility will contain customary terms, covenants and other conditions for credit facilities of this type.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

  Contractual Obligations

        STAG Predecessor Group.    The following table sets forth our principal obligations and commitments, including periodic interest payments related to the indebtedness, of STAG Predecessor Group as of December 31, 2009:

	Payments by Period
	Total	Less than 1 year(2)	1-3 years(3)	3-5 years(4)	More than 5 years
			unaudited
	(dollars in thousands)
Principal payments(1)	$212,132	$4,573	$207,559	$—	—
Interest payments—fixed rate debt	31,246	8,151	23,095	—	—
Interest payments—variable rate debt	5,301	2,545	2,756	—	—
Obligations under ground leases	—	—	—	—	—

Total	$248,679	$15,269	$233,410	$—	—

(1)
The terms of the Anglo Master Loan Agreement also stipulate that a capital improvement escrow be funded monthly in an amount equal to the difference between the payments required under a 25-year amortizing loan and a 20-year amortizing loan.

(2)
Period from October 1, 2010 to December 31, 2010.

(3)
Period from January 1, 2011 to December 31, 2013.

(4)
Period from January 1, 2014 to December 31, 2015.

        On a Pro Forma Basis Before Paydowns.    The following table sets forth our principal obligations and commitments, including periodic interest payments related to the indebtedness outstanding as of September 30, 2010, on a pro forma basis, other than pro forma paydowns from the proceeds of this offering:

	Payments by Period
	Total(6)	Less than 1 year(3)	1-3 years(4)	3-5 years(5)	More than 5 years
			unaudited
	(dollars in thousands)
Principal payments(1)(2)	$389,472	$1,228	$298,727	$2,713	$86,804
Interest payments—fixed rate debt	75,423	4,397	42,864	11,576	16,586
Interest payments—variable rate debt	3,305	621	2,684	0	0
Obligations under ground leases	5,309	28	329	229	4,723

Total	$473,509	$6,274	$344,604	$14,518	$108,113

(1)
The terms of the Anglo Master Loan Agreement also stipulate that a capital improvement escrow be funded monthly in an amount equal to the difference between the payments required under a 25-year amortizing loan and a 20-year amortizing loan.

(2)
Management company debt of $3.0 million has no stated maturity date and is not included in this table.

(3)
Period from October 1, 2010 to December 31, 2010.

(4)
Period from January 1, 2011 to December 31, 2013.

(5)
Period from January 1, 2014 to December 31, 2015.

(6)
Does not include $5.4 million subordinate mortgage debt secured by the option properties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        On a Pro Forma Basis After Paydowns.    The following table sets forth our principal obligations and commitments, including periodic interest payments related to the indebtedness outstanding as of September 30, 2010, including pro forma paydowns from the proceeds of this offering:

	Payments by Period
	Total	Less than 1 year(3)	1-3 years(4)	3-5 years(5)	More than 5 years
			unaudited
	(dollars in thousands)
Principal payments(1)(2)	$165,109	$473	$75,052	$2,662	$86,922
Interest payments—fixed rate debt	58,063	2,440	27,020	11,797	16,806
Interest payments—variable rate debt	—	—	—	—	—
Obligations under ground leases	5,309	28	329	229	4,723

Total	$228,481	$2,941	$102,401	$14,688	$108,451

(1)
The terms of the Anglo Master Loan Agreement also stipulate that a capital improvement escrow be funded monthly in an amount equal to the difference between the payments required under a 25-year amortizing loan and a 20-year amortizing loan.

(2)
Principal payments in connection with the Anglo Master Loan Agreement inherent in this table assume that those payments are pro-rated based on the amount of debt remaining after paydown.

(3)
Period from October 1, 2010 to December 31, 2010.

(4)
Period from January 1, 2011 to December 31, 2013.

(3)
Period from January 1, 2014 to December 31, 2015.

        In addition to the contractual obligations set forth in the table above, we expect to enter into employment agreements with certain of our executive officers. These employment agreements provide for salary, discretionary bonus, incentive compensation and other benefits, all as more fully described under "Management—Employment Agreements."

  Consolidated Indebtedness to be Outstanding After this Offering and Giving Effect to the Financing Transactions

        As of September 30, 2010, we had, after pro forma paydowns, total outstanding debt of approximately $165.1 million. The weighted average annual interest rate on our consolidated indebtedness would have been 5.8% (after giving effect to our interest rate swaps). On a pro forma basis as of September 30, 2010, we had no long-term debt exposed to fluctuations in short-term interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following table sets forth certain information with respect to the indebtedness outstanding as of September 30, 2010 on a pro forma basis:

Loan	Principal	Fixed/Floating	Rate	Maturity
	(dollars in thousands)
Fixed Rate and Variable Rate Swapped to Fixed Rate
Anglo Master Loan (Fund III)(1)	$71,974	LIBOR + 3.00%(2)	5.17%	10/31/13	(3)
CIGNA Investment, Inc. (STAG GI)	62,500	Fixed	6.50%	2/1/2018
CIGNA Investment, Inc. (STAG GI)	22,039	Fixed	5.75%	2/1/2018
CIBC, Inc. (STAG GI)	8,596	Fixed	7.05%*	8/1/2027
RBS Citizens/Bank of America (Fund IV)(4)	—	LIBOR + 2.25%(5)	4.23%	7/25/2011
RBS Citizens/Bank of America (Fund IV)(6)	—	LIBOR + 2.25%(7)	3.92%	7/25/2011

Subtotal	$165,109

Variable Rate
Anglo Master Loan (Fund III)(8)	—	LIBOR + 3.00%	3.35%	1/31/2012
Anglo Bridge Loan (Fund III)(9)	—	LIBOR + 4.25%	4.60%	1/31/2012
RBS Citizens/Bank of America (Fund IV)(10)	—	LIBOR + 2.25%	2.60%	7/25/2011
RBS Citizens/Bank of America (Fund IV)(11)	—	LIBOR + 3.00%	3.35%	7/25/2011

Subtotal	$—

Total/Weighted Average	$165,109		5.8%

(1)
Secured by certain properties of Fund III. It is anticipated that $85.8 million of the total loan balance of $157.8 million will be paid down with offering proceeds resulting in a pro forma balance of $72.0 million.

(2)
Swapped for a fixed rate of 2.165% plus the 3.00% spread for an effective fixed rate of 5.165%. The swap expires at the stated maturity date of the loan.

(3)
We have executed a commitment letter, subject to customary closing conditions, to extend the maturity date of the Anglo Master Loan (Fund III), which currently matures in 2012, to October 2013.

(4)
It is anticipated this loan balance of $45.0 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

(5)
Swapped for a fixed rate of 1.98% plus the 2.25% spread for an effective fixed rate of 4.23%. The swap expires on the stated date of maturity.

(6)
It is anticipated this loan balance of $31.0 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

(7)
Swapped for a fixed rate of 1.67% plus the 2.25% spread for an effective fixed rate of 3.92%. The swap expires on the stated date of maturity.

(8)
It is anticipated this loan balance of $11.9 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

(9)
It is anticipated this loan balance of $34.6 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

(10)
It is anticipated this loan balance of $4.0 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

(11)
It is anticipated this loan balance of $6.6 million will be paid down in full with offering proceeds resulting in a pro forma balance of zero.

*
Interest rate increases to the greater of 9.05% and the treasury rate as of August 1, 2012 plus 2% beginning in August 2012 and continues through maturity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        Certain of our loan agreements contain financial covenants. Our Anglo Master Loan Fund III described above contains a loan-to-value requirement with respect to the collateral properties that is measured annually, a minimum debt service coverage ratio that is measured semi-annually, a minimum debt yield requirement, and a minimum guarantor net worth and liquidity requirement. Our loan with RBS Citizens and Bank of America contains a loan-to-value requirement with respect to the collateral properties that is measured annually and a minimum debt service coverage ratio that is measured quarterly. We are currently in compliance with the financial covenants in our loan agreements.

        We are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we expect will close contemporaneously with the closing of this offering. This facility will be used for property acquisitions, working capital requirements and other general corporate purposes. The proposed credit facility will contain customary terms, covenants and other conditions for credit facilities of this type. In addition, we have executed a commitment letter, subject to customary closing conditions, to extend the maturity date of the Anglo Master Loan (Fund III), which currently matures in 2012, to October 2013.

Off Balance Sheet Arrangements

        As of September 30, 2010, neither STAG Predecessor Group nor, on a pro forma basis, our company, had any off-balance sheet arrangements.

Interest Rate Risk

        ASC 815, Derivatives and Hedging (formerly known as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities), requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income, which is a component of shareholders equity. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. Because our predecessor business did not previously prepare financial statements in accordance with GAAP, we did not designate the hedges at the time of inception and therefore, our existing investment in interest rate swaps does not qualify as an effective hedge, and as such, changes in the swaps' fair market value are being recorded in earnings.

        As of September 30, 2010, on a pro forma basis, we had approximately $72.0 million of mortgage debt subject to interest rate swaps with such interest rate swaps having an approximate $(1.8) million net fair value. As these interest rate swaps were entered into prior to us reporting on a GAAP basis, they are designated as non-hedge instruments. As of September 30, 2010, Fund IV had hedged $76.0 million of its variable rate mortgage debt through floating to fixed rate swaps. Such debt will be repaid out of the proceeds of this offering. The related interest rate swaps, one with a notional amount of $45.0 million with terms to receive LIBOR and pay 1.98% and one with a notional amount of $31.0 million with terms to receive LIBOR and pay 1.67%, both with expiration dates of August 1, 2011, will be collateralized under our proposed secured corporate credit facility. Management intends to utilize such interest rate swaps to hedge future borrowings under its secured corporate credit facility. As of September 30, 2010, these interest rate swaps have a fair value of approximately $(1.1) million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Cash Flows of the STAG Predecessor Group

        The following table summarizes the historical cash flows of STAG Predecessor Group for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008, and 2007:

	Nine Months Ended September 30,		Year Ended December 31,			Antecedent January 1, 2007 - May 31, 2007
					June 1, 2007 - December 31, 2007		Combined Year Ended December 31, 2007(1)
	2010	2009	2009	2008
	(unaudited)	(unaudited)					(unaudited)
	(dollars in thousands)
Cash provided by operating activities	$6,923	$6,479	$8,365	$8,432	$3,011	$477	$3,488
Cash used in investing activities	(1,560)	(1,844)	(2,040)	(409)	(171,706)	(31,963)	(203,669)
Cash (used in) provided by financing activities	(6,479)	(4,813)	(6,921)	(8,524)	172,567	32,014	204,581

(1)
We have prepared the results of operations for the year ended December 31, 2007 by combining amounts for 2007 obtained by adding the audited operating results of each of the Antecedent for the period of January 1, 2007 to May 31, 2007 and STAG Predecessor Group for the period of June 1, 2007 to December 31, 2007 (since the difference in basis between Antecedent and STAG Predecessor Group were not materially different and the entities were under common management). Although this combined presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison.

  Comparison of nine months ended September 30, 2010 to the nine months ended September 30, 2009

        Net cash provided by operating activities.    Net cash provided by operating activities increased $444,000 to $6.9 million for the nine months ended September 30, 2010 compared to $6.5 million for the nine months ended September 30, 2009. The increase in cash provided by operating activities was primarily attributable to the net changes in current assets and liabilities, most notably an increase due to related parties attributable to the unpaid guarantee fees.

        Net cash used in investing activities.    Net cash used in investing activities decreased $284,000 to $(1.6) million for the nine months ended September 30, 2010 compared to $(1.8) million for the nine months ended September 30, 2009. The change is attributable to a decrease in building improvements made during the nine months ended September 30, 2010.

        Net cash used in financing activities.    Net cash used in financing activities increased $1.7 million to $(6.5) million for the nine months ended September 30, 2010 compared to $4.8 million for the nine months ended September 30, 2009. The increase was primarily attributable to an increase in principal payments on mortgage loans, partially offset by a decrease in deferred financing fees.

  Comparison of year ended December 31, 2009 to year ended December 31, 2008

        Net cash provided by operating activities.    Net cash provided by operating activities decreased $66,000 to $8.4 million for the year ended December 31, 2009 compared to $8.4 million for the year ended December 31, 2008. The decrease in 2009 cash provided by operating activities was primarily attributable to net changes in current assets and liabilities.

        Net cash used in investing activities.    Net cash used in investing activities increased $1.6 million to $(2.0) million for the year ended December 31, 2009 compared to $(0.4) million for the year ended

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

December 31, 2008. The change is attributable to an increase in building improvements made during 2008.

        Net cash used in financing activities.    Net cash used in financing activities decreased $1.6 million to $(6.9) million for the year ended December 31, 2009 compared to $(8.5) million for the year ended December 31, 2008. The decrease in cash used in financing activities was primarily attributable to a decrease in distributions of $4.8 million and an increase in proceeds from other notes payable of $4.4 million. The decrease was offset by an increase in deferred financing costs of $0.4 million and an increase in principal payments on mortgage loans of $7.2 million.

  Comparison of year ended December 31, 2008 to the year ended December 31, 2007

        Net cash provided by operating activities.    Net cash provided by operating activities increased $4.9 million to $8.4 million for the year ended December 31, 2008 compared to $3.5 million for the year ended December 31, 2007. The increase was primarily due to the full-year recognition of operating activities in 2008 relating to properties acquired during the year ended December 31, 2007. The increase is also attributable to net changes in current assets and liabilities.

        Net cash used in investing activities.    Net cash used in investing activities decreased $203.3 million to $(0.4) million for the year ended December 31, 2008 compared to $(203.7) million for the year ended December 31, 2007. The change is attributable to a decrease in cash used for property acquisitions and deferred costs resulting from the completion of the acquisition phase of our real estate investment program during 2007.

        Net cash provided by (used in) financing activities.    Net cash provided by (used in) financing activities decreased $213.1 million to $(8.5) million for the year ended December 31, 2008 compared to $204.6 million for the year ended December 31, 2007. The change is primarily attributable to a decrease in proceeds from mortgage loans and a decrease in investor contributions resulting from the completion of the acquisition phase of our real estate investment program during 2007. An increase in distributions also contributed to the decrease.

Non-GAAP Financial Measures

        In this prospectus, we disclose and discuss NOI, EBITDA, FFO and AFFO, all of which meet the definition of "non-GAAP financial measure" set forth in Item 10(e) of Regulation S-K promulgated by the SEC.  As a result we are required to include in this prospectus a statement of why management believes that presentation of these measures provides useful information to investors.

        None of NOI, EBITDA, FFO or AFFO should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further, NOI, EBITDA, FFO and AFFO should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Net Operating Income (NOI)

        We consider NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of our properties. We define NOI as operating revenue (including rental revenue, tenant recoveries and other operating revenue) less property-level operating expenses (which includes management fees and general and administrative

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

expenses). NOI excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items.

	Company Pro Forma Nine Months Ended September 30, 2010	Company Pro Forma Year Ended December 31, 2009
	(unaudited)	(unaudited)
	(dollars in thousands)
Rental revenue	$38,436	$52,804
Tenant recoveries	5,011	7,441
Other operating revenue	939	1,252

Total revenue	44,386	61,497

Property expenses	(7,831)	(12,268)

Net operating income	$36,555	$49,229

        The following is a reconciliation from reported net loss, the most direct comparable financial measure calculated and presented in accordance with GAAP, to NOI:

	Company Pro Forma Nine Months Ended September 30, 2010	Company Pro Forma Year Ended December 31, 2009
	(unaudited)	(unaudited)
	(dollars in thousands)
Net income (loss)	$(993)	$(301)
Interest income	(4)	(66)
Loss on interest rate swaps	531	1,133
Depreciation and amortization	20,527	26,348
Interest expense	7,890	10,643
General and administrative expenses	8,604	11,472

Net operating income	$36,555	$49,229

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

        We believe that EBITDA is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

industry peers. The following table sets forth a reconciliation of our pro forma EBITDA for the periods presented to net loss:

	Company Pro Forma Nine Months Ended September 30, 2010	Company Pro Forma Year Ended December 31, 2009	Company Pro Forma 12 Months Ended September 30, 2010
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Net income (loss)	$(993)	$(301)	$(1,053)
Interest expense	7,890	10,643	10,550
Interest income	(4)	(66)	(21)
Depreciation and amortization	20,527	26,348	27,114

EBITDA	$27,420	$36,624	$36,590

Funds from Operations (FFO)

        We calculate FFO before non-controlling interest in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

        Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

        However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs' FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following table sets forth a reconciliation of our pro forma FFO before non-controlling interest for the periods presented to net loss, the nearest GAAP equivalent:

	Company Pro Forma Nine Months Ended September 30, 2010	Company Pro Forma Year Ended December 31, 2009
	(unaudited)	(unaudited)
	(dollars in thousands)
Net loss	$(993)	$(301)
Depreciation and amortization	20,527	26,348

Funds from operations (FFO)	$19,534	$26,047

Adjusted Funds from Operations (AFFO)

        In addition to presenting FFO in accordance with the NAREIT definition, we also disclose AFFO, which is FFO after a specific and defined supplemental adjustment to:

  •
  exclude the impact of impairment charges and/or any extraordinary, non-recurring cash expenditures,

  •
  exclude significant non-cash items that were included in net income, and

  •
  include significant cash items that were excluded from net income.

        Although our FFO as adjusted clearly differs from NAREIT's definition of FFO, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding items noted above, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

        As with FFO, our reported AFFO may not be comparable to other REITs' AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following table sets forth a reconciliation of our pro forma AFFO for the periods presented to FFO:

	Company Pro Forma Nine Months Ended September 30, 2010	Company Pro Forma Year Ended December 31, 2009
	(unaudited)	(unaudited)
	(dollars in thousands)
Funds from operations (FFO)	$19,534	$26,047
Impairment charges	—	—
Straight line rental revenue adjustment	(1,576)	(1,609)
Deferred financing cost amortization	275	490
Above/below market lease amortization	1,151	1,703
Loss on interest rate swaps	531	1,133
Acquisition costs	—	—
Recurring capital expenditures	(282)	(196)
Amortization of non-cash compensation	1,144	1,525

Adjusted funds from operations (AFFO)	$20,777	$29,093

Inflation

        The majority of our leases are either triple net or provide for tenant reimbursement for costs related to real estate taxes and operating expenses In addition, most of the leases provide for fixed rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and tenant payment of taxes and expenses described above. We do not believe that inflation has had a material impact on our historical financial position or results of operations.

Newly Issued Accounting Standards

        In June 2009, the FASB issued an accounting standard that requires enterprises to perform a more qualitative approach to determining whether or not a variable interest entity will need to be consolidated. This evaluation will be based on an enterprise's ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. It requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This accounting standard is effective for fiscal years beginning after November 15, 2009. We adopted this guidance and the adoption of this guidance did not have a material impact on our combined financial statements.

        In August 2009, the FASB issued guidance on Fair Value Measurements and Disclosures—Measuring Liabilities at Fair Value. The objective of the new guidance is to provide clarification for the fair value measurement of liabilities, specifically providing clarification that in circumstances in which a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that both a quoted price in an active market for the identical liability and the quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset are required are Level 1 fair value measurements. We adopted this guidance and the adoption of this guidance did not have a material impact on our combined financial statements.

Quantitative and Qualitative Disclosure About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, primarily through interest rate swaps.

        An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. Under the most common form of interest rate swap, known from our perspective as a floating-to-fixed interest rate swap, a series of floating, or variable, rate payments on a notional amount of principal is exchanged for a series of fixed interest rate payments on such notional amount.

        As of September 30, 2010, we had total pro forma outstanding debt of approximately $165.1 million, and we expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Approximately $72.0 million of our pro forma outstanding debt as of September 30, 2010 bears interest at a variable rate, but this entire variable debt amount has been hedged through a floating-to-fixed interest rate swap whereby we swapped the variable rate interest on the hedged debt for a fixed rate of interest. The variable rate component of our pro forma mortgage debt is LIBOR based. If LIBOR were to increase by 100 basis points, we do not expect there would be any significant effect on the interest expense on our pro forma variable rate debt.

        As of September 30, 2010, on a pro forma basis, approximately $165.1 million of our consolidated borrowings bore interest at fixed rates, as shown in the table below.

	2010	2011	2012	2013	2014	2015+	Total	Fair Value
	(dollars in thousands)
Secured Mortgage Notes Payable
Fixed Rate	—	—	—	—	—	$93,089	$93,089	$93,089
Average Interest Rate	—	—	—	—	—	6.49%	6.49%	—
Variable Rate(1)	—	—	—	$71,974	—	—	$71,974	$71,259

Total Debt	$—	$—	$—	$71,974	$—	$93,089	$165,063	$164,348

(1)
The contractual annual interest rate on this indebtedness is LIBOR plus 3.00% and has been swapped for a fixed rate of 2.165% plus the 3.00% spread, for an effective fixed interest rate of 5.165%.

        As of September 30, 2010, Fund IV had hedged $76.0 million of its variable rate mortgage debt through floating to fixed rate swaps. Such debt will be repaid out of the proceeds of this offering. The related interest rate swaps, one with a notional amount of $45.0 million with terms to receive LIBOR and pay 1.98% and one with a notional amount of $31.0 million with terms to receive LIBOR and pay

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

1.67%, both with expiration dates of August 1, 2011, will be collateralized under our proposed secured corporate credit facility. Management intends to utilize such interest rate swaps to hedge future borrowings under its secured corporate credit facility.

        As of September 30, 2010, on a pro forma basis, we were party to the interest rate swaps shown in the table below.

	Notional Amount	Fair Value at September 30, 2010	Fixed Pay Rate	Expiration Date
Interest Rate Swaps
Anglo Master Loan Swap	$71,974	$(1,836)	2.165%	January 31, 2012
RBS/Citizens/Bank of America	$45,000	$(739)	1.98%	August 1, 2011
RBS/Citizens/Bank of America	$31,000	$(348)	1.67%	August 1, 2011

Total/Weighted Average	$147,974	$(2,923)	2.01%

        The market values of the swaps depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We will treat the swaps as non-hedge instruments and, accordingly, recognize the fair value of the swaps as assets or liabilities on our balance sheet, with the change in fair value recognized in our statements of operations.

        No assurance can be given that our predecessor business's hedging activities, or any future hedging activities by us, will have the desired beneficial effect on our results of operations or financial condition.

        Interest risk amounts are our management's estimates and were determined by considering the effect of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

MARKET OVERVIEW

        Unless otherwise indicated, all information contained in this Market Overview section is derived from market materials prepared by CBRE-EA as of September 14, 2010, and the projections and beliefs of CBRE-EA stated herein are as of that date.

        In this Market Overview section, we use technical phrases such as availability rate, capitalization rate, effective rent, net absorption and rent growth percentage. We define these phrases where they are first used. The phrases are industry terms, and we consider their definition and use in the disclosure below to be helpful and appropriate because of their prevalence in industry publications and frequent usage among those individuals and organizations that consider investing in real estate companies.

Market Opportunity

        The single-tenant industrial sector offers investors the opportunity to receive stable income from leases to a variety of firms across a broad spectrum of industrial sub-property types. As compared to multi-tenant and other classes of commercial property, single-tenant industrial buildings are more likely to provide their owners with less volatile cash flows after expenses, as single-tenant industrial buildings generally do not require the same degree of tenant and capital improvement expenditures on an ongoing basis.

        In recent years, the single-tenant industrial market has attracted a diverse set of buyers and sellers, from private funds, REITs and individual investors, similar to the multi-tenant industrial market. Despite a low level of investment sales recorded in 2009 and early 2010, over the past decade, single-tenant properties have consistently accounted for close to 20% of the total industrial investment sales volume tracked by Real Capital Analytics. As liquidity is gradually restored to the broader commercial real estate market, opportunities for conventional sale and sale-leaseback opportunities from owner-users are likely to increase.

        Due to the recent capital market dislocation on commercial real estate values, the single-tenant industrial market currently offers a favorable investment opportunity, as recent transactions indicate average sales prices have declined and capitalization rates have increased in recent quarters compared with prior years, according to Real Capital Analytics. Capitalization rates represent the ratio of a property's annual net operating income to its purchase price. Recent sales transactions indicate that opportunities exist to acquire select single-tenant industrial assets at a favorable cost basis compared with pre-distortion periods.

        Within the context of the broader real estate market, industrial property has exhibited a number of favorable investment characteristics. Based on the National Council of Real Estate Investment Fiduciaries ("NCREIF") Property Index, industrial property has generally outperformed commercial property as a whole on a total return basis over the long term by generating high and stable cash-flow yields. Furthermore, Class B industrial space and secondary markets offer a higher degree of stability in occupancies and rents, relative to Class A space and primary markets. At the same time, Class B property prices are regularly discounted significantly compared to Class A property prices, providing a compelling investment opportunity for Class B property.

        While current industrial market occupancy and rent conditions remain challenging, statistics compiled by CBRE-EA indicate market rents and occupancies are likely to improve in 2011.

Size of the Industrial Sector

        As of June 30, 2010, the overall U.S. industrial market consisted of approximately 269,000 buildings with more than 14 billion square feet of space. In terms of net rentable area ("NRA"), warehouse/distribution facilities constituted the majority (60.1%) of this space, followed by

MARKET OVERVIEW

manufacturing (25.1%), and flex/office (which includes research and development) (11.8%). Unclassified buildings (industrial facilities such as sewage treatment centers and airport hangars that are not amenable to private real estate investment) represent the remaining 3.0%.

	NRA (square feet in millions)	Number of Properties
Warehouse/Distribution	8,711	157,409
Manufacturing	3,630	59,935
Flex/Office	1,706	41,996
Other	436	9,928

All Industrial	14,483	269,268

Source: CBRE-EA Industrial Peer Select, Fall 2010.

        According to data compiled by CoStar Group, Inc. for the 20 largest industrial markets in the United States, single-tenant industrial buildings are estimated to account for approximately 49% of total industrial NRA and 51% of total industrial properties.

Performance of the Industrial Sector

        According to the NCREIF Property Index, historically, the industrial sector has been among the top performing real estate sectors, exceeding the total returns for the NCREIF Property Index in aggregate by approximately one-half of a percentage point on a per-year average over the 20-year period ending 2010 second quarter. As with all other property types, total returns declined in the industrial sector between the fourth quarters of 2008 and 2009, as asset values retrenched sharply due to increased risk aversion, a lack of liquidity in the commercial real estate sector and overall economic conditions. Over the long run, the industrial market has a delivered risk-adjusted performance that exceeds the performance of the commercial real estate market as a whole.

        Among the factors that help differentiate the performance of the industrial sector are its comparatively low cost of operation and high, stable cash flow yields. Over the past 20 years, average cash flow yield for the industrial sector has outperformed comparable yields for the NCREIF Property Index in aggregate. In addition, the industrial sector exhibited some of the most stable cash flow yields (measured in terms of standard deviation) of all property types over a 25-year period. Distinct factors that account for the industrial sector's overall cash flow stability relative to other property types include the nature of industrial leases, which tend to be longer term than many other types of commercial property leases and often require tenants to pay utilities, taxes, insurance and maintenance costs, and the low capital and tenant improvement expenditure requirements compared with other property types.

MARKET OVERVIEW

 Comparative Cash Flow Yields

Average Cash Flow Yield (%)(1)

(1)
Cash flow yields represent income returns reported in the NCREIF Property Index and the NCREIF Industrial Property Sub-Index, as described in more detail below.

Source: NCREIF, CBRE-EA calculations 2010Q2

        The industrial sector can be distinguished from other property sectors by more favorable volatility characteristics. A greater component of the return in the industrial sector comes from the income component of return rather than appreciation, where the majority of volatility is derived. CBRE-EA believes that the prospect for return in commercial real estate due to capital appreciation over the next few years will be limited by a stagnation in rent growth until 2012 and in occupancy, which will limit the near-term prospects for capital appreciation through growth in net operating income. Therefore, CBRE-EA believes that current investors are likely to be rewarded by targeting assets that provide a high cash flow component of the total return, such as those found in the industrial sector.

        The foregoing analysis is based on information contained in the NCREIF Property Index. NCREIF is an institutional real estate investment industry association that collects, processes, validates and disseminates investment and operating information reporting on the risk/return behavior of real estate assets owned or controlled by tax-exempt institutional investors. The NCREIF Property Index is a composite total rate of return measure of investment performance of a large pool of individual commercial real estate properties acquired in the private market for investment purposes only. All

MARKET OVERVIEW

properties in the NCREIF Property Index have been acquired, at least in part, on behalf of tax-exempt institutional investors, mostly pension funds. The NCREIF Property Index generally measures the following three types of returns on a quarterly basis for each property that is included in the index:

  •
  Income return, which measures percentage return attributable to the property's net operating income. Income return is measured as a percentage by, generally, dividing each property's net operating income for the quarter by the market value of the property at the beginning of the quarter, as adjusted to reflect the cost of capital improvements or partial sales occurring during the quarter and with simplifying assumptions made regarding the timing of the receipt of net operating income and any capital improvements or partial sales.

  •
  Capital value return, which measures percentage return attributable to any increase or decrease in the market value of the property during the quarter. The capital value return also takes into account any capital improvements or partial sales during the quarter and makes simplifying assumptions made regarding the timing any capital improvements or partial sales and the receipt of net operating income.

  •
  Total return, which combines income return and capital value return.

        The NCREIF Property Index is based on data that is submitted by NCREIF's members that are investment managers or institutional investors. The market value that is utilized in the index for each property is the market value for that property as reported by the applicable NCREIF member using standard commercial real estate appraisal methodology, and each property must be independently appraised a minimum of once every three years. In determining the NCREIF Property Index, each property's return is weighted by its market value. Within the NCREIF Property Index, the properties are categorized into four property types, Apartment, Industrial, Office and Retail, and data is available for each separate property type. The industrial sector returns described above were obtained from the NCREIF Industrial Property Sub-Index. The principal components of the NCREIF Industrial Property Sub-Index include single and multi-tenant warehouse, manufacturing and flex/office (which includes research and development) properties.

Industrial Property Fundamentals

        Below is a brief summary of availability, demand and supply conditions in the overall U.S. industrial market. Because the information presented is for primary and secondary markets in the United States, and not for secondary markets exclusively, the information may not reflect prevailing conditions in the markets on which we focus.

  •
  Availability:  As of June 30, 2010, the average industrial space availability rate, or the percentage supply of space available for lease, across the 58 largest industrial markets where CBRE-EA compiles data was 14.1%. As of the second quarter of 2010, this rate marked the 11th consecutive quarter of rising availability and represented the highest availability rate since CBRE-EA began tracking data on the industrial market in 1989. The previous historical high was 11.8% in the first quarter of 2004. Availability rates increased sharply in late 2008 and early 2009, but the rate of increase slowed in recent quarters. Between the first and second quarters of 2010, the industrial availability rate increased by one-tenth of a percentage point.

  •
  Demand, net absorption:   Industrial net absorption, or the change over a period of time in the total amount of space occupied after taking into account changes in the supply of space, hit a record low in 2009 as almost 260 million square feet of space was vacated on a net basis. The majority of the decline in net absorption occurred during the first half of 2009 with a net of 174 million square feet being vacated nationally. By the second quarter of 2010, the weakness in

MARKET OVERVIEW

    demand was moderating substantially, with only 6 million square feet vacated on a net basis. CBRE-EA forecasts net absorption to remain fairly flat over the rest of 2010. Growth in demand is expected to improve more steadily by 2011.

  •
  Supply:  Construction of industrial facilities plummeted in 2009 as a result of weak demand fundamentals and tightened lending conditions that made it very difficult to obtain financing. During the first quarter of 2010, a mere 3 million square feet of space was completed, the lowest quarterly completion rate on record. Second quarter completions also remained weak, with only 6.5 million square feet finished. During 2009, construction had already dropped to only 79 million square feet, less than one-half average annual completions recorded during the past decade. Industrial construction was constrained as the most recent recession began, compared to construction before the 1990-1 and 2001 recessions. CBRE-EA believes that the low construction trend will help support rent growth as industrial market demand recovers. Industrial construction is expected to remain low in 2010 and 2011 due to the amount of existing industrial space that was vacated during the recent recession.

  •
  Rent:  With the sharp rise in availability, CBRE-EA's measure of gross effective industrial warehouse rent fell by an estimated 10.3% in 2009, the steepest annual decline on record. CBRE-EA's warehouse rent index measures changes in effective rents on signed leases (net of free rent concessions) at the metropolitan area level. During the second quarter of 2010, rents continued to slide, although at a pace roughly one-half of the annual pace that was set in 2009. With high levels of availability and tepid demand, rents are expected to continue to drop further in 2010 and early 2011. However, a rebound in demand, combined with a dramatic decline in new supply, is expected to result in conditions favorable for rent appreciation by 2012.

Availability and Construction Trends

Completions and Net Absorption (millions of square feet)	Availability Rate

Source: CBRE-EA Industrial Outlook, Fall 2010.

MARKET OVERVIEW

 Annual Warehouse/Distribution Rent Growth

Warehouse/Distribution Rent Growth (%)(1)

(1)
The warehouse/distribution rent growth percentage reflects the annual (year-over-year) percentage change in the CBRE-EA Warehouse Rent Index. This index measures gross effective warehouse rent (contract rent in dollars per square foot, net of free rent concessions) based on signed warehouse leases. The index is computed at the market level, then aggregated across the 57 primary industrial markets that CBRE-EA covers to form a summary national index.

Source: CBRE-EA Industrial Outlook, Fall 2010.

Historical Occupancy and Valuation Characteristics of Class B Warehouse/Distribution Market

        Over the recent past, the Class B warehouse/distribution market has demonstrated a relatively higher degree of stability in occupancy and rent levels compared with the market for newer, larger Class A space. Despite these stronger market fundamentals, Class B space is relatively consistently priced at a discount to Class A space.

        The Class A warehouse/distribution market was approximated by buildings that were constructed after 1997 and have a net rentable area of 350,000 square feet or greater. The Class B warehouse/distribution market was approximated by buildings that were constructed in 1997 or earlier or had a net rentable area of less than 350,000 square feet. The Class B market has witnessed lower average availability rates over the past 10 years and a much smaller increase in availability during the recent downturn.

MARKET OVERVIEW

 Availability Rates for Warehouse/Distribution Centers by Class

Warehouse/Distribution Availability Rate (%)

Source: CBRE-EA Industrial Peer Select, Fall 2010.

        Meanwhile, average capitalization rates on Class B warehouse/distribution space have been higher than those in the Class A segment. CBRE-EA compiled average quarterly capitalization rates on closed transactions from Real Capital Analytics, using the same definitions as above for the Class A and Class B warehouse/distribution markets. Since 2003, the average capitalization rate for Class B warehouse/distribution properties has been approximately three-tenths of a percentage point higher than the average capitalization rate for Class A warehouse/distribution properties, which means that, on average, the purchase price for Class B warehouse/distribution properties generating a certain amount of annual net operating income has been lower than the purchase price for Class A warehouse/distribution properties generating the same amount of annual net operating income.

MARKET OVERVIEW

 Class A and Class B Warehouse/Distribution Capitalization Rate Trends

Average Capitalization Rate %

Sources: Real Capital Analytics, CBRE-EA calculations

Performance and Liquidity of Secondary Industrial Markets

        Despite their relatively small size, secondary industrial markets have, on average, a remarkable amount of fundamental stability in rents and occupancies. Large industrial and distribution markets may offer a substantial amount of depth, which allows owners more options to re-tenant vacant space, a feature that has been attractive to a variety of investors. However, this favorable attribute of larger markets appears to be offset by a higher degree of volatility in occupancy and rent due to a higher tenant dependence on external trade and distribution flows, which tend to be more volatile than locally-generated demand, and a higher propensity for speculative construction in larger markets.

        To examine the fundamental performance of primary and secondary industrial markets, CBRE-EA examined historical annual changes in economic rent, which represents the product of the average market net asking rents and the occupancy rates. CBRE-EA created a "Primary" market aggregate economic rent index for the 29 largest industrial metropolitan areas, which each have a minimum market total of 200 million in net rentable square footage. This was compared to a "Secondary" market aggregate economic rent index, consisting of the remaining 29 of the 58 metropolitan markets (25.2 million to 194.8 million square feet). Over the 20-year period from 1990 to 2010, annual economic rent growth averaged a 1.37% increase per year in the Secondary markets, one-half of a percentage point higher than in the Primary markets. In addition, the standard deviation of Secondary market economic rent growth, a measure of volatility, was approximately 17% lower than the comparable measure for Primary markets. Over time, industrial properties in the Secondary markets, on average, have generated superior economic rent growth with slightly lower volatility than their Primary market counterparts.

MARKET OVERVIEW

 Industrial Economic Rent Trends in Primary and Secondary Markets

Average Economic Rent (dollars per square foot)(1)

(1)
Economic rent represents the product of the average market net asking rents and the occupancy rates.

Source: CBRE-EA Industrial Outlook and calculations, Fall 2010

  Market Liquidity and Transaction Volumes

        Recent historical sales trends indicate that Secondary markets also offer a comparable amount of sales transaction liquidity to Primary markets. Active sales markets are important to investors who may wish to attract multiple bids when they attempt to exit or recapitalize their investments at different points in time.

        Indeed, during the recent active period of industrial property transactions, Primary and Secondary markets on average witnessed similar activity levels. CBRE-EA examined industrial property sales measured in square footage provided at the metropolitan area level by Real Capital Analytics over the 2004-2008 period. Over this period, the proportion of market inventory square footage that sold averaged close to 3.3% per annum, a figure that was nearly identical for Primary and Secondary market aggregations. Although the proportion of inventory that sold varied across metropolitan area markets, there appeared to be no distinction in transaction liquidity between Primary and Secondary markets as a whole.

Current Market for Investment Opportunities

        CBRE-EA believes that recent financial crisis and the dislocation in the capital markets has created a favorable environment for new investment, as industrial property prices are being discounted significantly on an absolute and relative basis.

MARKET OVERVIEW

        According to NCREIF, appraisal-based industrial property asset values fell by more than 30.5% by the first quarter of 2010 from their late 2007 peak, before stabilizing with a 0.7% increase during the second quarter of 2010. The Moody's/REAL Commercial Property Price Index (CPPI), which measures price changes based on an index of repeat sales transactions, indicated that industrial property values declined by more than 37.4% from their peak over a similar time frame. During recent quarters, however, the downward trend in industrial property values has begun to reverse, according to the CPPI. Reflecting a growing demand from investors for well-leased, high quality properties, industrial values appear to be stabilizing, by posting a net 3.3% increase in the CPPI during the second quarter 2010 from their low value. Nonetheless, the overall decline in capital values over the past two years, combined with previously aggressive lending practices, has resulted in an expanding pool of distressed industrial property, where owners are unable to fully re-finance their mortgage loan balances at maturity. Real Capital Analytics identified 1,010 industrial deals representing an estimated value of $7.9 billion that were listed "troubled" as of the second quarter of 2010, implying that the current owner faced financial difficulty or bankruptcy, or a loan refinance/default issue.

        Corresponding with the change in property values, average capitalization rates on all commercial property transactions, including those in the industrial sector, have also risen sharply since mid-2007. The average capitalization rate on closed single-tenant industrial property sales during the second quarter of 2010 was almost one and one-half percentage points higher than the 2007 average lows, according to data compiled by Real Capital Analytics. Furthermore, the spreads between capitalization rates for single-tenant industrial properties and the 10-year U.S. Treasury rate are currently at some of their widest levels since early 2003.

Capitalization Rate Trends

Capitalization Rate (%)(1)

(1)
Capitalization rates represent the ratio of a property's annual net operating income to its purchase price.

Source: Real Capital Analytics and CBRE-EA calculations

MARKET OVERVIEW

        While a further decline in real estate rents and operating fundamentals over the short-term is likely to continue to keep capitalization rates at high levels, CBRE-EA believes that most of the capitalization rate re-setting has already taken place, in part due to a constrained debt market, and a much higher than usual risk premium that investors associate with investing in commercial real estate relative to other asset classes. CBRE-EA also believes that opportunities for acquiring high quality assets through foreclosure or directly from distressed sponsors will increase over the next several years, as a growing pipeline of maturing mortgage loans fail to fully refinance under an environment of stringent lender mortgage refinance guidelines and reduced industrial property values. CBRE-EA estimates that some $5.6 billion in industrial loans will mature through 2012 in the CMBS sector alone. As a result, the current market environment will continue to provide an opportunity for well-capitalized investors to acquire assets with strong cash flows at significantly discounted prices compared to levels witnessed just two years ago.

BUSINESS

Overview

        STAG Industrial, Inc. is a newly formed, self-administered and self-managed full-service real estate company focused on the acquisition, ownership and management of single-tenant industrial properties throughout the United States. We will continue and grow the single-tenant industrial business conducted by our predecessor business. Mr. Butcher, the Chairman of our board of directors and our Chief Executive Officer and President, together with an affiliate of NED, a real estate development and management company, formed our predecessor business, which commenced active operations in 2004. Since inception, we have deployed more than $1.3 billion of capital, representing the acquisition of 218 properties totaling approximately 34.9 million rentable square feet in 142 individual transactions.

        Upon completion of our formation transactions and this offering, our portfolio will consist of 89 properties in 26 states with approximately 13.4 million rentable square feet. Our 89 properties are 42 warehouse/distribution properties, 26 manufacturing properties and 21 flex/office properties. As of September 30, 2010, our properties were 89.7% leased to 69 tenants, with no single tenant accounting for more than 5.7% of our total annualized rent and no single industry accounting for more than 15.2% of our total annualized rent.

        We intend to continue to target the acquisition of individual Class B, single-tenant industrial properties predominantly in secondary markets throughout the United States with purchase prices ranging from $5 million to $25 million. We believe, due to observed market inefficiencies, our focus on owning and expanding a portfolio of such properties will, when compared to other real estate portfolios, generate returns for our shareholders that are attractive in light of the risks associated with these returns because:

  •
  Industrial properties generally require less capital expenditure than other commercial property types and single-tenant properties generally require less expenditure for leasing, operating and capital costs per property than multi-tenant properties.

  •
  In our view, investment yields on single-tenant individual property acquisitions are typically greater than investments yields on portfolio acquisitions. With appropriate asset diversification, individual asset risk can be mitigated across an aggregated portfolio.

  •
  Class B industrial properties tend to have higher current returns and lower volatility than Class A industrial properties.

  •
  Secondary markets generally have less occupancy and rental rate volatility than primary markets.

  •
  In our view, we typically do not face significant competition from other institutional industrial real estate buyers for acquisitions, as these buyers tend to focus on larger properties in select primary markets. Our typical competitors are local investors who often do not have ready access to debt or equity capital.

  •
  Tenants in our target properties tend to manage their properties directly, which allows us to grow our portfolio without substantially increasing the size of our asset management infrastructure.

For a description of what we consider to be Class A and Class B properties, see "—Our Properties" below.

        Reflecting the market inefficiencies we have observed, our target properties are generally leased to:

  •
  investment grade credit tenants on shorter term leases (less than four to six years);

BUSINESS

  •
  sub-investment grade credit tenants on longer term leases (greater than four to six years); or

  •
  a variable combination of the above.

        We believe the market inefficiently prices our target properties because investors underestimate the probability of tenant retention beyond the primary lease term or overestimate the expected cost of tenant default. Further, we believe our relationships with a national network of commercial real estate brokers and our underwriting processes, utilizing our proprietary model, allow us to acquire properties at a discount to their intrinsic values, where intrinsic values are determined by the properties' future cash flows. Through the evaluation of more than 3,700 qualified transactions (that is, transactions that pass our initial screening) since 2004, we believe we have developed a unique approach to melding real estate and tenant-credit underwriting analyses, which allows us to identify assets that we believe are undervalued by the market. The significant volume of acquisition opportunities presented to us each year provides us with market intelligence that further supports our underwriting and due diligence processes.

        When we refer to an "investment grade credit tenant," we mean a tenant that has a published senior unsecured credit rating of BBB-/Baa3 or above from one or both of Standard & Poor's or Moody's Investors Service. When we refer to a sub-investment grade credit tenant, we mean a tenant that is not an investment grade credit tenant.

        We were incorporated on July 21, 2010 under the laws of the State of Maryland. We intend to elect and qualify to be taxed as a REIT under the Code for the year ending December 31, 2011, and generally will not be subject to U.S. federal taxes on our income to the extent we currently distribute our income to our shareholders and maintain our qualification as a REIT. We are structured as an UPREIT and will own substantially all of our assets and conduct substantially all of our business through our operating partnership.

Competitive Strengths

        We believe that our investment strategy and operating model distinguish us from other owners, operators and acquirers of industrial real estate in a number of ways, including:

  •
  Proven Growth Profile:  Since 2004, we have deployed more than $1.3 billion of capital, representing the acquisition of 218 properties totaling approximately 34.9 million rentable square feet in 142 individual transactions. Our systems and personnel have enabled us to acquire as many as seven properties in five transactions totaling $58.1 million in cost in a single month. Moreover, our pursuit of many small acquisitions helps produce a smooth and predictable growth rate.

  •
  Established Intermediary Relationships:  Approximately 32.0% of the acquisitions we sourced, based on total purchase price have been in "limited marketing" transactions where there has been no formal sales process. We believe we have developed a reputation as a credible and active buyer of single-tenant industrial real estate, which provides us access to significant acquisition opportunities that may not be available to our competitors.

  •
  Recent Acquisition Activity:  Our affiliate, STAG GI, LLC, formed STAG GI, a joint venture with GI Partners. Since formation in July 2010, STAG GI has acquired 13 industrial properties, representing 3.6 million rentable square feet located in nine states.

  •
  Scalable Platform:  We intend to grow our portfolio through acquisitions of single-tenant industrial properties in secondary markets throughout the United States. We own properties in a variety of different markets within 26 states. We believe we have developed the experience and

BUSINESS

    systems infrastructure necessary to acquire, own and manage properties throughout the United States, which will allow us to efficiently grow our portfolio in those markets and others. In addition, our focus on net lease properties ensures that our current staff of 26 employees (with incremental additions) will be sufficient to support our growth. As of January 24, 2011, we were pursuing approximately $420 million of specific additional potential acquisitions that we have identified as warranting further investment consideration after an initial review.

  •
  Expertise in Underwriting Single-Tenant Properties:  Our expertise and market knowledge have been derived from our significant acquisition activity, our relationships with a national network of commercial real estate brokers and our presence in numerous markets. Since 2004, we have acquired 218 properties in 142 individual transactions. Through this experience, we developed a proprietary underwriting process. We integrate real estate and corporate credit analysis to project the future cash flows of potential acquisitions. Central to our underwriting is assessing the probability of tenant retention during the lease term and beyond. We evaluate the tenant's use of the subject property, the tenant's cost to relocate, the supply/demand dynamic in the relevant submarket and the tenant's financial condition. We then analyze the costs associated with a vacancy event by estimating market rent, potential downtime and re-tenanting costs for the subject property. We believe that our senior management team has proven expertise and procedures in assessing tenant retention and vacancy costs, and therefore an advantage in identifying, underwriting and closing on attractive acquisition opportunities.

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  Selectivity:  We are selective when deploying capital. The 142 transactions effected by our predecessor business, its affiliates and STAG GI since 2004 represent only 3.8% of more than 3,700 qualified transactions (that is, transactions that pass our initial screening) evaluated during that time.

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  Stable and Predictable Cash Flows:  Our portfolio is diversified by tenant, industry and geography, which tends to reduce risk and earnings volatility. As of September 30, 2010, no single tenant accounted for more than 5.7% of our total annualized rent; no single industry represented more than 15.2% of our total annualized rent; and no single state was the site for properties generating more than 15.5% of our total annualized rent. Cash flow consistency across our portfolio is enhanced by our weighted average in-place remaining lease term of approximately 5.7 years as of September 30, 2010, low costs for tenant improvements and leasing commissions and low capital expenditures (which, for the properties we owned in 2009, averaged 1% and 4% of net operating income during 2009, respectively). It is further enhanced by our expected high tenant retention rate. The management company has achieved an average tenant retention rate (with respect to 83 leases) of 78.7% since its first property acquisition in 2004. Our relatively high tenant retention ratio serves to minimize downtime and costs. We lease our properties primarily on a triple-net lease basis, which mitigates cash flow volatility arising from fluctuations in property operating expenses and capital expenditure requirements. We have no current plans to pursue development or "value add" lease up strategies; however, we may pursue tenant-driven redevelopment opportunities for the properties we own from time to time. We believe our consistent cash flows will provide an attractive and stable current risk adjusted return to our shareholders through an expected dividend of $         per share on an annualized basis, or an annual dividend rate of approximately    % based on the midpoint of the range set forth on the front cover of this prospectus. See "Distribution Policy."

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  Conservative Balance Sheet and Liquidity Position:  Upon consummation of our formation transactions, and after giving effect to debt paydowns at the closing of this offering, we will have a debt-to-EBITDA ratio of approximately 4.5x, based on our pro forma EBITDA for the

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    12 months ended September 30, 2010. We intend to target a debt-to-EBITDA ratio of between 5.0x and 6.0x, although we may exceed these levels from time to time as we complete acquisitions. Following completion of this offering, our debt will be comprised of a $72.0 million loan maturing in 2012, an $84.5 million loan maturing in 2018 and an $8.6 million loan maturing in 2027. All of this debt will bear interest at a fixed rate through its initial term as a result of interest rate swaps. We are negotiating a definitive loan agreement regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances). In addition, we have executed a commitment letter, subject to customary closing conditions, regarding the extension of the maturity date of our debt due in 2012 to October 2013. The pro forma debt yield on this indebtedness is             %. Our transparent capital structure does not include development financings, joint venture investments or other off balance sheet indebtedness. We believe that this leverage and liquidity profile, as well as the transparency and flexibility of our balance sheet and our UPREIT structure, facilitates future refinancings of our indebtedness and positions us to capitalize on external growth opportunities in the near term.

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  Experienced Management Team:  The five senior members of our management team have significant real estate industry experience, including: Mr. Butcher with 27 years of experience; Mr. Sullivan with 28 years of experience; Mr. Mecke with 26 years of experience; Ms. Arnone with 23 years of experience; and Mr. King with 15 years of experience. All five have had an active role with our predecessor business for at least the past four years. Four have previous public REIT or public real estate company experience. In addition, GI Partners, a representative of which will be a member of our board of directors, has significant experience sponsoring real estate companies, including a public REIT, Digital Realty Trust, Inc.

Our Strategies

        Our primary business objectives are to own and operate a balanced and diversified portfolio of single-tenant industrial properties that maximizes cash flows available for distribution to our shareholders, and to enhance shareholder value over time by achieving sustainable long-term growth in FFO per share through the following strategies.

  Investment Strategy

        Our primary investment strategy is to acquire individual Class B, single-tenant industrial properties predominantly in secondary markets throughout the United States through third-party purchases and structured sale-leasebacks featuring high initial yields and strong ongoing cash-on-cash returns.

        We believe secondary markets tend to have less occupancy and rental rate volatility and less buyer competition compared with primary markets. As of September 30, 2010, our properties had an average annualized rent of $4.06 per rentable square foot of leased space.

        The performance of single-tenant properties tends to be binary in nature—either a tenant is paying rent or the owner is paying the entire carrying cost of the property. We believe that this binary nature frequently causes the market to inefficiently price our target assets. In an attempt to avoid this binary risk and paying the entire carrying cost of a vacant property, potential investors in single-tenant properties may turn to the application of rigid decision rules that would induce buyers of single-tenant properties to avoid acquisitions where the tenant does not have an investment grade rating or where the remaining primary lease term is less than an arbitrary number such as 12 years. By adhering to such inflexible decision rules, other investors may miss attractive opportunities that we can identify and acquire.

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        We further believe that our method of using and applying the results of our due diligence and our ability to understand and underwrite risk allows us to exploit this market inefficiency. Lastly, we believe that the systematic aggregation of individual properties will result in a diversified portfolio that mitigates the risk of any single property and will produce sustainable returns which are attractive in light of the associated risks. A diversified portfolio with low correlated risk—essentially a "virtual industrial park"—facilitates debt financing and mitigates individual property ownership risk.

        We will not employ a "top-down" market selection approach to identifying acquisitions but rather will evaluate potential acquisitions within the context of the market in which they are located. Each submarket has its own unique market characteristics that determine the timing and amount of cash flow that can reasonably be expected to be derived from the ownership of real estate asset in that market.

  Growth Strategy

        External Growth through Acquisitions:    Our target acquisitions will be, predominantly in secondary markets across the United States, in the $5 million to $25 million range. Where appropriate potential returns present themselves, we also may acquire assets in primary markets. Other institutional industrial real estate buyers tend to concentrate their efforts on larger deal sizes in select primary markets. Therefore, the competition for our target assets is primarily local investors who are not likely to have ready access to debt or equity capital. In addition, our UPREIT structure may enable us to acquire industrial properties on a non-cash basis in a tax efficient manner. We will also continue to develop our large existing network of relationships with real estate and financial intermediaries. These individuals and companies give us access to significant deal flow—both those broadly marketed and those exposed through only limited marketing. These properties will be acquired primarily from third party owners of existing leased buildings and secondarily from owner-occupiers through sale-leaseback transactions. The market for third-party investment sales transactions is less competitive than the sale-leaseback market and therefore presents an opportunity to earn returns that we believe are attractive in light of the associated risks. We will continue to focus our acquisition activities on our core property types: warehouse/distribution facilities, manufacturing facilities, and flex/office facilities (light assembly and research and development). Because we believe flex/office properties typically have higher tenant improvement and re-leasing costs and less likelihood of tenant retention compared to our other core property types, we intend to focus more on warehouse/distribution facilities and manufacturing facilities and less on flex/office facilities. From time to time, if an attractive opportunity presents itself, we may consider portfolio acquisitions. As of January 24, 2011, we were evaluating approximately $420 million of specific potential acquisitions that we have identified as warranting further investment consideration after an initial review. We believe that a significant portion of the 14 billion square feet of industrial space in the United States falls within our target investment criteria and that there will be ample supply of suitable acquisition opportunities.

        Consistent with our growth strategy, STAG GI, LLC and GI Partners formed STAG GI, which has assembled a portfolio of 13 single-tenant industrial properties that will be contributed to our operating partnership upon completion of our formation transactions and this offering. Upon completion of our formation transactions and this offering, STAG GI will not pursue further acquisitions.

        As part of our formation transactions, upon approval of our independent directors, we will have the right to acquire any of the Option Properties individually for a period of up to three months after notification that the property has stabilized, defined as 85% or greater occupancy pursuant to leases at least two years in remaining duration. See "Structure and Formation of Our Company—Services Agreements and Option Properties."

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        Internal Growth through Asset Management:    Our asset management team will seek to maximize cash flows by maintaining high retention rates and leasing vacant space, managing operating expenses and maintaining our properties. We seek to accomplish these objectives by improving the overall performance and positioning of our assets by utilizing our tenant relationships and leasing expertise to maintain occupancy and increase rental rates. Our asset management team collaborates with our internal credit function to actively monitor the credit profile of each of our tenants on an ongoing basis. Additionally, we work with national and local brokerage companies to market and lease available properties on advantageous terms. During the period from March 3, 2004 to September 30, 2010, the management company achieved a lease renewal rate of 78.7% based on square footage. As of September 30, 2010, our portfolio had approximately 1,386,217 square feet, or 10.3% of our total rentable square feet, available for lease.

        The principal "value-added" component of our asset management process is cost effective tenant retention. Our asset management team maintains an active dialogue with all tenants to identify lease extension opportunities, both at lease expiration dates and during the term of the lease in response to changing tenant requirements. In addition, our asset management team monitors its assets on an ongoing basis through engagement and supervision of local property managers and regular site visits and keeps current on local market conditions through discussions with brokers and principals and by tracking sales via various reporting services.

        Our asset management functions with respect to our properties include strategic planning and decision making, centralized leasing activities and management of third party leasing and property management companies. Our asset management/credit team oversees property management activities relating to our properties, which include controlling capital expenditures and expenses that are not reimbursable by tenants, making regular property inspections, overseeing rent collections and cost control and planning and budgeting activities. Tenant relations matters, including monitoring of tenant compliance with their property maintenance obligations and other lease provisions, are handled by in-house personnel for most of our properties and by third-party building managers for other properties under our management.

        Critical to our operating strategy is our active monitoring of each tenant's credit profile. On a continuing basis, our asset management/credit team monitors the financial data provided by our tenants, including quarterly, semi-annual, or annual financial information. We also have access to executive management teams to discuss historical performance and future expectations of our tenants. The credit monitoring process involves the review of key news developments, financial statement analysis, management discussions, and the exchange of information with the other asset management specialists.

        We also seek to maximize rental income by working to retain existing tenants and by actively marketing space for which tenant renewals are not obtained. We will take an active approach to managing our lease portfolio, typically preparing our renewal or releasing strategy 12 months prior to scheduled lease expiration dates and entering into discussions with tenants well in advance of such expiration dates. Further, we will seek to stagger lease termination dates so as to minimize the possibility of significant portions of the portfolio becoming vacant at the same time. We aim to increase the cash flow generated by our current properties in the portfolio and from the properties that we acquire in the future through rent increase provisions in our leases. In addition, we intend to work actively to maintain or improve occupancy levels by retaining existing tenants, thereby minimizing "down time" and releasing costs, and improving the occupancy levels through the leasing of any vacant space.

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  Underwriting Strategy

        We believe that our market knowledge, systems and processes allow us to analyze efficiently the risks in an asset's ability to produce cash flow going forward. We blend fundamental real estate analysis with corporate credit analysis in our proprietary model to make a probabilistic assessment of cash flows that will be realized in future periods. For each asset, our analysis focuses on:

  •
  Real Estate.  We evaluate the physical real estate within the context of the market (and submarket) in which it is located and the prospect for re-tenanting the property if it becomes vacant by estimating the following:

  •
  market rent for this building in this location;

  •
  downtime to re-lease and related carrying costs;

  •
  cost (tenant improvements, leasing commissions and required capital expenditures) to achieve the projected market rent within the projected downtime; and

  •
  single-tenant or multi-tenant reuse.

  •
  Deal Parameters.  We evaluate the tenant and landlord obligations contained within the existing or proposed lease and other transaction documents.

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  Tenant Credit.  We apply fundamental credit analysis to evaluate the tenant's credit profile by focusing on the tenant's current and historical financial status, general business plan, operating risks, capital sources and earnings expectations. We also analyze SEC filings, press releases, management calls, rating agency reports and other public information. In the case of a private, non-rated firm, we will obtain financial information from the tenant and calculate common measures of credit strength such as debt-to-EBITDA and coverage ratios. For publicly rated firms, we use the credit information issued by Moody's Investor Services, Standard & Poor's, and Fitch Ratings. Using this data and publicly available bond default studies of comparable tenant credits, we estimate the probability of future rent loss due to tenant default.

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  Tenant Retention.  We assess the tenant's use of its property and the degree to which the property is central to the tenant's ongoing operations, the tenant's potential cost to relocate, the supply/demand dynamic in the relevant submarket and the availability of suitable alternative properties. We believe tenant retention tends to be greater for properties that are critical to the tenants' businesses. Examples of properties which we believe are critical to the tenant's business include the following:

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  Our 148,298 square foot property located in Tavares, Florida is the tenant's corporate headquarters and is the only site where the tenant designs and manufactures its sophisticated baggage handling systems. In addition, the building is outfitted with state of the art, high-tech equipment that enables the tenant to produce precision systems.

  •
  Our 187,200 square foot property located in Newton, North Carolina is the sole site for the assembly of advanced satellite antennae and communications equipment used by the U.S. Department of Defense and certain foreign countries to meet critical command, control, communications, computing and intelligence surveillance requirements. This property is operated on a 24 hour a day basis and has convenient access to interstate highways and rail service to three major ports for the distribution of its products.

  •
  Our 366,000 square foot property located in Goshen, Indiana is the tenant's sole U.S. manufacturing facility and its key industrial customers are located nearby. The tenant

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      recently improved the building, consolidated its operations from two other U.S. facilities to this location and hired an additional 30 employees.

  Financing Strategy

        We intend to preserve a flexible capital structure and to utilize primarily debt secured by pools of properties, structured such that in the case of default, the lender's remedies are generally limited to recovery on the collateral. Although we are not required to maintain any particular leverage ratio under our charter or bylaws, we intend to target a long-term average debt-to-EBITDA ratio of between 5.0x and 6.0x, although we may exceed these levels from time to time as we complete acquisitions.

        We are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with the closing of this offering. In addition, we have executed a commitment letter, subject to customary closing conditions, to extend the maturity date of our debt due in 2012 to October 2013. We expect to fund property acquisitions initially through a combination of cash available from offering proceeds, this corporate credit facility and traditional mortgage financing. Where possible, we also anticipate using common units issued by our operating partnership to acquire properties from existing owners seeking a tax-deferred transaction. We intend to meet our long-term liquidity needs through cash provided by operations and use of other financing methods as available from time to time including, but not limited to, secured and unsecured debt, perpetual and non-perpetual preferred stock, additional common equity issuances, letters of credit and other arrangements. In addition, we may invest in properties subject to existing mortgages or similar liens.

STAG GI Investments, LLC

        STAG GI, LLC and GI Partners formed STAG GI, which has assembled a portfolio of 13 single-tenant industrial properties that it will contribute to our operating partnership as part of our formation transactions. Upon completion of our formation transactions and this offering, STAG GI will contribute its 13 properties to our operating partnership in exchange for common units and will not pursue any further acquisitions. Further, STAG GI will agree to a 12-month lock-up period on its common units. Upon expiration of the 12-month lock-up period, STAG GI will distribute such common units to the members of STAG GI and liquidate the venture. Under certain circumstances, GI Partners will have the right to nominate two members of our board of directors. See "Management—Board of Directors."

Our Properties

        In connection with our formation transactions and this offering, in exchange for an estimated total of 6,016,305 common units, we will acquire entities that own our 89 properties. Our target properties fit into three general categories:

  •
  Warehouse/Distribution—properties generally 200,000 to 1,000,000 square feet in size with ceiling heights between 22 feet and 36 feet and used to store and ship various materials and products.

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  Manufacturing—properties generally 75,000 to 250,000 square feet in size with ceiling heights between 16 feet and 22 feet and used to manufacture all types of goods and products.

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  Flex/Office—properties generally 50,000 square feet to 200,000 square feet in size and used for office space, light manufacturing, research and development and warehousing.

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        We target Class B properties, as compared to Class A properties. The distinction between Class A industrial and Class B industrial properties is subjective. However, we consider Class A and Class B industrial properties to be as follows:

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  Class A industrial properties typically possess most of the following characteristics: concrete tilt-up construction, clear height in excess of 26 feet, a ratio of dock doors to floor area that is more than one door per 10,000 square feet, truck courts sized to accommodate easy maneuvering of long-haul tractor trailer trucks, energy efficient design characteristics, less than 15 years old and square footage generally in excess of 200,000 square feet.

  •
  Class B industrial properties typically vary from Class A industrial properties in that they have some but not all of the features of the Class A industrial properties. These properties remain functional but are less attractive to high volume distribution users.

Our definition of Class A and Class B may be different from those used by other companies.

        The following table provides information about the properties we will own upon consummation of our formation transactions. Except as otherwise noted in the footnotes, we will own fee simple interests in all of the properties.

Property Address	City	Number of Properties	Asset Type	Year Built/Year Renovated(1)	Total Rentable Square Feet
Delaware
111 Pencader Drive	Newark	1	Flex/Office	1991	28,653
113 Pencader Drive	Newark	1	Flex/Office	1991	24,012
Florida
530 Fentress Boulevard	Daytona Beach	1	Manufacturing	1982/1985	142,857
1301 North Palafox Street	Pensacola	1	Flex/Office	1921/2005	30,620
3100 West Fairfield Drive	Pensacola	1	Flex/Office	1969/1994	7,409
476 Southridge Industrial Drive	Tavares	1	Manufacturing	1989/2003	148,298
Georgia
1707 Shorewood Drive	LaGrange	1	Warehouse/Distribution	1980/1989	249,716	(4)
Idaho
805 North Main Street	Pocatello	1	Flex/Office	1960/1999	43,353
Indiana
1515 East State Road 8	Albion	8	Manufacturing	1966/1994	319,513
23590 County Road 6	Elkhart	1	Warehouse/Distribution	1977	150,715	(5)
53105 Marina Drive	Elkhart	1	Warehouse/Distribution	1978/1983	18,000
2600 College Avenue	Goshen	1	Warehouse/Distribution	1978/2002	366,000
Iowa
102 Sergeant Square Drive	Sergeant Bluff	1	Flex/Office	1980/1987	148,131
Kansas
One Fuller Way	Great Bend	2	Warehouse/Distribution	1972/2002	572,114
Kentucky
300 Spencer Mattingly Lane	Bardstown	1	Warehouse/Distribution	1996/1999	102,318
1355 Lebanon Road	Danville	1	Warehouse/Distribution	1971/1997	766,185
Maine
One Hatley Road	Belfast	5	Flex/Office	1997/2000	318,979	(6)
19 Mollison Way	Lewiston	1	Flex/Office	1995	60,000

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Property Address	City	Number of Properties	Asset Type	Year Built/Year Renovated(1)	Total Rentable Square Feet
Maryland
15 Loveton Circle	Sparks	2	Flex/Office	1980/2003	34,800
Massachusetts
37 Hunt Road	Amesbury	1	Flex/Office	2000	78,040
219 Medford Street	Malden	1	Manufacturing	1974/1980	46,129
243 Medford Street	Malden	1	Manufacturing	1975/1980	63,814
Michigan
50900 E. Russell Schmidt	Chesterfield	1	Warehouse/Distribution	1969/2009	311,042
50501 E. Russell Schmidt	Chesterfield	1	Warehouse/Distribution	1971/2007	68,300
50371 E. Russell Schmidt	Chesterfield	1	Warehouse/Distribution	1972	49,612
50271 E. Russell Schmidt	Chesterfield	1	Warehouse/Distribution	1971	49,849
2640 Northridge	Grand Rapids	1	Warehouse/Distribution	1995	210,000
900 Brooks Avenue	Holland	1	Warehouse/Distribution	1969/2007	307,576	(7)
414 E. 40th Street	Holland	1	Manufacturing	1970/1985	198,822
Minnesota
4750 County Road 13 NE	Alexandria	1	Manufacturing	1991/2007	172,170
19850 Diamond Lake Road	Rogers	1	Warehouse/Distribution	2001	386,724
Mississippi
4795 I-55 North	Jackson	1	Flex/Office	1968/2002	39,909
1102 Chastain Drive	Jackson	1	Flex/Office	1975/2007	11,600
Missouri
8950 & 8970 Pershall Road	Hazelwood	1	Warehouse/Distribution	1966/1996	249,441
3801 Lloyd King Drive	O'Fallon	1	Warehouse/Distribution	1995/2009	77,000
New Jersey
251 Circle Drive North	Piscataway	1	Warehouse/Distribution	1977/1982	228,000
190 Strykers Road	Lapatcong	1	Manufacturing	1984	87,500
New York
60 Industrial Parkway	Cheektowaga	1	Warehouse/Distribution	1968/2004	121,760
5786 Collett Road(2)	Farmington	1	Warehouse/Distribution	1995	149,657
North Carolina
1187 Telcom Drive	Creedmor	1	Warehouse/Distribution	1975/2001	243,048
165 American Way	Jefferson	2	Manufacturing	1998/2005	103,577
200 Woodside Drive	Lexington	1	Warehouse/Distribution	1999/2002	201,800
300 Forum Parkway	Rural Hall	1	Warehouse/Distribution	1993	250,000
3700 Display Drive	Charlotte	1	Warehouse/Distribution	2001	465,323
10701 Nations Food Road	Charlotte	1	Warehouse/Distribution	1975/1999	491,025
1500 Prodelin Drive	Newton	1	Warehouse/Distribution	2001	187,200
Ohio
8401 Southern Blvd	Boardman	1	Manufacturing	1958	95,000
365 McClurg Road	Boardman	1	Warehouse/Distribution	1958/1998	175,900
1011 Glendale Milford Road	Cincinnati	1	Flex/Office	1957/2003	114,532	(8)
818 Mulberry Street	Canton	1	Warehouse/Distribution	1871/2005	448,000
4646 Needmore Road	Dayton	1	Flex/Office	1974/1998	113,000
800 Pennsylvania Avenue	Salem	1	Manufacturing	1968/1987	251,000
5160 Greenwich Road	Seville	1	Warehouse/Distribution	2001	75,000	(9)
5180 Greenwich Road	Seville	1	Warehouse/Distribution	1962/2003	270,000	(9)
9777 Mopar Drive	Streetsboro	1	Warehouse/Distribution	1996	343,416
7990 Bavaria Road	Twinsburg	1	Warehouse/Distribution	1992	120,774
1100 Performance Place	Youngstown	1	Warehouse/Distribution	1996/2003	153,708

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Property Address	City	Number of Properties	Asset Type	Year Built/Year Renovated(1)	Total Rentable Square Feet
Oregon
4050 Fairview Industrial Drive (Building A)	Salem	1	Manufacturing	1998	108,000
4050 Fairview Industrial Drive (Building B)	Salem	1	Manufacturing	1999	47,900
Pennsylvania
700 Waterfront Drive	Pittsburgh	1	Flex/Office	1998	53,183
405 Keystone Drive	Warrendale	1	Warehouse/Distribution	1999	148,000
South Dakota
1400 Turbine Drive	Rapid City	1	Flex/Office	1991/1996	137,000
Tennessee
538 Myatt Drive	Madison	1	Warehouse/Distribution	1984	418,406
90 Deer Xing Road	Vonore	1	Warehouse/Distribution	2002	342,700
Texas
3311 Pinewood Drive	Arlington	1	Warehouse/Distribution	1970/1985	94,132
2550 N. Mays Street	Round Rock	1	Manufacturing	1979/2007	79,180
101 Apron Road(3)	Waco	1	Warehouse/Distribution	1998	66,400
Virginia
6051 North Lee Highway	Fairfield	1	Manufacturing	1997/2004	75,221
2311 North Lee Highway	Lexington	1	Warehouse/Distribution	1985	15,085
Wisconsin
2111 N. Sandra Street	Appleton	1	Manufacturing	1979/1990	145,519	(10)
605 Fourth Street	Mayville	1	Manufacturing	1959/1988	339,179
8900 N. 55th Street	Milwaukee	2	Warehouse/Distribution	1973/2002	117,564
200 West Capitol Drive	Milwaukee	1	Manufacturing	1926/1947	270,000
1615 Commerce Drive	Sun Prairie	1	Warehouse/Distribution	1989/1993	427,000	(11)

Total		89			13,425,390

(1)
Renovation means a material upgrade, alteration or addition to a building or building systems resulting in increased marketability of the property.

(2)
Subject to ground lease under PILOT program.

(3)
Subject to ground lease.

(4)
Includes 38,026 rentable square feet of office space.

(5)
Includes 49,015 rentable square feet of office space.

(6)
Includes 25,236 rentable square feet of warehouse/distribution space.

(7)
Includes 24,576 rentable square feet of office space.

(8)
Includes 57,195 rentable square feet of warehouse/distribution space.

(9)
Ohio Wholesale's total rental payment allocated by building square footage.

(10)
Includes 14,754 rentable square feet of office space.

(11)
Includes 62,161 rentable square feet of office space.

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  Property Diversification

        The following table sets forth information relating to diversification by property type in our portfolio based on total annualized rent as of September 30, 2010.

Property Type	Total Number of Properties	Occupancy(1)	Total Rentable Square Feet	Percentage of Total Rentable Square Feet	Total Annualized Rent per Leased Square Foot	Total Annualized Rent	Percentage of Total Annualized Rent
						(dollars in thousands)
Warehouse/Distribution	42	89.5%	9,488,490	70.6%	$3.39	$28,820	59.0%
Flex/Office	21	89.1%	1,243,221	9.3%	9.94	11,015	22.5%
Manufacturing	26	90.6%	2,693,679	20.1%	3.70	9,029	18.5%

Total/Weighted Average	89	89.7%	13,425,390	100%	$4.06	$48,864	100%

(1)
Calculated as the average occupancy weighted by each property's rentable square footage. A few properties have more than one tenant.

  Geographic Diversification

        The following table sets forth information relating to geographic diversification by state in our portfolio based on total annualized rent as of September 30, 2010.

State	Total Number of Properties	Occupancy(1)	Total Rentable Square Feet	Percentage of Total Rentable Square Feet	Total Annualized Rent per Leased Square Foot	Total Annualized Rent	Percentage of Total Annualized Rent
						(dollars in thousands)
North Carolina	8	100.0%	1,941,973	14.5%	$3.89	$7,557	15.5%
Ohio	11	75.0%	2,160,330	16.1%	3.93	6,367	13.0%
Wisconsin	6	98.9%	1,299,262	9.7%	2.82	3,616	7.4%
Michigan	7	93.8%	1,195,201	8.9%	2.74	3,069	6.3%
Maine	6	100.0%	378,979	2.8%	7.33	2,778	5.7%
Indiana	11	89.9%	854,228	6.4%	3.44	2,645	5.4%
Tennessee	2	100.0%	761,106	5.7%	3.31	2,517	5.2%
Minnesota	2	100.0%	558,894	4.2%	4.25	2,374	4.9%
Kentucky	2	97.3%	868,503	6.5%	2.71	2,290	4.7%
Florida	4	56.6%	329,184	2.5%	9.76	1,819	3.7%
New Jersey	2	100.0%	315,500	2.4%	7.19	1,718	3.5%
Massachusetts	3	58.5%	187,983	1.4%	5.45	790	1.6%
All Others	25	83.4%	2,574,247	18.9%	5.27	11,324	23.1%

Total/Weighted Average	89	89.7%	13,425,390	100%	$4.06	$48,864	100%

(1)
Calculated as the average occupancy weighted by each property's rentable square footage. A few properties have more than one tenant.

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  Industry Diversification

        The following table sets forth information relating to tenant diversification by industry in our portfolio based on total annualized rent as of September 30, 2010.

Industry	Total Number of Leases(1)	Total Leased Square Feet	Percentage of Total Leased Square Feet	Total Annualized Rent	Percentage of Total Annualized Rent
				(dollars in thousands)
Containers & Packaging	8	1,975,891	16.4%	$7,416	15.2%
Business Services	5	759,960	6.3%	4,934	10.1%
Personal Products	6	1,734,489	14.4%	4,525	9.3%
Industrial Equipment & Components	7	824,318	6.9%	3,581	7.3%
Automotive	5	1,059,280	8.8%	3,539	7.2%
Technology	6	678,850	5.6%	3,147	6.4%
Aerospace & Defense	5	612,747	5.1%	3,142	6.4%
Finance	2	387,227	3.2%	3,093	6.3%
Retail	2	918,025	7.7%	3,022	6.2%
Office Supplies	4	1,254,836	10.4%	2,984	6.1%
Food & Beverages	2	625,700	5.2%	2,226	4.6%
Healthcare	4	245,413	2.0%	1,873	3.8%
Air Freight & Logistics	4	290,292	2.4%	1,365	2.8%
Government	4	62,041	0.5%	1,279	2.6%
Education	3	108,846	0.9%	1,092	2.2%
Other	5	501,258	4.2%	1,646	3.5%

Total/Weighted Average	72	12,039,173	100%	$48,864	100%

(1)
A single lease may cover space in more than one building.

Tenants

        Our portfolio of properties has a stable and diversified tenant base. As of September 30, 2010, our properties were 89.7% leased to 69 tenants in a variety of industries, with no single tenant accounting for more than 5.7% and no single industry accounting for more than 15.2% of our total annualized rent. Our 10 largest tenants account for 34.2% of our annualized rent. We intend to continue to maintain a diversified mix of tenants to limit our exposure to any single tenant or industry.

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        The following table sets forth information about the 10 largest tenants in our portfolio based on total annualized rent as of September 30, 2010.

Tenant	Total Leased Square Feet	Percentage of Total Leased Square Feet	Total Annualized Rent	Percentage of Total Annualized Rent
			(dollars in thousands)
International Paper	573,323	4.8%	$2,766	5.7%
Bank of America	318,979	2.6%	2,233	4.6%
Spencer Gifts	491,025	4.1%	1,890	3.9%
Berry Plastics	315,500	2.6%	1,718	3.5%
Stream International	148,131	1.2%	1,666	3.4%
Archway Marketing Services	386,724	3.2%	1,623	3.3%
ConAgra Foods	342,700	2.8%	1,388	2.8%
Chrysler Group	343,416	2.9%	1,181	2.4%
Cequent Performance Products	366,000	3.0%	1,138	2.3%
Busche Enterprise	319,513	2.7%	1,135	2.3%
Total	3,605,311	29.9%	$16,738	34.2%

Leases

  Overview

        Triple net lease.    In our triple net leases, the tenant is responsible for all aspects of and costs related to the property and its operation during the lease term. The landlord may have responsibility under the lease to perform or pay for certain capital repairs or replacements to the roof, structure or certain building systems, such as heating and air conditioning and fire suppression. The tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of September 30, 2010, there were 65 triple net leases in our property portfolio, or 90.9% of our total annualized rent.

        Modified gross lease.    In our modified gross leases, the landlord is responsible for some property related expenses during the lease term, but the cost of most of the expenses is passed through to the tenant for reimbursement to the landlord. The tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of September 30, 2010, there were six modified gross leases in our property portfolio, or 6.8% of our total annualized rent.

        Gross lease.    In our gross leases, the landlord is responsible for all aspects of and costs related to the property and its operation during the lease term. The tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease. As of September 30, 2010, there were four gross leases in our property portfolio, or 2.3% of our total annualized rent.

  Lease Expirations

        As of September 30, 2010, our weighted average in-place remaining lease term was approximately 5.7 years. In addition, during the period from March 3, 2004 to September 30, 2010, the management company has achieved an average tenant retention rate (with respect to 83 leases) of 78.7% based on square footage. The following table sets forth a summary schedule of lease expirations for leases in

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place as of September 30, 2010, plus available space, for each of the 10 full and partial calendar years beginning September 30, 2010 and thereafter in our portfolio (dollars in thousands, except per square foot data). The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration(1)	Number of Leases Expiring	Total Rentable Square Feet	Percentage of Total Expiring Square Feet	Total Annualized Rent(2)	Percentage of Total Annualized Rent	Total Annualized Rent per Leased Square Foot	Total Annualized Rent at Expiration	Total Annualized Rent per Leased Square Foot at Expiration
Available		1,386,217	10.3%
2010	1	98,000	0.7%	$381	0.8%	$3.89	$381	$3.89
2011	13	1,044,888	7.8%	5,014	10.3%	4.80	5,022	4.81
2012	12	1,204,092	9.0%	5,741	11.7%	4.77	5,900	4.90
2013	8	1,747,803	13.0%	5,472	11.2%	3.13	5,560	3.18
2014	9	1,698,275	12.6%	6,975	14.3%	4.11	7,124	4.19
2015	4	303,732	2.3%	1,450	3.0%	4.77	1,565	5.15
2016	6	1,124,022	8.4%	4,738	9.7%	4.22	5,238	4.66
2017	7	1,377,018	10.3%	6,257	12.8%	4.54	6,788	4.93
2018	1	318,979	2.4%	2,233	4.6%	7.00	2,654	8.32
2019	2	521,645	3.9%	2,776	5.7%	5.32	3,559	6.82
Thereafter	9	2,600,719	19.3%	7,827	15.9%	3.01	9,182	3.53

Total/Weighted Average	72	13,425,390	100%	$48,864	100%	$4.06	$52,973	$4.40

(1)
As of September 30, 2010, leases with respect to 8.3% of our total annualized rent will expire in the 12-month period ending September 30, 2011.

(2)
Total annualized rent does not include any gross-up for tenant reimbursements and we had no rent abatements in effect as of September 30, 2010.

Historical Tenant Improvements and Leasing Commissions

        The following table sets forth certain historical information regarding leasing related (revenue generating) tenant improvement and leasing commission costs for tenants at the properties in our portfolio through September 30, 2010 (dollars in thousands, except per square foot data).

	YTD 2010	Square Feet	YTD 2010 PSF(1)	2009	Square Feet	2009 PSF(1)	2008	Square Feet	2008 PSF(1)	2007	Square Feet	2007 PSF(1)
Tenant Improvements
New(2)	$—	33,700	$—	$—	—	$—	$—	—	$—	$—	62,804	$—
Renewal(3)	16	573,528	0.03	—	477,542	—	—	—	—	—	—	—

Total Tenant Improvements	$16	607,228	$0.03	$—	477,542	$—	$—	—	$—	$—	62,804	$—
Leasing Commissions
New	$4	33,700	$0.12	$—	—	$—	$—	—	—	$42	62,804	$0.67
Renewal	130	573,528	0.23	20	477,542	0.04	—	—	—	—	—	—

Total Leasing Commissions	$134	607,228	$0.22	$20	477,542	$0.04	$—	—	$—	$42	62,804	$0.67

Total Tenant Improvements & Leasing Commissions	$150	607,228	$0.25	$20	477,542	$0.04	$—	—	$—	$42	62,804	$0.67

(1)
Tenant improvements and lease commission per square foot ("PSF") amount is calculated by dividing the aggregate costs by the aggregate square footage for all deals that were completed during that year.

(2)
New leases represent all leases other than renewal leases.

(3)
Renewal leases represent new leases entered into with existing tenants for the same premises. Previously leased month-to-month leases are not included in this calculation.

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Historical Capital Expenditures

        The following table sets forth certain information regarding historical maintenance (non-revenue generating) capital expenditures at the properties in our portfolio that we are acquiring from Fund III and Fund IV through September 30, 2010 (dollars in thousands, except per square foot data). STAG GI has not had any capital expenditures to date on any of the properties it owns, none of which was acquired by STAG GI earlier than July 30, 2010.

	YTD 2010	Square Feet	YTD 2010 PSF(1)	2009	Square Feet	2009 PSF(1)	2008	Square Feet	2008 PSF(1)	2007	Square Feet	2007 PSF(1)
Total Non-Recurring Capital Expenditures(2)	$1,367	9,797,797	$0.12	$1,274	9,582,673	$0.13	$197	8,608,095	$0.02	$536	4,361,646	$0.12
Total Recurring Capital Expenditures(3)	$282	9,797,797	$0.03	$196	9,582,673	$0.02	$118	8,608,095	$0.01	$—	4,361,646	$—

Total Non-Recurring & Recurring Capital Expenditures	$1,649	9,797,797	$0.15	$1,470	9,582,673	$0.15	$315	8,608,095	$0.03	$536	4,361,646	$0.12

(1)
Capital Expenditure PSF amount is calculated by dividing the aggregate costs by the aggregate square footage over the relevant time period including properties where no capital was incurred.

(2)
Non-recurring capital expenditures are long lived expenditures such as the replacement of roofs.

(3)
Recurring capital expenditures are shorter lived expenditures.

        To date, we have not purchased a property that requires development or significant renovation. From time to time, we may purchase a building that will require a near term roof replacement. We typically factor the cost of the roof replacement into the purchase price or hold reserves for the replacement. On an annual basis, we budget the projected costs of repairs and maintenance but, as the majority of our properties are single tenant assets, these costs are minimal.

Property Management Agreements

        Among the properties being contributed by Fund III, Fund IV and STAG GI, we manage 67 properties and the other 22 properties are managed by external property managers where the leases require an on-site manager, where the buildings are vacant or where there are multiple tenants under gross leases. While the fees paid under these property management agreements vary according to the number and size of the properties managed, generally all of these property management agreements contain one year terms, automatically renewed unless terminated with 30 days notice, provide for payment of set fees and reimbursement of certain costs, and allow termination without cause with 30 days notice.

Description of Certain Debt

        Immediately following the completion of our formation transactions and this offering, we expect our outstanding mortgage debt to be:

  •
  a loan from Anglo Irish Bank Corporation Limited with an estimated outstanding balance of approximately $72.0 million and a variable interest rate of LIBOR plus 3.00% per annum (rate swapped to fixed rate of 5.165%), secured by mortgages on certain properties formerly owned by Fund III, scheduled to mature on January 31, 2012 (we are negotiating an extension of this maturity date);

  •
  a note under the loan from Connecticut General Life Insurance Company ("CIGNA") with an estimated outstanding balance of approximately $62.5 million and an interest rate of 6.50% per

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    annum, secured by certain properties formerly owned by STAG GI, scheduled to mature on February 1, 2018;

  •
  a note under the loan from CIGNA with an estimated outstanding balance of approximately $22.0 million and an interest rate of 5.75% per annum, secured by certain properties formerly owned by STAG GI, scheduled to mature on February 1, 2018 (which will have approximately $      in borrowing capacity remaining at our formation); and

  •
  a note from CIBC, Inc. with an estimated outstanding balance of $8.6 million and an interest rate of 7.05% per annum, secured by a property formerly owned by STAG GI, scheduled to mature on August 1, 2027. The interest rate increases to the greater of 9.05% and the treasury rate as of August 1, 2012 plus 2% beginning in August 2012 and continues through maturity.

        These loan agreements are generally non-recourse and contain financial covenants. The Anglo Irish Bank Corporation Limited loan contains a loan-to-value requirement with respect to the collateral properties that is measured annually and a minimum debt service coverage ratio that is measured semi-annually. Our loan with CIGNA contains, at each loan advance, a loan-to-value requirement with respect to the collateral properties and a minimum debt service coverage ratio. We are currently in compliance with the financial covenants in our loan agreements.

        We have executed a commitment letter, subject to customary closing conditions, to extend the maturity date of the above Anglo Irish Bank loan to October 2013. The pro forma debt yield on this instrument is            %.

        We are negotiating a definitive loan agreement with several financial institutions regarding the establishment of a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we expect will close contemporaneously with the closing of this offering. This facility will be used for property acquisitions, working capital requirements and other general corporate purposes. The proposed credit facility will contain customary terms, covenants and other conditions for credit facilities of this type.

        Upon completion of this offering and after the debt paydowns discussed under "Use of Proceeds," we expect to have approximately $2.2 million in cash and $        million credit facility capacity immediately available to us (with up to $      million available upon the satisfaction of certain lender conditions) to fund working capital and property acquisitions and to execute our business strategy.

Regulation

  General

        Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that we have the necessary permits and approvals to operate each of our properties.

  Americans with Disabilities Act

        Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined under the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, and we have not received any notice for correction from any regulatory agency, we have not conducted a comprehensive

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audit or investigation of all of our properties to determine whether we are in compliance and therefore we may own properties that are not in compliance with the ADA.

        ADA compliance is dependent upon the tenant's specific use of the property, and as the use of a property changes or improvements to existing spaces are made, we will take steps to ensure compliance. Noncompliance with the ADA could result in additional costs to attain compliance, imposition of fined by the U.S. government or an award of damages or attorney's fees to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations to achieve compliance as necessary.

  Environmental Matters

        The properties that we acquire will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated, and therefore it is possible we could incur these costs even after we sell some of the properties we acquire. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow using the property as collateral or to sell the property. Under applicable environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. We invest in properties historically used for industrial, manufacturing and commercial purposes. Certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties have engaged, or may in the future engage, in activities that may generate or release petroleum products or other hazardous or toxic substances.

        Environmental laws in the United States also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. According to Phase I environmental assessments prepared at the time of acquisition, 12 of our properties are known to have asbestos containing materials. No immediate action was recommended to address these instances and, as a result, we do not currently plan to take any actions to address these instances. Additionally, 14 of our properties are suspected of having asbestos containing materials due to the age of the building and observed conditions. No immediate action was recommended to address these instances and, as a result, we do not currently plan to take any actions to address these instances. In the event of a building renovation or demolition, a comprehensive asbestos inspection would be performed to determine proper handling and disposal of any asbestos containing materials.

        Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos at one of our properties may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used.

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        We could be responsible for any of the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. All of our properties were subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition. We generally expect to continue to obtain a Phase I or similar environmental assessment by independent environmental consultants on each property prior to acquiring it. However, these environmental assessments may not reveal all environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity and may not identify all potential environmental liabilities.

        In addition, we maintain a portfolio environmental insurance policy that provides coverage for potential environmental liabilities, subject to the policy's coverage conditions and limitations.

        In 2009, a former tenant in our property in Daytona Beach, Florida became insolvent and ceased operations. When the tenant ceased operations, the Florida Department of Environmental Protection sought to have the hazardous materials, solid wastes and used oil removed from the site and all of the process equipment decontaminated. Due to the insolvency of the former tenant, such tasks became the responsibility of our predecessor business. We contracted with qualified environmental remediation specialists to dispose of the hazardous materials and decontaminate and remove the process equipment. The project was monitored by the Florida Department of Environmental Protection. In a letter dated February 25, 2010, the Florida Department of Environmental Protection stated that no hazardous waste, solid waste or used oil remained at the property, which closed the matter. Total remediation costs incurred were approximately $291,000, the majority of which has been paid by our environmental insurance.

        We can make no assurances that future laws, ordinances or regulations will not impose material environmental liabilities on us, or the current environmental condition of our properties will not be affected by tenants, the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), or by third parties unrelated to us.

Insurance

        We carry comprehensive general liability, fire, extended coverage and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, we maintain a portfolio environmental insurance policy that provides coverage for potential environmental liabilities, subject to the policy's coverage conditions and limitations. Generally, we do not carry insurance for certain losses, including, but not limited to, losses caused by floods, earthquakes, acts of war, acts of terrorism or riots. Upon completion of our formation transactions and this offering, we believe the policy specifications and insured limits will be appropriate and adequate given the relative risk of loss, the cost of the coverage and standard industry practice; however, our insurance coverage may not be sufficient to fully cover all of our losses.

Competition

        In acquiring our target properties, we compete with other public industrial property sector REITs, single-tenant REITs, income oriented non-traded REITs, private real estate fund managers and local real estate investors and developers. The last named group, local real estate investors and developers, historically has represented our dominant competition for deals but they typically do not have ready access to credit. We also face significant competition in leasing available properties to prospective tenants and in re-leasing space to existing tenants.

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Employees

        As of September 30, 2010, our predecessor business employed 23 full-time employees. We believe that our relationships with our employees are good. None of the employees is represented by a labor union.

Legal Proceedings

        From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

Our Corporate Information

        Our principal executive offices are located at 99 High Street, 28th Floor, Boston, Massachusetts 02110. Our telephone number is (617) 574-4777. Our website is www.stagreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

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Directors, Executive Officers and Certain Other Officers

        Our board of directors shall consist of seven members, including a majority of directors who we believe are "independent" directors with independence being determined in accordance with the listing standards established by the NYSE. All members will serve annual terms. Upon the expiration of their terms at the annual meeting of the shareholders in May 2012, directors will be elected to serve a term of one year or until their successors are duly elected and qualify.

        The following sets forth certain information with respect to our directors, executive officers and certain other officers.

Name*	Age	Positions
Benjamin S. Butcher	57	Chief Executive Officer, President and Chairman of the Board
Gregory W. Sullivan	56	Chief Financial Officer, Executive Vice President and Treasurer
Stephen C. Mecke	48	Chief Operating Officer and Executive Vice President
Kathryn Arnone	61	Executive Vice President, General Counsel and Secretary
David G. King	43	Executive Vice President and Director of Real Estate Operations
Bradford F. Sweeney	39	Senior Vice President of Acquisitions
Michael C. Chase	37	Senior Vice President of Acquisitions
F. Alexander Fraser	38	Director Nominee†
Jeffrey D. Furber	51	Independent Director Nominee
Larry T. Guillemette	55	Independent Director Nominee
Edward F. Lange, Jr.	51	Independent Director Nominee†
Francis X. Jacoby III	49	Independent Director Nominee
Hans S. Weger	47	Independent Director Nominee

*
The address of each director and officer listed is 99 High Street, 28th Floor, Boston, Massachusetts 02110.

†
GI Partners nominee. We entered into a voting agreement with GI Partners. We agreed that GI Partners will have the right to select two members of our initial board of directors and that, subject to GI Partners maintaining a minimum ownership interest in our company, we will cause two persons selected by GI Partners to be nominated for election to our board of directors at each annual meeting of our shareholders. See "—Board of Directors."

        Benjamin S. Butcher will serve as our Chief Executive Officer, President and Chairman of the Board. Mr. Butcher has overseen growth of the management company over the last seven years serving as a member of the Board of Managers and Management Committees of STAG and its affiliates from 2003 to 2010. Since the management company's inception, Mr. Butcher and his team have managed the acquisition of 218 properties worth approximately $1.3 billion. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. During that time, one of these investments, Apptus, Inc., an application services provider with a total capitalization of approximately $2.0 million, filed a petition under Chapter 7 of the United States Bankruptcy Code in June 2001. From 1997 to 1998, Mr. Butcher served as a Director at Credit Suisse First Boston, where he sourced and executed transactions for the Principal Transactions Group (real estate debt and equity). Prior to that, he served as a Director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher received his Bachelor of Arts degree from Bowdoin College and his Master of Business Administration degree from the Tuck School of Business at Dartmouth. In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, we have determined that it is in the best interests of our company and our shareholders for Mr. Butcher to serve as a director on the board of directors.

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        Gregory W. Sullivan will serve as our Chief Financial Officer, Executive Vice President and Treasurer. Mr. Sullivan served on the Investment Committees and Boards of Managers of the management company from 2004 to 2010 and served as Executive Vice President for Corporate Development for NED from 2002 to 2010, where his role was to expand and diversify NED's real estate and non-real estate private equity activities. Prior to joining NED in 2002, Mr. Sullivan was Executive Vice President and Chief Financial Officer of Trizec Hahn Corporation from 1994 to 2001, a public real estate company headquartered in Toronto. From 1987 to 1994, Mr. Sullivan served in various capacities at AEW Capital Management in Boston including overseeing investments for the company's real estate opportunity fund and heading the capital markets group. In addition, from 1982 to 1987, he served as a senior finance officer at M/A-COM, Inc., a Boston based telecommunications company and, from 1980 to 1982, he served as an investment banker at Smith Barney in New York. Mr. Sullivan received his Bachelor of Sciences degree from the University of Vermont and his Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

        Stephen C. Mecke will serve as our Chief Operating Officer and Executive Vice President. Mr. Mecke served as Chief Investment Officer for the management company from November 2004 to July 2010, where he was responsible for all asset acquisition and asset management activities. Prior to joining the management company, Mr. Mecke ran the acquisitions groups for M--P--A, a private real estate fund that represented a large east coast endowment fund, from June 2001 to November 2004 and Mr. Mecke also worked at Meditrust Corporation, a publicly traded real estate investment trust, as Vice President of Acquisitions and various other positions from June 1992 to December 2000. Mr. Mecke received his Bachelor of Arts degree from Hobart College and his Master of Business Administration degree from Northeastern University.

        Kathryn Arnone will serve as our Executive Vice President, General Counsel and Secretary. Ms. Arnone served as General Counsel for the management company from May 2006 to July 2010, where she was responsible for all of the company's legal matters, including supervising real estate matters, property sales, corporate governance matters and employment issues. Prior to joining the management company, Ms. Arnone was Vice President and Assistant General Counsel at La Quinta Corporation, a lodging REIT where she specialized in acquisitions and sales matters, from January 2003 to February 2006. In addition, Ms. Arnone served first as Associate General Counsel and then as General Counsel—Healthcare Division at Meditrust Corporation, a healthcare REIT, from October 1997 to December 2002, where she supervised a portfolio of first mortgage loans and sale-leaseback leases. Prior to these positions, Ms. Arnone worked for several private law firms from 1988 to 1997. Ms. Arnone received her Bachelor of Arts degree from Smith College and her Juris Doctor degree from Harvard Law School.

        David G. King will serve as our Executive Vice President and Director of Real Estate Operations. Mr. King served as a Managing Director for the management company from November 2005 to July 2010, where he was responsible for portfolio management for the company. From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly traded REIT, as Regional Management Officer where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm's industrial and office portfolios in the Mid-Atlantic region and in various other positions. Mr. King received his Bachelor of Arts degree from the University of Vermont and his Master of Public Administration degree from Indiana University.

        Bradford F. Sweeney will serve as our Senior Vice President of Acquisitions. Mr. Sweeney is currently Managing Director for the management company from November 2004 to July 2010, where he was responsible for managing an acquisition team in the sourcing, underwriting, negotiating and closing of deals with a territory of approximately half the country. Prior to joining the management company, Mr. Sweeney was employed at Fidelity Investments Real Estate Group from June 1995 to

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October 2004 in various capacities, most recently as an Investment Officer where he was responsible for sourcing, negotiating, underwriting and closing private equity and mezzanine debt investments in various real estate asset types. Mr. Sweeney received his Bachelor of Arts degree from Saint Michael's College and has earned the Chartered Financial Analyst designation.

        Michael C. Chase will serve as our Senior Vice President of Acquisitions. Mr. Chase has served as Managing Director for the management company from October 2003 to July 2010, where he was responsible for managing an acquisition team in the sourcing, underwriting, negotiating and closing of deals with a territory of approximately half the country. Prior to joining the management company, Mr. Chase was the Vice President of Acquisitions at Paradigm Properties, where he was responsible for originating, underwriting, analyzing and closing new investments from March 1999 to June 2002. He also was a broker in the Boston office of Grubb & Ellis focusing primarily on investment sales from June 1996 to February 1999. Mr. Chase received his Bachelor of Science degree from the University of Vermont.

        F. Alexander Fraser will serve as a director upon completion of our formation transactions and this offering. Mr. Fraser serves as a Director at GI Partners, LLC, a private equity firm focused on investments in asset-backed businesses and properties in North America and Western Europe. Prior to joining GI Partners, LLC in 2005, Mr. Fraser worked as a Vice President in the Real Estate Investment Banking Group at J.P. Morgan Securities, Inc. in New York from 2004 to 2005, where he advised REITs, real estate operating companies and real estate opportunity funds on capital markets activities, merger and acquisition transactions and strategic initiatives. Mr. Fraser also worked as an investment banker and sell-side equity analyst for Thomas Weisel Partners, LLC. In addition, Mr. Fraser currently serves on the boards of STAG GI, FlatIron Crossing, Advoserv and Plum Healthcare and previously served on the boards of Telx Group and Sunset Gower Studio. Mr. Fraser holds a Bachelor of Arts degree from Colgate University and a Masters of Business Administration from the University of Virginia. In light of his extensive investment banking, capital markets and real estate experience and his experience providing strategic advice to REITs, we have determined that it is in the best interests of our company and our shareholders for Mr. Fraser to serve as a director on the board of directors.

        Jeffrey D. Furber will serve as an independent director upon completion of our formation transactions and this offering. Mr. Furber serves as the Chief Executive Officer of AEW Capital Management, a real estate investment management company, and the Chairman of AEW Europe, where he has oversight responsibility for all of AEW's operating business units in the United States, Europe and Asia. Mr. Furber also chairs the firm's management committee, which is responsible for AEW's strategic direction and for managing the firm's resources, and is a member of the firm's investment committees and investment policy group. Prior to joining AEW in 1997, Mr. Furber served as Managing Director of Winthrop Financial Associates, a wholly-owned subsidiary of Apollo Advisors, and served as President of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. Mr. Furber is a graduate of Dartmouth College and Harvard Business School. In light of his significant capital markets and industry experience, we have determined that it is in the best interests of our company and our shareholders for Mr. Furber to serve as a director on the board of directors.

        Larry T. Guillemette will serve as an independent director upon completion of our formation transactions and this offering. Mr. Guillemette has served as Chairman of the board of directors, Chief Executive Officer and President of Amtrol Inc., a multi-national pressure vessel manufacturer ("Amtrol"), since February 2006. Mr. Guillemette also served as Executive Vice President and Chief Financial Officer of Amtrol from 2000 to 2006 and as Executive Vice President of Marketing and Business Development from 1998 to 2000. To complete a financial restructuring (a debt-to-equity

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conversion) in connection with the maturity of debt incurred in 1996 to finance the acquisition of Amtrol by its sole stockholder, Amtrol filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in December 2006 and emerged from Chapter 11 in June 2007. Prior to joining Amtrol, Mr. Guillemette served as Chief Executive Officer and President of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998. From 1990 to 1991, he served as Senior Vice President and Senior Financial Officer of The O'Connor Group, a real estate investment, management and development firm. Prior to that, from 1986 to 1990, Mr. Guillemette served as a Vice President for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership. Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth. In light of his extensive leadership experience through his senior officer and director positions and his company accounting and real estate experience, we have determined that it is in the best interests of our company and our shareholders for Mr. Guillemette to serve as a director on the board of directors.

        Francis X. Jacoby III will serve as an independent director upon completion of our formation transactions and this offering. Mr. Jacoby is currently President of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes significant investments in real estate, private equity and venture capital. From May 2001 to June 2008, Mr. Jacoby served as the Senior Vice President and Chief Financial Officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors. Prior to that, Mr. Jacoby served as the Executive Vice President and Chief Financial Officer for Leggat McCall Properties, LLC from September 1995 to May 2001, where he was responsible for raising debt and equity capital to support the company's real estate development and acquisition activities. From July 1983 to September 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types. Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration from Boston University. In light of his 25 years of investment and capital markets experience and his significant real estate investment experience, including structuring, negotiating and closing complex transactions, we have determined that it is in the best interests of our company and our shareholders for Mr. Jacoby to serve as a director on the board of directors.

        Edward F. Lange, Jr. will serve as an independent director upon completion of our formation and this offering. From July 2000 to July 2010, Mr. Lange served as an executive officer of BRE Properties, Inc. (NYSE: BRE), a publicly-traded REIT focused on the development, acquisition and management of apartment communities, and served on the board of directors from July 2008 to July 2010. Mr. Lange served as the Executive Vice President and Chief Operating Officer of BRE from January 2007 to July 2010. In addition, Mr. Lange served as Executive Vice President and Chief Financial Officer of BRE from July 2000 to April 2008, and during the period from November 2008 to September 2009. Prior to joining BRE, Mr. Lange served as Executive Vice President and Chief Financial Officer of Health Care REIT, Inc., an Ohio-based senior housing REIT, from 1996 to 2000. He also was a Senior Vice President of Finance and a member of the executive management team of the Mediplex Group, Inc. and affiliated companies from 1992 to 1996. Mr. Lange holds a Master of Business Administration degree from the University of Connecticut and a Bachelor's degree in Urban Planning from the University of Massachusetts. In light of his public company experience with financial and operational issues from his service as Chief Operating Officer and Chief Financial Officer at two

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publicly-traded REITs, we have determined that it is in the best interests of our company and our shareholders for Mr. Lange to serve as a director on the board of directors.

        Hans S. Weger will serve as an independent director upon completion of our formation transactions and this offering. From August 1998 through January 2011, Mr. Weger served as Chief Financial Officer, Executive Vice President and Treasurer of LaSalle Hotel Properties (NYSE: LHO), a publicly-traded REIT focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels. In addition, Mr. Weger served as Secretary of LaSalle Hotel Properties from October 1999 through January 2011. Mr. Weger was responsible for all financial, accounting, human resources and information technology activities. Prior to joining LaSalle, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah's Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a Bachelor of Sciences degree in finance from the University of Southern Mississippi and a Masters in Business Administration from the University of Chicago. In light of his real estate and real estate financing knowledge and his public company financial reporting and operations experience as the Chief Financial Officer of a publicly-traded REIT, we have determined that it is in the best interests of our company and our shareholders for Mr. Weger to serve as a director on the board of directors.

Board of Directors

        Our business is managed through the oversight and direction of our board of directors. A majority of our board of directors is "independent," as determined by our board of directors, consistent with the rules of the NYSE. Our independent directors are nominated by our nominating and corporate governance committee.

        Our board consists of seven directors, two of whom are affiliated with our company and five of whom are independent directors. The directors will keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our directors who are affiliated with us or our personnel.

        GI Partners will have the right to select two members of our initial seven member board. In addition, we have agreed that we will cause two persons selected by GI Partners to be nominated for election to our board of directors at each annual meeting of our shareholders. One of the selected persons must qualify as an independent director under the NYSE rules for director independence and be able to serve on one of our compensation, audit, nominating and investment committees and will be required to serve as the chairperson of one of such committees. Our agreement will terminate within the first three years after this offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding immediately following their transfer of any interest in the common units received by STAG GI in our formation transactions (including shares of our common stock that we may issue upon redemption of such common units). In addition, our agreement will terminate after the first three years following this offering if GI Partners and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding, whether or not immediately following their transfer of common units or shares of common stock.

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Committees of the Board of Directors

        Our board has established an investment committee, an audit committee, a compensation committee and a nominating and corporate governance committee, the principal functions of which are briefly described below. The audit committee, compensation committee and nominating and corporate governance committee consist solely of independent directors. Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Investment Committee

        Our board of directors has established an investment committee, which is composed of four of our directors, at least three of whom must be independent directors. The members of our investment committee are Messrs. Butcher, Guillemette, Jacoby and Weger. Mr. Butcher chairs the committee. The investment committee's primary function is to review, evaluate and ultimately vote to approve all acquisitions or developments individually over $25 million and up to $100 million. Proposed acquisitions in excess of $100 million require approval by our board of directors. Our board of directors in its discretion may change the committee's dollar thresholds.

  Audit Committee

        Our board of directors has established an audit committee, which is composed of three of our independent directors. The members of our audit committee are Messrs. Guillemette, Jacoby and Weger. Mr. Weger chairs the committee and qualifies as an audit committee financial expert, as that term is defined by the SEC. The audit committee assists the board in overseeing:

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  our accounting and financial reporting processes;

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  the integrity and audits of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent auditors; and

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  the performance of our independent auditors and any internal auditors.

        The audit committee is also responsible for engaging our independent public accountants, reviewing with our independent public accountants the plans and results of the audit engagement, approving professional services provided by our independent public accountants, reviewing the independence of our independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

  Compensation Committee

        Our board of directors has established a compensation committee, which is composed of three of our independent directors. The members of our compensation committee are Messrs. Guillemette, Furber and Lange. Mr. Guillemette chairs the committee. The principal functions of the compensation committee are to:

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  evaluate the performance and compensation of our Chief Executive Officer;

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  review and approve the compensation and benefits of our executive officers and members of our board of directors;

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  administer our 2011 Equity Incentive Plan, as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

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  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

  Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, which is composed of three of our independent directors. The members of our nominating and corporate governance committee are Messrs. Furber, Jacoby and Lange. Mr. Lange chairs the committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of shareholders. It also periodically prepares and submits to the board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

        Our directors have adopted a code of business conduct and ethics which applies to our employees, officers and directors when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors and will be promptly disclosed as required by law or stock exchange regulations.

Board Compensation

        We will pay an annual fee of $35,000 to each of our non-management directors for services as a director. We will pay an additional annual fee of $15,000 to the chair of the audit committee, an additional annual fee of $10,000 to the chair of the compensation committee and an additional annual fee of $7,500 to the chair of any other committee of our board of directors. All members of our board of directors will be reimbursed for their costs and expenses in attending our board meetings. Fees to the directors may be paid, in our sole discretion, by issuance of shares of common stock, based on the value of such shares of common stock at the date of issuance, rather than in cash. In addition, upon completion of this offering, each of our non-management directors, other than Mr. Fraser, will receive an initial grant of 6,624 LTIP units. Any non-management director who joins our board of directors in

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the future will receive an initial grant of $125,000 worth of LTIP units upon attendance at his or her first board meeting. The LTIP units will vest in equal installments on a quarterly basis, subject to continued service as a director, over five years from the date of grant. If a director is also one of our officers, we will not pay any compensation for services rendered as a director. In addition, Mr. Fraser has declined receipt of any compensation for his service as a director.

Limitation of Liability and Indemnification

        Our charter includes provisions permitted by Maryland law that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director.

        Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Maryland law. In addition, we have entered into indemnification agreements with each of our current directors and executive officers that may be broader than the specific indemnification provisions in the MGCL. We also maintain director and officer liability insurance under which our directors and officers are insured, subject to the limits of the insurance policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

        For more detail on these provisions, please see "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the "Securities Act"), we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

        None of the proposed members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee. See "Management—Executive Officers and Directors."

Compensation Discussion and Analysis

        We expect to pay base salaries and annual bonuses and make grants of awards under our 2011 Equity Incentive Plan to certain of our officers, effective upon completion of the offering. Our board of directors and our compensation committee have not yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our compensation committee based on factors such as the desire to retain such officer's services over the long-term, aligning such officer's interest with those of our shareholders, incentivizing such officer over the near-, medium- and long-term, and rewarding such officer for exceptional performance. In addition, our compensation committee may determine to make awards to new executive officers to help attract them to our company.

        The initial awards under our 2011 Equity Incentive Plan to be granted to our executive officers and other employees are designed to reward each individual's contribution to our formation and this offering, as well as provide an additional retention element for the recipient and to ensure that their interests are aligned with shareholders. We believe that it is in our best interests to have an element of

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retention in our compensation programs and that it is important for members of our management team and other key employees to have alignment with our shareholders. The amount of LTIP units each executive officer will receive was determined through negotiation of their employment agreements.

        We determined the size of the awards of restricted common stock and LTIP units using dollar values. The number of LTIP units and shares of restricted stock we disclose in this prospectus are based on the midpoint of the range set forth on the cover of this prospectus. If the actual initial public offering price is less than or greater than the midpoint of the range set forth on the cover of this prospectus, the number of LTIP units and shares of restricted stock awarded will increase or decrease, respectively.

Executive Compensation

        We intend to enter into employment agreements with our named executive officers, which will become effective upon the completion of this offering. Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annualized base salary and other compensation that would have been paid in 2010 to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, whom we refer to collectively as our "named executive officers," had these employment agreements been in effect for all of 2010. We expect such employment agreements will provide for salary and other benefits, including severance upon a termination of employment under certain circumstances. See "—Employment Agreements."

        The anticipated 2011 compensation for each of our named executive officers listed in the table below was determined through negotiation of their individual employment agreements. We expect to disclose actual 2011 compensation for our named executive officers in 2012, to the extent required by applicable SEC disclosure rules.

Name	Principal Position	Salary(1)	Bonus	Stock Awards		All Other Compensation	Total(2)
Benjamin S. Butcher	Chief Executive Officer, President and Chairman	$400,000	(3)		$(4)	(5)	$
Gregory W. Sullivan	Chief Financial Officer, Executive Vice President and Treasurer	280,000	(3)		(4)	(5)
Stephen C. Mecke	Chief Operating Officer and Executive Vice President	280,000	(3)		(4)	(5)
Kathryn Arnone	Executive Vice President, General Counsel and Secretary	260,000	(3)		(4)	(5)
David G. King	Executive Vice President and Director of Real Estate Operations	250,000	(3)		(4)	(5)

(1)
Salary amounts are annualized for the year ending December 31, 2011 based on employment agreements that we expect to enter into upon completion of this offering.

(2)
Amounts shown in this column do not include (i) the value of the LTIP unit grants (described below) that are expected to be granted to our named executive officers in connection with this offering or (ii) the value of the perquisites or other personal benefits our named executive officers will receive (described below).

(3)
Bonus amounts to be determined by our compensation committee in its sole discretion.

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(4)
Reflects grant of LTIP units under our 2011 Equity Incentive Plan upon completion of this offering. Upon completion of this offering, we will grant 111,276, 30,468, 52,989, 26,495 and 19,871 LTIP units to each of Mr. Butcher, Mr. Sullivan, Mr. Mecke, Ms. Arnone, and Mr. King, respectively. All LTIP awards are expected to vest in equal installments on a quarterly basis over five years from the date of this offering (subject to the executive's continued employment with us on each such date).

(5)
The named executive officers will receive certain perquisites or other personal benefits as set forth in their respective employment agreements. See "—Employment Agreements."

Employment Agreements

        We will enter into employment agreements, effective as of the consummation of this offering with each of our executive officers. We believe that the agreements will benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs.

        Our executive officers will be granted LTIP units in the amounts stated below in connection with their entering into the employment agreements with us. They also will be eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of our 2011 Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement.

        The employment agreements provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change in control of us. In addition, each of Messrs. Butcher, Mecke, Sullivan and King and Ms. Arnone will be subject to a non-competition provision for the 12-month period following any termination of employment other than a termination by us without "cause" or by the executive officer for "good reason." The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation, auto and other related benefits.

        None of the employment agreements contains a Code Section 280G excise tax gross-up provision.

  Employment Agreement of Mr. Butcher

        The employment agreement with Mr. Butcher will be for a term of four years; provided, however, that the term is automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides a notice of non-renewal to the other party. The employment agreement provides for an initial annual base salary of $400,000, and an annual bonus in an amount to be determined by our compensation committee in its sole discretion. Mr. Butcher will be granted 111,276 LTIP units upon the consummation of this offering. The LTIP units will vest in equal installments on a quarterly basis, subject to continued service as an employee or director, over five years from the date of grant. In addition, Mr. Butcher will receive a monthly vehicle and parking allowance of $1,305.

        The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

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  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher's then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined, which will be deemed to be $200,000, until March 1, 2012 or, if earlier, the time that Mr. Butcher receives a bonus in respect of fiscal year

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    2011 or the compensation committee determines that no bonus shall be paid to Mr. Butcher in respect of fiscal year 2011;

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  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

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  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

  Employment Agreements of Other Executive Officers

        The employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone will be for a term of three years; provided, however, that the terms are automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides notice of non-renewal to the other party.

        The employment agreement with Mr. Sullivan provides for an initial annual base salary of $280,000 and an annual bonus in an amount to be determined by our compensation committee in its sole discretion. Mr. Sullivan will be granted 30,468 LTIP units upon the consummation of this offering.

        The employment agreement with Mr. Mecke provides for an initial annual base salary of $280,000 and an annual bonus in an amount to be determined by our compensation committee in its sole discretion. Mr. Mecke will be granted 52,989 LTIP units upon the consummation of this offering.

        The employment agreement with Ms. Arnone provides for an initial annual base salary of $260,000 and an annual bonus in an amount to be determined by our compensation committee in its sole discretion. Ms. Arnone will be granted 26,495 LTIP units upon the consummation of this offering.

        The employment agreement with Mr. King provides for an initial annual base salary of $250,000 and an annual bonus in an amount to be determined by our compensation committee in its sole discretion. Mr. King will be granted 19,871 LTIP units upon the consummation of this offering.

        The LTIP units granted to each of these executives under their employment agreements will vest in equal installments on a quarterly basis, subject to continued service as an employee, over five years from the date of grant.

        The employment agreements with Messrs. Sullivan, Mecke and King and Ms. Arnone provide that upon the termination of an executive officer's employment either by us without "cause" or by the executive officer for "good reason," or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his or her employment agreement to the following severance payments and benefits, subject to the executive officer's execution of a general release in our favor:

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  a lump-sum cash payment equal to two times the sum of (1) the executive officer's then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his or her bonus was determined, which will be deemed to be $140,000 for Messrs. Sullivan and Mecke, $130,000 for Ms. Arnone and $125,000 for Mr. King, until March 1, 2012 or, if earlier, the time that the executive officer receives a bonus in respect of fiscal year 2011 or the compensation committee determines that no bonus shall be paid to the executive officer in respect of fiscal year 2011;

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  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

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  immediate vesting of all outstanding equity-based awards held by the executive officer.

Equity Incentive Plan

        On                        , 2011, we adopted, and our shareholders approved, the STAG Industrial, Inc. 2011 Equity Incentive Plan, referred to in this prospectus as the equity incentive plan. The equity incentive plan provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on shares of our common stock, such as LTIP units in our operating partnership, that may be made by us directly to our executive officers, directors, employees and other individuals providing bona fide services to or for us.

        The equity incentive plan will be administered by our board of directors, which may delegate its authority to the compensation committee of our board of directors. The plan administrator will have the authority to make awards to the eligible participants referenced above, and to determine the eligible individuals who will receive awards, what form the awards will take, and the terms and conditions of the awards. Except as provided below with respect to equitable adjustments, the plan administrator may not reduce the exercise price of any stock option or stock appreciation right granted under the equity incentive plan or take any other action that is treated as a repricing under generally accepted accounting principles without first obtaining the consent of our shareholders.

        Subject to adjustments as provided below, the shares of common stock that are reserved for issuance under the equity incentive plan, in the aggregate, shall not exceed 7.5% of the issued and outstanding shares of common stock as of the later of the date of this offering or the last closing date of any shares of common stock sold solely to cover overallotments in connection with this offering (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options, the conversion of all warrants and convertible securities into shares of common stock and the exchange of all interests in our operating partnership that may be convertible into shares of common stock) including shares to be sold pursuant to the underwriters' exercise of their option to purchase up to an additional 1,950,000 shares of our common stock solely to cover overallotments, but excluding any shares of common stock issued or issuable under the equity incentive plan). If any award, or portion of an award, granted under the equity incentive plan expires or terminates unexercised, becomes unexercisable, is settled in cash or a determination that no bonus shall be paid has been made, the shares of common stock with respect to such award will again be available for award under the equity incentive plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for award under the equity incentive plan.

        We expect to make certain awards in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under our equity incentive plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the

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participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

        LTIP units will be structured as "profits interests" for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. Under our equity incentive plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our equity incentive plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

        In the event of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger or other similar corporate transaction or event, affects shares of our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity incentive plan, then the plan administrator will make equitable changes or adjustments to:

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  the number and kind of shares of common stock that may thereafter be issued in connection with awards;

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  the number and kind of shares of common stock issued or issuable in respect of outstanding awards; and

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  the exercise price, grant price or purchase price relating to any award.

        In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

        Each stock option and stock appreciation right granted under the equity incentive plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. Stock appreciation rights confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the stock appreciation right. The other terms of stock options and stock appreciation rights granted by us under the equity incentive plan will be determined by the plan administrator.

        The plan administrator will determine the terms and conditions of each grant of restricted stock or restricted stock units under the equity incentive plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of common stock that are subject to the award. The holders of awards of restricted stock or restricted stock units may be entitled to receive dividends or, in

MANAGEMENT

the case of restricted stock units, dividend equivalents, which may be payable immediately or on a deferred basis at a time determined by the plan administrator.

        The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to eligible participants. The plan administrator will determine the terms and conditions at the time of grant.

        Unless otherwise determined by the plan administrator and set forth in an individual award agreement, upon a change in control (as defined in the equity incentive plan), each outstanding award under the equity incentive plan will become immediately vested, exercisable and/or payable, unless provision is made in the transaction for the continuation or assumption of awards or for the substitution of equivalent awards in the surviving or successor entity or the parent thereof.

        No awards under the equity incentive plan may be granted on or after the tenth anniversary of the date on which it was adopted. Our board of directors may terminate, amend, modify or suspend the equity incentive plan at any time, subject to shareholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under the equity incentive plan at any time. No amendment or termination of the equity incentive plan or any outstanding award may adversely affect any of the rights of an award holder without the holder's consent.

        Following the completion of this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of common stock (including shares of common stock underlying the LTIP units) that may be issued under our equity incentive plan, including the shares of restricted common stock to be granted to certain employees upon the completion of this offering.

Incentive Awards

        Upon the completion of this offering, we are granting an aggregate of (1) 241,099 LTIP units to our executive officers under our equity incentive plan, (2) 122,500 shares of restricted common stock to certain employees under our equity incentive plan, and (3) 33,120 LTIP units to our independent directors under our equity incentive plan.

        The LTIP units granted to our executive officers and independent directors will vest in equal installments on a quarterly basis, subject to continued service, over five years from the date of grant. Pursuant to the grant agreements, the LTIP units will become fully vested upon a termination of employment on account of death or disability or upon a change in control (as defined in the 2011 Equity Incentive Plan).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        Certain of our directors and all of our executive officers and certain of their affiliates have direct or indirect interests in Fund III, Fund IV, STAG GI and the management company. Fund III, Fund IV, STAG GI and certain owners of the management company have entered into contribution agreements with us and our operating partnership in connection with our formation transactions, pursuant to which our operating partnership will assume or pay off, with the proceeds of this offering, $392.3 million of indebtedness and Fund III, Fund IV, STAG GI and the members of the management company will receive 6,109,794 common units, representing approximately 31.3% of our common stock to be outstanding following the consummation of this offering on a fully diluted basis. See "Structure and Formation of Our Company—Benefits of our Formation Transactions and this Offering to Certain Parties" for a list of what individual directors and executive officers of our company will receive as a result of the contributions.

        Following the expiration of a 12-month lock-up period, limited partners in our operating partnership, including Fund III, Fund IV, STAG GI and the members of the management company, will have the right to cause our operating partnership to redeem any or all of their common units for cash equal to the then-current market value of one share of our common stock, or, at our election, for shares of our common stock on a one-for-one basis.

        Certain members of Fund III, Fund IV and STAG GI, including certain of our officers, employees and directors have residual interests, or contingent profit interests, in Fund III, Fund IV and STAG GI and may receive portions of distributions from the assets of each of Fund III, Fund IV and STAG GI after return of capital and preferred returns to the equity investors in Fund III, Fund IV and STAG GI. See "Structure and Formation of Our Company—Benefits of Our Formation Transactions and the Offering to Certain Parties."

        We will enter into services agreements with each of Fund II, Fund III and Fund IV and an option to purchase agreement with Fund III with respect to the Option Properties. See "Structure and Formation of Our Company—Formation Transactions—Services Agreements and Option Properties."

        As part of our formation transactions, with the proceeds of this offering, we will repay subordinate mortgage debt secured by the Option Properties and the number of common units to be issued to Fund III in our formation transactions will be reduced accordingly. See "Use of Proceeds."

        For more detailed information regarding the terms of our formation transactions, including the benefits to related parties, please refer to "Structure and Formation of Our Company."

Partnership Agreement

        Concurrently with the completion of our formation transactions and this offering, we will enter into the partnership agreement with the various entities and persons directly receiving common units in our formation transactions, including Fund III, Fund IV, STAG GI and certain of our directors and executive officers and certain of their related parties. As a result, such persons will become limited partners of our operating partnership. See "Our Operating Partnership and the Partnership Agreement."

Employment Agreements and Other Arrangements

        Upon completion of this offering, Mr. Butcher, will enter into an employment agreement with our company, which will have a term of four years. Messrs. Sullivan, Mecke and King and Ms. Arnone each will enter into an employment agreement with our company that will have a term of three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

However, the terms of each respective employment agreement will be automatically extended for successive one-year periods unless, not later than 60 days prior to the termination of the existing term, either party provides a notice of non-renewal to the other party. The employment agreements will also provide for an annual base salary, discretionary bonuses and eligibility for all customary and usual fringe benefits generally available to full-time employees. See "Management—Employment Agreements."

        Furthermore, upon completion of our formation transactions and this offering, our executive officers will receive the LTIP unit grants identified in the table below pursuant to our 2011 Equity Incentive Plan. The LTIP unit grants are in addition to the interests in common units that our executive officers will receive in our formation transactions in connection with the contributions to us of our initial properties and the management company. The contribution consideration is described separately below under "Structure and Formation of Our Company—Benefits of Our Formation Transactions and this Offering to Certain Parties."

Name	LTIP Units(1)
Benjamin S. Butcher	111,276
Gregory W. Sullivan	30,468
Stephen C. Mecke	52,989
Kathryn Arnone	26,495
David G. King	19,871

(1)
LTIP Units vest in equal installments on a quarterly basis, subject to continued service as an employee, over five years from the grant date.

        Any member of our board of directors who is also an employee of our company will not receive additional compensation for serving on our board of directors. We will pay an annual fee of $35,000 to each of our non-management directors for services as a director. We will pay an additional annual fee of $15,000 to the chair of the audit committee, an additional annual fee of $10,000 to the chair of the compensation committee and an additional annual fee of $7,500 to the chair of any other committee of our board of directors. All members of our board of directors will be reimbursed for their costs and expenses in attending our board meetings. In addition, upon completion of this offering, each of our non-management directors, other than Mr. Fraser, will receive an initial grant of 6,624 LTIP units. Any non-management director who joins our board of directors in the future will receive an initial grant of $125,000 worth of LTIP units upon attendance at his or her first board meeting. The LTIP units will vest in equal installments on a quarterly basis, subject to continued service as a director, over five years from the date of grant. See "Management—Board Compensation."

        Our charter includes provisions permitted by Maryland law that limit the personal liability of our directors for a breach of their fiduciary duty of care as a director. Our bylaws provide that we will indemnify our directors, executive officers and employees to the fullest extent permitted by Maryland law. We intend to enter into indemnification agreements with each of our current and future directors and executive officers which will require us to indemnify such persons to the maximum extent permitted by Maryland law and to pay such persons' expenses in defending any civil or criminal proceedings related to their service on our behalf in advance of final disposition of such proceeding. See "Management—Limitation on Liabilities and Indemnification of Directors and Officers."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Voting Agreement

        We, Fund III, Fund IV, STAG GI, the GI Partners' member in STAG GI and the contributors of our management company have entered into a voting agreement. Pursuant to the voting agreement, the GI Partners' member in STAG GI will have the right to select two members of our initial seven member board. In addition, we have agreed that we will cause two persons selected by the GI Partners' member to be nominated for election to our board of directors at each annual meeting of our shareholders. Both of the persons must meet minimum standards described in the voting agreement, and one of the selected person must qualify as an independent director under the NYSE rules for director independence and be able to serve on one of our compensation, audit, nominating and investment committees and will be required to serve as the chairperson of one of such committees. The parties to the voting agreement have agreed, at each annual meeting of our shareholders, to vote all of their shares of common stock in favor of the election of the two nominees to our board of directors. The agreement will terminate within the first three years after this offering if GI Partners' member in STAG GI and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding immediately following their transfer of any interest in the common units received by STAG GI in our formation transactions (including shares of our common stock that we may issue upon redemption of such common units). In addition, the agreement will terminate after the first three years following this offering if GI Partners' member in STAG GI and certain of its affiliates fail to beneficially own at least 10% of our fully diluted shares of common stock outstanding, whether or not immediately following their transfer of common units or shares of common stock.

Registration Rights

        We have entered into a registration rights agreement with the various entities and persons receiving common units in our formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not later than 12 months after the closing of this offering, we will file a shelf registration statement with the SEC, and thereafter use our best efforts to have the registration statement declared effective, covering the continuous resale of the shares of common stock issued or issuable in exchange for common units issued to Fund III, Fund IV, STAG GI and the members of the management company in our formation transactions. We may, at our option, prepare and file a registration statement registering the issuance by us to the holders of common units received in our formation transactions of shares of our common stock in lieu of our operating partnership's obligation to pay cash for such common units. We have also agreed to provide rights to holders of these common units to demand additional registration statement filings. We have agreed to pay substantially all of the expenses relating to a registration of such securities.

Relationship with New England Development, LLC

        An affiliate of NED provided the seed capital for STAG in 2003. As a result, NED and NED's former senior officer and our Chief Financial Officer, Executive Vice President and Treasurer, Mr. Sullivan, received ownership interests in STAG. In addition, another affiliate of NED and Mr. Sullivan own interests in SCP III. The NED members and Mr. Sullivan have entered into contribution agreements to transfer their respective interests in the management company to our operating partnership in exchange for common units.

        Mr. Sullivan has served on the board of managers of STAG continuously since its formation. Mr. Sullivan also serves on the board of managers or management committees of STAG Manager II, LLC (the entity that manages Fund II), STAG Manager III, LLC (the entity that manages Fund

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

III), and STAG Manager IV, LLC (the entity that manages Fund IV). In addition, Mr. Sullivan served on the investment committee for Fund II, Fund III and Fund IV.

        Pursuant to the terms of its operating agreement, STAG is authorized to borrow up to $1.0 million on an unsecured line of credit from an affiliate of NED for operating expenses and deposit monies. This loan was originally drawn on May 15, 2007 and as of September 30, 2010, there was $1.0 million outstanding under the line of credit, which will be paid in full from the proceeds of this offering and terminated. While this prospectus does not include separate financial statements for the management company as its activities are not considered significant, the unaudited pro forma consolidated financial statements included elsewhere in this prospectus reflect the $1.0 million repayment.

        In addition, as of September 30, 2010, there was an approximately $4.4 million loan outstanding from an affiliate of NED to the Fund III subsidiaries being contributed to us in our formation transactions. The loan was made on January 31, 2009 and the proceeds were used as part of a debt refinancing to pay down indebtedness on the Fund III properties being contributed to us. The loan will be repaid with proceeds from this offering.

        Affiliates of NED provided a guaranty for the Anglo Bridge Loan (Fund III) secured by the Fund III properties. Fund III and the NED affiliates entered into a loan guarantee agreement that paid the NED affiliate an annual fee of 9.0% of the outstanding balance of the bridge loan. As part of our formation transactions, the outstanding balance of $34.6 million as of September 30, 2010 on the Anglo Bridge Loan (Fund III) will be paid in full.

        Other than NED's ownership of common units received as a result of our formation transactions, NED will have no further interest in or control of our company. We will not have any ongoing borrowing relationship with NED.

STRUCTURE AND FORMATION OF OUR COMPANY

Background

        We have deployed more than $1.3 billion of capital representing the acquisition of 218 properties since 2004. These investments were made through four private equity real estate funds, Fund I, Fund II, Fund III and Fund IV, and one joint venture, STAG GI. We were formed to acquire the existing assets and operations of our predecessor business.

        All of the 24 properties owned by Fund I were sold in 2006. In 2007, 16 properties owned by Fund II were sold. Fund II will retain ownership of 86 properties and will continue to operate as a private, fully-invested fund but will not make any further property acquisitions. Fund III, Fund IV and STAG GI will contribute our 89 properties to us in our formation transactions in exchange for common units. Fund III will retain ownership of the Option Properties. See "—Formation Transactions—Services Agreements and Option Properties."

        Our senior management team consists of Mr. Butcher, the Chairman of our board of directors and our Chief Executive Officer and President, Mr. Sullivan, our Chief Financial Officer, Executive Vice President and Treasurer, Mr. Mecke, our Chief Operating Officer and Executive Vice President, Ms. Arnone, our Executive Vice President, General Counsel and Secretary, and Mr. King, our Executive Vice President and Director of Real Estate Operations. They have each led or helped manage private and public real estate companies and funds, including STAG, AMB Property Corp., Trizec Hahn Corporation, Meditrust Corporation and LaQuinta Corporation.

Formation Transactions

        We were incorporated on July 21, 2010 under the laws of the State of Maryland. As of immediately before the consummation of our formation transactions and this offering, Mr. Butcher, our Chairman, Chief Executive Officer and President, and Ms. Arnone, our Executive Vice President, General Counsel and Secretary, are our shareholders and collectively hold 110 shares of our common stock that they purchased upon or shortly after our incorporation.

        STAG Industrial Operating Partnership, L.P., our operating partnership, was recently organized as a limited partnership under the laws of the State of Delaware. We will conduct substantially all of our operations and own substantially all of our assets through our operating partnership and its subsidiaries.

        We will sell 13,000,000 shares of common stock in this offering and 1,950,000 additional shares if the underwriters exercise their overallotment option in full. We will contribute the net proceeds from this offering to our operating partnership in exchange for common units. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the general partner of our operating partnership, our wholly-owned subsidiary will generally have the exclusive power under the partnership agreement to manage and conduct the operating partnership's business, subject to certain limited approval and voting rights of the other limited partners described more fully below in "Our Operating Partnership and the Partnership Agreement." Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

        Beginning on or after the date which is 12 months after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their common units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock, subject to the ownership limits set forth in our charter and described under the section entitled "Description of Stock—Restrictions on Ownership and Transfer of Stock." With each

STRUCTURE AND FORMATION OF OUR COMPANY

redemption of units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership's cash distributions and profits and losses. See "Our Operating Partnership and the Partnership Agreement."

        Prior to or concurrent with the completion of this offering, we will engage in the following formation transactions, which are designed to consolidate the ownership of our property portfolio under our operating partnership and its subsidiaries, consolidate our acquisition and asset management businesses into a subsidiary of our operating partnership and enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011:

  •
  Pursuant to separate contribution agreements, our operating partnership will, directly or indirectly through its wholly-owned subsidiaries, acquire a 100% equity interest in the entities that own our properties in exchange for 6,016,305 common units, representing 30.8% of the total number of shares of our common stock outstanding on a fully diluted basis, as set forth in greater detail below:

  •
  Fund III will contribute 100% of the equity interests in the entities owning 57 of its properties to our operating partnership in exchange for 1,080,474 common units;

  •
  Fund IV will contribute 100% of the equity interests in the entities owning all 19 of its properties to our operating partnership in exchange for 1,900,660 common units; and

  •
  STAG GI will contribute 100% of the equity interests in the entities owning all 13 of its properties to our operating partnership in exchange for 3,035,171 common units.

  •
  Pursuant to separate contribution agreements, the members of the management company will contribute their interests in the management company to our operating partnership in exchange for 93,489 common units, representing 0.5% of the total number of shares of our common stock outstanding on a fully diluted basis.

  •
  In connection with the foregoing transactions, we will directly or indirectly assume approximately $165.1 million in principal amount of mortgage debt (together with all related accrued and unpaid interest) secured by our properties that will remain outstanding.

  •
  With the proceeds of this offering, based on September 30, 2010 balances, we will repay approximately $227.3 million in indebtedness (including principal and related accrued interest). See "Use of Proceeds."

  •
  We will enter into a $100 million secured corporate credit facility (subject to increase to $200 million under certain circumstances) that we anticipate will close contemporaneously with the closing of this offering.

  •
  We will enter into a refinancing of our debt due in 2012 to extend the maturity date to October 2013 that we anticipate will close contemporaneously with the closing of this offering.

  •
  Our executive officers will enter into employment agreements with us.

  •
  We will issue 274,219 LTIP units to our executive officers and independent directors and 122,500 shares of restricted common stock to our employees pursuant to our 2011 Equity Incentive Plan, representing in the aggregate 2.0% of the total number of shares of our common stock outstanding on a fully-diluted basis.

        Each contribution agreement and purchase and sale agreement referenced above is subject to all of the terms and conditions of the applicable agreement, including the completion of this offering. We

STRUCTURE AND FORMATION OF OUR COMPANY

will assume or succeed to all of each contributor's or seller's rights, obligations and responsibilities with respect to the entities contributed or sold.

        We will not enter into any tax protection agreements in connection with our formation transactions. In addition, we have not obtained any third-party appraisals of the properties to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions. As a result, the consideration for these properties and other assets in our formation transactions may exceed their fair market value. Additionally, the contribution agreements and the purchase and sale agreement described above were not negotiated at arm's length, and the terms of those agreements may be more favorable to Fund II, Fund III, Fund IV, STAG GI and the owners of the management company than they would have been had they been negotiated by third parties.

  Services Agreements and Option Properties

        Upon completion of our formation transactions and this offering, we will enter into separate services agreements with Fund II, Fund III and Fund IV pursuant to which we will manage their operations and certain other properties, as set forth in greater detail below.

        Following completion of our formation transactions, Fund II will continue to operate as a private, fully-invested fund and will retain ownership of its 86 properties, with approximately 13.1 million rentable square feet. We will enter into a services agreement with Fund II on terms we believe to be customary, pursuant to which we will manage its properties in return for an annual asset management fee based on the equity investment in such assets, which will initially equal 0.94% of the equity investment and may increase up to 1.25% of the equity investment to the extent assets are sold and the total remaining equity investment is reduced. The services agreement will be terminable by either party on 30 days' written notice. We have no current plans to acquire any of the Fund II properties, but upon the approval of a majority of the disinterested directors, we would consider submitting a bid if Fund II were to offer any of its properties for sale. However, any sale to us would be an "affiliate sale" under Fund II's operating agreement and require that Fund II's third-party institutional investors approve the sale.

        Following completion of our formation transactions, Fund III will retain ownership of the Option Properties, which consist of three properties with approximately 890,891 rentable square feet that are vacant and that are acquisition opportunities for us. Following completion of our formation transactions, we will enter into a services agreement with Fund III pursuant to which we will manage the Option Properties for an annual fee of $30,000 per property and provide the limited administrative services (including preparation of reports for the Fund III lender and investors, bookkeeping, tax and accounting services) Fund III will require until its liquidation for an annual fee of $20,000. Upon approval of our independent directors, we will have the right to acquire any of the Option Properties individually for a period of up to three months after notification that the property has stabilized, defined as 85% or greater occupancy pursuant to leases with at least two years in remaining duration. The sale price of each property will be based on the fair market value of the property as determined by a third-party appraisal. In addition, Fund III has agreed not to sell any of the Option Properties except (1) following our failure to exercise timely our option to purchase the property upon stabilization (in which case the property will become freely saleable), or (2) subject to a right of first refusal in our favor, pursuant to a "bona fide user sale transaction." A "bona fide user sale transaction" is a sale to a buyer, where the buyer or its affiliate intends to occupy the property (as compared to a buyer that intends to lease the property to a tenant unaffiliated with the buyer). If a bona fide user sale transaction results in proceeds, after out-of-pocket expenses of the sale, in excess of Fund III's undepreciated cost to acquire the property plus any subsequent capital invested in the property, then

STRUCTURE AND FORMATION OF OUR COMPANY

we will be entitled to 25% of such net excess proceeds. Our right to purchase the Option Properties will expire five years after the date of the closing of this offering.

        In addition, we will enter into a services agreement with Fund IV pursuant to which we will provide the limited administrative services (including preparation of reports for the Fund IV investors, bookkeeping, tax and accounting services) Fund IV will require until its liquidation for an annual fee of $20,000. STAG GI will not require administrative services from us or our affiliates following completion of our formation transactions.

        Following completion of our formation transactions, Fund II, Fund III, Fund IV and STAG GI will make no additional property acquisitions, and our senior management team will devote substantially all of its business time to our business.

Consequences of Our Formation Transactions and this Offering

        The completion of our formation transactions and this offering will have the following consequences:

  •
  Our operating partnership will directly or indirectly own the assets of the management company and the fee simple or other interests in all of the properties owned by Fund III, Fund IV and STAG GI (except for the Option Properties).

  •
  Purchasers of our common stock in this offering will own 99.1% of our outstanding common stock, or 66.6% on a fully diluted basis. If the underwriters' overallotment option is exercised in full, purchasers of our common stock in this offering will own 99.2% of our outstanding common stock, or 69.7% on a fully diluted basis.

  •
  Our wholly owned subsidiary will be the sole general partner of our operating partnership. We will own 67.3% of the operating partnership units, and the continuing investors, including Fund III, Fund IV, STAG GI and our directors and executive officers, will own 32.7%. If the underwriters' overallotment option is exercised in full, we will own 70.2% of the common units, and the continuing investors, including Fund III, Fund IV, STAG GI and our directors and executive officers, will own 29.8%.

  •
  The employees of the management company will become the employees of our management subsidiary.

  •
  We expect to have total consolidated indebtedness of approximately $165.1 million.

        The aggregate pro forma net tangible book value of the assets we will acquire in our formation transactions was approximately $253.7 million as of September 30, 2010. In exchange for these assets, we will issue common units with an aggregate value of $        million. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of our assets.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Structure

        The chart below reflects our organization immediately following completion of our formation transactions and this offering.

(1)
Upon completion of this offering, we will grant 122,500 shares of restricted common stock, or 0.9% of our outstanding common stock, pursuant to our 2011 Equity Incentive Plan.

(2)
Includes our executive officers' investments in Fund III, Fund IV and STAG GI and their residual interests in Fund III, Fund IV and STAG GI. Solely for purposes of this chart, we calculated our executive officers' residual interests assuming Fund III, Fund IV and STAG GI were liquidated on November 15, 2010 at $          per share, the midpoint of the range set forth on the front cover of this prospectus and made certain other assumptions. We cannot estimate the actual timing of the liquidations of Fund III, Fund IV and STAG GI or the value of any distributions at the time of the liquidations. "See—Benefits to Related Parties—Formation Transactions" below.

(3)
Excludes common units in which a director or executive officer has no pecuniary interest but that are owned by entities that a director or executive officer may directly or indirectly control. Includes LTIP units, as if LTIP units were common units, that will be issued upon closing of this offering to our executive officers and independent directors pursuant to our 2011 Equity Incentive Plan.

(4)
Ownership is through Fund III, Fund IV and/or STAG GI.

STRUCTURE AND FORMATION OF OUR COMPANY

Benefits of Our Formation Transactions and this Offering to Certain Parties

        Upon completion of our formation transactions and this offering, our executive officers directly or indirectly, through one or more affiliates, will receive material financial and other benefits.

        The consideration (other than salary, equity incentive and other employment-related benefits, which are described under "Management") to be issued or paid to members of our management team, including their controlled affiliates, in exchange for the contribution of the management company and our properties is described below:

		Common Units(2)
Name(1)	Transactions	Number	Value(3)
Benjamin S. Butcher	Fund III properties	40,770	$
	Fund IV properties	21,838
	STAG GI properties	14,085
	Management company	34,871

	Total:	111,564	$
Gregory W. Sullivan	Fund III properties	92,048	$
	Fund IV properties	24,320
	STAG GI properties	5,497
	Management company	8,928

	Total:	130,793	$
Stephen C. Mecke	Fund III properties	16,207	$
	Fund IV properties	3,178
	STAG GI properties	2,748
	Management company	8,414

	Total:	30,547	$
Kathryn Arnone	Fund III properties	4,502	$
	Fund IV properties	5,524
	STAG GI properties	1,099
	Management company	1,683

	Total:	12,808	$
David G. King	Fund III properties	7,203	$
	Fund IV properties	2,022
	STAG GI properties	1,099
	Management company	5,048

	Total:	15,372	$

(1)
The amounts shown in the table reflect common units received by the individual directly or received by any entity, but if by an entity only to the extent of the individual's interest in the assets of the entity. Accordingly, the amounts shown in the table above do not reflect common units received by entities that may be controlled by the individual (except to the extent of the individual's interest in the assets of the entity).

(2)
Includes our executive officers' investments in Fund III, Fund IV and STAG GI and their residual interests in Fund III, Fund IV and STAG GI. Solely for purposes of this table, we calculated our executive officers' residual interests assuming Fund III, Fund IV and STAG GI were liquidated on November 15, 2010 at $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus and made certain other assumptions. We cannot estimate the actual timing of the liquidations of Fund III, Fund IV and STAG GI or the value of any distributions at the time of the liqudations. See "—Benefits of Our Formation Transactions and this Offering to Certain Parties" below.

STRUCTURE AND FORMATION OF OUR COMPANY

(3)
Based upon an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

        Upon completion of our formation transactions and this offering, Fund III will receive 1,080,474 common units, Fund IV will receive 1,900,660 common units, STAG GI will receive 3,035,171 common units and the management company will receive 93,489 common units. The number of common units that Fund III, Fund IV, STAG GI and the management company will receive in our formation transactions (an aggregate of 6,109,794 common units) is fixed and will not change based on the ultimate initial public offering price in this offering.

        After the expiration of the lock-up period, Fund III, Fund IV and STAG GI may distribute its common units to its members in accordance with the fund's operating agreement. In addition to their invested equity, certain members of Fund III, Fund IV and STAG GI, including certain of our officers, employees and directors, have residual interests, or contingent profit interests, in Fund III, Fund IV and STAG GI. As a result, they may receive distributions related to the residual interests if there are sufficient proceeds after return of capital and preferred returns to themselves and the other equity investors in Fund III, Fund IV and STAG GI. In all cases where there is a residual distribution, the higher the share price of our common stock at the time a fund is liquidated, the greater the portion of the common units the fund will distribute to the holders of the residual interests.

        The number of common units being issued to each fund in our formation transactions is fixed so that residual interests will not, in any manner, require us to issue additional common units or shares of common stock or otherwise dilute investors in this offering. In addition, because the value of the residual interests depends on the value of our common stock, not on the value of certain properties or portfolios individually, such residual interests align the interests of the holders of residual interests with the interests of our company and shareholders.

        Distributions subject to the residual interests may consist of, among other items:

  •
  cash from the operation or sale of the Option Properties;

  •
  the common units received in our formation transactions;

  •
  cash or in-kind distributions paid on the common units;

  •
  cash or other assets from a direct or indirect disposition of the common units by the fund or STAG GI; or

  •
  shares of our common stock or other securities received upon redemption of the common units.

        With respect to Fund III, the residual interest in distributions from operations is the right to receive (1) 20% of all such distributions by Fund III after the equity investors have received such distributions in an aggregate amount equal to a 9% internal rate of return to the equity investors and (2) 40% of all such distributions by Fund III after the equity investors have received such distributions in an aggregate amount equal to an 22% internal rate of return to the equity investors. The residual interest in distributions other than from operations—for example, direct distributions of the common units received by Fund III in our formation transactions or distributions of proceeds from the redemption of the common units—is the right, subject to an interim residual interest, to receive (1) 20% of all such distributions by Fund III after the equity investors have received such distributions in an aggregate amount equal to a 9% internal rate of return to the equity investors and (2) 40% of all such distributions by Fund III after the equity investors have received such distributions in an aggregate amount equal to an 22% internal rate of return to the equity investors.

        With respect to Fund IV, the residual interest in distributions from operations is the right to receive (1) 20% of all such distributions by Fund IV after the equity investors have received such

STRUCTURE AND FORMATION OF OUR COMPANY

distributions in an aggregate amount equal to a 9% internal rate of return to the equity investors and (2) 40% of all such distributions by Fund IV after the equity investors have received such distributions in an aggregate amount equal to an 18% internal rate of return to the equity investors. The residual interest with respect to distributions other than from operations is the right to receive (1) 20% of all such distributions by Fund IV after the equity investors have received such distributions in an aggregate amount equal to a 9% internal rate of return to the equity investors and (2) 40% of all such distributions by Fund IV after the equity investors have received such distributions in an aggregate amount equal to an 18% internal rate of return to the equity investors.

        With respect to STAG GI, the residual interest in capital proceeds is the right to receive 20% of all such proceeds distributed by STAG GI after the equity investors have received such distributions in an aggregate amount equal to a 12% internal rate of return to the equity investors.

        While the timing of the STAG GI distribution is expected to occur 12 months after the date of this prospectus, we cannot estimate the value of any future distribution at the time made. In addition, we cannot estimate the timing of any future distributions by Fund III and Fund IV or the value of any future distributions at the time made. Accordingly, we also cannot estimate whether any of the residual interests will operate to provide any of our executive officers or their affiliates greater consideration than that disclosed in the table above or the extent to which the residual interests may so operate. Our executive officers, certain of their affiliates, certain of our employees and certain other investors in the management company and Fund III, Fund IV and STAG GI have direct or indirect residual interests in amounts that vary by fund. Our Chairman and Chief Executive Officer and President, Mr. Butcher, is a member of the management committees of the managers that will control the timing of any distributions made by Fund III and Fund IV.

        Under its operating agreement, Fund III is authorized to make loans to STAG for operating capital and other expenses up to $3.0 million. This loan was originally drawn on May 15, 2007 and as of September 30, 2010, the outstanding balance was approximately $3.0 million. This loan will be paid in full from proceeds from this offering and terminated.

Determination of Consideration Payable for Our Properties

        Our operating partnership will, directly or indirectly through its wholly owned subsidiaries, acquire the ownership of each of the properties in our portfolio in connection with the formation transactions. The consideration paid to each of the contributors in the formation transactions will be based upon the terms of the applicable contribution agreements negotiated among us and our operating partnership, on the one hand, and the various contributors, on the other hand. Under these agreements, each contributor will receive a fixed number of common units, subject to adjustment for pre-closing stock and unit splits or similar structural changes to our pre-closing share and unit capitalization. In all cases, the number of units will be subject to adjustment for closing prorations and changes in indebtedness encumbering the properties, among other things. The value of units issued will be equal to (1) the initial public offering price of our common stock, multiplied by (2) such number of units.

        The contributors in the formation transactions, including Fund III, Fund IV, STAG GI and the members of the management company, will receive 6,109,794 common units with an aggregate value of approximately $         million based on the midpoint of the range of prices shown on the cover of this prospectus. This value will increase or decrease if our common stock is priced above or below the mid-point of the range of prices shown on the cover page of this prospectus.

        The amount of common units that we will pay in exchange for our properties was determined based on several factors, including, but not limited to, a discounted cash flow analysis, a capitalization rate analysis, cost basis and an assessment of the fair market value of the properties. No single factor

STRUCTURE AND FORMATION OF OUR COMPANY

was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We have not obtained third-party property appraisals of the properties to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions. As a result, the consideration for these properties and other assets in our formation transactions may exceed their fair market value. See "Risk Factors—Risks Related to Our Business and Operations—The fair market value of the consideration for the assets to be acquired by us in our formation transactions may exceed the assets' aggregate fair market value."

        The contributors in the formation transactions, including Fund III, Fund IV, STAG GI and the owners of the management company, have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of common stock or securities convertible or exchangeable into shares of common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of 12 months after the completion of this offering, without the prior consent of the underwriters.

        Following the expiration of the lock-up period, limited partners in our operating partnership, including Fund III, Fund IV, STAG GI and the members of the management company, will have the right to cause our operating partnership to redeem any or all of their common units for cash equal to the then-current market value of one share of our common stock, or, at our election, for shares of our common stock on a one-for-one basis. In addition, following the expiration of the lock-up period, each of Fund III, Fund IV and STAG GI may distribute its common units to its members. If this occurs, the members of Fund III, Fund IV and STAG GI will have the right to cause our operating partnership to redeem any or all of their common units for cash equal to the then-current market value of one share of our common stock, or, at our election, for shares of our common stock on a one-for-one basis.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between the underwriters and us. In determining the initial public offering price of our common stock, the underwriters considered the history and prospects for the industry in which we compete, our financial information, the ability of our management and our business potential and earning prospects, the prevailing securities markets at the time of this offering, and the recent market prices of, and the demand for, publicly traded shares of companies the underwriters deemed generally comparable. The initial public offering price does not necessarily bear any relationship to the book value of our assets or the assets to be acquired in our formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. We have not obtained any third-party appraisals of the properties and other assets to be contributed to us in our formation transactions or fairness opinions in connection with our formation transaction. As a result, the consideration for these properties and other assets in our formation transactions may exceed their fair market value. See "Risk Factors—Risks Related to Our Business and Operations—The fair market value of the consideration for the assets to be acquired in our formation transactions may exceed the aggregate fair market value of such assets."

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our shareholders' best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We plan to invest principally in single-tenant industrial properties in the United States. Upon completion of our formation transactions and this offering, our portfolio will consist of 89 properties in 26 states with approximately 13.4 million rentable square feet. In addition, our executive officers will identify and negotiate future acquisition opportunities. For information concerning the investing experience of these individuals, please see the sections entitled "Business" and "Management."

        We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary business objective is to enhance shareholder value over time by achieving sustainable long-term FFO growth and generating attractive total returns to our shareholders.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

        Additional criteria with respect to our properties are described in "Business."

Investments in Mortgages, Structured Financings and Other Lending Policies

        We have no current intention of investing in loans secured by properties or making loans to persons other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying property in the near-term.

        However, if we decide to sell any of our properties, in some instances we may sell our properties by providing financing to purchasers. In these instances, we would secure this financing with first mortgages on the properties. If we provide financing to purchasers, we will bear the risks that the purchaser may default and the distribution of the proceeds of the sales to our shareholders will be delayed.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

        We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

        Although we have no current plans to dispose of any of the properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See "Risk Factors—Risks Related to Our Business and Operations."

Financing Policies

        We expect to fund property acquisitions initially through a combination of cash available from offering proceeds, our anticipated corporate credit facility and traditional mortgage financing. Where possible, we also anticipate using common units issued by our operating partnership to acquire properties from existing owners seeking a tax-deferred transaction. In addition, we may use a number of different sources to finance our acquisitions and operations, including cash provided by operations, secured and unsecured debt, issuance of debt securities, perpetual and non-perpetual preferred stock, additional common equity issuances, letters of credit or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

        We do not have a policy limiting the amount of debt that we may incur, although we intend to target a long-term average debt-to-EBITDA ratio of between 5.0x and 6.0x, although we may exceed these levels from time to time as we complete acquisitions. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, our board of directors may increase our indebtedness beyond the policy limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay dividends to our shareholders.

Equity Capital Policies

        Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further shareholder approval, to issue additional authorized shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate,

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue shares of common stock in connection with acquisitions. We also may issue common units in connection with acquisitions of property.

        Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, shares of preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock. We also may issue preferred units of limited partnership interest in our operating partnership that could have distribution, liquidation and other rights and preferences that are senior to those of our common units and therefore structurally senior to those of our common stock.

        We may, under certain circumstances, purchase shares of common or preferred stock in the open market or in private transactions with our shareholders, if those purchases are approved by our board of directors. After the completion of our formation transactions, our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

        In the future, we may institute a dividend reinvestment plan, which would allow our shareholders to acquire additional shares of common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Shareholders who do not participate in the plan will continue to receive cash dividends as declared.

Conflict of Interest Policy

        Our current board of directors consists of Mr. Butcher and as a result, the transactions and agreements entered into in connection with our formation prior to this offering have not been approved by any independent directors. In addition, following completion of our formation transactions and this offering, conflicts of interest may exist between our directors and officers and our company as described below.

        The executive officers for each of the managers of Fund II, Fund III, Fund IV and STAG GI consist of a number of persons who serve as executive officers in similar positions in our company, specifically: Messrs. Butcher, Sullivan Mecke and King and Ms. Arnone. Also, Mr. Butcher, who is a member of our board of directors, also serves on the board of managers and/or management committees of the managers of Fund II, Fund III and Fund IV, and is a member of the board of directors of STAG GI. Our executive officers and certain of our directors may have conflicting duties because they have a duty to both us and to Fund II (which will retain ownership of its properties and continue as a private, fully-invested fund until liquidated), Fund III (which will retain ownership of the Option Properties), Fund IV and STAG GI. Upon completion of our formation transactions, all of these entities will be fully invested and, as a result, will not be making any additional investments in income properties. It is possible that the executive officers' and board members' fiduciary duty to Fund II, Fund III, Fund IV and STAG GI, including, without limitation, their interests in Fund II and the Option Properties, will conflict with what will be in the best interests of our company.

        We did not conduct arm's-length negotiations with respect to the terms and structuring of our formation transactions, resulting in the principals of the management company having the ability to influence the type and level of benefits that they and our other affiliates will receive. We have not

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

obtained third-party appraisals of the properties to be contributed to us in our formation transactions or fairness opinions in connection with our formation transactions. As a result, the consideration for these properties to the prior investors, including certain of our executive officers, in our formation transactions may exceed their fair market value.

        Additional conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the indirect general partner of our operating partnership, have duties to our operating partnership and to its limited partners in connection with the management of our operating partnership under Delaware law as modified by our operating partnership agreement. Our duties, as the indirect general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company.

        We plan to adopt policies to reduce potential conflicts of interest. Generally, our policies will provide that any transaction involving us in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See "Risk Factors—Risks Related to Our Organization and Structure."

Reporting Policies

        Generally speaking, we intend to make available to our shareholders audited annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information, upon completion of this offering, regarding the ownership of shares of our common stock by:

  •
  each of our directors and director nominees;

  •
  each of our executive officers;

  •
  each person who will be the beneficial owner of more than 5% of our outstanding common stock; and

  •
  all directors, director nominees and executive officers as a group.

        In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the person actually owns beneficially or of record;

  •
  all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the person has the right to acquire within 60 days.

        We currently have outstanding 110 shares of common stock, which are owned by Mr. Butcher and Ms. Arnone. Upon completion of this offering, we will repurchase all 110 shares of common stock from Mr. Butcher and Ms. Arnone at their cost of $20.00 per share.

        Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 99 High Street, 28th Floor, Boston, Massachusetts 02110.

Name	Number of Shares and/or Common Units Beneficially Owned(1)(2)	Percent of All Shares(3)	Percent of All Shares and Common Units(4)
STAG Investments III, LLC(5)	1,080,474	7.6%	5.5%
STAG Investments IV, LLC(5)	1,900,660	12.7%	9.7%
STAG GI Investments, LLC and GI Partners(6)	3,035,171	18.7%	15.6%
New England Development, LLC(5)(10)	3,007,918	18.7%	15.4%
Benjamin S. Butcher(5)(7)	3,144,109	19.3%	16.1%
Gregory W. Sullivan(8)(11)	39,396	*	*
Stephen C. Mecke(8)	52,989	*	*
Kathryn Arnone(8)	26,495	*	*
David G. King(8)	19,871	*	*
F. Alexander Fraser	—	—	—
Jeffrey D. Furber(9)	6,624	*	*
Larry T. Guillemette(9)	6,624	*	*
Francis X. Jacoby III(9)	6,624	*	*
Edward F. Lange, Jr.(9)	6,624	*	*
Hans S. Weger(9)	6,624	*	*
All directors, director nominees and executive officers as a group (11 persons)	3,315,980	20.2%	17.0%

*
Represents less than 1.0%.

PRINCIPAL SHAREHOLDERS

(1)
As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2)
Ownership consists of common units and LTIP units to be issued upon the closing of this offering. Common units issued in our formations transactions may not be redeemed for cash, or at our election, common stock until the first anniversary of the closing of this offering. Upon achieving parity with the common units and becoming "redeemable" in accordance with the terms of the partnership agreement of our operating partnership, such LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock.

(3)
Assumes 13,122,500 shares of common stock will be outstanding immediately upon the completion of this offering. In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock.

(4)
Assumes 19,506,513 shares of common stock will be outstanding immediately upon the completion of this offering on a fully-diluted basis, comprised of 13,122,500 shares of common stock, 6,109,794 common units and 274,219 LTIP units.

(5)
Amounts shown reflect the number of common units that, upon completion of this offering, will be owned by STAG Investments III, LLC and STAG Investments IV, LLC. These entities are managed by management committees of which the controlling members are Benjamin S. Butcher and delegates of affiliates of New England Development, LLC. As a result, Mr. Butcher and New England Development, LLC may be deemed to beneficially own the shares of common stock that may be received by STAG Investments III, LLC and STAG Investments IV, LLC upon exchange of their common units. Each of Mr. Butcher and New England Development, LLC disclaim any beneficial ownership of such shares, except to the extent of their pecuniary interest therein. The address for New England Development, LLC is One Wells Avenue, Newton, Massachusetts 02459.

(6)
Amount shown reflects the number of common units that, upon completion of this offering, will be owned by STAG GI Investments, LLC. This entity is managed by a board of directors of which the controlling members are delegates of entities affiliated with GI Partners. As a result of the ability of these entities to select the controlling members of the board of directors of STAG GI Investments, LLC, GI Partners may be deemed to beneficially own the shares of common stock that may be received by STAG GI Investments, LLC upon exchange of its common units. GI Partners disclaims any beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The address for GI Partners is 2180 Sand Hill Road, Suite 210, Menlo Park, California 94025.

(7)
Includes 16,828 common units that, upon completion of this offering, will be owned by STAG III Employees, LLC, of which an affiliate of Mr. Butcher is the manager and may be deemed to have beneficial ownership. Mr. Butcher disclaims beneficial ownership of the shares of common stock that may be received by that entity upon exchange of its common units, except to the extent of his pecuniary interest therein. Also includes (a) 29,861 common units that, upon this offering, will be owned directly by Mr. Butcher, (b) 5,010 common units that, upon this offering, will be owned by affiliates of Mr. Butcher and (c) 111,276 LTIP units to be granted to Mr. Butcher, which will vest in equal installments on a quarterly basis over five years from the date of this offering.

(8)
Represents 30,468, 52,989, 26,495 and 19,871 LTIP units to be granted to each of Mr. Sullivan, Mr. Mecke, Ms. Arnone and Mr. King, respectively, which will vest in equal installments on a quarterly basis over five years from the date of this offering.

(9)
Represents 6,624 LTIP units to be granted to each initial independent director, which will vest in five equal, annual installments on each of the first five anniversaries of the date of this offering.

(10)
Includes 26,784 common units that, upon this offering, will be owned by affiliates of New England Development, LLC.

(11)
Includes 8,928 common units that, upon this offering, will be owned directly by Mr. Sullivan.

DESCRIPTION OF STOCK

        The following summary of the material terms of our shares of capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, and to our charter and bylaws, copies of which are available from us upon request. See "Where You Can Find More Information."

General

        Our charter provides that we may issue 100 million shares of common stock, $0.01 par value per share, and 10 million shares of preferred stock, $0.01 par value per share. Our board of directors, without any action by our shareholders, may amend our charter to increase or decrease the aggregate number of shares of our common stock or the number of shares of our stock of any class or series. As of the closing of this offering, we expect 19,506,513 shares of our common stock will be outstanding on a fully diluted basis (21,456,513 if the underwriters fully exercise their option to purchase up to 1,950,000 shares to cover overallotments, if any). No shares of our preferred stock will be outstanding upon the closing of this offering.

Voting Rights of Common Stock

        Subject to the provisions of our charter restricting the transfer and ownership of shares of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, may elect all of the directors then standing for election.

        Pursuant to our charter, we cannot dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast on the matter.

        Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without shareholder approval provided the charter of the successor is not amended other than in certain minor respects and the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the shareholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our shareholders.

Dividends, Liquidation and Other Rights

        All shares of common stock sold in the offering contemplated by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends or other distributions if and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends or other distributions. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

DESCRIPTION OF STOCK

        Holders of our common stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter, all shares of common stock have equal dividend, liquidation and other rights.

Preferred Stock and Power to Reclassify Shares of Our Stock

        Our charter authorizes our board of directors to reclassify any unissued shares of stock into any class or series of stock, including preferred stock, to classify any unissued shares of common stock or preferred stock or to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Thus, our board of directors could authorize the issuance of shares of common stock with terms and conditions, or preferred stock with priority over our existing common stock with respect to distributions and rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for you or otherwise be in your best interest. As of the completion of the offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Increase and Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase the aggregate number of shares of our authorized stock or the number of shares of stock of any class or series, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Restrictions on Ownership and Transfer of Stock

        Our charter provides that our board of directors may decide whether it is in the best interests of our company to obtain and maintain status as a REIT under the Code. In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither of these requirements would apply to our first short taxable year ending on December 31, 2011.

        To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of capital stock, or more than 9.8% in value or in number of shares, whichever is more

DESCRIPTION OF STOCK

restrictive, of our outstanding common stock. The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity.

        Our charter also prohibits any person from:

  •
  beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Code;

  •
  owning or transferring our capital stock if such ownership or transfer would result in us becoming a "pension-held REIT" under Section 856(h)(3)(D) of the Code;

  •
  transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons; or

  •
  beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code, or

  •
  beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would otherwise cause us to fail to qualify as a REIT.

        Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, and any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT. In connection with our formation transactions, our board of directors has granted a waiver to STAG GI to own up to        % of our outstanding common stock on a fully diluted basis.

        Our board of directors may increase or decrease the ownership limits so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding capital stock. Any decrease in the ownership limits shall not apply to any person whose percentage ownership of capital stock is in excess of the decreased ownership limits until such time as such person's percentage ownership of capital stock equals or falls below the decreased ownership limits.

        However, if any transfer of our shares of stock or other event occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership or transfer limitations, known as a prohibited owner, then that number of shares of

DESCRIPTION OF STOCK

stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

  •
  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to

DESCRIPTION OF STOCK

the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

  •
  such shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

  •
  the market price on the date we, or our designee, accept such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of our shareholders, whether or not an owner of 5% or more of our capital stock, must upon demand provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in our charter.

        The ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are available from us upon request. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors constituting our full board of directors will be not less than the minimum number required by Maryland law, and our bylaws provide that the number of directors constituting our full board of directors will not exceed 15 and may only be increased or decreased by a vote of a majority of our directors. Pursuant to Subtitle 8 of Title 3 of the MGCL, our charter provides any and all vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Our charter provides that a director may be removed only upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. However, because of the board's exclusive power to fill vacant directorships, shareholders will be precluded from filling the vacancies created by any removal with their own nominees. Pursuant to our charter, each member of our board of directors is elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Directors are elected by a plurality of the votes cast.

Amendment to the Charter and Bylaws

        Generally, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of a majority of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our shareholders, to amend the charter to increase or decrease the aggregate number of shares of stock of any class or series that we have authority to issue. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and make new bylaws, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of common stock:

  •
  provisions opting out of the control share acquisition statute; and

  •
  provisions prohibiting our board of directors without the approval of a majority of the votes entitled to be cast by holders of outstanding shares of our common stock, from revoking, altering or amending any resolution, or adopting any resolution inconsistent with any previously adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL.

        In addition, any amendment to the provisions governing amendments of the bylaw provisions above requires the approval of a majority of the votes entitled to be cast by holders of outstanding shares of our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

No Shareholder Rights Plan

        We have no shareholder rights plan. We do not intend to adopt a shareholder rights plan unless our shareholders approve in advance the adoption of a plan or, if our board of directors adopts a plan for our company, we submit the shareholder rights plan to our shareholders for a ratification vote within 12 months of adoption, without which the plan will terminate.

Dissolution

        Our dissolution must be approved by a majority of our entire board of directors and by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person or entity who beneficially owns 10% or more of the voting power of our stock; or

  •
  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

        A person is not an interested shareholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

        After the five-year prohibition, any business combination between us and an interested shareholder or an affiliate of an interested shareholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its stock.

        The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested shareholder becomes an interested shareholder.

        Our board of directors has adopted a resolution opting out of the business combination provisions. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked,

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by directors who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders meeting.

        If voting rights are not approved at the shareholders meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock, and this provision of our bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Maryland Unsolicited Takeovers Act

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of shareholders.

        In our charter, we have elected that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we:

  •
  vest in the board the exclusive power to fix the number of directorships; and

  •
  provide that unless called by our chairman of our board of directors, our president, our chief executive officer or our board of directors, a special meeting of shareholders may only be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We will enter into indemnification agreements with our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law.

        The indemnification agreements will provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, officer or employee of our company, we must indemnify such director or executive

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or other services; or

  •
  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

        The indemnification agreements will also provide that upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

  •
  the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, executive officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by or on behalf of the indemnitee to repay the portion of any expenses advanced to the indemnitee relating to claims, issues or matters in a proceeding if it is ultimately established that the standard of conduct was not met.

        The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        In addition, to the maximum extent permitted by law, our 2011 Equity Incentive Plan provides the members of our board of directors with limited liability with respect to actions taken or decisions made in good faith relating to the plan and indemnification in connection with their activities under the plan.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Shareholders

        Special meetings of shareholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president or, in the case of a shareholder requested special meeting, by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by shareholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by the board of directors; or

  •
  by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only:

  •
  pursuant to our notice of the meeting; and

  •
  by the board of directors; or

  •
  provided that the board of directors has determined that directors will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        Generally, in accordance with our bylaws, a shareholder seeking to nominate a director or bring other business before our annual meeting of shareholders must deliver a notice to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day, nor earlier than the 150th day, prior to the first anniversary of the date of mailing of the notice for the prior year's annual meeting of shareholders (for purposes of our 2011 annual meeting, notice by the shareholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting of shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made by us). For a shareholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a shareholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering, we will have 13,000,000 shares of common stock outstanding (14,950,000 shares of common stock if the underwriters exercise in full their option to purchase up to an additional 1,950,000 shares), not including an aggregate of (1) 274,219 LTIP units to be granted to our executive officers and independent directors under our equity incentive plan and (2) 122,500 shares of restricted common stock to be granted to certain employees under our equity incentive plan. In addition, upon completion of this offering, 6,109,794 shares of common stock will be reserved for issuance upon the exchange of common units and 1,036,515 shares of common stock will be reserved for future issuance under our 2011 Equity Incentive Plan.

        Of these shares, the 13,000,000 shares sold in this offering (14,950,000 shares if the underwriters exercise their option to purchase additional shares in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act.

Rule 144

        In general, Rule 144 provides that if (1) one year has elapsed since the date of acquisition of shares of common stock from us or any of our affiliates and (2) the holder is, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (1) six months have elapsed since the date of acquisition of shares of common stock from us or any of our affiliates, (2) we have been a reporting company under the Exchange Act for at least 90 days and (3) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144's public information requirements but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

        In addition, under Rule 144, if (1) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of shares of common stock from us or any of our affiliates and (2) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144's volume limitations, manner of sale provisions, public information requirements and notice requirements.

Redemption/Exchange Rights

        In connection with our formation transactions, our operating partnership will issue an aggregate of common units to Fund III, Fund IV, STAG GI and the members of the management company (if the underwriters' overallotment option is exercised in full). Beginning on or after the date which is one year after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled "Description of Stock—Restrictions on Ownership and Transfer of Stock." See "Our Operating Partnership and the Partnership Agreement."

SHARES ELIGIBLE FOR FUTURE SALE

Registration Rights

        We have entered into a registration rights agreement with the various entities and persons receiving common units in our formation transactions. Under the registration rights agreement, subject to certain limitations, commencing not later than 12 months after the closing of this offering, we will file a shelf registration statement with the SEC, and thereafter use our best efforts to have the registration statement declared effective, covering the continuous resale of the shares of common stock issued or issuable in exchange for common units issued to Fund III, Fund IV, STAG GI and the members of the management company in our formation transactions. We may, at our option, prepare and file a registration statement registering the issuance by us to the holders of common units received in our formation transactions of shares of our common stock in lieu of our operating partnership's obligation to pay cash for such common units. We have also agreed to provide rights to holders of these common units to demand additional registration statement filings. We have agreed to pay substantially all of the expenses relating to a registration of such securities.

Grants Under Equity Incentive Plan

        We intend to adopt our equity incentive plan immediately prior to the completion of this offering. The equity incentive plan provides for the grant of incentive awards to our executive officers, directors, employees, and consultants. We intend to issue an aggregate of 274,219 LTIP units to our executive officers and independent directors and 122,500 shares of restricted common stock to certain of our employees upon completion of this offering, and intend to reserve an additional 1,036,515 shares of common stock for future issuance under the plan, subject to increase as described in "Management—Equity Incentive Plan"

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under the equity incentive plan. Common stock covered by this registration statement, including any shares of common stock issuable upon the exercise of options or restricted stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our executive officers and directors and the owners of the management company, Fund III, Fund IV and STAG GI have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of common stock or securities convertible or exchangeable into shares of common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of 12 months after the completion of this offering, without the prior consent of the underwriters. See "Underwriting."

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

        The following summary of material provisions of the partnership agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the partnership agreement and applicable provisions of the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

General

        Our operating partnership, STAG Industrial Operating Partnership, L.P., has been organized as a Delaware limited partnership. We are considered to be an UPREIT, in which all of our assets are owned in a limited partnership, our operating partnership, of which a wholly-owned subsidiary of ours is the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income. The purpose of our operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the DRULPA, except that the limited partnership agreement, or the partnership agreement, of our operating partnership requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under U.S. federal tax laws.

        We will hold our assets and conduct our business through our operating partnership. Pursuant to the partnership agreement, we, as the owner of the sole general partner of our operating partnership, have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Our operating partnership may admit additional limited partners in accordance with the terms of the partnership agreement. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the owner of the general partner, control the assets and business of our operating partnership. However, any amendment to the partnership agreement that would:

  •
  affect the redemption rights in a manner adverse to a limited partner;

  •
  adversely affect a limited partner's right to receive cash distributions;

  •
  convert a limited partner interest into a general partner interest;

  •
  modify the limited liability of a limited partner in a manner adverse to such partner; or

  •
  cause the termination of our operating partnership prior to the time specified in the partnership agreement,

will require the consent of each limited partner adversely affected thereby or else shall be effective against only those limited partners who shall have consented thereto.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for U.S. federal tax purposes, to avoid any U.S. federal income or excise tax liability imposed by the Code, and to ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

        In addition to the administrative and operating costs and expenses incurred by our operating partnership, it is anticipated that our operating partnership will pay all of our administrative costs and

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

expenses and our expenses will be treated as expenses of our operating partnership. Such expenses include:

  •
  all expenses relating to our formation and continuity of existence;

  •
  all expenses relating to any offerings and registrations of securities;

  •
  all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

  •
  all expenses related to our compliance with applicable laws, rules and regulations; and

  •
  all other operating or administrative costs of ours incurred in the ordinary course of its business.

Distributions

        The partnership agreement provides that our operating partnership shall distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership's property in connection with the liquidation of our operating partnership) on a quarterly (or, at the election of the general partner, more frequent) basis, in amounts determined by the general partner in its sole discretion, to the partners, to the extent that net income has been allocated to such partners in accordance with their respective percentage interests in our operating partnership and thereafter to the partners in accordance with their respective percentage interests. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the partnership or to any other person for any purpose whatsoever.

Partnership Allocations

        It is anticipated that income, gain and loss of our operating partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in our operating partnership, subject to compliance with the provisions of the Code Sections 704(b) and 704(c) and U.S. Department of Treasury Regulations promulgated thereunder.

Capital Contributions and Borrowings

        Upon the completion of this offering, we will contribute to our operating partnership the net proceeds of this offering as our initial capital contribution in exchange for limited partnership interests and, indirectly, the general partnership interest in our operating partnership. Under the partnership agreement, we are obligated to contribute the net proceeds of any subsequent offering of our common stock as additional capital to our operating partnership.

        The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

Issuance of Additional Limited Partnership Interests

        As the owner of the sole general partner of our operating partnership, we are authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional shares of common stock and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

        Our operating partnership may issue units of limited partnership interest that are common units, units of limited partnership interest that are preferred as to distributions and upon liquidation to our units of limited partnership interest and other types of units with such rights and obligations as may be established by the general partner from time to time.

Redemption Rights

        Pursuant to the partnership agreement, on or after the date that is one year from the date of issuance, the limited partners holding common units (other than us) have the right to cause our operating partnership to redeem their units for cash or, at the election of the general partner, our common stock on a one-for-one basis, subject to adjustment, as provided in the partnership agreement. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption right to the extent the issuance of common stock to the redeeming limited partner would (1) be prohibited, as determined in our sole discretion, under our charter or (2) cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock for purposes of complying with the Securities Act.

No Removal of the General Partner

        Our wholly-owned subsidiary may not be removed as general partner by the partners with or without cause.

Withdrawal of General Partner; Transfer of General Partner's Interests

        We cannot cause the general partner to withdraw from our operating partnership or transfer or assign its interest in our operating partnership unless:

  •
  the interests are transferred to a qualified REIT subsidiary;

  •
  the limited partners holding a majority of the outstanding partnership interests held by all limited partners consent; or

  •
  the general partner merges with another entity and, immediately after such merger, the surviving entity contributes substantially all of its assets, other than the general partner's interests in our operating partnership, to our operating partnership in exchange for units of limited partnership interest.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

Restrictions on Transfer by Limited Partners

        The partnership agreement provides that each limited partner, and each transferee of partnership interests or assignee pursuant to a permitted transfer, has the right to transfer all or any portion of its partnership interest to any person, subject to the provisions of the partnership agreement. No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion.

Term

        Our operating partnership shall continue until terminated as provided in the partnership agreement or by operation of law.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "STAG," "we," "our" and "us" mean only STAG Industrial, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate STAG Industrial, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  partnerships and trusts;

  •
  persons who hold our stock on behalf of other persons as nominees;

  •
  persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

  •
  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "constructive ownership transaction," "synthetic security" or other integrated investment;

  •
  "S" corporations;

and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder's particular tax circumstances. For example, a shareholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to "excess inclusion income." See "—Taxation of STAG REIT—Taxable Mortgage Pools and Excess Inclusion Income." A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the U.S. federal, state, and local and foreign income and other tax consequences to you in

U.S. FEDERAL INCOME TAX CONSIDERATIONS

light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of STAG REIT

        We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2011. We believe that we have been organized and operate in such a manner as to qualify for taxation as a REIT.

        The law firm of DLA Piper LLP (US) is acting as our tax counsel in connection with this offering. In connection with this offering, DLA Piper LLP (US) will render an opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our present and proposed organization, ownership and method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2011. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Counsel has no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate and distribute currently is taxed only at the shareholder level upon distribution to our shareholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        For tax years through 2010, most domestic shareholders that are individuals, trusts or estates are taxed on regular corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See "—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        Any net operating losses and other tax attributes of ours generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property" below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we derive "excess inclusion income" from an interest in certain mortgage loan securitization structures (i.e., a "taxable mortgage pool" or a residual interest in a real estate mortgage investment conduit, or "REMIC"), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt shareholders known as "disqualified organizations" that are not subject to unrelated business income tax. See "—Taxable Mortgage Pools and Excess Inclusion Income" below.

  •
  If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

  •
  If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we would be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we

U.S. FEDERAL INCOME TAX CONSIDERATIONS

    actually distributed and (ii) the amounts of income from the taxable year we retained and upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Requirements for Qualification—General."

  •
  A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm's-length terms.

  •
  If we acquire appreciated assets from a corporation that is not a REIT and is taxable under subchapter C of the Code in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

  •
  The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are taxable as subchapter C corporations.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT. In our case, we intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2011. Our charter provides restrictions

U.S. FEDERAL INCOME TAX CONSIDERATIONS

regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Department of Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our taxable year-end, and thereby satisfy this requirement.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Subsidiary Entities

        Ownership of partnership interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Department of Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our Operating Partnership, all of the Operating Partnership's assets and income will be deemed to be ours for federal income tax purposes.

        Disregarded subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly (through other disregarded entities) wholly owned by a REIT. Other entities that are wholly owned by us, including single member, domestic limited liability

U.S. FEDERAL INCOME TAX CONSIDERATIONS

companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.

        Taxable corporate subsidiaries.    In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income, gain, or return of capital, as applicable. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain other forms of income, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property," distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent generally must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which we derive no revenue and that meets certain other requirements or through a TRS. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the income from such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to

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the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions (other than return of capital distributions) that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

        We may receive (either actual receipt or deemed receipt) amounts from certain affiliated entities in exchange for such entities' use of intellectual property rights, including the use of the STAG name. We do not expect such amounts to be significant, and, in any event, to negatively impact our compliance with REIT gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Department of Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own (other than a TRS or qualified REIT subsidiary) may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test by value does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test by value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code, as well as our equity interest in the partnership, if any.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the

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REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a "security" for purposes of the 10% asset test by value, as explained below).

        Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt." A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test by value, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a "residual interest" in a REMIC from which we derive "excess inclusion income," we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as UBTI in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction

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of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See "—Taxable Mortgage Pools and Excess Inclusion Income."

        We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor of Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See "—Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor, qualify as "straight debt" securities or qualify for one of the other exclusions from the definition of "securities" for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

        Some of our assets will consist of goodwill, including goodwill related to the contribution of the management company. We do not expect the value of any such goodwill to be significant, and, in any event, to negatively impact our compliance with the REIT asset tests.

        No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

  (1)
  the sum of

  (i)
  90% of our "REIT taxable income," computed without regard to our net capital gains and the dividends paid deduction, and

  (ii)
  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

  (2)
  the sum of specified items of non-cash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for dividends to provide a tax

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deduction for us, the distributions must not be "preferential dividends." A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, and (2) the tax that we paid on their behalf with respect to that income.

        To the extent that we have available net operating losses carried forward from prior REIT tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions."

        If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, and (ii) the amounts of income for the taxable year we retained and on which we have paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include:

  •
  "residual interests" in REMICs or taxable mortgage pools;

  •
  loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

  •
  loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of stock or other property.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

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Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct dividends to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

        A significant portion of our investments is expected to be in the form of sale-leaseback transactions. We intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests described above and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our shareholders.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates.

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Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swaps, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Department of Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Department of Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under applicable U.S. Department of Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT.

        A portion of the REIT's income from the TMP, which might be noncash accrued income, could be treated as excess inclusion income. Under IRS guidance, the REIT's excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its shareholders in proportion to dividends paid. We are required to notify our shareholders of the amount of "excess inclusion income" allocated to them. A shareholder's share of our excess inclusion income:

  •
  cannot be offset by any net operating losses otherwise available to the shareholder;

  •
  is subject to tax as UBTI in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax; and

  •
  results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign shareholders.

        See "—Taxation of Shareholders." To the extent that excess inclusion income is allocated from a TMP to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income is calculated, or would be allocated to shareholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

        If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. Although we do not expect to own any TMPs, we intend to monitor our ownership of any entities

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which may be a TMP (including whether a TRS election might be made in respect of any such TMP) to ensure that they will not adversely affect our qualification as a REIT.

Taxation of Shareholders

  Taxation of Taxable Domestic Shareholders

        Definitions.    In this section, the phrase "domestic shareholder" means a holder of our common stock that for federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  qualified dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our shareholders as having

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received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "—Taxation of STAG REIT—Annual Distribution Requirements." Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions do not exceed the adjusted basis of the shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder's shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of STAG REIT—Annual Distribution Requirements." Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of our stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that may not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these

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requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive activity losses and investment interest limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any "passive losses" against income or gain relating to our stock. If we make dividends to non-corporate domestic shareholders, the dividends will be treated as investment income for purposes of computing the investment interest limitation. However, net capital gain from the disposition of our stock (or distributions treated as such), capital gain dividends and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the domestic shareholder elects to treat such amounts as ordinary income for U.S. federal income tax purposes.

        Tax rates.    The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or are properly designated by the REIT as "capital gain dividends." The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the 15% capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. United States holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

        On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, which requires certain domestic shareholders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. Domestic shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

  Taxation of Foreign Shareholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to certain non-U.S. holders. A "non-U.S. holder" is any person other than:

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  a citizen or resident of the United States;

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  a corporation or partnership (or entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  •
  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

        Ordinary dividends.    The portion of distributions received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. We generally plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

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  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder's share of our excess inclusion income. See "—Taxation of STAG REIT—Taxable Mortgage Pools and Excess Inclusion Income." As required by IRS guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

        Subject to the discussion below, in general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

        Non-dividend distributions.    Unless our stock constitutes a U.S. real property interest (a "USRPI"), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of

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any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the shareholder's proportionate share of our earnings and profits, plus (2) the shareholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

        Capital gain distributions.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or "USRPI capital gains," will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under "—Taxation of Foreign Shareholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend, if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. Our shares of common stock have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "STIR."

        Dispositions of our stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock could be treated as a USRPI if 50% or more of our assets at any time during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor we expect to meet this 50% test.

        Even if the foregoing 50% test is met, however, our stock nonetheless will not constitute a USRPI if we are a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a

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domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA.

        In the event that we are not a domestically-controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable U.S. Department of Treasury regulations, on an established securities market, a non-U.S. holder's sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Wash sales.    In general, special wash sale rules apply if a shareholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. holders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. holders.

        Estate tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        New legislation relating to foreign accounts.    On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act of 2010, which may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to United States shareholders who own the shares through foreign accounts or foreign intermediaries and certain non-United States shareholders. The legislation generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of our stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

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  Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt employee pension trust do not automatically constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as "debt financed property" within the meaning of the Code (e.g., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

        To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt shareholder that is allocable to excess inclusion income may be treated as UBTI. We do not anticipate that our investments will generate excess inclusion income, but there can be no assurance on this regard. If excess inclusion income is allocable to some categories of tax-exempt shareholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income. As required by IRS guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock by value could be required to treat a percentage of its distributions as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a "pension-held REIT."

        Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Consequences

  Income Taxation of the Operating Partnership and Their Partners

        Tax aspects of our investments in our operating partnership.    The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire each individually referred to as a "Partnership" and, collectively, as "Partnerships." The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

        Classification as partnerships.    We are required to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses but only if

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such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation.

        An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

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  is treated as a partnership under the U.S. Department of Treasury regulations relating to entity classification, or the "check-the-box regulations"; and

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  is not a "publicly traded" partnership.

        Under the check-the-box regulations, an unincorporated domestic business entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. We intend that each Partnership will be classified as a partnership for U.S. federal income tax purposes (or else as a disregarded entity where there are not at least two separate beneficial owners).

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if at least 90% of the partnership's annual gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends. The exception described in the preceding sentence is referred to herein as the 90% passive income exception.

        Certain U.S. Department of Treasury regulations, referred to herein as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. If any partnership in which we own an interest does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

        We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain relief provisions. In addition, any change in a Partnership's status for tax purposes to a corporation might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

        Partners, not the partnerships, subject to tax.    A partnership is not a taxable entity for U.S. federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may

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not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

        Partnership allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

        Tax allocations with respect to contributed properties.    Income, gain, loss, and deduction attributable to (1) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (including in our formation transactions) or (2) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as "built-in gain" or "built-in loss," is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

        Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

        Basis in partnership interest.    Our adjusted tax basis in any partnership interest we own generally will be:

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  the amount of cash and the basis of any other property we contribute to the partnership;

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  increased by our allocable share of the partnership's income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

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  reduced, but not below zero, by our allocable share of the partnership's loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

        Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax

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basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain if we held the partnership interest for more than one year.

        Sale of a partnership's property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners' built-in gain or loss on contributed or revalued properties is the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will generally be allocated among the partners in accordance with their percentage interests in the Partnership.

        Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

Backup Withholding and Information Reporting

        We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

        We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the

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proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Legislative or Other Actions Affecting REITs

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

        We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

General

        ERISA imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan's assets within the jurisdiction of the United States district courts, unless an exception applies. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan's particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under "Risk Factors," the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of shares of our common stock.

        Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

        Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common stock.

The Plan Assets Regulation

        The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA, the "Plan Assets Regulation"), describing what constitutes the assets of a Plan with respect to the Plan's investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an "equity interest" of an entity that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's assets include both the equity interest and an undivided interest in each of the entity's underlying assets, unless it is established that the entity is an "operating company" or that "benefit plan investors" hold less than 25% of each class of equity interests in the entity. Our common stock would constitute an "equity interest" for purposes of the Plan Assets Regulation.

Publicly Offered Security

        Under the Plan Assets Regulation, a "publicly offered security" is a security that is:

  •
  freely transferable;

  •
  part of a class of securities that is widely held; and

ERISA CONSIDERATIONS

  •
  either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

        Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

        A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

        The shares of our common stock offered in this prospectus should meet the criteria of the publicly offered securities exception to the look-through rule, based upon the following analysis.

        First, although the Department of Labor and the courts have provided little guidance on this requirement, we believe the common stock should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, i.e., those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and lock-up restrictions imposed on certain shareholders in connection with our formation transactions.

        Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

        Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock will be timely registered under the Exchange Act.

The 25% Limit

        Under the Plan Assets Regulation, and assuming no other exemption applies, an entity's assets would be deemed to include "plan assets" subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by "benefit plan investors" (the "25% Limit"). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment

ERISA CONSIDERATIONS

advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term "benefit plan investor" is defined in the Plan Assets Regulation as:

  •
  any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA;

  •
  any plan that is subject to Section 4975 of the Code; and

  •
  any entity whose underlying assets include plan assets by reason of a plan's investment in the entity (to the extent of such plan's investment in the entity).

        Thus, while our assets would not be considered to be "plan assets" for purposes of ERISA if the 25% Limit were not exceeded, no assurance can be given that the 25% Limit will not be exceeded at all times.

Operating Companies

        Under the Plan Assets Regulation, an entity is an "operating company" if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company ("REOC") or a venture capital operating company ("VCOC"). An entity is a REOC if:

  •
  on its "initial valuation date and on at least one day within each annual valuation period," at least 50% of the entity's assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and

  •
  such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period.

        The "initial valuation date" is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity's "annual valuation period" is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity's initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity. An entity will qualify as a VCOC if:

  •
  on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity's assets, valued at cost, consist of "venture capital investments,"; and

  •
  the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments.

        The Plan Assets Regulation defines the term "venture capital investments" as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We have not endeavored to determine whether we will satisfy the REOC or VCOC exceptions.

Our Status Under ERISA

        We believe that our assets should not constitute "plan assets" for purposes of ERISA, based on the publicly offered security exception in the Plan Assets Regulation. We further believe that our

ERISA CONSIDERATIONS

operating partnership's assets should not constitute "plan assets" for purposes of ERISA, based on the 25% Limit in the Plan Assets Regulation. However, no assurance can be given that this will be the case.

        If for any reason our assets or our operating partnership's assets are deemed to constitute "plan assets" under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt "prohibited transaction" under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets or our operating partnership's assets are deemed to be "plan assets," our management may be considered to be fiduciaries under ERISA.

        A fiduciary of an ERISA plan or other plan that proposes to cause such entity to purchase shares of our common stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

        The sale of shares of our common stock to a Plan is in no respect a representation by us or any other person associated with the offering of shares of our common stock that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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        Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
UBS Securities LLC

Total

        Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of the offering, including the filing fees and the reasonable fees and disbursements of counsel to the underwriters in connection with the FINRA filings, but not including the underwriting discount, are estimated at $     million and are payable by us.

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Overallotment Option

        We have granted an option to the underwriters to purchase up to 1,950,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to             shares of common stock offered by this prospectus for sale to our directors, officers, employees, business associates and related persons. Only reserved shares purchased by our directors and officers will be subject to the lock-up provisions described below. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for a period of 180 days in the case of our company and 12 months in the case of our executive officers, directors and other existing securityholders after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and UBS Securities LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

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  sell any option or contract to purchase any common stock,

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  purchase any option or contract to sell any common stock,

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  grant any option, right or warrant for the sale of any common stock,

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  lend or otherwise dispose of or transfer any common stock,

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  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (1) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall

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continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

        Our shares of common stock have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "STIR." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

        Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

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  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

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  our financial information,

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  the history of, and the prospects for, our company and the industry in which we compete,

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  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

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  the present state of our development, and

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  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in

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the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, an underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. An underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site is not part of this prospectus.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. As of September 30, 2010, we had mortgage debt outstanding with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and another lender totaling approximately $86.6 million, all of which is expected to be repaid with proceeds of this offering. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated's affiliate has a 50% interest in this mortgage debt to be repaid, more than 5% of the net proceeds of this offering may be used to repay amounts owed to the affiliate. In addition, as of September 30, 2010, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated was a tenant in five of our properties and represented 4.6% of our total annualized rent.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus (the "Shares") may not be made in that

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Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the Managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by STAG Industrial, Inc. or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (A)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (B)
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to

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investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        This document as well as any other material relating to the shares which are the subject of the offering contemplated by this Prospectus (the "Shares") does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

        This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The shares to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or

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purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

        No prospectus, disclosure document, offering material or advertisement in relation to the common shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the common shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by DLA Piper LLP (US). In addition, the description of federal income tax consequences contained in the section of the prospectus entitled "U.S. Federal Income Tax Considerations" is based on the opinion of DLA Piper LLP (US). Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

        The combined financial statements of STAG Predecessor Group as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and financial statement schedule as of December 31, 2009, the combined statement of revenue and certain expenses of STAG Contribution Group for the year ended December 31, 2009 and the periods from July 28, 2008 to December 31, 2008 and December 20, 2007 to July 27, 2008, the consolidated balance sheet of STAG Industrial, Inc. as of July 21, 2010, the statement of revenue and certain expenses of the Newton Property for the year ended December 31, 2009, the statement of revenue and certain expenses of the Charlotte Property for the year ended December 31, 2009, the statement of revenue and certain expenses of the Goshen Property for the year ended December 31, 2009, the statement of revenue and certain expenses of the O'Fallon Property for the year ended December 31, 2009, the combined statement of revenue and certain expenses of the Piscataway and Lopatcong Properties for the year ended December 31, 2009, the statement of revenue and certain expenses of the Charlotte II Property for the year ended December 31, 2009, the statement of revenue and certain expenses of the Madison Property for the year ended December 31, 2009, the statement of revenue and certain expenses of the Streetsboro Property for the year ended December 31, 2009, the combined statement of revenue and certain expenses of the Rogers and Vonore Properties for the year ended December 31, 2009, the combined statement of revenue and certain expenses of the Salem Properties for the year ended December 31, 2009, and the statement of revenue and certain expenses of the Walker Property for the year ended December 31, 2009, all included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The CBRE-EA market information was prepared for us by CBRE-EA. Information relating to the industrial markets set forth in "Prospectus Summary—Market Overview" and "Market Overview" is derived from the CBRE-EA market materials and is included in reliance on CBRE-EA's authority as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

STAG INDUSTRIAL, INC.
Unaudited Pro Forma Condensed Consolidated Financial Statements:
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2010	F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009	F-5
Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2010	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7
Consolidated Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-15
Consolidated Balance Sheet as of September 30, 2010 (unaudited) and as of July 21, 2010	F-16
Notes to Consolidated Balance Sheets	F-17
STAG PREDECESSOR GROUP
Report of Independent Registered Public Accounting Firm	F-19
Combined Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-20

Combined Statements of Operations for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009 and 2008 and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007

F-21

Combined Statements of Changes in Owners' Equity for the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009 and 2008 and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007

F-22

Combined Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009 and 2008 and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007

F-23
Notes to Combined Financial Statements	F-24
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2009	F-38
STAG CONTRIBUTION GROUP
Report of Independent Auditors	F-40

Combined Statements of Revenue and Certain Expenses for the nine months ended September 30, 2010 (unaudited) and the year ended December 31, 2009 and the periods from July 28, 2008 to December 31, 2008 and December 20, 2007 to July 27, 2008

F-41
Notes to Combined Statements of Revenue and Certain Expenses	F-42
NEWTON PROPERTY
Report of Independent Auditors	F-46
Statements of Revenue and Certain Expenses for the period from January 1, 2010 to May 13, 2010 (unaudited) and the year ended December 31, 2009	F-47
Notes to Statements of Revenue and Certain Expenses	F-48
CHARLOTTE PROPERTY
Report of Independent Auditors	F-50
Statements of Revenue and Certain Expenses for the period from January 1, 2010 to September 16, 2010 (unaudited) and the year ended December 31, 2009	F-51
Notes to Statements of Revenue and Certain Expenses	F-52

STAG Industrial, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements

        The unaudited pro forma condensed consolidated financial statements of STAG Industrial, Inc. (together with its consolidated subsidiaries, the "Company") as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are derived from the financial statements of: (1) STAG Predecessor Group, which consists of the properties being contributed by STAG Investments III, LLC, which includes the entity that is considered our accounting acquirer, (2) STAG Contribution Group, which consists of properties being contributed by STAG Investments IV, LLC and STAG GI Investments, LLC, and (3) the management company. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 gives effect to the Company's initial public offering and the related formation transactions, including STAG GI's acquisition of its properties and its incurrence of associated indebtedness, as if these events had occurred on September 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 give effect to the Company's initial public offering and the related formation transactions as if these events had occurred on January 1, 2009. The pro forma adjustments give effect to the following:

  •
  the historical financial results of STAG Predecessor Group, which includes the entity that is considered our accounting acquirer;

  •
  the contribution of STAG Contribution Group and the management company for units of the limited partnership interests ("common units") in STAG Industrial Operating Partnership, L.P. (the "operating partnership");

  •
  the incremental general and administrative expenses expected to be incurred to operate as a public company; and

  •
  the completion of the formation transactions, including STAG GI's acquisition of its properties and its incurrence of associated indebtedness, and the initial public offering of the Company, repayment or reissuance of indebtedness and other use of proceeds from the offering.

  •
  the establishment of the secured credit facility and the extension of the maturity date of our debt due in 2012.

        The Company's pro forma condensed consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto included elsewhere in this prospectus. The adjustments to the Company's pro forma condensed consolidated financial statements are based on available information and assumptions that the Company considers reasonable. The Company's pro forma condensed consolidated financial statements do not purport to (1) represent the Company's financial position that would have actually occurred had this offering, the formation transactions or the financing transactions occurred on September 30, 2010, (2) represent the results of the Company's operations that would have actually occurred had this offering, the formation transactions, the financing transactions occurred on January 1, 2009, or (3) project the Company's financial position or results of operations as of any future date or for any future period, as applicable. The pro forma condensed consolidated financial statements include adjustments relating to acquisitions only when it is probable that the Company will acquire the properties.

STAG Industrial, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2010

(dollars in thousands)

	STAG Industrial, Inc.	STAG Predecessor Group	STAG Contribution Group	The Management Company	Formation Adjustments	Company Pro forma Prior to Offering		Offering Adjustments	Company Pro forma
	B	C	D	E
Assets
Rental property
Land	—	$25,086	$28,214	$—	$ —	$53,300		$—	$53,300
Building and improvements	—	184,481	194,343	64	—	378,888		—	378,888

Less: accumulated depreciation	—	(17,788)	—	—	—	(17,788)		—	(17,788)

Total rental property	—	191,779	222,557	64	—	414,400		—	414,400
Cash and cash equivalents	2	1,657	—	196	—	869	(A)	238,700	3,039
					—	—	(F)	(227,346)	—
					—	—	(F)	(1,052)	—
					—	—	(G)	(2,189)	—
					—	—	(H)	(5,421)	—
					—	—	(I)	(2)	—
					—	—	(J)	(520)	—
					(K) (986)	—			—
Restricted cash and escrows	—	2,285	100	—	—	2,385		—	2,385
Rents receivable, net	—	3,926	137	—	—	4,063		—	4,063
Prepaid expenses and other assets	—	546	406	25	—	977		—	977
Deferred financing costs, net	—	147	—	—	—	147	(L)	(95)	1,029
						—	(F)	977
Leasing commissions, net	—	145	—	—	—	145		—	145
Deferred leasing intangibles, net	—	11,425	60,191	—	—	71,616		—	71,616
Goodwill	—	—	—	5,283	—	5,283		—	5,283
Due from related parties	—	—	—	795	(M)(310)	485		—	485

Total assets	2	$211,910	$283,391	$6,363	$ (1,296)	$500,370		$3,052	$503,422

Liabilities and equity
Mortgage notes payable	—	$204,331	$179,722	—	$ —	$384,053	(F)	$(218,944)	$165,109
					(H)5,421	5,421	(H)	(5,421)
Notes payable—related party	—	4,384	—	2,983	—	7,367	(F)	(7,367)	—
Line of credit	—	—	—	1,035	—	1,035	(F)	(1,035)	—
Accounts payable and other liabilities	—	2,255	992	430	—	3,677		—	3,677
Interest rate swaps	—	4,025	1,086	—	—	5,111	(G)	(2,189)	2,922
Tenant security deposits	—	753	100	—	—	853		—	853
Prepaid rent	—	573	493	—	—	1,066		—	1,066
Deferred leasing intangibles	—	1,066	2,121	—	—	3,187		—	3,187
Due to related party	—	3,094	159	45	(M)(310)	45		—	45
					(N)(2,943)

Total liabilities	—	220,481	184,673	4,493	2,168	411,815		(234,956)	176,859

Owners'/shareholders' equity (deficit)	2	(8,571)	98,718	1,870	—	88,555	(A)	238,700	219,687
						—	(F)	(75)	—
					(H)(5,421)
						—	(I)	(2)	—
					—	—	(J)	(520)	—
					(K) (986)
						—	(L)	(95)	—
					(N)2,943				—
						—	(O)	(106,876)
Non-controlling interest in operating partnership	—	—			—	—	(O)	106,876	106,876

Total owners'/shareholders' equity (deficit)	2	(8,571)	98,718	1,870	(3,464)	88,555		238,008	326,563

Total liabilities and equity	2	$211,910	$283,391	$6,363	$ (1,296)	$500,370		$3,052	$503,422

See accompanying notes to pro forma condensed consolidated financial statements

STAG Industrial, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(dollars in thousands, except per share data)

	STAG Predecessor Group	STAG Contribution Group	The Management Company		Pro Forma Adjustments		Company Pro Forma
	BB	CC	DD
Revenue
Rental income	$25,658	$27,146	$—		$—		$52,804
Tenant recoveries	4,508	2,933	—		—		7,441
Other	—	—	1,252		—		1,252

Total revenue	30,166	30,079	1,252		—		61,497

Expenses
Property	9,009	3,259	—		—		12,268
General and administrative	478	—	2,314	(EE)	8,680		11,472
Depreciation and amortization	10,257	16,070	21		—		26,348

Total expenses	19,744	19,329	2,335		8,680		50,088

Other income (expense)
Interest income	66	—	—		—		66
Interest expense	(14,328)	(9,208)	(403)	(FF)	10,580		(10,643)
			—	(GG)	(826)
			—	(HH)	3,542
Loss on interest rate swaps	(1,720)	(349)	—	(II)	936		(1,133)

Total other income (expense)	(15,982)	(9,557)	(403)		14,232		(11,710)

Net income (loss) before non-controlling interest	(5,560)	1,193	(1,486)		5,552		(301)

Non-controlling interest in operating partnership	—	—	—	(JJ)	(99)		(99)

Net income (loss) allocable to the Company	$(5,560)	$1,193	$(1,486)		$5,651		$(202)

Pro forma loss per share basic allocable to the Company					—	(KK)	$(0.02)
Pro forma weighted average outstanding shares basic							12,891,428
Pro forma loss per share diluted allocable to the Company					—	(KK)	$(0.02)
Pro forma weighted average outstanding shares diluted							13,013,928

See accompanying notes to pro forma condensed consolidated financial statements

STAG Industrial, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2010

(dollars in thousands, except per share data)

	STAG Industrial, Inc.	STAG Predecessor Group	STAG Contribution Group	The Management Company		Pro Forma Adjustments		Company Pro Forma
	AA	BB	CC	DD
Revenue
Rental income	—	$18,543	$19,893	$—		$—		$38,436
Tenant recoveries	—	3,164	1,847	—		—		5,011
Other	—	—	—	939		—		939

Total revenue	—	21,707	21,740	939		—		44,386

Expenses
Property	—	5,372	2,459	—		—		7,831
General and administrative	—	293	—	2,718	(EE)	5,593		8,604
Depreciation and amortization	—	8,458	12,053	16		—		20,527

Total expenses	—	14,123	14,512	2,734		5,593		36,962

Other income (expense)
Interest income	—	4	—	—		—		4
Interest expense	—	(10,547)	(6,985)	(302)	(FF)	8,127		(7,890)
				—	(GG)	(619)
				—	(HH)	2,436
Loss on interest rate swaps	—	(1,029)	(62)	—	(II)	560		(531)

Total other income (expense)	—	(11,572)	(7,047)	(302)		10,504		(8,417)

Net income (loss) before non-controlling interest	—	(3,988)	181	(2,097)		4,911		(993)

Non-controlling interest in operating partnership	—	—	—	—	(JJ)	(325)		(325)

Net income (loss) allocable to Company	—	$(3,988)	$181	$(2,097)		$5,236		$(668)

Pro forma loss per share basic allocable to the Company						—	(KK)	(0.05)
Pro forma weighted average outstanding shares basic								12,891,428
Pro forma loss per share diluted allocable to the Company						—	(KK)	(0.05)
Pro forma weighted average outstanding shares diluted								13,013,928

See accompanying notes to pro forma condensed consolidated financial statements

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(dollars in thousands)

1. BASIS OF PRESENTATION

        STAG Industrial, Inc. (the "Company") is a newly formed, full service real estate company, primarily focused on the acquisition, ownership, operation and management of single-tenant industrial properties located throughout the United States. Concurrent with this offering, the Company will complete the formation transactions, pursuant to which it will acquire, through a series of contribution transactions, STAG Predecessor Group, STAG Contribution Group, and the management company. Upon completion of the formation transactions and this offering, the Company's properties will consist of 89 industrial real estate properties, which the Company collectively refers to as its properties.

        The Company was formed as a Maryland corporation on July 21, 2010 to continue and grow the single-tenant business conducted by the predecessor business. STAG Industrial Operating Partnership, LP, the Company's operating partnership, was formed as a Delaware limited partnership on December 21, 2009. STAG Industrial GP LLC, a wholly-owned subsidiary that the Company formed as a Delaware limited liability company, owns the general partnership interest in the operating partnership.

        The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to an initial public offering of shares of common stock (not including shares included in the underwriters' over-allotment option) or $260.0 million of equity at $            per share. Upon completion of the offering and the formation transactions, the Company expects its operations to be carried on through its operating partnership. At such time, the Company, as a limited partner of, and as sole shareholder of the general partner of, the operating partnership, will own, directly or indirectly, 67.3% of the operating partnership and will have control of the operating partnership, as determined under the consolidation rules of generally accepted accounting principles. Accordingly, the Company will consolidate the assets, liabilities and results of operations of the operating partnership.

        Management has determined that common control does not exist among the STAG Predecessor Group, which includes the entity that is considered our accounting acquirer, STAG Contribution Group, and the management company; accordingly, the formation transactions will be accounted for as a business combination. The entities combined in STAG Predecessor Group are under common control with the accounting acquirer, and as a result the acquisition of these entities is accounted for as a reorganization of entities under common control. Any interests contributed by STAG Investments III, LLC are presented in the consolidated financial statements of the STAG Predecessor Group at historical cost. The contribution of all interests other than those directly owned by STAG Investments III, LLC will be accounted for as a business combination under the purchase method of accounting in accordance with ASC 805, Business Combinations, and recorded at the estimated fair value of acquired assets and assumed liabilities corresponding to their ownership interests. The fair values of tangible assets acquired are determined on an "as-if-vacant" basis. The "as-if-vacant" fair value is allocated to land, building and tenant improvements based on relevant information obtained in connection with the acquisition of these interests. The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the property to the occupancy level of the property at the date of acquisition. Such estimates include the fair value of leasing commissions and legal costs that would be incurred to lease the property to this occupancy level. Additionally, the Company evaluates the time period over which such occupancy level would be achieved and includes an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period. Above-market and below-market in-place lease values are recorded as an asset or liability based on the

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

1. BASIS OF PRESENTATION (Continued)

present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and the Company's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. Goodwill is recorded based on the difference between the consideration paid and the fair value of the assets acquired and liabilities assumed. Goodwill related to the contribution of the management company is attributable to the acquisition of an in-place workforce. The fair value of the debt assumed in the formation transactions was determined using current market interest rates for comparable debt financings.

2. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)
To reflect sale of                        shares of common stock for $            per share in this offering:

Gross proceeds from offering	$260,000
Less:
Underwriters' discount and commissions and other offering costs	(21,300)

Net proceeds from offering	$238,700

(B)
Represents the consolidated balance sheet of STAG Industrial, Inc. as of September 30, 2010. STAG Industrial, Inc. was incorporated on July 21, 2010 and has had no activity since its inception other than the issuance of 110 shares of common stock for $20 per share that was initially funded with cash.

(C)
Represents the historical combined balance sheet of STAG Predecessor Group, which includes the entity that is considered our accounting acquirer, as of September 30, 2010. The acquisition of STAG Predecessor Group, is recorded at historical cost (see Note 1 to unaudited pro forma condensed consolidated financial statements).

(D)
Through a contribution transaction, the Company will acquire the STAG Contribution Group which consists of properties being contributed by STAG Investments IV, LLC and STAG GI Investments, LLC, which are under common management. Also included within the properties being contributed to the Company are probable acquisitions of STAG GI Investments, LLC. STAG Investments IV, LLC and STAG GI Investments, LLC will receive as consideration common units. The net acquisition price of $98,718 reflects 4,935,830 of common units being issued to STAG Investment IV, LLC and STAG GI Investments, LLC multiplied by $            , the midpoint of the range set forth on the cover of this prospectus. The acquisition of all interests in STAG Contribution Group from all prior investors will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805, Business Combinations, and recorded at the estimated fair value of acquired assets and assumed liabilities. The following pro forma adjustments are necessary to reflect the allocation of purchase price. The allocation of purchase

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

2. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

  price is based on the Company's best estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

Land	$28,214
Building and improvements	194,343

Total rental property	222,557

Restricted cash and escrows	100
Rents receivable, net	137
Prepaid expenses and other assets	406
Deferred financing costs, net	—
Above market leases	14,394
Leases in-place	27,833
Leasing commissions, net	6,216
Tenant relationships	11,748

Total deferred leasing intangibles, net	60,191

Assets acquired	283,391

Mortgage notes payable, net	179,722
Accounts payable and other liabilities	992
Interest rate swaps	1,086
Tenant security deposits	100
Prepaid rent	493
Deferred leasing intangibles	2,121
Due to related party	159

Liabilities assumed	184,673

Net acquisition price	$98,718

(E)
Through a contribution transaction, the Company will acquire the management company. The prior owners will receive, as consideration, operating partnership units. The net acquisition price of $1,870 reflects 93,489 common units being issued to the management company multiplied by $            , the midpoint of the range set forth on the cover of this prospectus. The acquisition of all interests in the management company will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805, Business Combinations, and recorded at the estimated fair value of acquired assets and assumed liabilities. The following pro forma adjustments are necessary to reflect the initial allocation of purchase price. The allocation of

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

2. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Continued)

  purchase price is based on the Company's preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

Cash	$196
Buildings and improvements	64
Prepaid expenses and other assets	25
Goodwill	5,283
Due from related parties	795

Assets acquired	6,363

Related party debt	2,983
Line of credit	1,035
Other liabilities	430
Due to related party	45

Liabilities assumed	4,493

Net acquisition price	$1,870

(F)
Reflects the (1) use of offering proceeds totaling $227,346 for the retirement of $218,944 of mortgage debt and $8,402 of related party debt, which related party debt is owed to affiliates of the Company and (2) $1,052 in expenditures associated with the retirement of indebtedness, the attainment of lender consents on existing indebtedness (including financing fees, related legal fees, and contingent waiver fees), fees associated with the secured credit facility, and fees associated with the extension of our debt due in 2012. $977 of these expenditures are accounted as deferred financing fees on the Pro Forma Condensed Consolidated Balance Sheet.

(G)
Reflects the termination of a portion of an interest rate swap due to the retirement of mortgage debt as referred to in Note F above.

(H)
Reflects the assumption and repayment of the principal amount of mortgage debt secured by the Option Properties. The number of operating partnership units to be issued to STAG Investments III, LLC in the Company's formation transactions will be reduced accordingly.

(I)
Represents the redemption of the 110 STAG Industrial, Inc. common shares outstanding.

(J)
Reflects an estimate of transaction costs including transfer taxes.

(K)
Represents the adjustment needed to reflect the undistributed working capital due to the prior investors of STAG Predecessor Group, STAG Contribution Group, and the management company.

(L)
Represents the write off of the deferred financing costs associated with the retirement of mortgage debt and other related party debt as referred to in Note F above.

(M)
Reflects the elimination of certain balance sheet intercompany transactions between STAG Predecessor Group, STAG Contribution Group, and the management company.

(N)
Reflects the elimination of the accrued guarantee fees, due to a related party, associated with the mortgage notes payable of STAG Predecessor Group, which will be retained by Fund III.

(O)
Represents the reclassification of capital accounts to reflect the capital accounts of the Company and the recording of the non-controlling interest in the operating partnership. The non-controlling interest in the operating partnership represents $106,876 of the total $326,563 in equity.

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

3. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        In connection with the completion of the offering and the other formation transactions, the Company expects to recognize expenditures associated with the retirement of certain indebtedness and attaining of lender consents on existing indebtedness (including financing fees, related legal fees and contingent waiver fees of $25, which have not been included in the pro forma condensed consolidated statement of operations as these expenditures are nonrecurring and are a direct result of the formation transactions).

        The adjustments to the pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010 are as follows:

(AA)
Represents the consolidated statements of operations of STAG Industrial, Inc. for the nine months ended September 30, 2010. STAG Industrial, Inc. has had no activity since its inception other than the issuance of 110 shares of common stock for $20 per share that was initially funded with cash.

(BB)
Represents the historical combined statement of operations of STAG Predecessor Group. As discussed in Note 1, revenue and expenses to be recognized by the Company related to STAG Predecessor Group's contributed interests are based on the historical cost basis of the related assets.

(CC)
To reflect the results of operations from the contribution of STAG Contribution Group, which includes the current and probable acquisitions of STAG GI Investments, LLC, that will occur upon the formation transactions as discussed in Note D above. The table below illustrates the adjustments to revenue and expenses for STAG Contribution Group. Adjustments to revenue represent the impact of the amortization of the net amount of above- and below-market rents and change in straight-line rent recognition as a result of purchase accounting adjustments. Adjustments to depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of these purchase accounting adjustments. Depreciation and amortization amounts were determined in accordance with the Company's policies and are based on management's evaluation of the estimated useful lives of the properties and intangibles. The amounts allocated to building are depreciated over 40 years. The amounts allocated to lease intangibles are amortized over the remaining life of the related leases. Interest expense represents the interest expense of the assumed debt at the current negotiated rates.

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

3. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

STAG Contribution Group

	For the Year Ended December 31, 2009
	Certain Revenue and Expenses
														Pro Forma STAG Contribution Group
	Historical STAG Contribution Group	Historical(2) Newton	Historical(3) O'Fallon	Historical(4) Goshen	Historical(5) Charlotte	Historical(7) Piscataway and Lopatcong	Historical(7) Streetsboro	Historical(6) Charlotte II	Historical(7) Salem	Historical(7) Rogers	Historical(7) Madison	Historical(7) Walker	Adjustments(1)
Revenue
Rental income	$12,608	658	$540	$1,132	$2,178	$1,718	$1,345	$2,180	$811	$2,956	$1,161	$787	$(928)	$27,146
Tenant recoveries	1,754	4	34	233	207	—	—	339	166	—		196	—	2,933

Total revenue	$14,362	662	$574	$1,365	$2,385	$1,718	$1,345	$2,519	$977	$2,956	$1,161	$983	$(928)	$30,079

Expenses
Property	$1,963	4	$63	$233	$281		$3	$340	$171			$201	$—	$3,259
Depreciation and amortization	—	—											16,070	16,070
Interest expense	—	—											9,208	9,208
Loss on interest rate swaps													349	349

Total expense	$1,963	4	$63	$233	$281	$—	$3	$340	$171	$—	$—	$201	$25,627	$28,886

	For the Nine Months Ended September 30, 2010
	Certain Revenue and Expenses
														Pro Forma STAG Contribution Group
	Historical STAG Contribution Group	Historical(2) Newton	Historical(3) O'Fallon	Historical(4) Goshen	Historical(5) Charlotte	Historical(7) Piscataway and Lopatcong	Historical(7) Streetsboro	Historical(6) Charlotte II	Historical(7) Salem	Historical(7) Rogers	Historical(7) Madison	Historical(7) Walker	Adjustments(1)
Rental income	$9,683	247	$314	$695	$1,526	$1,289	$884	$1,635	$635	$2,217	$871	$534	$(637)	$19,893
Tenant recoveries	1,026	2	—	144	143	—	—	256	120	—	—	156	—	1,847

Total revenue	$10,709	249	$314	$839	$1,669	$1,289	$884	$1,891	$755	$2,217	$871	$690	$(637)	$21,740

Property	$1,577	2	$4	$144	$196			$256	$124			$156	$—	$2,459
Depreciation and amortization	—	—											12,053	12,053
Interest expense	—	—											6,985	6,985
Loss on interest rate swaps													62	62

Total expense	$1,577	2	$4	$144	$196	$—	$—	$256	$124	$—	$—	$156	$19,100	$21,559

(1)
The adjustments relate to above/below market lease amortization, straight-line rent adjustments, adding depreciation and amortization, adding interest expense for the related debt and the historical loss from the interest rate swaps.

(2)
On May 14, 2010, the Newton Property was acquired by STAG Investments IV, LLC.

(3)
On July 30, 2010, the O'Fallon Property was acquired by STAG GI Investments, LLC.

(4)
On August 13, 2010, the Goshen Property was acquired by STAG GI Investments, LLC.

(5)
On September 17, 2010, the Charlotte Property was acquired by STAG GI Investments, LLC.

(6)
On September 30, 2010, the Charlotte II Property was acquired by STAG GI Investments, LLC.

(7)
The property has been acquired, or the acquisition is deemed probable by STAG GI Investments, LLC.

(DD)
To reflect estimates of revenue and expenses of the management company that will occur upon the formation transactions as discussed in Note E above as follows:

•
Annual third party management fee revenue of $1,252 and $939 for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, to be earned

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

3. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

    by the Company from certain contracts to manage industrial properties of Fund II and that will continue to be owned by Fund III, and administrative service agreements with Fund III and Fund IV.

  •
  General and administrative expenses of $2,314 and $2,718 for the year ended December 31, 2009 and the nine months ended September 30, 2010.

  •
  Interest expense of $403 and $302 for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, on a related party loan, which is to an affiliate of the Company.

(EE)
The Company expects to incur additional general and administrative expenses as a result of becoming a public company, including but not limited to incremental salaries, board of directors' fees and expenses, directors' and officers' insurance, Sarbanes-Oxley compliance costs, and incremental audit and tax fees. The Company estimates that these costs could result in incremental general and administrative expenses of approximately $8,680 and $5,593 for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

(FF)
To reflect the change in interest expense as a result of the retirement of mortgage and other related party debt, which is due to an affiliate of the Company. The Company expects to pay off $227,346 of debt upon the consummation of the formation transactions.

(GG)
Represents the unused fee for the secured credit facility, fees associated with the extension of our debt due in 2012 and the amortization of deferred financing costs as discussed in Note F above.

(HH)
To reflect the add back of historical amortization of deferred financing fees and the add back of guarantee fees due to a related party, due to the paydown of mortgage notes payable of STAG Predecessor Group.

(II)
To reflect the add back of the historical loss on interest rate swaps due to the paydown of STAG Predecessor Group mortgage notes payable.

(JJ)
Represents the net income attributable to the non-controlling interest in the operating partnership.

STAG Industrial, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(dollars in thousands)

3. ADJUSTMENTS TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(KK)
Pro forma earnings (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) allocable to the Company's shareholders by the number of shares of common stock issued in this offering and the formation transactions.

	Nine Months ended September 30, 2010	Year ended December 31, 2009
Numerator
Income (loss) from continuing operations	$(668)	$(202)

Denominator
Shares issued in the offering, net of unvested restricted shares and units	13,000,000	13,000,000
Impact from offering proceeds not used for acquisitions or debt repayment(l)	(108,572)	(108,572)

Denominator for basic earnings per share	12,891,428	12,891,428

Denominator for diluted earnings per share(2)	13,013,928	13,013,928

Income per share data:
Basic—continuing operations	$(0.05)	$(0.02)

Diluted—continuing operations	$(0.05)	$(0.02)

(1)
The denominator in computing pro forma earnings per share should include only those common shares whose proceeds are being reflected in pro forma adjustments in the balance sheet and income statement, such as proceeds used for acquisitions, debt repayments, and offering costs. The total amount of proceeds used for general purposes is approximately $2.2 million.

(2)
Reflects the additional unvested LTIP units and shares of restricted common stock of 396,719 issued to officers, directors and employees.

Report of Independent Registered Public Accounting Firm

The Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying consolidated balance sheet of STAG Industrial, Inc. (the "Company") as of July 21, 2010. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of STAG Industrial, Inc. at July 21, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 2010

STAG Industrial, Inc.

Consolidated Balance Sheets

As of September 30, 2010

	As of September 30, 2010	As of July 21, 2010
	(unaudited)
Assets
Cash	$2,200	$2,000

Total assets	$2,200	$2,000

Shareholders' equity
Common stock—$0.01 per value; 100,000,000 shares authorized and 110 shares issued and outstanding	$1	$1
Additional paid-in capital	2,199	1,999

Total shareholders' equity	$2,200	$2,000

See accompanying notes to the consolidated balance sheets.

STAG Industrial, Inc.

Notes to Consolidated Balance Sheets

1. Organization and Description of Business

        STAG Industrial, Inc. (the "Company") was incorporated in Maryland on July 21, 2010. The Company has not had any corporate activity since its formation. The Company is the majority owner of STAG Industrial Operating Partnership, L.P. (the "Operating Partnership") which was formed on December 21, 2009. STAG Industrial GP, LLC. (the "GP"), which was formed as a Delaware limited liability company on December 21, 2009 is a wholly owned subsidiary of the Company and is the sole general partner of the Operating Partnership. The Company's predecessor business is engaged in the business of acquiring, owning, leasing and managing of real estate, consisting primarily of industrial properties located throughout the United States.

        The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of common stock. As discussed below, the Company intends to operate as a real estate investment trust ("REIT"). Concurrent with the Offering of the common stock of the Company, which is expected to be completed in 2010, the Company, the Operating Partnership, together with the partners and shareholders of the affiliated partnerships and corporations of STAG Capital Partners and other parties which hold direct or indirect interests in the properties (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Participants will elect to take either stock in the Company, limited partnership units in the Operating Partnership and/or cash pursuant to the Formation Transactions. The Formation Transactions are designed to (i) continue the operations of STAG Predecessor Group, (ii) enable the Company to raise the necessary capital to acquire interests in certain other properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve tax advantages for certain Participants.

        The operations of the Company will be carried on primarily through the Operating Partnership. The Company is the sole shareholder of the GP which in turn is the sole general partner of the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company after the completion of the Formation Transactions will be fully integrated, self-administered, and self-managed.

2. Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated balance sheets are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP") and includes the accounts of the Company, the Operating Partnership and the GP. All significant intercompany balances and transactions have been eliminated.

Income Taxes

        As a REIT, the Company will be permitted to deduct dividends paid to its shareholders, eliminating the federal taxation of income represented by such distributions at the Company level, provided certain requirements are met. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company

STAG Industrial, Inc.

Notes to Consolidated Balance Sheets (Continued)

2. Significant Accounting Policies (Continued)

will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Offering Costs

        In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering. Offering costs have not been accrued because the Company does not have an obligation to reimburse its affiliates for such costs until the closing of the Offering. As of September 30, 2010, the Company's affiliates had incurred costs in connection with the Offering of approximately $2.8 million.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated balance sheets and accompanying notes. Actual results could differ from those estimates.

Unaudited Interim Consolidated Balance Sheet

        The consolidated balance sheet as of September 30, 2010 is unaudited. In the opinion of management, the consolidated balance sheet reflects all adjustments necessary for a fair presentation of the interim period. All such adjustments are of a normal recurring nature.

3. Preferred Stock

        The Company has authorized the issuance of 10,000,000 shares of preferred stock at $0.01 par value per share. There are currently no shares issued or outstanding.

4. Subsequent Events

        STAG Industrial, Inc. has evaluated the events and transactions that have occurred through October 22, 2010 and noted no additional items requiring adjustment to the consolidated balance sheet or additional disclosure.

Report of Independent Registered Public Accounting Firm

The Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying combined balance sheets of STAG Predecessor Group as of December 31, 2009 and 2008, and the related combined statements of operations, changes in owners' equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index. These financial statements and the related schedule are the responsibility of STAG Predecessor Group's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of STAG Predecessor Group's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of STAG Predecessor Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of STAG Predecessor Group at December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the periods in the three years ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 2010

STAG Predecessor Group

Combined Balance Sheets

(dollars in thousands)

	September 30,	December 31,
	2010	2009	2008
	(Unaudited)
Assets
Rental Property
Land	$25,086	$25,086	$25,136
Buildings	173,456	173,456	173,456
Tenant improvements	7,811	9,440	9,506
Building improvements	3,214	2,027	850
Less: accumulated depreciation	(17,788)	(14,626)	(8,680)

Total rental property	191,779	195,383	200,268
Cash and cash equivalents	1,657	2,772	3,371
Restricted cash	2,285	1,983	1,186
Tenant accounts receivable, net	3,926	3,580	3,574
Prepaid expenses and other assets	546	585	473
Deferred financing fees, net	147	235	348
Leasing commissions, net	145	32	27
Deferred leasing intangibles, net	11,425	15,518	20,473
Due from related parties	—	28	11

Total assets	$211,910	$220,116	$229,731

Liabilities and Owners' Equity
Liabilities:
Mortgage notes payable	$204,331	$207,748	$216,178
Notes payable to related party	4,384	4,384	—
Accounts payable, accrued expenses and other liabilities	2,255	2,777	2,014
Interest rate swaps	4,025	2,995	1,275
Tenant security deposits	753	1,294	1,303
Prepaid rent	573	770	171
Deferred leasing intangibles, net	1,066	1,497	2,058
Due to related parties	3,094	172	172

Total liabilities	220,481	221,637	223,171

Owners' equity (deficit)	(8,571)	(1,521)	6,560

Total liabilities and owners' equity	$211,910	$220,116	$229,731

The accompanying notes are an integral part of these combined financial statements

STAG Predecessor Group

Combined Statements of Operations

(dollars in thousands)

	STAG Predecessor Group
						Antecedent
	Nine months ended September 30,
			Year Ended December 31,		June 1, 2007 - December 31, 2007	January 1, 2007 - May 31, 2007
	2010	2009	2009	2008
	(Unaudited)
Revenue
Rental income	$18,543	$19,320	$25,658	$27,319	$9,145	$2,017
Tenant recoveries	3,164	3,449	4,508	3,951	1,326	—

Total revenue	21,707	22,769	30,166	31,270	10,471	2,017

Expenses
Property	2,576	3,782	5,342	3,009	520	32
General and administrative	293	357	478	502	378	26
Real estate taxes and insurance	2,347	2,288	3,067	2,804	793	92
Asset management fees	449	449	600	610	213	31
Depreciation and amortization	8,458	7,929	10,257	12,108	4,029	658
Loss on impairment of assets	—	—	—	3,728	—	—

Total expenses	14,123	14,805	19,744	22,761	5,933	839

Other income (expense)
Interest income	4	53	66	140	142	21
Interest expense	(10,547)	(10,416)	(14,328)	(15,058)	(6,501)	(1,360)
Loss on interest rate swaps	(1,029)	(1,786)	(1,720)	(1,275)	—	—

Total other income (expenses)	(11,572)	(12,149)	(15,982)	(16,193)	(6,359)	(1,339)

Net loss	$(3,988)	$(4,185)	$(5,560)	$(7,684)	$(1,821)	$(161)

The accompanying notes are an integral part of these combined financial statements

STAG Predecessor Group

Combined Statements of Changes in Owners' Equity

(dollars in thousands)

Total
Balance January 1, 2007—Antecedent	$3,670
Contributions	3,739
Distributions
Net loss	(161)

Balance May 31, 2007—Antecedent	$7,248

Contributions of property from Antecedent and cash contributed from owners	26,626
Distributions	(3,219)
Net loss	(1,821)

Balance December 31, 2007—STAG Predecessor Group	21,586
Distributions	(7,342)
Net loss	(7,684)

Balance December 31, 2008—STAG Predecessor Group	6,560
Distributions	(2,521)
Net loss	(5,560)

Balance December 31, 2009—STAG Predecessor Group	(1,521)
Distributions (Unaudited)	(3,062)
Net loss (Unaudited)	(3,988)

Balance September 30, 2010—STAG Predecessor Group (Unaudited)	$(8,571)

The accompanying notes are an integral part of these combined financial statements

STAG Predecessor Group

Combined Statements of Cash Flows

(dollars in thousands)

	STAG Predecessor Group
	Nine months ended September 30,		Year Ended December 31,			Antecedent
					June 1, 2007 - December 31, 2007	January 1, 2007 - May 31, 2007
	2010	2009	2009	2008
	(Unaudited)
Cash flow from operating activities
Net loss	$(3,988)	$(4,185)	$(5,560)	$(7,684)	$(1,821)	$(161)

Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,546	8,364	10,708	12,619	4,185	720
Intangible amortization in rental income	86	238	284	(563)	(7)	(16)
Loss on impairment of assets	—	—	—	3,729	—	—
(Gain) loss on interest rate swaps	1,030	1,786	1,720	1,275	—	—
Change in assets and liabilities:
Tenant accounts receivable, net	(346)	366	(6)	(1,600)	(1,974)	(117)
Leasing commissions, net	(134)	(20)	(5)	11	(39)	—
Prepaid expenses and other assets	39	(451)	(112)	527	(866)	(31)
Due from related parties	28	(17)	(17)	(11)	140	(2)
Accounts payable, accrued expenses and other liabilities	(522)	(171)	763	54	1,960	11
Tenant security deposits	(541)	—	(9)	87	1,216	75
Due to related parties	2,922	233	—	33	—	(2)
Prepaid rent	(197)	336	599	(45)	217	—

Total adjustments	10,911	10,664	13,925	16,116	4,832	638

Net cash provided by operating activities	6,923	6,479	8,365	8,432	3,011	477

Cash flow from investing activities:
Additions of land, buildings and improvements	(1,258)	(936)	(1,293)	(384)	(152,140)	(28,040)
Proceeds from sale of land	—	50	50	—	—	—
Restricted cash—escrow	(302)	(958)	(797)	(25)	(1,161)	(596)
Additions to deferred leasing intangibles	—	—	—	—	(18,405)	(3,327)

Net cash used in investing activities	(1,560)	(1,844)	(2,040)	(409)	(171,706)	(31,963)

Cash flow from financing activities:
Proceeds from notes payable to related parties	—	4,384	4,384	—	—	28,503
Proceeds from mortgage notes payable	—	—	—	—	156,980	—
Repayment or mortgage notes payable	(3,417)	(7,321)	(8,430)	(1,182)	—	—
Additions to deferred financing fees	—	(353)	(354)	—	(1,030)	(228)
Contributions	—	—	—	—	19,836	3,739
Distributions	(3,062)	(1,523)	(2,521)	(7,342)	(3,219)	—

Net cash provided by (used in) financing activities	(6,479)	(4,813)	(6,921)	(8,524)	172,567	32,014

Increase (decrease) in cash and cash equivalents	(1,116)	(178)	(596)	(501)	3,872	528
Cash and cash equivalents—beginning of period	2,773	3,369	3,369	3,872	—	492

Cash and cash equivalents—end of period	$1,657	$3,191	$2,773	$3,371	$3,872	$1,020

Supplemental cash flow information
Cash paid for interest	7,891	9,747	13,487	14,535	6,342	1,299
Rental property contributed	—	—	—	—	60,548	—
Deferred leasing intangibles contributed	—	—	—	—	6,487	—
Mortgage notes payable assumed	—	—	—	—	60,380	—

The accompanying notes are an integral part of these combined financial statements

STAG Predecessor Group

Notes to Combined Financial Statements

(dollars in thousands)

1. Organization and Description of Business

        STAG Predecessor Group (the "predecessor" for accounting purposes), is not a legal entity, but a collection of real estate entities and holdings of STAG Investments III, LLC. STAG Predecessor Group is engaged in the business of owning, leasing and operating real estate consisting primarily of industrial properties located throughout the United States. STAG Predecessor Group generates the majority of its revenue by entering into long-term, triple-net leases with local, regional, and national companies.

        STAG Predecessor Group is the predecessor of STAG Industrial, Inc. (the "Company"). Concurrent with an initial public offering (the "Offering") of the common stock of the Company, which is expected to be completed in 2010, the Company and a newly formed majority owned limited partnership, STAG Industrial Operating Partnership, L.P. (the "Operating Partnership"), together with the partners and shareholders of the affiliated partnerships and corporations of the Company and other parties which hold direct or indirect interests in the properties (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Participants will elect to take either stock in the Company, or limited partnership units in the Operating Partnership pursuant to the Formation Transactions. The Formation Transactions are designed to (i) continue the operations of STAG Predecessor Group, (ii) enable the Company to raise the necessary capital to acquire interests in certain other properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts, and (vi) preserve tax advantages for certain Participants.

        The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under the Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. STAG Industrial GP, LLC, a wholly owned subsidiary of the Company, will be the sole general partner in the Operating Partnership. The Company after the completion of the Formation Transactions will be fully integrated, self-administered and self-managed.

        Certain properties included as part of STAG Predecessor Group were owned by a related party for the period August 11, 2006 through May 31, 2007 and were acquired by STAG Investments III, LLC on June 1, 2007, its commencement date of operations. The period for which certain properties were owned by a related party is labeled Antecedent in the accompanying combined financial statements. Combined financial statements are presented due to common management of the Antecedent and STAG Predecessor Group from the date of acquisition by the Antecedent. The two periods of separate ownership have been separated by a vertical or horizontal line on the face of the combined financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. The accounting policies followed by the Antecedent in the preparation of the combined financial statements are consistent with those of STAG Predecessor Group and are further described below.

        The combined balance sheet of STAG Predecessor Group as of September 30, 2010 and the related combined statements of operations, changes in equity, and cash flows for the nine months ended September 30, 2010 and 2009 have not been audited.

        The properties included as part of STAG Predecessor Group were acquired in the following quarters: four properties during the three months ended December 31, 2006; one property during the

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

1. Organization and Description of Business (Continued)

three months ended March 31, 2007; 11 properties during the three months ended June 30, 2007; 11 properties during the three months ended September 30, 2007; and 18 properties during the three months ended December 31, 2007.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying combined financial statements have been presented in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany balances and transactions have been eliminated in the combination of entities.

Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property and Depreciation

        Rental property is carried at cost. The properties are reviewed on a periodic basis for impairment and a provision is provided for if impairments are identified. To determine if an impairment may exist, STAG Predecessor Group reviews its properties and identifies those that have had either an event of change or event of circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, STAG Predecessor Group estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, STAG Predecessor Group will recognize an impairment loss based upon the estimated fair value of such property as compared to its current carrying value. For properties considered held for sale, STAG Predecessor Group ceases depreciating the properties and values the properties at the lower of depreciated cost or fair value, less costs to dispose. If circumstances arise that were previously considered unlikely, and, as a result, STAG Predecessor Group decided not to sell a property previously classified as held for sale, STAG Predecessor Group will reclassify such property as held and used. Such property is measured at the lower of its carrying amount (adjusted for any depreciation and amortization expense that would have been recognized had the property been continuously classified as held and used) or fair value at the date of the subsequent decision not to sell. STAG Predecessor Group classifies properties as held for sale when all criteria within the Financial Accounting Standards Board's (the "FASB") Accounting Standard Codification ("ASC") 360 Property, Plant and Equipment ("ASC 360") (formerly known as Statement of Financial Accounting Standard ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets) are met.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

        Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	40 years
Building and land improvements	5-20 years
Tenant improvements	Shorter of useful life or terms of related lease

        Expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and amortized or depreciated over the shorter of their useful lives or the terms of each specific lease. Repairs and maintenance are charged to expense when incurred. Expenditures for improvements are capitalized.

        STAG Predecessor Group accounts for all acquisitions in accordance with ASC 805, Business Combinations, (formerly known as SFAS No. 141(R)). The FASB issued ASC 805 to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. STAG Predecessor Group adopted ASC 805 on January 1, 2009 and the adoption did not have a material effect on the combined financial statements.

        Upon acquisition of a property, STAG Predecessor Group allocates the purchase price of the property based upon the fair value of the assets and liabilities acquired, which generally consist of land, buildings, tenant improvements and intangible assets including in-place leases, above market and below market leases and tenant relationships. STAG Predecessor Group allocates the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. Acquired above and below market leases are valued based on the present value of the difference between prevailing market rates and the in-place rates measured over a period equal to the remaining term of the lease for above market leases and the initial term plus the term of any below market fixed rate renewal options for below market leases that are considered bargain renewal options. The above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases, and the below market lease values are amortized as an increase to base rental income over the remaining initial terms plus the terms of any below market fixed rate renewal options that are considered bargain renewal options of the respective leases.

        The purchase price is further allocated to in-place lease values and tenant relationships based on STAG Predecessor Group's evaluation of the specific characteristics of each tenant's lease and its overall relationship with the respective tenant. The value of in-place lease intangibles and tenant relationships, which are included as components of deferred leasing intangibles are amortized over the remaining lease term (and expected renewal periods of the respective lease for tenant relationships) as adjustments to depreciation and other amortization expense. If a tenant terminates its lease early, the unamortized portion of leasing commissions, above and below market leases, the in-place lease value and tenant relationships are immediately written off.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. STAG Predecessor Group maintains cash and cash equivalents in United States banking institutions that may exceed amounts insured by the Federal Deposit Insurance Corporation. While STAG Predecessor Group monitors the cash balances in its operating accounts, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, STAG Predecessor Group has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

        Restricted cash includes security deposits and cash held in escrow for real estate taxes and capital improvements as required in various mortgage loan agreements.

Tenant Accounts Receivable, net

        STAG Predecessor Group maintains an allowance for estimated losses that may result from the inability of tenants to make required payments. If a tenant fails to make contractual payments beyond any allowance, STAG Predecessor Group may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rental income. As of September 30, 2010, and December 31, 2009 and 2008, STAG Predecessor Group had an allowance for doubtful accounts of $198, $1,920 and $0, respectively.

        STAG Predecessor Group accrues rental revenue earned but not yet receivable. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had accrued rental revenue of $3,244, $2,515, and $1,803 respectively which is reflected in tenant accounts receivable, net on the accompanying balance sheets. STAG Predecessor Group maintains an allowance for estimated losses that may result from those revenues. If a tenant fails to make contractual payments beyond any allowance, STAG Predecessor Group may recognize bad debt expense in future periods equal to the amount of unpaid rent and accrued rental revenue. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had an allowance on accrued rental revenue of $109, $96 and $201, respectively.

        As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had a total of approximately $2,162, $2,490 and $2,499, respectively, of total lease security available on existing letters of credit; and $753, $1,294 and $1,303, respectively, of security available in security deposits.

Deferred Financing Fees

        Costs incurred in obtaining mortgage notes payable are capitalized. The deferred financing fees are amortized to interest expense over the life of the respective loans. Any unamortized amounts upon early repayment of mortgage notes payable are written off in the period of repayment. For nine months ended September 30, 2010 and 2009, the year ended December 31, 2009 and 2008, the period from June 1, 2007 to December 31, 2007 and the period from January 1, 2007 to May 31, 2007, amortization of deferred finance charges included in interest expense was $88, $436, $466, $522, $160 and $61,

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

respectively. Fully amortized deferred charges are removed from the books upon maturity of the underlying debt.

Fair Value of Financial Instruments

        Financial instruments include cash and cash equivalents, tenant accounts receivable, interest rate swaps, accounts payable, other accrued expenses and mortgage notes payable. The fair values of the cash and cash equivalents, tenant accounts receivable, accounts payable and other accrued expenses approximate their carrying or contract values. See Note 4 for the fair values of the mortgage notes payable. See Note 5 for the fair value of interest rate swaps. The carrying value of notes payable to related parties approximates fair value.

Derivative Financial Instruments and Hedging Activities

        STAG Predecessor Group entered into interest rate swaps to hedge against interest rate risk on its variable rate loan with Anglo Irish Bank Corporation Limited ("Anglo Irish Bank"). The interest rate swaps are contracts to fix, for a period of time, the LIBOR component of the loan and allow for net settlement. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group was party to separate interest rate swaps with notional amounts of $157,815, $157,815 and $87,678, respectively.

        STAG Predecessor Group accounts for its interest rate swaps in accordance with ASC 815, Derivatives and Hedging, (formerly known as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities). On January 1, 2009, STAG Predecessor Group adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (SFAS 161), which changes the disclosure requirements for derivative instruments and hedging activities. The adoption of SFAS 161 (now included in ASC 815) did not have a material impact on STAG Predecessor Group's results of operations or financial condition.

        STAG Predecessor Group has designated the interest rate swaps as non-hedge instruments. Accordingly, STAG Predecessor Group recognizes the fair value of the interest rate swap as asset or liability on the combined balance sheets with the changes in fair value recognized in the combined statements of operations.

        By using interest rate swaps, STAG Predecessor Group exposes itself to market and credit risk. Market risk is the risk of an adverse effect on the value of a financial instrument that results from a change in interest rates. Credit risk is the risk of failure of the counterparty to perform under the terms of the contract. STAG Predecessor Group minimizes the credit risk in interest rate swaps by entering into transactions with high-quality counterparties whose credit rating is higher than Aa. STAG Predecessor Group's exposure to credit risk at any point is generally limited to amounts recorded as assets or liabilities on the combined balance sheets.

Revenue and Gain Recognition

        Rental revenue is recognized on a straight-line basis over the term of the lease when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

charged or credited, as applicable, to accrued rental revenue. Additional rents from expense reimbursements for insurance, real estate taxes and certain other expenses are recognized in the period in which the related expenses are incurred.

        Certain tenants are obligated to make payments for insurance, real estate taxes and certain other expenses and these costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in STAG Predecessor Group's combined financial statements. To the extent any tenant responsible for these costs under their respective lease defaults on their lease or it is deemed probable that they will fail to pay for such costs, we would record a liability for such obligation. The Company estimates that real estate taxes which are the responsibility of all such tenants were approximately $1,401 and $1,868 for the nine months ended September 30, 2010 (unaudited) and the year ended December 31, 2009, respectively. STAG Predecessor Group does not recognize recovery revenue related to leases whereby the tenant has assumed the cost for insurance, real estate taxes, and certain other expenses.

        Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

        Lease termination fees are recognized as termination revenue when the related leases are canceled and STAG Predecessor Group has no continuing obligation to provide services to such former tenants. STAG Predecessor Group has no lease termination revenue for the periods presented.

Segment Reporting

        STAG Predecessor Group manages its operations on a consolidated, single segment basis for purposes of assessing performance and making operating decisions and accordingly, has only one reporting segment.

Income Taxes

        STAG Predecessor Group represents a combination of entities that are limited liability companies. Generally, absent an election to the contrary, an LLC is treated as a partnership or a disregarded entity under applicable federal and state income tax rules. Therefore, the allocated share of net income or loss from the limited liability companies is reportable in the income tax returns of the respective member or members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

        STAG Predecessor Group adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions (ASC 740, "Accounting for Uncertainty in Income Taxes", (formerly FIN 48, "Uncertain Tax Positions")) on January 1, 2009, which required STAG Predecessor Group to determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. STAG Predecessor Group has determined that there was no effect on the financial statements from its adoption of this authoritative guidance.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

        In July 2009, the FASB issued ASC 105, "The FASB Accounting Standards Codification ("FASB Codification") and Hierarchy of Generally Accepted Accounting Principles." This pronouncement establishes the FASB Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. STAG Predecessor Group adopted this pronouncement on July 1, 2009 and has updated its references to specific GAAP literature to reflect the codification.

        On January 1, 2009, STAG Predecessor Group adopted ASC 810-10-65, Consolidation, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC 810-10-65 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest and requires disclosure, on the face of the consolidated statement of operations, of the amounts of combined net income (loss) attributable to the parent and to the non-controlling interest.

        ASC 810-10-65 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. STAG Predecessor Group adopted the standard as of January 1, 2009. The adoption of this standard did not have a material effect on STAG Predecessor Group's financial statements.

        In June 2009, the FASB issued ASC 855-10, Subsequent Events, which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. STAG Predecessor Group has adopted this standard as of June 30, 2009. The adoption of this standard did not have a material effect on STAG Predecessor Group's combined financial statements.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

3. Deferred Leasing Intangibles

        Deferred leasing intangibles included in total assets consist of the following:

	September 30,	December 31,
	2010	2009	2008
In-place leases	$11,099	$13,217	$13,558
Lease: Accumulated amortization	(5,922)	(6,096)	(3,952)

In-place leases, net	5,177	7,121	9,606

Above market leases	2,563	3,568	3,667
Less: Accumulated amortization	(1,242)	(1,730)	(984)

Above market leases, net	1,321	1,838	2,683

Tenant relationships	3,245	3,908	3,979
Less: Accumulated amortization	(1,338)	(1,258)	(728)

Tenant relationships, net	1,907	2,650	3,251

Lease commission	5,206	5,939	6,186
Less: Accumulated amortization	(2,186)	(2,030)	(1,253)

Lease commission, net	3,020	3,909	4,933

Total deferred leasing intangibles, net	$11,425	$15,518	$20,473

        Deferred leasing intangibles included in our total liabilities consist of the following:

	September 30,	December 31,
	2010	2009	2008
Below market leases	$2,656	$2,880	$2,881
Less: Accumulated amortization	(1,590)	(1,383)	(823)

Total deferred leasing intangibles, net	$1,066	$1,497	$2,058

        Amortization expense related to in-place leases, lease commissions and tenant relationships of deferred leasing intangibles was $3,575, $3,269, $4,126, $5,427, $1,634 and $195 for nine months ended September 30, 2010 and 2009, the years ended December 31, 2009 and 2008, and the period from June 1, 2007 to December 31, 2007 and the period from January 1, 2007 to May 31, 2007, respectively. Rental income increased (decreased) by ($86), ($238), ($284), $563, $7 and $16 related to net amortization of above (below) market leases for the nine months ended September 30, 2010 and 2009, the years ended December 31, 2009 and 2008, and the period from June 1, 2007 to December 31, 2007 and the period from January 1, 2007 to May 31, 2007, respectively.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

3. Deferred Leasing Intangibles (Continued)

        Amortization related to deferred leasing intangibles over the next five years is as follows:

	Estimated Net Amortization of In-Place Leases and Tenant Relationships	Net Decrease to Rental Revenue Related to Above and Below Market Leases
2010	$2,751	$21
2011	2,257	30
2012	1,749	100
2013	1,201	110
2014	865	6

4. Mortgage Notes Payable

        Payments on mortgage notes are generally due in monthly installments of principal amortization and interest. A summary of mortgage notes payable as of September 30, 2010 and December 31, 2009 and 2008 follows:

Loan	Principal outstanding as of September 30, 2010	Principal outstanding as of December 31, 2009	Principal outstanding as of December 31, 2008	Maturity
Anglo Irish Variable Amount	$11,921	$14,745	$92,636	Jan-31-2012
Anglo Irish Fixed Amount	157,815	157,815	—	Jan-31-2012
Anglo Irish Fixed Amount	—	—	87,678	Aug-10-2009
Anglo Irish Bridge Loan	34,595	35,188	35,864	Jan-31-2012

	$204,331	$207,748	$216,178

        STAG Predecessor Group is party to a master loan agreement with Anglo Irish Bank. The agreement had an original maturity date of August 10, 2009. According to the original loan agreement, all loans under the loan agreement were interest only through the maturity date, at which time all unpaid principal and interest was scheduled to be due. The borrowing rate was variable and calculated based on the applicable LIBOR rate plus 1.75%.

        In January 2009 the terms of the master loan agreement were amended. The current terms stipulate that interest and principal payments are to be made monthly based on a 25-year amortization schedule. The loan also requires a capital improvement escrow to be funded monthly in an amount equal to the difference between the payments required under the 25-year amortizing loan and a 20-year amortizing loan. Additionally, a $5,000 principal payment was made on the loan prior to commencing monthly principal payments. The maturity date was extended to January 31, 2012. Notwithstanding the interest rate swap transactions discussed below, the borrowing rate is variable and calculated based on the applicable LIBOR rate plus 3.00%. As of September 30, 2010 and December 31, 2009 and 2008, the outstanding balance under this loan agreement was $169,736, $172,560 and $180,314, respectively. The LIBOR rate as of September 30, 2010, December 31, 2009 and December 31, 2008 was 0.26%, 0.24% and 1.90%, respectively.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. Mortgage Notes Payable (Continued)

        On May 1, 2008 STAG Predecessor Group entered into an $87,678 notional amount interest rate swap transaction with Anglo Irish Bank. STAG Predecessor Group swapped $87,678 of the outstanding debt under the loan agreement to a fixed rate of 3.055%. The swap terminated on August 11, 2009.

        On February 5, 2009 STAG Predecessor Group entered into a forward swap agreement with Anglo Irish Bank. The terms of this agreement stipulated that on August 11, 2009, $157,815 of the outstanding debt under this loan agreement converted to a fixed rate of 2.165% plus the loan spread of 3.00% (5.165%). The swap terminates on January 31, 2012.

        STAG Predecessor Group is also party to a bridge loan agreement with Anglo Irish Bank. The loan agreement had an original maturity date of December 31, 2007. The original terms stipulated that the loan was interest only through the maturity date, at which time all unpaid principal and interest was to be due. The borrowing rate was variable and calculated based on the applicable Libor rate plus 3.00%.

        In January 2009 the terms of the bridge loan agreement were amended. The current terms stipulate that interest and principal payments are to be made monthly based on a 25-year amortization schedule. The loan also requires a capital improvement escrow to be funded monthly in an amount equal to the difference between the payments required under the 25-year amortizing loan and a 20-year amortizing loan. The maturity date of the bridge loan was extended to January 31, 2012. The current borrowing rate is variable and calculated based on the applicable LIBOR rate plus 4.25%. As of September 30, 2010 and December 31, 2009 and 2008 the outstanding balance under this loan agreement was $34,595 and $35,188 and $35,864, respectively.

        The master loan and bridge loan are both collateralized by the specific properties financed under the loans and a first priority collateral assignment of the specific leases and rents. The bridge loan is also subject to a collective, joint and several repayment guaranty by two individual related parties of STAG Predecessor Group. These loans are subject to certain financial covenants. STAG Predecessor Group believes they are in compliance with such covenants as of September 30, 2010 (unaudited) and December 31, 2009.

        Annual principal payments due under mortgage notes over the next 5 years are as follows:

2010	$4,555
2011	4,788
2012	198,405
2013	—
2014	—

Total	$207,748

        For purposes of financial reporting disclosures, STAG Predecessor Group calculates the fair value of mortgage notes payable. The fair values of the Company's mortgage notes payable were determined by discounting the future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings for loans with similar remaining maturities and similar loan-to-value ratios. The following table presents the aggregate carrying value of STAG Predecessor Group's mortgage notes

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. Mortgage Notes Payable (Continued)

payable and STAG Predecessor Group's corresponding estimate of fair value as of September 30, 2010 and December 31, 2009 and 2008:

September 30, 2010		December 31, 2009		December 31, 2008
Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
$204,331	$202,302	$207,748	$203,998	$216,178	$213,130

5. Derivative Instruments

        A summary of the fair values of interest rate swaps outstanding as of September 30, 2010 and December 31, 2009 and 2008 is as follows:

	Notional Amount	Fair Value September 30, 2010	Fair Value December 31, 2009	Fair Value December 31, 2008
Anglo Master Loan Swap	$87,678	N/A	N/A	$(1,275)
Anglo Master Loan Swap	$157,815	$(4,025)	$(2,995)	N/A

        STAG Predecessor Group adopted the fair value measurement provisions as of January 1, 2008 for its interest rate swaps recorded at fair value. The new guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. As of December 31, 2009 and 2008, STAG Predecessor Group applied the provisions of this standard to the valuation of its interest rate swaps, which are the only financial instruments measured at fair value on a recurring basis.

        During the nine months ended September 30, 2010 and 2009, the years ended December 31, 2009 and 2008, and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007, STAG Predecessor Group recognized gains (losses) relating to the change in fair market value of its interest rate swaps of ($1,029), ($1,786), ($1,720), ($1,275), $0 and $0, respectively.

        The following sets forth the Company's financial instruments that are accounted for at fair value on a recurring basis as of December 31, 2009 and 2008:

		Fair Market Measurements as of December 31, 2009 Using:
	December 31, 2009	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Liabilities:
Interest Rate Swap	$2,995	—	$2,995	—

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

5. Derivative Instruments (Continued)

		Fair Market Measurements as of December 31, 2008 Using:
	December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Liabilities:
Interest Rate Swap	$1,275	—	$1,275	—

6. Minimum Future Rental Revenue

        STAG Predecessor Group leases space to tenants primarily under non-cancelable operating leases, which generally contain provisions for a base rent plus reimbursement for certain operating expenses.

        Future minimum base rentals on non-cancelable operating leases as of December 31, 2009, are as follows:

2010	$22,608
2011	20,132
2012	17,533
2013	13,427
2014	9,866

        The above future minimum lease payments exclude tenant reimbursements, amortization of deferred rent receivables and above/below-market lease intangibles. Some leases are subject to termination options. In general, these leases provide for termination payments should the termination options be exercised. The above table is prepared assuming such options are not exercised.

7. Commitments and Contingencies

        STAG Predecessor Group is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance subject to deductible requirements. Management believes that the ultimate settlement of these actions will not have a material adverse effect on STAG Predecessor Group's financial position, results of operations or cash flows.

8. Impairment Charges

        STAG Predecessor Group adopted the fair value measurement provisions as of January 1, 2008 for the impairment of long-lived assets recorded at fair value. In connection with the periodic review of the carrying values of the Company's properties, STAG Predecessor Group determined during the year ended December 31, 2008 that an impairment loss in the amount of $3,728 should be recorded for STAG Predecessor Group's property located in Daytona Beach, Florida. The determination that an impairment loss should be recorded was made as a result of a tenant default and subsequent vacancy.

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

8. Impairment Charges (Continued)

        The following table presents information about the Company's impairment charge which was measured on a fair value basis for the year ended December 31, 2008. The table indicates the fair value hierarchy of the valuation techniques the Company utilized to determine fair value. Fair value was determined by estimating the future cash flows from the property discounted to the present value using a discount rate commensurate with the risks involved in those cash flows.

		Fairy Value Measurements as of December 31, 2008 Using
	December 31, 2008	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Losses
Daytona Beach, FL property	$1,883	$—	$—	$1,883	$(3,728)

9. Related-Party Transactions

        On January 31, 2009, STAG Predecessor Group entered into a $4,384 loan agreement with NED Credit, Inc. (a related party). The note has an original maturity date of January 31, 2012 and is interest only through the maturity date, at which time all unpaid principal and interest due. The borrowing rate is variable and calculated based on the applicable LIBOR rate plus 12.50%. In the event of default, all outstanding amounts shall bear interest at the applicable LIBOR rate plus 16.50%. The loan is classified as notes payable- related party on the combined balance sheets. STAG Predecessor Group expensed $430, $379, and $521 in interest expense related to this note payable for the nine months ended September 30, 2010 and 2009, and the year ended December 31, 2009, respectively. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had $191, $0, and $0, respectively, in accrued and unpaid interest expense.

        On June 6, 2007, STAG Predecessor Group entered into a loan guarantee agreement with an affiliate of NED Credit Inc. (related party). The loan guarantee is for the Anglo Irish Bank bridge loan dated August 11, 2006 and amended on June 6, 2007. STAG Predecessor Group agreed to pay the guarantor an annual fee for the guarantor's provision of the guaranty in an amount equal to nine per cent (9.0%) per annum of the outstanding balance of the bridge loan. STAG Predecessor Group expensed $2,379, $2,430, $3,241, $3,389 and $751 in such guarantee fees for the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009 and 2008, and the period from June 1, 2007 to December 31, 2007, respectively. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had $2,752, $373 and $0, respectively, in accrued and unpaid bridge loan guarantee fees.

        STAG Predecessor Group is obligated to pay asset management fees to STAG Capital Partners, LLC and STAG Capital Partners III, LLC (collectively the "Manager") in consideration of the Manager's agreement that it shall provide reasonable and customary advisory and asset management services to STAG Predecessor Group. The management fee is payable quarterly in arrears on the first business day of each succeeding calendar quarter. Each quarterly installment of the management fee is equal to 1/4 of one-quarter of one percent (0.0625%) of the aggregate acquisition costs of all investments of STAG Predecessor Group, with the acquisition costs of investments made or

STAG Predecessor Group

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

9. Related-Party Transactions (Continued)

sold during such quarter calculated on a weighted average basis according to the point during the quarter when such investments were made or sold.

        STAG Predecessor Group expensed $449, $449, $600, $610, $213 and $31 in such asset management fees for the nine months ended September 30, 2010 and 2009, the years ended December 31, 2009 and 2008, and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007, respectively. As of September 30, 2010 and December 31, 2009 and 2008, STAG Predecessor Group had $151, $172 and, $172, respectively, in accrued and unpaid asset management fees.

        STAG Predecessor Group is obligated to reimburse certain expenses related to STAG Predecessor Group's operations incurred by the Manager (or its designated Affiliate). STAG Predecessor Group expensed $12, $61, $82, $86, $180 and $0 in legal costs incurred by the Manager for the nine months ended September 30, 2010 and 2009, the years ended December 31, 2009 and 2008, and the periods from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007, respectively.

        STAG Predecessor Group was required to pay acquisition service fees to the Manager upon the acquisition of properties, in an amount of 1% of the Gross Acquisition Price of such property (as defined in the Operating Agreement). No acquisitions were made in 2008 or 2009. STAG Predecessor Group paid $1,693 and $306 in acquisition service fees to the Manager for the period from June 1, 2007 to December 31, 2007 and January 1, 2007 to May 31, 2007, respectively.

10. Subsequent Events

        STAG Predecessor Group has evaluated the events and transactions that have occurred through October 22, 2010 and noted no items requiring adjustment of the financial statements or additional disclosure.

STAG Predecessor Group

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2009

(dollars in thousands)

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

					Costs Capitalized Subsequent to Acquisition and Valuation Provision	Gross Amount Carried at Close of Period 12/31/09
			Initial Cost
						Building and Improvements			Accumulated Depreciation 12/31/09	Year Acquired
Building Address	City/State	Encumbrances	Building	Land			Land	Total
1515 East State Road 8	Albion, IN	9,319	8,245	1,065	—	8,245	1,065	9,310	586	2006
37 Hunt Road	Amesbury, MA	5,239	3,638	1,022	—	3,638	1,022	4,660	293	2007
2111 N. Sandra Street	Appleton, WI	4,608	3,916	495	332	4,249	495	4,744	323	2007
3311 Pinewood Drive	Arlington, TX	2,882	2,455	413	—	2,455	413	2,868	174	2007
365 McClurg Road	Boardman, OH	3,840	3,500	282	283	3,784	282	4,066	213	2007
8401 Southern Blvd	Boardman, OH	2,155	1,990	192	—	1,990	192	2,182	118	2007
818 Mulberry Street	Canton, OH	6,000	5,595	586	51	5,646	586	6,232	767	2007
50501/50371/50271/50900 E. Russell Schmidt	Chesterfield, MI	9,799	8,137	1,449	405	8,542	1,449	9,991	908	2007
1011 Glendale Milford Road	Cincinnati, OH	5,337	5,284	384	14	5,297	384	5,681	454	2007
4646 Needmore Road	Dayton, OH	4,148	3,650	391	—	3,650	391	4,041	403	2007
530 Fentress Boulevard	Daytona Beach, FL	6,047	4,789	1,237	(3,686)	917	1,237	2,154	197	2007
53105 Marina Drive/23590 CR6	Elkhart, IN	4,169	3,877	447	28	3,905	447	4,352	340	2007
6051/2311 North Lee Highway	Fairfield, VA/Lexington, VA	3,357	2,719	354	—	2,719	354	3,073	188	2007
5786 Collett Road	Farmington, NY	5,609	5,342	410	159	5,502	410	5,912	345	2007
One Fuller Way	Great Bend, KS	8,163	7,222	1,065	—	7,222	1,065	8,287	496	2007
900 Brooks Avenue	Holland, MI	5,959	5,235	489	495	5,732	489	6,221	406	2007
414 E. 40th Street	Holland, MI	4,517	4,046	497	—	4,046	497	4,543	300	2007
1102 Chastain Drive/4795 I-55 North	Jackson, MS	4,858	4,068	968	—	4,068	968	5,036	249	2007
165 American Way	Jefferson, NC	3,026	2,875	119	—	2,875	119	2,994	182	2007
19 Mollison Way	Lewiston, ME	5,347	5,515	173	119	5,633	173	5,806	406	2007
243/219 Medford Street	Malden, MA	7,589	6,778	873	—	6,778	873	7,651	448	2007
800 Pennsylvania Avenue	Salem, OH	7,502	7,245	858	—	6,849	858	7,707	442	2006
605 Fourth Street	Mayville, WI	4,821	4,118	547	—	4,118	547	4,665	260	2007
8900 N. 55th Street	Milwaukee, WI	4,597	4,090	456	5	4,095	456	4,551	247	2007
200 West Capitol Drive	Milwaukee, WI	6,177	5,283	1,048	—	5,283	1,048	6,331	457	2007
111/113 Pencader Drive	Newark, DE	4,804	3,957	527	126	4,083	527	4,610	301	2007
3100 West Fairfield Drive	Pensacola, FL	230	206	42	79	285	42	327	15	2007
1301 North Palafox Street	Pensacola, FL	5,283	4,705	282	71	4,776	282	5,058	282	2007
805 North Main Street	Pocatello, ID	3,754	3,472	399	—	3,472	399	3,871	280	2007
1400 Turbine Drive	Rapid City, SD	13,970	11,957	2,306	—	11,957	2,306	14,263	1,124	2007
2550 N. Mays Street	Round Rock, TX	3,847	3,399	444	5	3,403	394	3,797	334	2007
102 Sergeant Square Drive	Sergeant Bluff, IA	13,074	11,675	736	—	11,675	736	12,411	1,012	2007
15 Loveton Circle	Sparks, MD	4,297	3,577	790	—	3,577	790	4,367	267	2007
8950 & 8970 Pershall Road	Hazelwood, MO	7,558	5,822	1,960	—	5,821	1,960	7,781	506	2006

STAG Predecessor Group

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2009 (Continued)

(dollars in thousands)

					Costs Capitalized Subsequent to Acquisition and Valuation Provision	Gross Amount Carried at Close of Period 12/31/09
			Initial Cost
						Building and Improvements			Accumulated Depreciation 12/31/09	Year Acquired
Building Address	City/State	Encumbrances	Building	Land			Land	Total
476 Southridge Industrial Drive	Tavares, FL	6,912	6,340	722	—	6,340	722	7,062	544	2006
7990 Bavaria Road	Twinsburg, OH	7,064	6,497	590	—	6,497	590	7,087	356	2007
300 Spencer Mattingly Lane	Bardstown, KY	2,733	2,399	379	—	2,399	379	2,778	166	2007
1100 Performance Place	Youngstown, OH	3,541	3,400	139	—	3,400	139	3,539	237	2007

Total		212,132	187,018	25,136	(1,514)	184,923	25,086	210,009	14,626

Reconciliation of Real Estate Investments

	2009	2008	2007
Balance at beginning of period	$208,948	$212,688	$32,508
Additions during period
Other acquisitions	—	—	179,644
Improvements, etc.	1,295	384	536
Other additions	—	—	—
Deductions during period
Cost of real estate sold	(50)	—	—
Write-off of tenant improvements	(184)	(396)	—
Asset Impairments	—	(3,728)	—

			—
Balance at close of period	$210,009	$208,948	$212,688

        The unaudited aggregate cost of real estate properties for federal tax purposes as of December 31, 2009 was $225,623.

Reconciliation of Accumulated Depreciation

	2009	2008	2007
Balance at beginning of period	$8,680	$2,395	$0
Additions during period	5,979	6,307	2,395
Depreciation and amortization expense	—	—	—
Other additions	—	—	—
Reductions during period
Disposals	(33)	(22)	—
Other reductions	—	—	—

Balance at close of period	$14,626	$8,680	$2,395

Report of Independent Auditors

The Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying combined statements of revenue and certain expenses (the "Statements") of the STAG Contribution Group for the year ended December 31, 2009 and the periods from July 28, 2008 to December 31, 2008 and December 20, 2007 to July 27, 2008. These Statements are the responsibility of the management of the STAG Contribution Group. Our responsibility is to express an opinion on these Statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and are not intended to be a complete presentation of the STAG Contribution Group's combined revenue and expenses.

        In our opinion, the Statements referred to above present fairly, in all material respects, the combined revenue and certain expenses, as described in note 2, of the STAG Contribution Group for the year ended December 31, 2009 and the periods from July 28, 2008 to December 31, 2008 and December 20, 2007 to July 27, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 2010

STAG Contribution Group

Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

	Ownership I			Ownership II
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	July 28 - December 31, 2008	December 20, 2007 - July 27, 2008
	(Unaudited)
Revenue
Rental income	$9,683	$12,608	$4,240	$3,502
Tenant recoveries	1,026	1,754	803	674

Total revenue	$10,709	$14,362	$5,043	$4,176
Certain expenses
Cost of rental operations	724	927	553	530
Real estate taxes and insurance	853	1,036	420	349

Certain expenses	1,577	1,963	973	879

Revenue in excess of certain expenses	$9,132	$12,399	$4,070	$3,297

The accompanying notes are an integral part to the combined statements of revenue and certain expenses.

STAG Contribution Group

Notes to Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

1. Organization

        STAG Contribution Group (the "Properties"), which are not a legal entity, but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning and operating real estate consisting primarily of industrial properties located throughout the United States. The accompanying combined statements of revenue and certain expenses ("Statements") relates to the operations of the Properties which consist of 23 industrial buildings located in 10 states.

        The Properties are owned by STAG Investments IV, LLC (the "Fund") and STAG GI Investments, LLC ("GI") will be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P. The acquisition of the Properties is expected to occur upon the consummation of the proposed initial public offering.

        Since these properties are being acquired from related parties as part of the initial public offering, these statements have been prepared for the period of ownership by the related parties, which is less than three years. The properties are being combined as they are all under common management for all periods being presented. Certain properties being contributed were initially purchased by a related party and affiliate of the Fund and were subsequently contributed to the Fund. Accordingly, the Statements are presented for two periods, labeled Ownership I and Ownership II. The two periods have been separated by a vertical line on the face of the Statements to highlight the fact that the financial information for such periods has been prepared under two different historical-cost bases of accounting. The accounting policies followed during the Ownership I period in the preparation of the Statements are consistent with those of the Ownership II period and are further described below. The Ownership II period began on December 20, 2007 and ended with the contribution of properties to the Fund on July 28, 2008. The Statements for the ten day period ended December 31, 2007 were negligible and therefore have been combined with the Ownership II 2008 period.

        The properties included as part of STAG Contribution Group were acquired in the following quarters: three properties in the three months ended December 31, 2007; three properties in the three months ended March 31, 2008; one property in the three months ended June 30, 2008; three properties in the three months ended September 30, 2008; one property in the three months ended December 31, 2008; one property in the three months ended March 31, 2009; one property in the three months ended June 30, 2010; and 4 properties in the three months ended September 30, 2010.

2. Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the Properties for the year ended December 31, 2009 and the periods from July 28, 2008 to December 31, 2008 and December 20, 2007 to July 27, 2008, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Properties:

  •
  Depreciation and amortization

  •
  Interest income and expense

STAG Contribution Group

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

2. Significant Accounting Policies (Continued)

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the leases are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $315, $474, $141 and $58 for the nine months ended September 30, 2010 (unaudited), the year ended December 31, 2009, the period from July 28, 2008 to December 31, 2008 and the period from December 20, 2007 to July 27, 2008, respectively. Tenant recoveries represent additional rents from expense reimbursements for insurance, real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred.

        Certain tenants make payments for insurance, real estate taxes and certain other expenses and these costs, which have been assumed by the tenants under the terms of their respective leases, are not reflected in the Properties' financial statements. In instances whereby the tenant has assumed the cost for insurance, real estate taxes, and certain other expenses, no recovery revenue has been reflected in the Statements.

        Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (d)
  Unaudited Interim Combined Statement

        The statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3. Description of Leasing Arrangements

        The Properties are leased to tenants primarily under non-cancelable operating leases which vary in length.

STAG Contribution Group

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

3. Description of Leasing Arrangements (Continued)

        Future minimum base rentals on non-cancelable operating leases as of December 31, 2009, are as follows:

2010	$11,220
2011	10,585
2012	9,274
2013	6,773
2014	6,041

        The above future minimum lease payments exclude tenant reimbursements, amortization of deferred rental revenue and above/below-market lease intangibles. Some leases are subject to termination options. In general, these leases provide for termination payments should the termination options be exercised. The above table is prepared assuming such options are not exercised.

        One tenant, Bank of America, N.A., represented 19% of the total base rental income revenue for the year ended December 31, 2009. The building occupied by this tenant was purchased on November 25, 2008. Bank of America N.A.'s financial information is publicly available.

4. Ground Lease Commitments

        Certain properties are subject to non-cancelable operating ground lease agreements. The ground leases provide for monthly minimum rent and future rent increases. For the nine months ended September 30, 2010 (unaudited), year ended December 31, 2009, the period from July 28, 2008 to December 31, 2008 and the period from December 20, 2007 to July 27, 2008, the Properties expensed ground lease payments under these operating leases in the amount of $85, $110, $47, and $38, respectively.

        The following is a schedule of minimum ground lease payments due over the next five years as of December 31, 2009:

2010	$110
2011	110
2012	110
2013	115
2014	115

5. Commitments and Contingencies

        The Properties are subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Properties revenue and certain operating expenses.

6. Acquisitions

        On May 14, 2010 the Fund acquired a 100% occupied single tenant manufacturing property in Newton, NC for approximately $6,500. Statements of revenue and certain expenses for this property for the period January 1, 2010 to May 13, 2010 and the year ended December 31, 2009, prepared in

STAG Contribution Group

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

6. Acquisitions (Continued)

accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On July 30, 2010, GI acquired a 100% occupied single tenant manufacturing property in O'Fallon, MO. Statements of revenue and certain expenses for this property for the period January 1, 2010 to July 29, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On August 13, 2010, GI acquired a 100% occupied single tenant manufacturing property in Goshen, IN. Statements of revenue and certain expenses for this property for the period January 1, 2010 to August 12, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On September 17, 2010, GI acquired a 100% occupied single tenant industrial property in Charlotte, NC. Statements of revenue and certain expenses for this property for the period January 1, 2010 to September 16, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On September 30, 2010, GI acquired a 100% occupied single tenant industrial property in Charlotte, NC. Statements of revenue and certain expenses for this property for the period January 1, 2010 to September 29, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

7. Subsequent Events

        STAG Contribution Group has evaluated the events and transactions that have occurred through October 22, 2010, the date which the Statements were available to be issued, and noted no additional items requiring adjustment to the Statements or additional disclosure with the exception of the items discussed below.

        On October 12, 2010, GI acquired the Madison Property, a single tenant industrial property located in Madison, TN. Statements of revenue and certain expenses for this property for the period January 1, 2010 to September 30, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On October 15, 2010, GI acquired the Walker Property, a single tenant industrial property located in Walker, MI. Statements of revenue and certain expenses for this property for the period January 1, 2010 to September 30, 2010 and the year ended December 31, 2009, prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, are included elsewhere in this prospectus.

        On October 18, 2010 an agreement was reached with one tenant to terminate its lease agreement. In accordance with the terms of the termination agreement, the tenant is required to pay a $479 lease termination fee. The terminated lease was originally set to expire on December 31, 2011. A new lease for the space has been executed with an unaffiliated tenant.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Newton Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 2010

Newton Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Period from January 1, 2010 to May 13, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental income	$247	$658
Tenant recoveries	2	4

Total revenue	249	662
Certain expenses
Real estate taxes and insurance	2	4

Certain expenses	2	4

Revenue in excess of certain expenses	$247	$658

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Newton Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Newton Property (the "Property"), is a single tenant industrial property located in Newton, NC. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to May 14, 2010, the Property was owned by an unaffiliated third party. On May 14, 2010, the Property was acquired by STAG IV Newton, LLC ("STAG IV") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P. The operating results of this property from May 14, 2010 to September 30, 2010 are included in STAG Contribution Group.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $1 for the period from January 1, 2010 to May 13, 2010 (unaudited), and decreased revenue by approximately $3 for the year ended December 31, 2009. Tenant recoveries represent additional rents from expense reimbursements for insurance are recognized in the period in which the related expenses are incurred.

        The tenant makes payments for certain other expenses and these costs, which have been assumed by the tenant under the terms of their respective lease, are not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Newton Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the period from January 1, 2010 to May 13, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of December 31, 2016.

        Future minimum base rentals on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$662
2011	662
2012	662
2013	662
2014	662

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below -market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010, the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Charlotte Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Charlotte Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Period from January 1, 2010 to September 16, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$1,526	$2,178
Tenant recoveries	143	207

Total revenue	1,669	2,385
Certain expenses
Property	88	125
Real estate taxes and insurance	108	156

Certain expenses	196	281

Revenue in excess of certain expenses	$1,473	$2,104

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Charlotte Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Charlotte Property (the "Property"), is a single tenant industrial property located in Charlotte, NC. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to September 17, 2010, the Property was owned by an unaffiliated third party. On September 17, 2010, the Property was acquired by STAG GI Charlotte, LLC ("GI") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, is not representative of the actual results of operations of the Property for the year ended December 31, 2009, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $181 and $170 for the period from January 1, 2010 to September 16, 2010 (unaudited), and the year ended December 31, 2009, respectively. Tenant recoveries representing additional rents from expense reimbursements for real estate taxes, insurance and other expenditures are recognized in the period in which the related expenses are incurred.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Charlotte Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the period from January 1, 2010 to September 16, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of April 30, 2019.

        Future minimum base rentals on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$1,890
2011	1,890
2012	2,004
2013	2,102
2014	2,165

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Goshen Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Goshen Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Period from January 1, 2010 to August 12, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$695	$1,132
Tenant recoveries	144	233

Total revenue	839	1,365
Certain expenses
Real estate taxes and insurance	144	233

Certain expenses	144	233

Revenue in excess of certain expenses	$695	$1,132

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Goshen Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Goshen Property (the "Property"), is a single tenant industrial property located in Goshen, IN. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to August 13, 2010, the Property was owned by an unaffiliated third party. On August 13, 2010, the Property was acquired by STAG GI Goshen, LLC ("GI") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. Tenant recoveries representing additional rents from expense reimbursements for real estate taxes and insurance are recognized in the period in which the related expenses are incurred.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the period from January 1, 2010 to August 12, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Goshen Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of June 30, 2022.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$1,146
2011	1,156
2012	1,156
2013	1,156
2014	1,156

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the O'Fallon Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

O'Fallon Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Period from January 1, 2010 to July 29, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$314	$540
Tenant recoveries	—	34

Total revenue	314	574
Certain expenses
Property	4	29
Real estate taxes and insurance	—	34

Certain expenses	4	63

Revenue in excess of certain expenses	$310	$511

The accompanying notes are an integral part to the statements of revenue and certain expenses.

O'Fallon Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The O'Fallon property (the "Property"), is a single tenant industrial property located in O'Fallon, MO. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to July 30, 2010, the Property was owned by an unaffiliated third party. On July 30, 2010, the Property was acquired by STAG GI O'Fallon, LLC ("GI") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the leases are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $22 and $22 for the period from January 1, 2010 to July 29, 2010 (unaudited), and the year ended December 31, 2009, respectively. Tenant recoveries represent additional rents from expense reimbursements for insurance and real estate taxes are recognized in the period in which the related expenses are incurred.

        The tenant makes payments for certain other expenses and these costs, which have been assumed by the tenant under the terms of their respective lease, are not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

O'Fallon Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the period from January 1, 2010 to July 29, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of June 30, 2016.

        Future minimum base rentals on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$501
2011	523
2012	539
2013	552
2014	562

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders of
STAG Industrial, Inc.:

        We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of the Piscataway and Lopatcong Properties (the "Properties") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 2, of the Properties for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Piscataway & Lopatcong Properties
Combined Statements of Revenue and Certain Expenses
(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$1,289	$1,718

Total revenue	1,289	1,718
Certain expenses
Certain expenses	—	—

Revenue in excess of certain expenses	$1,289	$1,718

The accompanying notes are an integral part to the combined statements of revenue and certain expenses.

Piscataway & Lopatcong Properties

Notes to Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Piscataway and Lopatcong Properties (the "Properties"), are single tenant industrial properties located in Piscataway, NJ and Lopatcong, NJ, respectively. The accompanying combined statements of revenue and certain expenses ("Statements") relate to the operations of the Properties.

        For the periods presented in the Statements the Properties were under common management and owned by an unaffiliated third party. Therefore they are being presented on a combined basis. The acquisition of the Properties by STAG GI Piscataway, LLC ("GI") is considered probable. The Properties are intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Properties, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Properties:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The tenant makes payments for certain expenses and costs, which have been assumed by the tenant under the terms of their respective lease, and is not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (d)
  Unaudited Interim Statement

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments

Piscataway & Lopatcong Properties

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Properties are leased to two tenants under non-cancelable operating leases which have an expiration date of May 30, 2017.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$1,718
2011	1,718
2012	1,718
2013	1,718
2014	1,718

        The above future minimum lease payments exclude amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Properties are subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Properties' revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Charlotte II Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Charlotte II Property

Statements of Revenue and Certain Expenses

(dollars in thousands)

	Period from January 1, 2010 to September 29, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$1,635	$2,180
Tenant recoveries	256	339

Total revenue	1,891	2,519
Certain expenses
Real estate taxes and insurance	176	233
Property	80	107

Certain expenses	256	340

Revenue in excess of certain expenses	$1,635	$2,179

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Charlotte II Property

Notes to Statements of Revenue and Certain Expenses

(Dollars in thousands)

(1) Organization

        The Charlotte II Property (the "Property"), is a single tenant industrial property located in Charlotte, NC. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to September 30, 2010, the Property was owned by an unaffiliated third party. On September 30, 2010, the Property was acquired by STAG GI Charlotte II, LLC ("GI") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment decreased revenue by approximately $42 and $5 for the period from January 1, 2010 to September 29, 2010 (unaudited), and the year ended December 31, 2009, respectively. Tenant recoveries representing additional rents from expense reimbursements for real estate taxes, insurance and other expenses are recognized in the period in which the related expenses are incurred.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statement in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Charlotte II Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(Dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)

  (d) Unaudited Interim Statement

        The statement of revenue and certain expenses for the period from January 1, 2010 to September 29, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of March 31, 2017.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$2,240
2011	2,290
2012	2,342
2013	2,395
2014	2,449

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Madison Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Madison Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$871	$1,161

Total revenue	871	1,161
Certain expenses
Certain expenses	—	—

Revenue in excess of certain expenses	$871	$1,161

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Madison Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Madison Property (the "Property"), is a single tenant industrial property located in Madison, TN. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        For the periods presented in the Statements the Property was owned by an unaffiliated third party. The acquisition of the Property by STAG GI Madison, LLC ("GI") is considered probable. The Property is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
     Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $23 and $31 for the nine months ended September 30, 2010 (unaudited), and the year ended December 31, 2009, respectively.

        The tenant makes payments for certain expenses and costs, which have been assumed by the tenant under the terms of their respective lease, and are not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Madison Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of December 22, 2014.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$1,130
2011	1,151
2012	1,172
2013	1,172
2014	1,186

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Streetsboro Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Streetsboro Property
Statements of Revenue and Certain Expenses
(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$884	$1,345

Total revenue	884	1,345
Certain expenses
Property	—	3

Certain expenses	—	3

Revenue in excess of certain expenses	$884	$1,342

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Streetsboro Property

Notes to Statements of Revenue and Certain Expenses

(Dollars in thousands)

(1) Organization

        The Streetsboro Property (the "Property"), is a single tenant industrial property located in Streetsboro, OH. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        For the periods presented in the Statements the Property was owned by an unaffiliated third party. The acquisition of the Property by STAG GI Streetsboro, LLC ("GI") is considered probable. The Property is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment decreased revenue by approximately $2 and $117 for the nine months ended September 30, 2010 (unaudited) and the year ended December 31, 2009, respectively.

        The tenant makes payments for certain expenses and costs, which have been assumed by the tenant under the terms of their respective lease, and are not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Streetsboro Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(Dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of December 31, 2014.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$1,181
2011	1,199
2012	1,216
2013	1,236
2014	1,253

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of the Rogers and Vonore Properties (the "Properties") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 2, of the Properties for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Rogers & Vonore Properties
Combined Statements of Revenue and Certain Expenses
(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$2,217	$2,956

Total revenue	2,217	2,956
Certain expenses
Certain expenses	—	—

Revenue in excess of certain expenses	$2,217	$2,956

The accompanying notes are an integral part to the combined statements of revenue and certain expenses.

Rogers & Vonore Properties

Notes to Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Rogers and Vonore Properties (the "Properties"), are single tenant industrial properties located in Rogers, MN and Vonore, TN, respectively. The accompanying combined statements of revenue and certain expenses ("Statements") relate to the operations of the Properties.

        For the periods presented in the Statements, the Properties were under common management and owned by an unaffiliated third party. Therefore, their results are being presented on a combined basis. The acquisition of the Properties by STAG GI Rogers, LLC ("GI1") and STAG GI Vonore, LLC ("GI2") is considered probable. The Properties are intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Properties, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Properties:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment decreased revenue by approximately $41 and $145 for the nine months ended September 30, 2010 (unaudited), and the year ended December 31, 2009, respectively. The tenant makes payments for certain expenses and costs, which have been assumed by the tenant under the terms of their respective lease, and are not reflected in the Statements.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Rogers & Vonore Properties

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the combined statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Properties are leased to two tenants under non-cancelable operating leases which have expiration dates of June 30, 2014 and October 14, 2016, respectively.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$3,011
2011	3,061
2012	3,361
2013	3,426
2014	2,635

        The above future minimum lease payments exclude amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Properties are subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Properties' revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying combined statement of revenue and certain expenses (the "Statement") of the Salem Properties (the "Properties") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Properties' revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 2, of the Properties for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Salem Properties

Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$635	$811
Tenant recoveries	120	166

Total revenue	755	977
Certain expenses
Property	11	20
Real estate taxes and insurance	113	151

Certain expenses	124	171

Revenue in excess of certain expenses	$631	$806

The accompanying notes are an integral part to the combined statements of revenue and certain expenses.

Salem Properties

Notes to Combined Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Salem Properties (the "Properties") are two industrial properties located in Salem, OR. The accompanying combined statements of revenue and certain expenses ("Statements") relate to the operations of the Properties.

        For the periods presented in the Statements, the Properties were under common management and owned by an unaffiliated third party. Therefore, their results are being presented on a combined basis. The acquisition of the Properties by STAG GI Salem, LLC ("GI") is considered probable. The Properties are intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Properties, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Properties:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment increased revenue by approximately $20 for the nine months ended September 30, 2010 (unaudited); and decreased revenue by approximately $30 for the year ended December 31, 2009. Tenant recoveries representing additional rents from expense reimbursements for real estate taxes, insurance and other operating expenses are recognized in the period in which the related expenses are incurred.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Salem Properties

Notes to Combined Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(2) Significant Accounting Policies (Continued)

  (d)
  Unaudited Interim Statement

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3) Description of Leasing Arrangements

        The Properties are leased to three tenants under non-cancelable operating leases which have expiration dates of March 31, 2012, February 28, 2014 and December 31, 2014, respectively.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$830
2011	846
2012	736
2013	710
2014	582

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Properties are subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Properties' revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

Report of Independent Auditors

To the Shareholders
of STAG Industrial, Inc.:

        We have audited the accompanying statement of revenue and certain expenses (the "Statement") of the Walker Property (the "Property") for the year ended December 31, 2009. This Statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-11 of STAG Industrial, Inc.), as described in note 2 and is not intended to be a complete presentation of the Property's revenue and expenses.

        In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 2, of the Property for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2010

Walker Property

Statements of Revenue and Certain Expenses

(dollars in thousands)

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue
Rental revenue	$534	$787
Tenant recoveries	156	196

Total revenue	690	983
Certain expenses
Property	58	69
Real estate taxes and insurance	98	132

Certain expenses	156	201

Revenue in excess of certain expenses	$534	$782

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Walker Property

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

        The Walker Property(the "Property"), is a single tenant industrial property located in Walker, MI. The accompanying statements of revenue and certain expenses ("Statements") relate to the operations of the Property.

        Prior to October 15, 2010, the Property was owned by an unaffiliated third party. On October 15, 2010, the Property was acquired by STAG GI Walker, LLC ("GI") and is intended to be contributed to STAG Industrial Operating Partnership, L.P. in connection with the proposed initial public offering of STAG Industrial, Inc., the majority owner of STAG Industrial Operating Partnership, L.P.

(2) Significant Accounting Policies

  (a)
  Basis of Presentation

        The accompanying Statements relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Property, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Property:

  •
  Depreciation and amortization

  •
  Interest income and expense

  •
  Amortization of above and below market leases

  •
  Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Property.

  (b)
  Revenue Recognition

        Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the lease are charged or credited, as applicable, to accrued rental revenue. The impact of the straight-line rent adjustment decreased revenue by approximately $34 and $56 for the nine months ended September 30, 2010 (unaudited), and the year ended December 31, 2009, respectively. Tenant recoveries representing additional rents from expense reimbursements for real estate taxes, insurance and other operating expenses are recognized in the period in which the related expenses are incurred.

  (c)
  Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period in preparing the Statement in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (d)
  Unaudited Interim Statement

        The statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Walker Property

Notes to Statements of Revenue and Certain Expenses (Continued)

(dollars in thousands)

(3) Description of Leasing Arrangements

        The Property is leased to one tenant under a non-cancelable operating lease which has an expiration date of August 31, 2017.

        Future minimum base rentals over the next five years on non-cancelable operating leases at December 31, 2009, are as follows:

2010	$744
2011	704
2012	704
2013	704
2014	704

        The above future minimum lease payments exclude tenant reimbursements, amortization of accrued rental revenue and above/below-market lease intangibles.

(4) Commitments and Contingencies

        The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property's revenue and certain operating expenses.

(5) Subsequent Events

        Management has evaluated the events and transactions that have occurred through October 22, 2010 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

        Until            , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

13,000,000 Shares

Common Stock

P R O S P E C T U S

BofA Merrill Lynch

J.P. Morgan

UBS Investment Bank

                                                 , 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC registration fee		$21,390
FINRA filing fee		30,500
NYSE fee		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 32.   Sales to Special Parties.

        See response to Item 33 below.

Item 33.    Recent Sales of Unregistered Securities.

        On July 21, 2010, we issued 100 shares of common stock to Benjamin S. Butcher in exchange for $2,000 in cash as its initial capitalization. On July 26, 2010, we issued 10 shares of common stock to Kathryn Arnone in exchange for $200 in cash. We will repurchase these shares at cost upon completion of this offering. Such issuances were exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

        In connection with the formation transactions, 6,109,794 common units of limited partnership in our operating partnership with an aggregate value of $       million, assuming a price per share or unit at the mid-point of the range set forth on the cover page of the prospectus that forms a part of this registration statement, will be issued to certain persons transferring interests in our historical predecessor companies to us in consideration of such transfer. All such persons had a substantive, pre-existing relationship with us. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. Each such person is a holder of an interest in our predecessor business and we have dealt with such persons throughout the tenure of such person's ownership of interests in our predecessor business. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act in which no general solicitation was undertaken. All such persons were provided with and had access to information about the issuer of these securities including business objectives and historical property and financial information.

        Upon the completion of this offering, we are granting an aggregate of 274,219 LTIP units that will be issued to our executive officers and directors under our equity incentive plan. All such persons had a substantive, pre-existing relationship with us. The issuance of such LTIP units will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act in which no general solicitation was undertaken. All such persons were provided with and had access to information about the issuer of these securities including business objectives and historical property and financial information.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We will enter into indemnification agreements with our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law.

        The indemnification agreements will provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or other services; or

  •
  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

        The indemnification agreements will also provide that upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

  •
  the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, executive officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by or on behalf of the indemnitee to repay the portion of any expenses advanced to the indemnitee relating to claims, issues or matters in a proceeding if it is ultimately established that the standard of conduct was not met.

        The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

        In addition to the maximum extent permitted by law, our 2011 Equity Incentive Plan provides the members of our board of directors with limited liability with respect to actions taken or decisions made in good faith relating to the plan and indemnification in connection with their activities under the plan.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds From Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

        (b)   Exhibit. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Articles of Amendment and Restatement of STAG Industrial, Inc.**
3.2	Form of Bylaws of STAG Industrial, Inc.**
4.1	Form of Common Stock Certificate of STAG Industrial, Inc.**
5.1	Opinion of DLA Piper LLP (US) relating to the legality of the securities being registered (including consent of such firm)*
8.1	Opinion of DLA Piper LLP (US) regarding tax matters (including consent of such firm)*
10.1	Form of Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership, L.P.**
10.2	2011 Equity Incentive Plan**†
10.3	Form of LTIP Unit Agreement**†
10.4	Form of Employment Agreement with Mr. Butcher*†

Exhibit Number	Description
10.5	Form of Employment Agreement with Mr. Sullivan*†
10.6	Form of Employment Agreement with Mr. Mecke*†
10.7	Form of Employment Agreement with Ms. Arnone*†
10.8	Form of Employment Agreement with Mr. King*†
10.9	Form of Indemnification Agreement between STAG Industrial, Inc. and its directors and officers*
10.10	Form of Registration Rights Agreement**
10.11	Form of Voting Agreement**
10.12	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments III, LLC*
10.13	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments IV, LLC*
10.14	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., Net Lease Aggregation Funds, LLC, Innovative Promotions LLC, Gregory W. Sullivan and Roseview Capital Partners LLC*
10.15	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., BSB STAG III, LLC, STAG III Employees, LLC, Benjamin S. Butcher, NED STAG III Residual LLC, Gregory W. Sullivan and Roseview Capital Partners LLC*
10.16	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P. and STAG GI Investments, LLC*
10.17	Purchase Option Agreement by STAG Investments III, LLC in favor of STAG Industrial Operating Partnership, L.P.**
10.18	Loan Agreement dated as of August 11, 2006 by and among affiliates of STAG Investments III, LLC, Anglo Irish Bank Corporation Limited and certain other lenders party thereto, as amended by that certain Joinder to Loan Agreement, Modification to Senior Loan Agreement and Third Modification to Bridge Loan Agreement dated December 20, 2007, as amended by that certain Joinder to Loan Agreement, Second Modification to Senior Loan Agreement and Fourth Modification to Bridge Loan Agreement dated February 12, 2008, as amended by that certain Third Modification to Senior Loan Agreement, Eight Modification to Bridge Loan Agreement and Agreement to Release Properties dated July 28, 2008, as further amended by that certain Fourth Modification to Senior Loan Agreement dated as of January 31, 2009**
10.19	Master Loan Agreement, dated as of July 9, 2010, by and among STAG GI Investments Holdings, LLC and Connecticut General Life Insurance Company**
10.20	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager II, LLC**
10.21	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager III, LLC**
10.22	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager IV, LLC**
21.1	Subsidiaries of STAG Industrial, Inc.**

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibits 5.1 and 8.1)*
23.3	Consent of CB Richard Ellis—Econometric Advisors**
99.1	Consent of F. Alexander Fraser**
99.2	Consent of Jeffrey D. Furber**
99.3	Consent of Larry T. Guillemette**
99.4	Consent of Francis X. Jacoby III**
99.5	Consent of Edward F. Lange, Jr.**
99.6	Consent of Hans S. Weger**

*
To be filed by amendment

**
Previously filed.

†
Compensatory plan or arrangement.

Item 37.   Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

    (i)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 28th day of January, 2011.

STAG Industrial, Inc.
By:	/s/ BENJAMIN S. BUTCHER
Name:	Benjamin S. Butcher
Title:	Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BENJAMIN S. BUTCHER Name: Benjamin S. Butcher	Chairman, Chief Executive Officer and President	January 28, 2011
/s/ GREGORY W. SULLIVAN Name: Gregory W. Sullivan	Chief Financial Officer, Executive Vice President and Treasurer (principal financial and accounting officer)	January 28, 2011

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Articles of Amendment and Restatement of STAG Industrial, Inc.**
3.2	Form of Bylaws of STAG Industrial, Inc.**
4.1	Form of Common Stock Certificate of STAG Industrial, Inc.**
5.1	Opinion of DLA Piper LLP (US) relating to the legality of the securities being registered (including consent of such firm)*
8.1	Opinion of DLA Piper LLP (US) regarding tax matters (including consent of such firm)*
10.1	Form of Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership, L.P.**
10.2	2011 Equity Incentive Plan**†
10.3	Form of LTIP Unit Agreement**†
10.4	Form of Employment Agreement with Mr. Butcher*†
10.5	Form of Employment Agreement with Mr. Sullivan*†
10.6	Form of Employment Agreement with Mr. Mecke*†
10.7	Form of Employment Agreement with Ms. Arnone*†
10.8	Form of Employment Agreement with Mr. King*†
10.9	Form of Indemnification Agreement between STAG Industrial, Inc. and its directors and officers*
10.10	Form of Registration Rights Agreement**
10.11	Form of Voting Agreement**
10.12	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments III, LLC*
10.13	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments IV, LLC*
10.14
Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., Net Lease Aggregation Funds, LLC, Innovative Promotions LLC, Gregory W. Sullivan and Roseview Capital Partners LLC*
10.15
Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., BSB STAG III, LLC, STAG III Employees, LLC, Benjamin S. Butcher, NED STAG III Residual LLC, Gregory W. Sullivan and Roseview Capital Partners LLC*
10.16	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P. and STAG GI Investments, LLC*
10.17	Purchase Option Agreement by STAG Investments III, LLC in favor of STAG Industrial Operating Partnership, L.P.**

Exhibit Number	Description
10.18	Loan Agreement dated as of August 11, 2006 by and among affiliates of STAG Investments III, LLC, Anglo Irish Bank Corporation Limited and certain other lenders party thereto, as amended by that certain Joinder to Loan Agreement, Modification to Senior Loan Agreement and Third Modification to Bridge Loan Agreement dated December 20, 2007, as amended by that certain Joinder to Loan Agreement, Second Modification to Senior Loan Agreement and Fourth Modification to Bridge Loan Agreement dated February 12, 2008, as amended by that certain Third Modification to Senior Loan Agreement, Eight Modification to Bridge Loan Agreement and Agreement to Release Properties dated July 28, 2008, as further amended by that certain Fourth Modification to Senior Loan Agreement dated as of January 31, 2009**
10.19	Master Loan Agreement, dated as of July 9, 2010, by and among STAG GI Investments Holdings, LLC and Connecticut General Life Insurance Company**
10.20	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager II, LLC**
10.21	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager III, LLC**
10.22	Form of Services Agreement between STAG Industrial Management LLC and STAG Manager, LLC**
21.1	Subsidiaries of STAG Industrial, Inc.**
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of DLA Piper LLP (US) (included in Exhibits 5.1 and 8.1)*
23.3	Consent of CB Richard Ellis—Econometric Advisors**
99.1	Consent of F. Alexander Fraser**
99.2	Consent of Jeffrey D. Furber**
99.3	Consent of Larry T. Guillemette**
99.4	Consent of Francis X. Jacoby III**
99.5	Consent of Edward F. Lange, Jr.**
99.6	Consent of Hans S. Weger**

*
To be filed by amendment.

**
Previously filed.

†
Compensatory plan or arrangement.